Filed pursuant to Rule 424(b)(3)
Registration No. 333-277589

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF

FERGUSON PLC (A JERSEY INCORPORATED COMPANY)

PROSPECTUS FOR

203,100,000 SHARES OF COMMON STOCK OF FERGUSON ENTERPRISES INC. (A DELAWARE CORPORATION) TO BE ISSUED IN A HOLDING COMPANY REORGANIZATION OF FERGUSON PLC (A JERSEY INCORPORATED COMPANY)

The board of directors (the “Ferguson Board”) of Ferguson plc, a public company limited by shares incorporated in Jersey, unanimously approved the merger (the “Merger”) of Ferguson (Jersey) 2 Limited (“Merger Sub”), a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of Ferguson Enterprises Inc., a Delaware corporation (“New TopCo”), with and into Ferguson plc, with Ferguson plc surviving the Merger as a direct, wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist, at 12:01 a.m. Eastern Time (5:01 a.m. U.K. Time) on August 1, 2024 (the “Effective Time”) and on the terms of and subject to the conditions of the Merger Agreement, dated as of February 29, 2024, by and among New TopCo, Merger Sub and Ferguson plc (as it may be amended from time to time, the “Merger Agreement”) which contains, among other things, the terms and means of effecting a proposed merger of Ferguson plc and Merger Sub under Part 18B (Mergers) of the Companies (Jersey) Law 1991 (as amended, modified, or re-enacted from time to time, the “Jersey Companies Law”), as more fully described elsewhere in this proxy statement/prospectus. Following completion of the transactions contemplated by the Merger Agreement, which are subject to the satisfaction of several conditions, including the approval by Ferguson Shareholders (as defined below) of the Merger Agreement at the extraordinary general meeting of Ferguson plc that will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time), on May 30, 2024, at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, United Kingdom (the “Special Meeting”), New TopCo will be Ferguson plc’s parent company. If the transactions contemplated by the Merger Agreement are consummated, Ferguson Shareholders will become stockholders of New TopCo pursuant to the terms and conditions discussed in greater detail in this proxy statement/prospectus.

On the terms of, subject to the conditions of and/or in connection with the Merger Agreement at the Effective Time (as defined below), (i) each ordinary share, par value 10 pence per share, of Ferguson plc (collectively, the “Ferguson Shares” and each a, “Ferguson Share”) that is issued and outstanding at the Merger Record Time (as defined below) will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of common stock, par value $0.0001 per share, of New TopCo (the “New TopCo Common Stock”) to each Ferguson Shareholder on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time and (ii) each U.K. DI (as defined below) representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI (as defined below) representing one share of New TopCo Common Stock will be issued through CREST (as defined below) by the Depositary (as defined below) as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time. All Ferguson Shares held in treasury will be cancelled as a result of the Merger.

The Ferguson Shares are currently listed on the New York Stock Exchange (the “NYSE”) and the London Stock Exchange (the “LSE”) under the symbol “FERG.” On January 17, 2024, the last trading day before Ferguson publicly disclosed its intention to pursue the Merger, the closing price of the Ferguson Shares on the NYSE and LSE was $184.65 and £146.40 per share, respectively. On April 2, 2024, the last practicable date before the mailing date of this proxy statement/prospectus, the closing price of the Ferguson Shares on the NYSE and LSE was $216.89 and £172.50 per share, respectively. Upon completion of the Merger, the shares of New TopCo Common Stock are expected to be listed on the NYSE and LSE under the symbol “FERG.” The New TopCo Common Stock will be the only outstanding class of stock of New TopCo upon the consummation of the Merger.

This proxy statement/prospectus provides Ferguson Shareholders with detailed information about the proposed Merger and other matters to be considered at the Special Meeting of Ferguson plc. We encourage you to read this entire document carefully and in its entirety, including the annexes attached hereto and the other documents referred to herein. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 7 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated April 18, 2024,

and is first being mailed to Ferguson Shareholders on or about April 18, 2024.

FERGUSON PLC

1020 Eskdale Road, Winnersh Triangle, Wokingham

Berkshire, RG41 5TS, United Kingdom

Dear fellow shareholders,

On behalf of Ferguson plc, it is my pleasure to invite you to an extraordinary general meeting (the “Special Meeting”) of the shareholders of Ferguson plc. The Special Meeting will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time), on May 30, 2024, at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, United Kingdom.

Since 2019, our board of directors (the “Ferguson Board”) has considered North America to be the best long-term location for Ferguson plc and has worked methodically and transparently with shareholders on this transformative journey, creating an additional listing on the New York Stock Exchange (the “NYSE”) in 2021, and then moving Ferguson plc’s primary listing from London to New York in 2022. During this period, approximately two-thirds of Ferguson plc’s shareholder base has become American and Ferguson plc has been considered a U.S. domestic issuer under the applicable Securities and Exchange Commission rules since August 1, 2023.

At the Special Meeting, you will be asked to vote on a transaction that would result in a corporate reorganization, where Ferguson plc would become a direct, wholly owned subsidiary of a Delaware corporation, Ferguson Enterprises Inc. The transaction would entail the merger of Ferguson (Jersey) 2 Limited (a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of Ferguson Enterprises Inc.), with and into Ferguson plc under Part 18B (Mergers) of the Jersey Companies Law (the “Merger”). Following completion of the Merger, Ferguson Enterprises Inc. will be Ferguson plc’s parent company. If the Merger is consummated, you will become stockholders of Ferguson Enterprises Inc. pursuant to the terms and conditions discussed in greater detail in the accompanying materials.

The below abbreviated organizational charts depict Ferguson’s current structure, with the arrow depicting the Merger, and the intended structure following the consummation of the Merger:

We believe the Merger is the next natural step in our journey, which will better align our headquarters and governance with our operations and leadership and will simplify our corporate governance requirements. Moreover, the Ferguson Board does not foresee any material downsides to making this change.

The accompanying materials describe the Merger in greater detail, including the legal procedures necessary to effect the Merger. For our shareholders, if the Merger is consummated, the key change would be that they will no longer hold shares of Ferguson plc, a public limited company formed in Jersey that is subject to Jersey law and the requirements of its organizational documents, but will instead hold common stock of Ferguson Enterprises Inc., a public corporation incorporated in Delaware that is subject to Delaware law and the requirements of its organizational documents that are more fully described in the accompanying materials. As with the Ferguson Shares, the shares of common stock of Ferguson Enterprises Inc. are expected to be listed on both the NYSE and the LSE.

The Ferguson Board appreciates the input of all shareholders. Representatives from Ferguson plc will be available at the Special Meeting to answer any questions you may have. Whether or not you are able to attend the Special Meeting, I urge you to promptly cast your vote on this important matter by following the instructions in the accompanying materials.

Your vote is very important. The Merger cannot be completed without satisfying certain conditions, the most important of which is the approval of the Merger Agreement by at least two-thirds (66 2/3%) of the total number of votes cast at the Special Meeting, pursuant to which the Merger will be effected.

I appreciate your attention to this proposal and your continued support of our company.

Sincerely,

Geoff Drabble
Chairman of the Board

FERGUSON PLC

1020 Eskdale Road, Winnersh Triangle, Wokingham

Berkshire, RG41 5TS, United Kingdom

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON MAY 30, 2024

TO THE SHAREHOLDERS OF FERGUSON PLC (“Ferguson Shareholders”):

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (“Special Meeting”) of Ferguson plc, a public company limited by shares incorporated in Jersey (“Ferguson”), will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time), on May 30, 2024, at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, United Kingdom. You are cordially invited to attend the Special Meeting, which will be held to consider and, if thought fit, to pass the following resolutions as ordinary and special resolutions of Ferguson (as the case may be, as indicated below):

SPECIAL RESOLUTION:

Proposal 1. The Merger Proposal (“Merger Proposal,” and together with the Advisory Organizational Documents Proposals (as defined below), collectively or as a subset thereof, as applicable, the “Proposals”)

RESOLVED, that the merger agreement entered into by and among Ferguson Enterprises Inc., a newly incorporated corporation under the laws of Delaware, Ferguson (Jersey) 2 Limited, a newly formed Jersey incorporated private limited company and Ferguson plc (as it may be amended from time to time, the “Merger Agreement”) and that states, among other things, the terms and means of effecting a merger (the “Merger”) of Ferguson (Jersey) 2 Limited and Ferguson plc under Part 18B (Mergers) of the Companies (Jersey) Law 1991 (as amended, modified, or re-enacted from time to time, the “Jersey Companies Law”) be hereby approved for all purposes, including (without limitation) for the purposes of Article 127F(1) of the Jersey Companies Law and the directors of Ferguson plc (or a duly authorized committee thereof) be and are authorized to take all such action as they may consider necessary or desirable for the implementation of the Merger pursuant to the terms and subject to the conditions contained in the Merger Agreement.

ORDINARY RESOLUTIONS:

Advisory Organizational Documents Proposal 2.A (“Advisory Organizational Documents Proposal 2.A”)

RESOLVED, that, on an advisory basis, (i) the proposed amended and restated certificate of incorporation (as amended from time to time, the “New TopCo Proposed Certificate of Incorporation”) of Ferguson Enterprises Inc. (“New TopCo”), once adopted, may be amended, altered or repealed in the manner prescribed by the Delaware General Corporation Law, as in effect from time to time and (ii) the proposed amended and restated bylaws of New TopCo, once adopted, may be amended, altered or repealed from time to time by the stockholders of New TopCo by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, and such additional vote as may be required by the New TopCo Proposed Certificate of Incorporation.

Advisory Organizational Documents Proposal 2.B (“Advisory Organizational Documents Proposal 2.B”)

RESOLVED, that, on an advisory basis, the proposed amended and restated bylaws of Ferguson Enterprises Inc. (“New TopCo”), once adopted, may be amended, altered or repealed from time to time by the board of directors of New TopCo without seeking any approval by the New TopCo stockholders, in accordance with the Delaware General Corporation Law, as in effect from time to time.

Advisory Organizational Documents Proposal 2.C (“Advisory Organizational Documents Proposal 2.C”)

RESOLVED, that, on an advisory basis, provisions in the proposed amended and restated bylaws of Ferguson Enterprises Inc. (“New TopCo”) and the proposed amended and restated certificate of incorporation of New TopCo that provide that all vacancies on the New TopCo board of directors be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, and not by the stockholders, be, and hereby are, authorized.

Advisory Organizational Documents Proposal 2.D (“Advisory Organizational Documents Proposal 2.D”)

RESOLVED, that, on an advisory basis, provisions in the proposed amended and restated bylaws of Ferguson Enterprises Inc. (“New TopCo”) relating to the right of New TopCo stockholders to request a special meeting of New TopCo stockholders be, and are hereby, authorized.

Advisory Organizational Documents Proposal 2.E (“Advisory Organizational Documents Proposal 2.E”)

RESOLVED, that, on an advisory basis, the provisions in the proposed amended and restated certificate of incorporation of Ferguson Enterprises Inc. (“New TopCo”) limiting personal liability for New TopCo directors and certain officers for monetary damages for breach of fiduciary duty as a director or as an officer to the fullest extent permitted under the Delaware General Corporation Law, as in effect from time to time, be, and are hereby, authorized.

Advisory Organizational Documents Proposal 2.F (“Advisory Organizational Documents Proposal 2.F”)

RESOLVED, that, on an advisory basis, the exclusive forum provisions in the proposed amended and restated certificate of incorporation of Ferguson Enterprises Inc. be, and are hereby, authorized.

Advisory Organizational Documents Proposal 2.G (“Advisory Organizational Documents Proposal 2.G”)

RESOLVED, that, on an advisory basis, the board of directors (the “New TopCo Board”) of Ferguson Enterprises Inc. (“New TopCo”) be, and is hereby, authorized to issue up to 100,000 shares of preferred stock of New TopCo, par value $0.0001 per share, in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New TopCo Board and as may be permitted by the Delaware General Corporation Law, as in effect from time to time.

Advisory Organizational Documents Proposal 2.H (“Advisory Organizational Documents Proposal 2.H” and together with Advisory Organizational Documents Proposal 2.A through 2.G, the “Advisory Organizational Documents Proposals”)

RESOLVED, that, on an advisory basis, the board of directors of Ferguson Enterprises Inc. (“New TopCo”) be, and is hereby, authorized to issue new shares of common stock, par value $0.0001 per share, of New TopCo in the future without offering pre-emptive rights.

Ferguson has specified that only those shareholders entered on the register of members of Ferguson on April 15, 2024 (the “Record Date”) are entitled to attend or vote at the Special Meeting (or, if the Special Meeting is adjourned, on the register of members of Ferguson not less than 10 days nor more than 60 days before the time of the adjourned meeting). If you are a holder of Ferguson plc U.K. DIs (a “U.K. DI Holder”), you will not be entitled to vote directly at the Special Meeting. Instead, you will be asked to provide voting instructions to the depositary of the U.K. DIs, Computershare Investor Services PLC (the “Depositary”). If you held a U.K. DI as of 6:00 p.m. U.K. Time on May 23, 2024 (or, if the Special Meeting is adjourned, on such other date as is communicated to U.K. DI Holders), you are entitled to provide voting instructions to the Depositary in respect of the number of U.K. DIs registered in your name at that time. If you are a beneficial owner, please check with your broker, bank, or other nominee, as applicable, and carefully follow the voting procedures provided to you.

The accompanying materials and proxy card are being provided to Ferguson Shareholders in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, all Ferguson Shareholders are urged to read these materials carefully and in their entirety, including the annexes attached thereto and the documents referred to therein, for a more complete description of the proposed Merger and related transactions and each of the Proposals. You should also carefully consider the risk factors described in the “Risk Factors” section beginning on page 7 of the proxy statement/prospectus, and the differences between Ferguson’s Memorandum and Articles of Association, as currently in effect, and New TopCo’s proposed certificate of incorporation and bylaws further described in the “Comparison of Corporate Governance and Shareholder Rights” section beginning on page 108 of the proxy statement/prospectus.

After careful consideration, the Ferguson Board has unanimously approved the Merger and recommends that Ferguson Shareholders vote “FOR” the Merger Proposal and “FOR” each of the Advisory Organizational Documents Proposals presented to Ferguson Shareholders in this Notice of Meeting and the accompanying materials.

The Merger Proposal is proposed as a special resolution, which means that for this resolution to be passed, at least two-thirds (66 2/3%) of the total number of votes cast at the Special Meeting must be cast in favor of this resolution. The Advisory Organizational Documents Proposals are proposed as ordinary resolutions, which means that for each of those resolutions to be passed more than half of the votes cast must be cast in favor of such resolution.

The consummation of the Merger is conditioned on the approval of the Merger Proposal. The approval of the Merger Proposal is not conditioned upon the approval of any other Proposal set forth in this Notice of Meeting and the accompanying materials. With respect to the Advisory Organizational Documents Proposals, although Ferguson is seeking a shareholder vote on such Proposals, a vote for each such Proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board, and approval of such Proposals is also not a condition to the closing of the Merger. However, Ferguson values the opinions expressed by shareholders and will consider the outcome of the vote on the Advisory Organizational Documents Proposals when making future decisions relating to the corporate governance practices of New TopCo.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying materials to make sure that your Ferguson Shares are represented at the Special Meeting. If you are a Ferguson U.K. DI Holder, you will need to provide voting instructions to the Depositary. The transactions contemplated by the Merger Agreement will be consummated only if the Merger Proposal is approved at the Special Meeting.

All resolutions at the Special Meeting will be decided by a poll. We believe that this is a more transparent and equitable method of voting, as shareholder votes are counted according to the number of shares held, ensuring an exact and definitive result.

If you have any questions or need assistance voting your Ferguson Shares, please contact Morrow Sodali LLC, Ferguson’s proxy solicitor, by calling 800-662-5200 or banks and brokers can call collect at 203-658-9400, or by emailing ferg.info@investor.morrowsodali.com.

Thank you for your participation. Ferguson looks forward to your continued support.

By Order of the Ferguson Board,

Katherine McCormick
Company Secretary
April 18, 2024

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” information that Ferguson files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus. References to “contained” or “included in” or similar words with respect this proxy statement/prospectus shall include the information incorporated by reference. Information in this proxy statement/prospectus supersedes information incorporated by reference that Ferguson filed with the SEC prior to the date of this proxy statement/prospectus, while information that Ferguson files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus. We also incorporate by reference into this proxy statement/prospectus the documents listed below and any future filings made by Ferguson with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by Ferguson with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act, after the filing of this proxy statement/prospectus but prior to the date of the Special Meeting:

•	Ferguson’s Annual Report on Form 10-K for the fiscal year ended July 31, 2023, filed with the SEC on September 26, 2023 (except for Item 8 and Item 9A);

•	Ferguson’s Quarterly Reports on Form 10-Q for the quarters ended October 31, 2023 and January 31, 2024, filed with the SEC on December 6, 2023 and March 6, 2024, respectively;

•	Ferguson’s Definitive Proxy Statement on Schedule 14A , filed on October 17, 2023; and

•

Ferguson’s Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on November  29, 2023, December  4, 2023, January  12, 2024, January  18, 2024, and March 1, 2024.

We will provide to each person, including any beneficial owner, to whom a proxy statement/prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this proxy statement/prospectus but not delivered with the proxy statement/prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to Ferguson’s Company Secretary in writing by mail at 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, United Kingdom; by email at investor@ferguson.com; or by telephone at +44 (0) 118 927 3800. To obtain timely delivery of these materials, you must request the information no later than May 22, 2024, which is five business days before the Special Meeting.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement.

FREQUENTLY USED TERMS

Unless otherwise specified or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Ferguson” and other similar terms refer to Ferguson plc and its consolidated subsidiaries prior to the Effective Time and to Ferguson Enterprises Inc. and its consolidated subsidiaries after the Effective Time. In addition, as used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“Advisory Organizational Documents Proposal 2.A” are to the proposal, on an advisory basis, to authorize provisions in the New TopCo Proposed Certificate of Incorporation and New TopCo Proposed Bylaws under which, (i) the New TopCo Proposed Certificate of Incorporation, once adopted, may be amended, altered or repealed in the manner prescribed by the DGCL and (ii) the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the stockholders of New TopCo by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, and such additional vote as may be required by the New TopCo Proposed Certificate of Incorporation;

“Advisory Organizational Documents Proposal 2.B” are to the proposal, on an advisory basis, to authorize provisions in the New TopCo Proposed Bylaws that provide that the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the New TopCo Board without seeking any approval by the New TopCo stockholders, in accordance with the DGCL;

“Advisory Organizational Documents Proposal 2.C” are to the proposal, on an advisory basis, to authorize provisions in the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws that provide that all vacancies on the New TopCo Board will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, and not by the stockholders;

“Advisory Organizational Documents Proposal 2.D” are to the proposal, on an advisory basis, to authorize provisions in the New TopCo Proposed Bylaws relating to the right of New TopCo stockholders to request a special meeting of New TopCo stockholders;

“Advisory Organizational Documents Proposal 2.E” are to the proposal, on an advisory basis, to authorize provisions in the New TopCo Proposed Certificate of Incorporation limiting personal liability of New TopCo directors and certain officers for monetary damages for breach of fiduciary duty as a director or as an officer to the fullest extent permitted under the DGCL;

“Advisory Organizational Documents Proposal 2.F” are to the proposal, on an advisory basis, to authorize the exclusive forum provisions in the New TopCo Proposed Certificate of Incorporation;

“Advisory Organizational Documents Proposal 2.G” are to the proposal, on an advisory basis, to authorize New TopCo Board to issue up to 100,000 shares of New TopCo Preferred Stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New TopCo Board and as may be permitted by the DGCL;

“Advisory Organizational Documents Proposal 2.H” are to the proposal, on an advisory basis, to authorize the New TopCo Board to issue new shares of New TopCo Common Stock in the future without offering pre-emptive rights;

“Advisory Organizational Documents Proposals” are to Advisory Organizational Documents Proposals 2.A though 2.H, collectively;

“Assumed Ferguson Employee Share Plans” are to the Omnibus Plan, the ESPP, the Ferguson Group International Sharesave Plan 2019, the POSP, the OSP and the LTIP;

“Audited Consolidated Financial Statements” are to the audited consolidated balance sheets of Ferguson plc and its subsidiaries as of July 31, 2023 and July 31, 2022 and to the related consolidated statements of earnings, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended July 31, 2023, including the notes and all related compilations, reviews and other reports issued by Ferguson’s accountants with respect thereto;

“CAD” are to Canadian dollars;

“City Code” are to the City Code on Takeovers and Mergers, issued and administered by the Takeover Panel;

“Computershare” are to Computershare Trust Company N.A., the transfer agent of Ferguson;

“Consolidated Financial Statements” are to the Audited Consolidated Financial Statements and the Unaudited Interim Condensed Consolidated Financial Statements, together;

“Court of Chancery” are to the Court of Chancery of the State of Delaware;

“CREST” are to the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Relevant System of which Euroclear is the “Operator” (as such term is defined in the CREST Regulations);

i

“CREST Regulations” are to the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

“Depositary” are to Computershare Investor Services PLC, the issuer of the U.K. DIs;

“DGCL” are to the Delaware General Corporation Law, as in effect from time to time;

“DTR” are to the Disclosure Guidance and Transparency Rules produced by the FCA and forming part of the FCA Handbook;

“Effective Time” are to 12:01 a.m. Eastern Time (5:01 a.m. U.K. Time) on August 1, 2024;

“ESPP” are to the Ferguson Group Employee Share Purchase Plan 2021;

“FCA” are to the Financial Conduct Authority;

“Ferguson Articles” are to Ferguson plc’s Articles of Association, as currently in effect;

“Ferguson Board” are to the board of directors of Ferguson plc;

“Ferguson Employee Share Plans” are to the Omnibus Plan, the LTIP, the POSP, the OSP and the ESPP, together;

“Ferguson Governing Documents” are to Ferguson plc’s Memorandum and Articles of Association, as currently in effect;

“Ferguson Shareholders” are to the holders of Ferguson Shares;

“Ferguson Shares” are to the ordinary shares, par value 10 pence per share, of Ferguson plc;

“GBP” or “£” are to U.K. pounds sterling;

“Jersey” are to the Bailiwick of Jersey;

“Jersey Companies Law” are to Companies (Jersey) Law 1991, as amended, modified, or re-enacted from time to time;

“LSE” are to the London Stock Exchange;

“LTIP” are to the Ferguson Group Long Term Incentive Plan 2019;

“Merger” are to the merger of Ferguson plc and Merger Sub under Part 18B (Mergers) of the Jersey Companies Law, with Ferguson plc surviving the merger and becoming a direct, wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist, pursuant to the terms and subject to the conditions provided in the Merger Agreement;

“Merger Agreement” are to the Merger Agreement, dated as of February 29, 2024, by and among New TopCo, Merger Sub and Ferguson plc (as it may be amended from time to time), a copy of which is attached to this proxy statement/prospectus as Annex A;

“Merger Proposal” are to the proposal to approve the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Ferguson plc in accordance with Part 18B (Mergers) of the Jersey Companies Law, with Ferguson plc surviving the Merger as a direct, wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist, on the terms of and subject to the conditions of the Merger Agreement, as more fully described elsewhere in this proxy statement/prospectus;

“Merger Record Time” are to 6:00 p.m. Eastern Time on July 31, 2024;

“Merger Sub” are to Ferguson (Jersey) 2 Limited, a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of New TopCo;

“Morrow Sodali” are to Morrow Sodali LLC, Ferguson’s proxy solicitor for the Special Meeting;

“NED Plan” are to the Ferguson Non-Employee Director Incentive Plan 2022;

“New TopCo” are to Ferguson Enterprises Inc., a Delaware corporation;

“New TopCo Board” are to the board of directors of New TopCo;

“New TopCo Common Stock” are to the shares of common stock, par value $0.0001 per share, of New TopCo;

“New TopCo Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of New TopCo;

“New TopCo Proposed Bylaws” are to the proposed amended and restated bylaws of New TopCo, substantially in the form attached hereto as Annex C, as amended from time to time;

“New TopCo Proposed Certificate of Incorporation” are to the proposed amended and restated certificate of incorporation of New TopCo, substantially in the form attached hereto as Annex B, as amended from time to time;

“New TopCo Proposed Organizational Documents” are to the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws, together;

“New TopCo U.K. DIs” are to depositary interests issued through CREST by the Depositary representing a beneficial interest in New TopCo Common Stock;

“Non-Employee Directors” are, prior to the Effective Time, to the members of the Ferguson Board who are not employees of Ferguson and, after the Effective Time, to the members of the New TopCo Board who are not employees of New TopCo;

“NYSE” are to the New York Stock Exchange;

“Omnibus Plan” are to the Ferguson plc 2023 Omnibus Equity Incentive Plan;

“OSP” are to the Ferguson Group Ordinary Share Plan 2019;

“Overseas Shareholders” are to Ferguson Shareholders, other than those persons who are citizens, residents or nationals of Jersey, the U.K. and/or the U.S.;

“POSP” are to the Ferguson Group Performance Ordinary Share Plan 2019;

“Proposals” are to the Merger Proposal and the Advisory Organizational Documents Proposals, collectively or as a subset thereof, as applicable;

“Record Date” are to April 15, 2024, which is the date Ferguson plc has specified as the date on which only those shareholders entered on the register of members of Ferguson plc on such date are entitled to attend or vote at the Special Meeting (or, if the Special Meeting is adjourned, on the register of members of Ferguson plc not less than 10 days nor more than 60 days before the time of the adjourned meeting);

“Relevant System” are to any computer-based system, and procedures, which enable title to units of a share or security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters in accordance with the CREST Regulations;

“Royal Court” are to the Royal Court of Jersey;

“Sarbanes-Oxley Act” are to the Sarbanes-Oxley Act of 2002;

“SEC” are to the U.S. Securities and Exchange Commission;

“Special Meeting” are to the extraordinary general meeting of Ferguson plc that will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time), on May 30, 2024, at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, United Kingdom;

“Takeover Panel” are to the Panel on Takeovers and Mergers of the U.K.;

“U.K.” are to the United Kingdom of Great Britain and Northern Ireland;

“U.K. DIs” are to depositary interests issued through CREST by the Depositary representing a beneficial interest in a Ferguson Share;

“U.K. Listing Rules” are to the U.K. Listing Rules in force from time to time, as published by the FCA;

“Unaudited Interim Condensed Consolidated Financial Statements” are to the unaudited condensed consolidated balance sheet of Ferguson plc and its subsidiaries as of January 31, 2024, to the related condensed consolidated statements of cash flows for the six-month periods ended January 31, 2024 and January 31, 2023, and to the related condensed consolidated statements of earnings, comprehensive income, and shareholders’ equity for the three- and six-month periods ended January 31, 2024 and the three- and six-month periods ended January 31, 2023, including the notes thereto;”

“U.S.” are to the United States of America;

“USD” or “$” are to United States dollars;

“U.S. GAAP” are to accounting principles generally accepted in the U.S.;

“U.S. Securities Act” are to the Securities Act of 1933, as amended; and

“U.S. Securities Exchange Act” are to the Securities Exchange Act of 1934, as amended.

TRADEMARKS

All trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this proxy statement/prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend to use or display other companies’ trademarks or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET AND INDUSTRY DATA

The information contained in this proxy statement/prospectus or incorporated by reference herein that has been sourced from third parties has been accurately reproduced and, as far as we are aware and able to ascertain from the information published by that third party, no facts have been omitted that would render the reproduced information inaccurate or misleading. Industry publications generally state that their information is obtained from sources they believe reliable but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. We are not aware of any exhaustive industry or market reports that cover or address our specific markets.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS SUMMARY

Certain information included in this proxy statement/prospectus is forward-looking, including within the meaning of the Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to the Merger, the benefits of the Merger, our ability to manage the risks relating to the Merger, our future financial position, results of operations and growth, projected interest in and ownership of our ordinary shares by investors including as a result of inclusion in North American market indices, plans and objectives for the future including our capabilities and priorities, risks associated with changes in global and regional economic, market and political conditions, ability to manage supply chain challenges, ability to manage the impact of product price fluctuations, our financial condition and liquidity, legal or regulatory changes, and other statements concerning the success of our business and strategies.

Forward-looking statements can be identified by the use of forward-looking terminology, including terms such as “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “intends,” “continues,” “plans,” “projects,” “goal,” “target,” “aim,” “may,” “will,” “would,” “could” or “should” or, in each case, their negative or other variations or comparable terminology and other similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this proxy statement/prospectus are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•	a delay or our inability to consummate the Merger due to, among other things, the failure to obtain approval by the requisite vote of Ferguson Shareholders at the Special Meeting;

•	unexpected costs relating to the Merger and other business uncertainties;

•	the outcome of any legal proceedings that may be instituted against us following announcement of the Merger and related transactions;

•	the risk that the Merger disrupts current plans and operations;

•	the risk that Ferguson’s effective tax rate may increase in the future, including as a result of the Merger;

•	the risk that Ferguson Shareholders may recognize taxable gain or other income with respect to their Ferguson Shares at the Effective Time;

•	unanticipated adverse tax consequences to Ferguson, New TopCo and/or our shareholders in connection with the Merger;

•	our ability to adapt to operating under the laws of the State of Delaware and changes in shareholder rights as a result of the Merger;

•

weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other factors beyond our control, including disruption in the financial markets and any macroeconomic or other consequences of political unrest, disputes or war;

•

failure to rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, including costs and potential problems associated with new or upgraded information technology systems or our ability to timely deploy new omni-channel capabilities;

•

decreased demand for our products as a result of operating in highly competitive industries and the impact of declines in the residential and non-residential markets, as well as the repair, maintenance and improvement (“RMI”) and new construction markets;

•	changes in competition, including as a result of market consolidation or competitors responding more quickly to emerging technologies (such as generative artificial intelligence (“AI”));

•	failure of a key information technology system or process as well as exposure to fraud or theft resulting from payment-related risks;

•	privacy and protection of sensitive data failures, including failures due to data corruption, cybersecurity incidents or network security breaches;

v

•

ineffectiveness of or disruption in our domestic or international supply chain or our fulfillment network, including delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability;

•	failure to effectively manage and protect our facilities and inventory or to prevent personal injury to customers, suppliers or associates, including as a result of workplace violence;

•	unsuccessful execution of our operational strategies;

•	failure to attract, retain and motivate key associates;

•	exposure of associates, contractors, customers, suppliers and other individuals to health and safety risks;

•	inherent risks associated with acquisitions, partnerships, joint ventures and other business combinations, dispositions or strategic transactions;

•	regulatory, product liability and reputational risks and the failure to achieve and maintain a high level of product and service quality;

•	inability to renew leases on favorable terms or at all, as well as any remaining obligations under a lease when we close a facility;

•	changes in, interpretations of, or compliance with tax laws, which may adversely affect us or our shareholders;

•	our indebtedness and changes in our credit ratings and outlook;

•	fluctuations in product prices (e.g., commodity-priced materials, inflation/deflation) and foreign currency;

•	funding risks related to our defined benefit pension plans;

•

legal proceedings as well as failure to comply with domestic and foreign laws, regulations and standards, as those laws, regulations and standards or interpretations and enforcement thereof may change, or the occurrence of unforeseen developments such as litigation;

•	our failure to comply with the obligations associated with being a U.S. domestic issuer and the costs associated therewith;

•	the costs and risk exposure relating to environmental, social and governance (“ESG”) matters, including sustainability issues, regulatory or legal requirements, and disparate stakeholder expectations;

•	adverse impacts caused by a public health crisis; and

•

other risks and uncertainties set forth in this proxy statement/prospectus, including under the heading “Risk Factors” in this proxy statement/prospectus and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

QUESTIONS AND ANSWERS

The following questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting, including with respect to the Merger. The following questions and answers may not include all the information that is important to Ferguson Shareholders. Ferguson Shareholders are urged to read this proxy statement/prospectus carefully and in its entirety, including the annexes attached hereto and the documents referred to herein, to fully understand the Merger and the voting procedures for the Special Meeting.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	WHAT IS THE MERGER?

A:

The Ferguson Board believes that it is in your and Ferguson’s best interest for the ultimate parent company of Ferguson plc and its subsidiaries to be a corporation incorporated under the laws of the State of Delaware, which will be effected through the Merger. At the Effective Time, on the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Ferguson plc, with Merger Sub ceasing to exist and Ferguson plc continuing as the surviving entity (the “Surviving Entity”). The Surviving Entity will change its name to “Ferguson (Jersey) Limited,” will change its status to a private company, and will be a direct, wholly owned subsidiary of New TopCo. Following completion of the transactions contemplated by the Merger Agreement, New TopCo will be Ferguson plc’s parent company and the New TopCo Common Stock is expected to be listed on the NYSE and the LSE under the symbol “FERG.” If the transactions contemplated by the Merger Agreement are consummated, you will become a stockholder of New TopCo pursuant to the terms and conditions discussed in greater detail in this proxy statement/prospectus.

Please read the section “Comparison of Corporate Governance and Shareholder Rights” for a description of the material differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents.

Q:	WHO IS NEW TOPCO?

A:

Ferguson Enterprises Inc., which we refer to as New TopCo, is a corporation newly incorporated under the laws of Delaware. If the Merger is completed, New TopCo will become the ultimate parent company of Ferguson plc and its subsidiaries. At the Effective Time, all Ferguson Shareholders will be issued an identical number of shares of New TopCo Common Stock as the number of Ferguson Shares they held immediately preceding the Merger Record Time.

Q:	WHO IS MERGER SUB?

A:

Ferguson (Jersey) 2 Limited, which we refer to as Merger Sub, is a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of New TopCo. Prior to the Merger, Merger Sub will have no property, assets, liabilities or operations, other than those incident to its formation. At the Effective Time, Merger Sub will merge with and into Ferguson plc, with Ferguson plc surviving the Merger as a direct, wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist, on the terms of and subject to the conditions set forth in the Merger Agreement.

Q:	WHAT WILL HAPPEN TO THE FERGUSON SHARES AND U.K. DIS UPON THE CONSUMMATION OF THE MERGER?

A:

On the terms of, subject to the conditions of and/or in connection with the Merger Agreement, at the Effective Time, (i) each Ferguson Share that is issued and outstanding at the Merger Record Time will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time, and (ii) each U.K. DI representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI representing one share of New TopCo Common Stock will be issued through CREST by the Depositary as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time. All Ferguson Shares held in treasury will be cancelled as a result of the Merger.

The New TopCo U.K. DIs will be created and issued under the terms of a deed poll made by the Depositary constituting the New TopCo U.K. DIs (the “New TopCo U.K. DI Deed”), which will govern the relationship between the Depositary and the holders of the New TopCo U.K. DIs. The New TopCo U.K. DI Deed is available on request from the Depositary. Holders of U.K. DIs should consult with the Depositary regarding any arrangements to be made to ensure timely payment of dividends to their accounts following consummation of the Merger.

Q:	WILL THE NEW TOPCO COMMON STOCK ISSUED UNDER THE MERGER BE LISTED ON AN EXCHANGE?

A:

Yes. The New TopCo Common Stock is expected to be listed on the NYSE and the LSE under the trading symbol “FERG.” The Ferguson Shares currently trade on the NYSE and the LSE under the trading symbol “FERG.” When the Merger is completed, the Ferguson Shares currently listed on the NYSE and the LSE under the trading symbol “FERG” will cease to be traded on the NYSE and the LSE, and will be deregistered under the U.S. Securities Exchange Act.

Q:	HOW DO I RECEIVE SHARES OF NEW TOPCO COMMON STOCK?

A:

Beneficial holders of shares held in “street name” through a bank, broker or other nominee and record owners of shares held in book-entry form will not be required to take any action. Your ownership of shares of New TopCo Common Stock will be recorded in book-entry form by your nominee (for shares held in “street name”) or directly on the New TopCo share register to be maintained by Computershare (for shares held by record owners in book-entry form), without the need for any additional action on your part. Holders of shares in book-entry form will receive a statement of their holdings in New TopCo after the Merger. Holders of Ferguson Shares represented in the form of U.K. DIs will not be required to take any action, with New TopCo U.K. DIs being automatically credited to their CREST participant accounts. To the extent possible, all holder account numbers, email addresses, bank account details and shareholder elections recorded by Computershare will remain valid and applied to the share register of New TopCo.

Q.	WILL THE MERGER DILUTE MY ECONOMIC INTEREST?

A:

No, your fully diluted relative economic ownership will not change as a result of the Merger. At the Effective Time, your Ferguson Shares will be automatically cancelled and New TopCo will issue to you as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock on a one-for-one basis for each Ferguson Share you hold immediately preceding the Merger Record Time. Following the Effective Time, all Ferguson Shareholders will hold an identical number of shares of New TopCo Common Stock as the number of Ferguson Shares they held prior to the Merger. New TopCo will be the direct or indirect owner of all the assets and liabilities of Ferguson following the Merger.

Q.	IS THERE ANY RESTRICTION ON SELLING FERGUSON SHARES PRIOR TO COMPLETION OF THE MERGER?

A:

No. Ferguson Shares will continue to trade on the NYSE and the LSE up to and including the Effective Time. Following the Effective Time, the New TopCo Common Stock is expected to be listed on the NYSE and the LSE. Generally speaking, holders of Ferguson Shares may sell their shares for cash at any time up to and including the Effective Time.

Q.	HOW WILL THE MERGER AFFECT THE PUBLIC DISCLOSURE FERGUSON PROVIDES TO ITS SHAREHOLDERS?

A:

Upon completion of the Merger, New TopCo will be subject to the same reporting requirements of the SEC, the mandates of the Sarbanes-Oxley Act of 2002 and the applicable corporate governance rules of the NYSE as Ferguson plc before the Merger. New TopCo will be required to file periodic reports with the SEC on Forms 10-K, 10-Q and 8-K and comply with the proxy rules applicable to U.S. domestic issuers. In addition, as a company listed on the LSE, New TopCo will be subject to the same U.K. reporting and corporate governance requirements as Ferguson plc before the Merger, including, for example, certain requirements under the U.K. Listing Rules, the DTR and the U.K. Market Abuse Regulation.

Q.	WHAT HAPPENS TO OUTSTANDING FERGUSON COMPENSATION AND BENEFIT PLANS IN CONNECTION WITH THE MERGER?

A:

In connection with the Merger, New TopCo will assume or, as applicable, substitute with substantially similar entitlements, all compensation or benefit plans, policies and arrangements previously maintained by Ferguson plc. With respect to Ferguson plc’s equity incentive plans, New TopCo will assume the Assumed Ferguson Employee Share Plans and all outstanding incentive awards issued thereunder. Each outstanding Ferguson plc incentive award previously granted under the Assumed Ferguson Employee Share Plans will be converted to an equivalent New TopCo incentive award. The incentive awards granted by New TopCo as a result of such conversion will be subject to substantially the same terms and conditions as the previously held Ferguson plc incentive awards, except, in the case of equity-based Ferguson plc incentive awards, the security issuable upon exercise or settlement of the relevant New TopCo incentive award, as applicable, will be New TopCo Common Stock (or its cash equivalent) rather than Ferguson Shares (or their cash equivalent).

Q.	ARE THERE ANY CONDITIONS TO COMPLETING THE MERGER?

A:	Yes. Under the Merger Agreement the Merger is conditioned upon:

•

Ferguson having given notice to all of its creditors (if any) in accordance with Article 127FC(1) of the Jersey Companies Law and having published the contents of such notice in accordance with Article 127FC(5) of the Jersey Companies Law, and each applicable date as set out in Article 127FJ(3) of the Jersey Companies Law having passed;

•

Merger Sub having given notice to all of its creditors (if any) in accordance with Article 127FC(1) of the Jersey Companies Law and having published the contents of such notice in accordance with Article 127FC(5) of the Jersey Companies Law, and each applicable date as set out in Article 127FJ(3) of the Jersey Companies Law having passed;

•	the date as set out in Article 127FJ(3)(a) of the Jersey Companies Law having passed (if applicable);

•	the delivery to the registrar of companies in Jersey of all documents required in accordance with Article 127FJ of the Jersey Companies Law for the purposes of effecting the Merger;

•

no order by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect and no law will have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger;

•	no suit, action or proceeding will have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the Merger;

•	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger, have been obtained or made;

•	Ferguson Shareholders will have approved the Merger in accordance with Ferguson Governing Documents and the Jersey Companies Law, as further described in this proxy statement/prospectus;

•	Merger Sub will have approved the Merger in accordance with Merger Sub’s memorandum of association and articles of association and the Jersey Companies Law;

•

the filing and approval of a U.K. prospectus with respect to the New TopCo Common Stock by the FCA and such U.K. prospectus having been made available to the public in accordance with the Prospectus Regulation Rules of the FCA; and

•

the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, with respect to the New TopCo Common Stock to be issued pursuant to the Merger will be effective, and there will be no stop order suspending such effectiveness.

Q:	WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:

It is currently anticipated that the Merger will be consummated on August 1, 2024, subject to the approval of the Merger Proposal by the Ferguson Shareholders. However, we cannot assure you of when or if the Merger will be completed. It is possible that factors outside of the control of Ferguson could result in the Merger being completed at a different time or not at all. Ferguson must first obtain the approval of Ferguson Shareholders for the Merger Proposal, and Ferguson, Merger Sub and New TopCo must also satisfy other closing conditions.

Q:	WILL THE BUSINESS OF FERGUSON CHANGE FOLLOWING THE MERGER?

A:	No. New TopCo will continue to pursue Ferguson’s current strategic initiatives and business operations.

Q:	WILL THE NEW TOPCO COMMON STOCK HAVE THE SAME IDENTIFICATION NUMBERS AS THE FERGUSON SHARES?

A:

Following the Merger, the New TopCo Common Stock will have different identification numbers than the Ferguson Shares, which include Committee on Uniform Security Identification Procedures (“CUSIP”) and International Securities Identification Number (“ISIN”) identifiers. The New TopCo Common Stock will have the CUSIP number 31488V 107 and ISIN US31488V1070. Additionally, New TopCo Common Stock will be registered on the LSE with stock exchange daily official list (“SEDOL”) number BS3BQJ6. However, when admitted to trading on the NYSE and the LSE, the New TopCo Common Stock is still expected trade under the symbol “FERG.”

Q:	WILL THE DIVIDEND POLICY OF NEW TOPCO BE DIFFERENT FROM THE DIVIDEND POLICY OF FERGUSON PLC?

A:

No. Following the completion of the Merger, the New TopCo Board anticipates that cash dividends will be paid on a quarterly basis in amounts comparable to dividends paid by Ferguson plc in prior periods as permitted by the DGCL. There are expected to be no changes in Ferguson’s current dividend policy prior to the completion of the Merger.

Q:	WHO WILL BE THE DIRECTORS AND EXECUTIVE OFFICERS OF NEW TOPCO FOLLOWING THE MERGER?

A:

The persons who currently serve as the directors and executive officers of Ferguson plc (other than Ms. Sammie Long, who will retire from her position at Ferguson plc, effective July 31, 2024) are expected to serve as directors and executive officers of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any directors or executive officers on or prior to the Effective Time. See “Management of New TopCo” for additional information.

Q:	WHAT ARE THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR SHAREHOLDERS?

A:

As discussed more fully under “Material U.S. Federal Income Tax Considerations,” it is intended that the Merger will constitute either a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or a tax-free transaction within the meaning of Section 351 of the Code, or both. Assuming the Merger so qualifies, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders”) generally will not recognize gain or loss as a result of the Merger, which for U.S. federal income tax purposes would be treated as a deemed exchange of Ferguson Shares (including Ferguson Shares underlying U.K. DIs) for New TopCo Common Stock. A U.S. Holder’s aggregate tax basis in New TopCo Common Stock received pursuant to the Merger will equal the U.S. Holder’s aggregate tax basis in the Ferguson Shares (including Ferguson Shares underlying U.K. DIs) exchanged therefor.

Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders”) generally will not be subject to U.S. federal income tax on any gain realized on the exchange of Ferguson Shares (including Ferguson Shares underlying U.K. DIs) and the issuance of New TopCo Common Stock in the Merger. A Non-U.S. Holder generally will not recognize any loss realized on the exchange of Ferguson Shares (including Ferguson Shares underlying U.K. DIs) and the issuance of New TopCo Common Stock in the Merger for U.S. federal income tax purposes.

Additionally, the Merger may cause Non-U.S. Holders to become subject to U.S. federal income withholding taxes on any amounts treated as dividends paid in respect of such Non-U.S. Holder’s New TopCo Common Stock after the Merger. In general, any distributions made to a Non-U.S. Holder with respect to New TopCo Common Stock, to the extent paid out of New TopCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends paid by New TopCo to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

The tax consequences of the Merger are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisors regarding the tax consequences to them of the Merger, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws. For a more complete discussion of the material U.S. federal income tax considerations of the Merger, see “Material U.S. Federal Income Tax Considerations.”

x

Q:	WHAT ARE THE MATERIAL U.K. TAX CONSEQUENCES OF THE MERGER FOR SHAREHOLDERS?

A:

As discussed more fully under “Material U.K. Tax Considerations”, the Merger should not be treated as involving a distribution subject to U.K. tax as income, and the Merger should be treated as a reorganization of share capital for the purposes of U.K. taxation of chargeable gains (“U.K. CGT”). Accordingly, U.K. Holders (as defined in “Material U.K. Tax Considerations”) who receive New TopCo Common Stock should not be treated as making a disposal of all or part of their holding of Ferguson Shares and no liability to U.K. CGT should arise. Instead, the New TopCo Common Stock acquired and the Ferguson Shares which cease to exist should, for U.K. CGT purposes, be treated as the same asset and as having been acquired at the same time as the Ferguson Shares.

The tax consequences of the Merger are complex and will depend on a holder’s particular circumstances. All holders should consult their tax advisors regarding the tax consequences to them of the Merger. For a more complete discussion of the material U.K. tax considerations of the Merger, see “Material U.K. Tax Considerations.”

Q:	WHAT WILL HAPPEN TO FERGUSON IF, FOR ANY REASON, THE MERGER IS NOT COMPLETED?

A:

If for any reason the Merger is not completed, the ultimate parent company of the Ferguson group of companies would still be Ferguson plc, a public limited company in Jersey, and Ferguson Shares would continue to be listed on the NYSE and the LSE under the trading symbol “FERG,” subject to compliance with NYSE and LSE continued listing requirements.

Q:	WHERE CAN I FIND MORE INFORMATION ABOUT FERGUSON AND THE MERGER?

A:

You can find out more information about Ferguson, the Merger Agreement and the transactions contemplated thereby, including the Merger, by reading this proxy statement/prospectus and from various sources described in the section entitled “Where You Can Find More Information.”

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT/PROSPECTUS?

A:

You are receiving this proxy statement/prospectus and accompanying materials because you are a registered shareholder or beneficially own Ferguson Shares as of April 15, 2024 (the “Record Date”) and are entitled to vote at the Special Meeting. The Ferguson Board has made these materials available to you in connection with the Ferguson Board’s solicitation of proxies on behalf of Ferguson for use at the Special Meeting.

The Merger cannot be completed unless Ferguson Shareholders approve the Merger Proposal set forth in this proxy statement/prospectus. With respect to the Advisory Organizational Documents Proposals, although Ferguson is seeking a shareholder vote on such Proposals, a vote for each such Proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board, and approval of such Proposals is also not a condition to the closing of the Merger. However, Ferguson values the opinions expressed by shareholders and will consider the outcome of the vote on the Advisory Organizational Documents Proposals when making future decisions relating to the corporate governance practices of New TopCo.

Q:	WHEN AND WHERE IS THE SPECIAL MEETING?

A:

The Special Meeting will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time), on May 30, 2024, at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, U.K.

Q:	WHO MAY ATTEND AND VOTE?

A:

Registered shareholders. Ferguson, pursuant to Article 186(b) of the Ferguson Articles, has specified that only those persons entered on the register of members of Ferguson as of the Record Date (or, if the Special Meeting is adjourned, on the register of members of Ferguson not less than 10 days nor more than 60 days before the time of the adjourned meeting) are entitled to attend and vote at the Special Meeting. Subsequent changes to the entries on the register of members of Ferguson plc after the Record Date will be disregarded in determining the rights of any person to attend or vote at the Special Meeting. In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. Seniority is determined by the order in which the names of the holders stand in the register. Registered shareholders must present photographic identification to attend and vote at the Special Meeting. All joint shareholders may attend and speak. Any corporate entity which is a shareholder can appoint one or more representatives who may exercise all of its powers on its behalf. See “—Can a corporate shareholder appoint a representative to act on its behalf at the Special Meeting?” below for more information.

Beneficial owners. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of the shares, and this proxy statement/prospectus is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. Only those beneficial owners holding shares as of the Record Date or, if the Special Meeting is adjourned, on such other date as is communicated to beneficial owners are entitled to vote on the resolutions in respect of such shares. As a beneficial owner, if you wish to attend or vote at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it, along with photographic identification, to Ferguson’s Company Secretary or other Ferguson representative, at the Special Meeting.

U.K. Depositary Interest (“U.K. DI”) Holders. If you are a holder of Ferguson plc U.K. DIs (a “U.K. DI Holder”) entered on the register of U.K. DI Holders of Ferguson as of 6:00 p.m. U.K. Time on May 23, 2024 (or, if the Special Meeting is adjourned, on such other date as is communicated to U.K. DI Holders), you are entitled to provide voting instructions to the Depositary in respect of the number of U.K. DIs registered in your name at that time. As a U.K. DI Holder, or as a representative of a U.K. DI Holder, if you wish to attend or vote at the Special Meeting, please inform the Depositary at csnditeam@computershare.co.uk. The Depositary will then provide you with a Letter of Representation with respect to the relevant U.K. DI holding that will enable a U.K. DI Holder, or a representative, to attend, speak and vote the shares underlying those interests at the Special Meeting. The completed Letter of Representation must be delivered to a Depositary representative by 10:00 a.m. U.K. Time on May 23, 2024. To attend, speak or vote at the Special Meeting, you must bring this Letter of Representation and present it, along with photographic identification, to Ferguson’s Company Secretary or other Ferguson representative at the Special Meeting. Any U.K. DI Holders that do not follow the above process will be unable to represent their position in person at the Special Meeting.

Q:	HOW DO I VOTE?

A:	Registered shareholders. Registered shareholders may vote by proxy before the Special Meeting using one of the following three methods or may attend the Special Meeting and vote in person by ballot:

1.	by internet at www.proxyvote.com using the 16-digit control number (your “Control Number”) set out on the proxy card you received and following the instructions on the website;

2.	by telephone at 1-800-690-6903 using your Control Number and following the recorded instructions (international charges apply outside of the U.S. and Canada); or

3.	by mail by following the instructions on your proxy card and returning your completed proxy card in the postage-paid envelope accompanying your proxy materials.

In each case, your vote by internet or telephone or your completed proxy card must be received by 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024).

Your proxy card must be signed and dated by you, or your attorney duly authorized in writing or, if you are a corporate shareholder, must be executed under your company common seal or under the hand of a duly authorized officer or attorney of your company or in any other manner authorized by your company’s constitution. Any power of attorney or any other authority (if any) under which the proxy card is executed (or a duly certified copy of such power or authority) must be submitted with the proxy card. In the case of joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy, will alone be counted. Seniority is determined as described above under “—Who May Attend and Vote?”.

If you are a holder based in the U.K., you may return your proxy card(s) in the U.K. by following the instructions on the proxy card.

Beneficial owners. Beneficial owners may direct their broker, bank or other nominee on how to vote their shares by following the instructions for voting on the voting instruction form provided by your broker, bank or other nominee. If you do not direct your broker, bank or other nominee on how to vote your shares by following the instructions on your voting instruction form, your shares will not be voted at the Special Meeting as we believe that under the rules of the NYSE all matters presented at the Special Meeting will be considered “non-routine” and your broker will not have discretionary authority to vote your shares on any of these matters. Accordingly, we encourage you to communicate your voting decisions to your broker, bank or other nominee by the time prescribed by your broker, bank or other nominee and well in advance of the deadline for voting of 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024) to ensure that your vote will be counted. If you wish to vote in person by ballot at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee as described above under “—Who May Attend and Vote?”.

U.K. DI Holders. U.K. DI Holders may direct the Depositary to vote the shares represented by their U.K. DIs in three ways:

1.

By internet-Instruct Computershare. Complete a Form of Instruction accessible via the internet on the Depositary’s website by visiting www.eproxyappointment.com. You will need your Control Number, your Shareholder Reference Number and your unique PIN, which are available on the Form of Instruction that U.K. DI Holders will have received in the mail. Instructions must be received by 3:00 p.m. U.K. Time on May 23, 2024.

2.

By internet-CREST. Issue an instruction through the CREST electronic voting appointment service using the procedures described in the CREST manual (available from www.euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting services provider, who will be able to take the appropriate action on their behalf.

For instructions made using the CREST service to be valid, the appropriate CREST message (a “CREST Voting Instruction”) must be properly authenticated in accordance with the specifications of Euroclear U.K. & International Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it relates to the voting instruction or to an amendment to the instruction given to the Depositary, must be transmitted so as to be received by Ferguson’s agent (ID 3RA50) no later than 3:00 p.m. U.K. Time on May 24, 2024. The time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which Ferguson’s agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST.

EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations apply to the transmission of a CREST Voting Instruction. It is the responsibility of the CREST member to take (or to procure that the CREST sponsor or voting service provider takes) such action necessary to ensure that a CREST Voting Instruction is transmitted by any particular time. CREST members and, where applicable, their CREST sponsors or voting service providers, are referred to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. Ferguson may treat as invalid a CREST Voting Instruction in the circumstances set out in Regulation 35 of the Uncertificated Securities Regulations 2001 (S.I. 2001 No. 3755).

3.

By mail. Complete and return a Form of Instruction to the Depositary using the reply-paid envelope that accompanied the Form of Instruction or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ, U.K. To be effective, all Forms of Instruction must be received by Computershare U.K. by 3:00 p.m. U.K. Time on May 23, 2024. Computershare U.K., as your proxy, will then make arrangements to vote your underlying shares according to your instructions.

Q:	WHAT IS A PROXY?

A:

By appointing a proxy, you authorize a specified person or persons (known as your proxy or proxies) to vote your shares on your behalf at the Special Meeting in the way that you instruct on the proxy appointment form. A proxy may exercise all of your rights to attend, speak and vote at the Special Meeting. A proxy need not be a Ferguson Shareholder. By use of a proxy, you can vote, whether or not you attend the Special Meeting. All shares represented by valid proxy appointments received and not revoked before the Special Meeting will be voted in accordance with the Ferguson Shareholder’s specific voting instructions. If Ferguson has received your executed proxy card and you have not given specific voting instructions, your shares will be voted as recommended by the Ferguson Board and in the discretion of your proxy upon such other matters as may properly come before the Special Meeting. You are strongly encouraged to appoint the Chair of the Special Meeting as your proxy. If you execute and return your proxy card without appointing a different proxy, the Chair of the Special Meeting will be deemed to be your proxy. This ensures that your vote will be counted if you are not able to attend the Special Meeting.

Q:	CAN I APPOINT MORE THAN ONE PROXY?

A:	You can appoint more than one proxy to exercise the rights attached to different shares held by you. To appoint more than one proxy, follow the instructions on your proxy card.

Q:	WHEN IS THE DEADLINE TO APPOINT A PROXY?

A:

The appointment of a proxy must be received not later than 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024), or 48 hours before the time appointed for holding any adjourned meeting.

Q:	HOW DO I REVOKE MY PROXY OR CHANGE MY VOTE?

A:

Registered shareholders. Registered shareholders may revoke their proxies or change their voting instructions by submitting a new proxy appointment via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to Ferguson’s Company Secretary, which revocation or change must be received by 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024). If you are a registered shareholder, you may also revoke your proxies or change your vote by voting online at www.proxyvote.com or in person by ballot during the Special Meeting, in either case before the poll is closed. If more than one properly executed proxy appointment form is returned in respect of the same holding of shares, either by paper or by electronic communication (except as described above under “—Can I appoint more than one proxy?”), the proxy appointment form received last by Broadridge Financial Solutions, Inc. (“Broadridge”) before the latest time for the receipt of such proxies will take precedence.

Beneficial owners. Beneficial owners should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

U.K. DI Holders. U.K. DI Holders should contact the Depositary for instructions on how to revoke their proxies or change their vote.

Q:	HOW WILL RESOLUTIONS BE DECIDED?

A:

All resolutions at the Special Meeting will be decided by a poll. Ferguson believes that this is a more transparent and equitable method of voting, as shareholder votes are counted according to the number of shares held, ensuring an exact and definitive result.

Q:	WHAT CONSTITUTES A “QUORUM” FOR THE SPECIAL MEETING?

A:

A Ferguson Shareholder who holds, or Ferguson Shareholders together who hold, a majority of the shares entitled to be voted at the Special Meeting, present in person or represented by proxy, will constitute a quorum. A quorum is necessary to conduct business at the Special Meeting. You are part of the quorum if you have timely returned a properly executed proxy appointment form. Abstentions also are counted in determining whether a quorum is present.

Q:	CAN I ASK QUESTIONS AT THE SPECIAL MEETING?

A:

Yes. All Ferguson Shareholders and their proxies can ask questions at the Special Meeting. Ferguson will answer questions relating to the business being dealt with at the Special Meeting only. No question will be answered that would interfere unduly with the conduct of the Special Meeting, involve the disclosure of confidential information, or not be in the interests of Ferguson or the good order of the Special Meeting.

The Chair of the Special Meeting may also nominate a Ferguson representative to answer a specific question after the Special Meeting.

Q:	HOW CAN I OBTAIN ADDITIONAL COPIES OF THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS?

A:

If you would like additional copies of the proxy statement/prospectus or any of the documents (excluding exhibits, unless these are specifically incorporated by reference) incorporated by reference into this proxy statement/prospectus, without charge, please contact Ferguson’s Company Secretary by mail at Ferguson plc, Attn: Company Secretary, 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, U.K.; by email at investor@ferguson.com; or by telephone at +44 (0) 118 927 3800. In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request no later than May 22, 2024 (five business days prior to the date of the Special Meeting). We will promptly deliver to you the documents that you request.

In addition, you may request to receive a free printed or email copy of the proxy statement/prospectus and any related materials from Morrow Sodali, Ferguson’s proxy solicitor, by telephone at 800-662-5200 (from the U.S. and Canada), 203-658-9400 (from the U.K.), and 203-658-9400 (from outside the U.S., Canada and U.K.), or banks and brokers can call collect at 203-658-9400; or by emailing ferg.info@investor.morrowsodali.com.

Q:	WHO CAN I CONTACT FOR FURTHER INFORMATION ABOUT THE SPECIAL MEETING?

A:

Information regarding the Special Meeting, including a copy of this proxy statement/prospectus, can be found on the Investors tab of our website under Shareholder Center. If you have questions about the Special Meeting, please contact Ferguson’s Company Secretary or Morrow Sodali, Ferguson’s proxy solicitor, using the contact information described above under “ —How can I obtain additional copies of the proxy statement/prospectus and related materials?”.

Q:	WHO CAN I CONTACT FOR GENERAL INFORMATION ABOUT MY SHAREHOLDINGS?

A:

Computershare maintains Ferguson’s share register. If you have any questions about the Ferguson Shares that you hold or you would like to notify Ferguson regarding a change of address, you may contact Computershare: by telephone to 1-866-742-1064 (from the U.S. and Canada), Shareholder Services or 0370 703 6203 (from the U.K.), and 1-781-575-3023 (from outside the U.K., U.S. and Canada); or in writing to: Computershare, P.O. Box 43078, Providence RI 02940-3078, United States. The telephone lines are open from 9:00 a.m. to 5:00 p.m. Eastern Time each business day.

Q:	WHO PAYS FOR SOLICITATION OF PROXIES?

A:

Ferguson is paying the cost of soliciting proxies. Ferguson has hired Morrow Sodali to assist in the proxy solicitation process. Ferguson will pay Morrow Sodali approximately $15,000 for its proxy solicitation services, plus reasonable out-of-pocket expenses incurred in the process of solicitating proxies. In addition, Ferguson will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. Furthermore, proxies may be solicited by Ferguson’s directors, officers and associates, in each case without any additional compensation.

Q:	WHAT IF I HAVE BEEN NOMINATED BY A SHAREHOLDER TO HAVE INFORMATION RIGHTS UNDER THE FERGUSON ARTICLES?

A:

Any person to whom this proxy statement/prospectus is sent who is not a Ferguson Shareholder but is a person nominated by a Ferguson Shareholder under Article 68 of the Ferguson Articles to enjoy information rights (a “nominated person”) may, under an agreement between such nominated person and the Ferguson Shareholder by whom such nominated person was nominated, have a right to be appointed (or to have someone else appointed) as a proxy for the Special Meeting. If a nominated person has no such proxy appointment right or does not wish to exercise it, the nominated person may, under any such agreement, have a right to give instructions to the Ferguson Shareholder as to the exercise of voting rights. Your rights in relation to the appointment of proxies described above do not apply to nominated persons and can only be exercised by you.

Q:	CAN A CORPORATE SHAREHOLDER APPOINT A REPRESENTATIVE TO ACT ON ITS BEHALF AT THE SPECIAL MEETING?

A:

Any corporation that is a registered Ferguson Shareholder may appoint one or more persons to act as its representative at the Special Meeting. Such representative may exercise all of the corporation’s powers on its behalf, provided that if two or more representatives purport to exercise any power (including any vote) in respect of the same shares (in the case of multiple corporate representatives, by reference to the shares in respect of which they are appointed):

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	in other cases, the power is treated as not exercised.

Any such representative should bring to the Special Meeting written evidence of their appointment, such as a certified copy of a board resolution or a letter from the corporation concerned confirming the appointment, along with photographic identification.

Q:	HOW MANY SHARES ARE OUTSTANDING?

A:

As of April 2, 2024, being the latest practicable date prior to the publication of this proxy statement/prospectus, Ferguson’s issued share capital consisted of 232,171,182 ordinary shares, of which 29,636,303 shares were held in treasury. Each ordinary share carries one vote, except for treasury shares which are non-voting. Therefore, the total voting rights in Ferguson was 202,534,879.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	You are being asked to vote on a Merger Proposal and eight separate Advisory Organizational Documents Proposals (collectively, or as a subset thereof, as applicable, the “Proposals”):

•

A proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. See the section entitled “Proposal No. 1—The Merger Proposal.”

•

Eight separate Proposals, on an advisory basis, with respect to certain differences between the Ferguson Governing Documents and New TopCo Proposed Organizational Documents (each to be effective upon the Merger), which are being presented separately in accordance with SEC guidance to give Ferguson Shareholders the opportunity to present their views on important corporate governance provisions. See the section entitled “Proposal No. 2—The Advisory Organizational Documents Proposals.”

Ferguson will hold the Special Meeting to consider and vote upon the Proposals. The consummation of the Merger is conditioned on the approval of the Merger Proposal. With respect to the Advisory Organizational Documents Proposals, although Ferguson is seeking a shareholder vote on such Proposals, a vote for each such Proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board, and approval of such Proposals is also not a condition to the closing of the Merger. However, Ferguson values the opinions expressed by shareholders and will consider the outcome of the vote on the Advisory Organizational Documents Proposals when making future decisions relating to the corporate governance practices of New TopCo.

This proxy statement/prospectus contains important information about the Merger and the other matters to be acted upon at the Special Meeting. You should read this proxy statement/prospectus carefully and in its entirety, including the annexes attached hereto and the documents referred to herein.

Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:	The following votes are required for each proposal at the Special Meeting:

•

The Merger Proposal: The Merger Proposal is proposed as a special resolution, which means that for this resolution to be passed at least two-thirds (66 2/3%) of the total number of votes cast on this resolution must be cast in favor of this resolution. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

•

The Advisory Organizational Documents Proposals: Each of the Advisory Organizational Documents Proposals are being proposed separately, on an advisory basis, as an ordinary resolution, which means that for each resolution to be passed more than half of the votes cast must be cast in favor of such resolution.

Q:	DO I HAVE DISSENTERS’ RIGHTS IF I OBJECT TO THE MERGER PROPOSAL?

A:

Yes. Pursuant to Article 127FB of the Jersey Companies Law, following the approval by Ferguson Shareholders of the Merger, you have the right to apply to the Royal Court on the grounds that the Merger would unfairly prejudice your interests. An application to the Royal Court objecting to the Merger may not be made (i) more than 21 days after the Merger has been approved by the Ferguson Shareholders or (ii) if you voted in favor of the Merger.

On an application to the Royal Court in objection of the Merger, the court may, if satisfied that such application is well-founded, make an order as it thinks fit for giving relief in respect of the matters complained of. Such order will typically be tailored to the relief sought by the applicant but may include a restraint on the Merger, impose conditions on the Merger or provide for the purchase of the shares of the applicant Ferguson Shareholder by other members of Ferguson or Ferguson itself.

Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND DO NOT VOTE OR ABSTAIN?

A:	For purposes of the Special Meeting, an abstention occurs when you attend the meeting in person and do not vote or you return a proxy with an “abstain” vote.

Abstentions will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. If you attend the Special Meeting and you fail to vote on the Merger Proposal or the Advisory Organizational Documents Proposals, no votes attaching to your shares will be counted for the purposes of determining whether the resolutions are passed, so that your failure to vote will have no effect on the Proposals. If you hold Ferguson Shares directly and sign and return your proxy card without indicating how to vote on any particular Proposal, the Ferguson Shares represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting and in the discretion of your proxy upon such other matters as may properly come before the Special Meeting.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Merger is approved by Ferguson Shareholders and consummated, you will become a stockholder of New TopCo. If you fail to take any action with respect to the Special Meeting and the Merger is not approved and consummated, you will continue to be a Ferguson Shareholder.

Q:	HOW CAN I FIND OUT THE VOTING RESULTS OF THE SPECIAL MEETING?

A:	Voting results are expected to be announced in a Current Report on Form 8-K that Ferguson will file with the SEC on the first business day following the Special Meeting.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the Merger or any of the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, Connecticut 06902

Shareholders may call toll free: 800-662-5200 (from the U.S. and Canada), 203-658-9400 (from the U.K.),

and 203-658-9400 (from outside the U.S., Canada and U.K.)

Banks and Brokers may call collect: 203-658-9400

ferg.info@investor.morrowsodali.com

You may also obtain additional information about Ferguson from documents filed with the SEC. See the section entitled “Where You Can Find More Information.” If you have questions regarding the certification of your Ferguson Share position, please contact:

Computershare Trust Company N.A.

P.O. Box 43078

Providence, RI 02940-3078, United States

1-866-742-1064 (U.S. and Canada); 1-781-575-3023 (outside U.S. and Canada)

Email: web.queries@computershare.com

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes and the other documents to which we refer, including the information incorporated by reference, before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (pages 49 and 52)

Ferguson

Ferguson’s operations are based, through its subsidiaries, in North America. Ferguson is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to heating, ventilation and air conditioning (“HVAC”), fire, fabrication and more.

Ferguson plc was incorporated and registered in Jersey as Alpha JCo Limited on March 8, 2019, under the Jersey Companies Law, as a private limited company with company number 128484. Ferguson converted its status to a public limited company and changed its name, first to Ferguson Newco plc on March 26, 2019, and then to Ferguson plc on May 10, 2019. Ferguson’s jurisdiction of organization is Jersey and its corporate headquarters are located at 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS and its telephone number is +44 (0) 118 927 3800. Ferguson is also registered in the U.K. as Ferguson Group Holdings, U.K. Establishment No. BR021199. Ferguson’s management office in the U.S. is located at 751 Lakefront Commons, Newport News, VA 23606.

Ferguson is listed on the New York Stock Exchange and the London Stock Exchange under the symbol “FERG”.

Ferguson’s corporate website is corporate.ferguson.com. We include website addresses throughout this proxy statement/prospectus for reference only. The information contained in, or available through, these websites is not part of, or incorporated by reference into, this proxy statement/prospectus. Addresses, including electronic addresses provided in this proxy statement/prospectus, are provided solely for the purposes so specified. You may not use any electronic address provided in this proxy statement/prospectus to communicate with Ferguson for any purpose other than those expressly stated herein or therein.

New TopCo

Ferguson Enterprises Inc., which we refer to as New TopCo, is a corporation newly incorporated under the laws of Delaware. Prior to the Merger, New TopCo will have no property, assets, liabilities or operations, other than those incident to its formation and the preparation and filing of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part and a U.K. prospectus with respect to the New TopCo Common Stock.

New TopCo’s corporate headquarters are currently located at 751 Lakefront Commons, Newport News, VA 23606 and its telephone number is +1-757-874-7795. New TopCo’s registered office in Delaware is located at 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, DE 19803.

Merger Sub

Ferguson (Jersey) 2 Limited, which we refer to as Merger Sub, is a newly formed Jersey incorporated private limited company and direct, wholly owned subsidiary of New TopCo. Prior to the Merger, Merger Sub will have no property, assets, liabilities or operations, other than those incident to its formation.

The Merger (page 32)

The terms and conditions of the Merger are contained in the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. We encourage you to read the Merger Agreement carefully and in its entirety, as this is the principal legal document that governs the Merger. See the section entitled “Proposal No.1—The Merger Proposal” for more information.

On February 29, 2024, Ferguson plc entered into the Merger Agreement with New TopCo and Merger Sub, pursuant to which, among other things, at the Effective Time and on the terms of and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into Ferguson plc, with Ferguson plc surviving the Merger as a direct, wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist. Following the Merger, Ferguson plc will be renamed Ferguson (Jersey) Limited and will change its status to a private company.

On the terms of, subject to the conditions of and/or in connection with the Merger Agreement, at the Effective Time, (i) each Ferguson Share that is issued and outstanding at the Merger Record Time will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time and (ii) each U.K. DI representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI representing one share of New TopCo Common Stock will be issued through CREST by the Depositary as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time. All Ferguson Shares held in treasury will be cancelled as a result of the Merger.

Organizational Chart of Ferguson’s Structure

The below abbreviated organizational chart depicts Ferguson’s current structure, with the arrow depicting the Merger:

Organizational Chart of New TopCo’s Intended Structure

The below abbreviated organizational chart depicts New TopCo’s intended structure following the consummation of the Merger:

Accompanying Documents

In accordance with Article 127F of the Jersey Companies Law and SEC rules, as applicable, this proxy statement/prospectus is accompanied by the following:

•	a copy of the Merger Agreement, attached hereto as Annex A;

•	a copy of the New TopCo Proposed Certificate of Incorporation, substantially in the form attached hereto as Annex B;

•	a copy of the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex C;

•

copies of the certificates signed under Article 127E(5) of the Jersey Companies Law, attached hereto as Annex D, certifying that each director of Ferguson plc and Merger Sub has made full inquiry into the affairs of Ferguson plc and each director reasonably believes that Ferguson plc is, and will remain until the Merger is completed, able to discharge its liabilities as they fall due; and

•

a copy of the certificate signed under Article 127E(6) of the Jersey Companies Law, attached hereto as Annex E, certifying that, in the opinion of each director who will be a director of Ferguson plc (which will be renamed Ferguson (Jersey) Limited at the Effective Time) following the Merger, Ferguson (Jersey) Limited will be able to continue to carry on business and discharge its liabilities as they fall due: (a) on and immediately after the completion of the Merger; and (b) if later, until 12 months after the signing of this certificate.

Statement of Material Interests (page 37)

A statement of the material interests in the Merger of the Ferguson Board and Merger Sub is set out below under “Proposal No. 1—The Merger Proposal— Material Interests Under Article 127F(2)(a)(v) of the Jersey Companies Law.”

Recommendation of the Ferguson Board (page 37)

The Ferguson Board has unanimously determined that the Merger, on the terms of and subject to the conditions of the Merger Agreement, is advisable and in the best interests of Ferguson and Ferguson Shareholders and has directed that the Proposals set forth in this proxy statement/prospectus be submitted to Ferguson Shareholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Ferguson Board unanimously recommends that Ferguson Shareholders vote or give instruction to vote “FOR” the Merger Proposal and “FOR” each of the Advisory Organizational Documents Proposals.

Ferguson’s Special Meeting of Shareholders (page 26)

Purpose of the Special Meeting

The Special Meeting will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time), on May 30, 2024 (or at such other time on such other date and at such other place to which the meeting may be postponed or adjourned) at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, U.K. At the Special Meeting, Ferguson Shareholders will be asked to vote on the Merger Proposal and the Advisory Organizational Documents Proposals.

Record Date; Voting; Attending the Special Meeting

Only those shareholders entered on the register of members of Ferguson on April 15, 2024 (the “Record Date”) are entitled to attend or vote at the Special Meeting (or, if the Special Meeting is adjourned, on the register of members of Ferguson not less than 10 days nor more than 60 days before the time of the adjourned meeting).

Registered shareholders. Ferguson, pursuant to Article 186(b) of the Ferguson Articles, has specified that only those persons entered on the register of members of Ferguson as of the Record Date (or, if the Special Meeting is adjourned, on the register of members of Ferguson not less than 10 days nor more than 60 days before the time of the adjourned meeting) are entitled to attend and vote at the Special Meeting. Subsequent changes to the entries on the register of members of

Ferguson after the Record Date will be disregarded in determining the rights of any person to attend or vote at the Special Meeting. In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. Seniority is determined by the order in which the names of the holders stand in the register. Registered shareholders must present photographic identification to attend and vote at the Special Meeting. All joint shareholders may attend and speak. Any corporate entity which is a shareholder can appoint one or more representatives who may exercise all of its powers on its behalf.

Beneficial owners. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of the shares, and this proxy statement/prospectus is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. Only those beneficial owners holding shares as of the Record Date or, if the Special Meeting is adjourned, on such other date as is communicated to beneficial owners are entitled to vote on the resolutions in respect of such shares. As a beneficial owner, if you wish to attend or vote at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it, along with photographic identification, to Ferguson’s Company Secretary or other Ferguson representative, at the Special Meeting.

U.K. DI Holders. If you are a U.K. DI Holder entered on the register of U.K. DI Holders of Ferguson as of 6:00 p.m. U.K. Time on May 23, 2024 (or, if the Special Meeting is adjourned, on such other date as is communicated to U.K. DI Holders), you are entitled to provide voting instructions to the Depositary in respect of the number of U.K. DIs registered in your name at that time. As a U.K. DI Holder, or as a representative of a U.K. DI Holder, if you wish to attend or vote at the Special Meeting, please inform the Depositary at csnditeam@computershare.co.uk. The Depositary will then provide you with a Letter of Representation with respect to the relevant U.K. DI holding that will enable a U.K. DI Holder, or a representative, to attend, speak and vote the shares underlying those interests at the Special Meeting. The completed Letter of Representation must be delivered to a Depositary representative by 10:00 a.m. U.K. Time on May 23, 2024. To attend, speak or vote at the Special Meeting, you must bring this Letter of Representation and present it, along with photographic identification, to Ferguson’s Company Secretary or other Ferguson representative at the Special Meeting. Any U.K. DI Holders that do not follow the above process will be unable to represent their position in person at the Special Meeting.

Votes Required

The following votes are required for each proposal at the Special Meeting:

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The Merger Proposal: The Merger Proposal is proposed as a special resolution, which means that for this resolution to be passed at least two-thirds (66 2/3%) of the total number of votes cast on this resolution must be cast in favor of this resolution. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

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The Advisory Organizational Documents Proposals: Each of the Advisory Organizational Documents Proposals are being proposed separately, on an advisory basis, as an ordinary resolution, which means that for each resolution to be passed more than half of the votes cast must be cast in favor of such resolution.

Quorum and Vote of Ferguson Shareholders

A Ferguson Shareholder who holds, or Ferguson Shareholders together who hold, a majority of the shares entitled to be voted at the Special Meeting, present in person or represented by proxy, will constitute a quorum. A quorum is necessary to conduct business at the Special Meeting. You are part of the quorum if you have timely returned a properly executed proxy appointment form. Abstentions also are counted in determining whether a quorum is present. As of the Record Date, 101,197,945 Ferguson Shares would be required to achieve a quorum. As of such date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately 249,554 of such shares. This represents approximately 0.12% of the outstanding Ferguson Shares as of such date.

Proxy Solicitation

Proxies may be solicited by mail, telephone, the internet, facsimile, e-mail or in person. Ferguson has hired Morrow Sodali to assist in the proxy solicitation process. Ferguson will pay Morrow Sodali approximately $15,000 for its proxy solicitation services, plus reasonable out-of-pocket expenses incurred in the process of solicitating proxies. In addition, Ferguson will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. Furthermore, proxies may be solicited by Ferguson’s directors, officers and associates, in each case without any additional compensation.

Material U.S. Federal Income Tax Considerations (page 101)

For a discussion summarizing the material U.S. federal income tax considerations of the Merger, please see “Material U.S. Federal Income Tax Considerations.”

Material U.K. Tax Considerations (page 105)

For a discussion summarizing the material U.K. tax considerations of the Merger, please see “Material U.K. Tax Considerations.”

Dissenters’ Rights (page 30)

Pursuant to Article 127FB of the Jersey Companies Law, following the approval by Ferguson Shareholders of the Merger, you have the right to apply to the Royal Court on the grounds that the Merger would unfairly prejudice your interests.

An application to the Royal Court objecting to the Merger may not be made: (i) more than 21 days after the Merger has been approved by the Ferguson Shareholders; or (ii) if you voted in favor of the Merger. The Jersey Companies Law does not preclude a member who fails to vote on the Merger from making such an application. In view of this, dissenters and abstainers may bring such an application to court.

On an application to the Royal Court in objection of the Merger, the Royal Court may, if satisfied that such application is well-founded, make an order as it thinks fit for giving relief in respect of the matters companied of. Such order will typically be tailored to the relief sought by the applicant but may include a restraint on the Merger, impose conditions on the Merger or provide for the purchase of the shares of the applicant Ferguson Shareholder by other members of Ferguson or Ferguson itself.

Ferguson NYSE and LSE Listing (page 36)

The New TopCo Common Stock is expected to be listed on the NYSE and the LSE under the trading symbol “FERG.” The Ferguson Shares currently trade on the NYSE and the LSE under the trading symbol “FERG.” When the Merger is completed, the Ferguson Shares currently listed on the NYSE and the LSE under the trading symbol “FERG” will cease to be traded on the NYSE and the LSE, and will be deregistered under the U.S. Securities Exchange Act. On January 17, 2024, the last trading day before Ferguson publicly disclosed its intention to pursue the Merger, the closing price of the Ferguson Shares on the NYSE and LSE was $184.65 and £146.40 per share, respectively. On April 2, 2024, the last practicable date before the mailing date of this proxy statement/prospectus, the closing price of Ferguson Shares on the NYSE and LSE was $216.89 and £172.50 per share, respectively.

Regulatory Matters

Other than the delivery to the registrar of companies in Jersey of all documents required in accordance with Article 127FJ of the Jersey Companies Law for the purposes of effecting the Merger, we are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, and various portions of Jersey corporate law.

Summary Risk Factors (page v)

For a discussion summarizing the various material risks associated with the Merger and an investment in New TopCo Common Stock, please see “Forward-Looking Statements and Risk Factors Summary.” You should consider all the information contained in this proxy statement/prospectus in deciding how to vote for the Proposals presented herein.

Comparison of Corporate Governance and Shareholder Rights (page 108)

In addition to the risk factors, you should also carefully consider the differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents further described in the “Comparison of Corporate Governance and Shareholder Rights.”

MARKET PRICE AND DIVIDEND INFORMATION

Market information

The principal U.S. trading market for Ferguson Shares is the NYSE, where Ferguson Shares are traded under the symbol “FERG.” Ferguson’s principal foreign public trading market for Ferguson Shares is the LSE, where Ferguson Shares are traded under the symbol “FERG.” We expect the New TopCo Common Stock to also be traded under the symbol “FERG” on the NYSE and LSE following the completion of the Merger.

Holders

As of April 2, 2024 there were 4,147 holders of record of Ferguson Shares.

As of April 2, 2024 there were 3 stockholders of New TopCo, Kevin Murphy, Bill Brundage and Ian Graham, who each own one share, or 33 1/3% of outstanding shares of New TopCo Common Stock. On the terms of and subject to the conditions of the Merger Agreement, at the Effective Time, New TopCo will be the sole shareholder of Ferguson plc (which will be renamed Ferguson (Jersey) Limited at the Effective Time) and each existing share of New TopCo Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled. In addition and simultaneously, (i) each Ferguson Share that is issued and outstanding at the Merger Record Time will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to Ferguson Shareholders on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time and (ii) each U.K. DI representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI representing one share of New TopCo Common Stock will be issued through CREST by the Depositary as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time. See “Security Ownership of Certain Beneficial Owners and Management” for more information regarding beneficial ownership of Ferguson Shares and New TopCo Common Stock.

Dividend Policy

To date, New TopCo has not paid any dividends on the New TopCo Common Stock. Following the completion of the Merger, the New TopCo Board anticipates that cash dividends will be paid on a quarterly basis in amounts comparable to dividends paid by Ferguson plc in prior periods as permitted by the DGCL. There are expected to be no changes in Ferguson’s current dividend policy prior to the completion of the Merger.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before deciding whether to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus. If the Merger is completed, Ferguson will become a wholly owned subsidiary of New TopCo, Merger Sub will cease to exist and you will become a stockholder of New TopCo. As a result of the Merger, the corporate law and governing documents governing Ferguson and the shares that will be held by you will be different. If any of the risks discussed below actually occur, the business, financial condition, operating results and cash flows of Ferguson, and/or New TopCo following the consummation of the Merger, could be materially adversely affected. The risks described below are not the only risks facing Ferguson or New TopCo and do not comprise all of the risks associated with an investment in New TopCo Common Stock. Additional risks and uncertainties not presently known to Ferguson or New TopCo or that Ferguson or New TopCo currently deem immaterial also may impair our business, financial condition and results of operations. In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Forward-Looking Statements and Risk Factors Summary,” you should carefully consider the following risk factors in deciding how to vote on the Proposals presented in this proxy statement/prospectus.

Risks Related to New TopCo

The rights of stockholders under Delaware law may differ from the rights of shareholders under Jersey law. Moreover, the City Code, which currently applies to Ferguson plc, will not apply to any takeover offer for New TopCo.

Currently, your rights as a Ferguson Shareholder arise under the laws of Jersey, as well as the Ferguson Governing Documents. Upon effectiveness of the Merger, your rights as a stockholder of New TopCo will arise under Delaware law, as well as the New TopCo Proposed Organizational Documents. The New TopCo Proposed Organizational Documents and Delaware law contain provisions that differ in certain respects from those in the Ferguson Governing Documents and Jersey law and, therefore, some of your rights as a shareholder will change materially.

For instance, Jersey law constrains the ability of Jersey companies to limit the liability of directors for breaches of duty. A Jersey company may only exempt from liability, and indemnify directors and officers for liabilities incurred in defending proceedings where a judgment in favor of the director or officer is obtained or the director or officer is acquitted, proceedings are discontinued or settled (such that in the opinion of a majority of disinterested directors, the concerned director or officer was substantially successful on merits), to anyone other than the company if the director or officer acted in good faith with a view to the best interests of the company, in connection with judicial relief from liability for negligence, default, breach of duty or breach of trusts, or in a case in which the company normally maintains insurance for persons other than directors.

However, upon effectiveness of the Merger, it is expected that, pursuant to the New TopCo Proposed Certificate of Incorporation, the directors and certain officers will not be personally liable to New TopCo or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL. Currently the DGCL does not permit exculpation for: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to New TopCo or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation.

Moreover, the City Code, which currently applies to Ferguson plc, will not apply to any takeover offer for New TopCo due to its incorporation in Delaware, meaning that, upon effectiveness of the Merger, Ferguson Shareholders will no longer be afforded the specific protections provided by the City Code. For a further description of your rights following the Merger and how they may differ from your current rights, please see “Comparison of Corporate Governance and Shareholder Rights.” All Ferguson Shareholders are encouraged to read each of the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex B and Annex C, respectively.

The price of New TopCo Common Stock may be negatively impacted, and Ferguson Shareholders may suffer losses, as a result of the different rights afforded to Ferguson Shareholders following effectiveness of the Merger and the loss of the protections provided by the City Code.

Provisions in the New TopCo Proposed Certificate of Incorporation and New TopCo Proposed Bylaws under Delaware law could discourage another company from acquiring New TopCo and may prevent attempts by New TopCo stockholders to replace or remove its current management.

Provisions in the New TopCo Proposed Certificate of Incorporation and New TopCo Proposed Bylaws, which will become effective at the Effective Time, may discourage, delay or prevent a merger, acquisition or other change in control of New TopCo that certain stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for New TopCo Common Stock, thereby depressing the market price of New TopCo Common Stock. In addition, these provisions may frustrate or prevent any attempts by stockholders of New TopCo to replace or remove its current management by making it more difficult for stockholders to replace members of the New TopCo Board.

Among other things, these provisions:

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provide the New TopCo Board the right to issue one or more series of New TopCo Preferred Stock and to determine the price and other terms of those shares, including preferences and voting rights, without shareholder approval;

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authorize a number of shares of stock that are not yet issued, which would allow the New TopCo Board to issue shares to persons friendly to current management without offering pre-emptive rights to existing stockholders;

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permit the New TopCo Board to amend the New TopCo Proposed Bylaws, which may allow the New TopCo Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

•	prohibit stockholders from taking action by written consent;

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provide the New TopCo Board with the sole authority to determine the number of directors of the New TopCo Board and to fill vacancies on the New TopCo Board (whether resulting from any increase in the authorized number of directors or otherwise); and

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establish advance notice and other requirements for nominations of candidates for election to the New TopCo Board or for proposing matters that can be acted on by stockholders at the annual or special meetings of stockholders.

As a Delaware corporation, New TopCo will be subject to provisions of Delaware law, including Section 203 of the DGCL. Section 203 of the DGCL provides (in general) that, unless certain conditions have been met, New TopCo may not engage in a business combination with an interested stockholder (generally defined as a stockholder of New TopCo, together with his or her affiliates or associates, who owns more than 15% of New TopCo’s voting stock) for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the New TopCo Board, prior to the time of the transaction in which the stockholder became an interested stockholder, approves the business combination or the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (excluding stock owned by certain persons) of New TopCo outstanding at the time the transaction commenced; or (3) at or after the time of the person became an interested stockholder, the New TopCo Board and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, and not by written consent, the business combination. Any provision of the New TopCo Proposed Certificate of Incorporation, the New TopCo Proposed Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for New TopCo stockholders to receive a premium for their New TopCo Common Stock and affect the price that some investors are willing to pay for the New TopCo Common Stock.

The New TopCo Proposed Certificate of Incorporation provides that the Court of Chancery will be the exclusive forum for substantially all disputes between New TopCo and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with New TopCo or its directors, officers, employees, agents or stockholders.

The New TopCo Proposed Certificate of Incorporation provides that, subject to certain exceptions, the Court of Chancery will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New TopCo, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of New TopCo to New TopCo or New TopCo’s stockholders, (iii) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo arising out of or relating to any provision of the DGCL, the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (v) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery. In addition, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the New TopCo Proposed Certificate of Incorporation provides that, unless New TopCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the U.S. Securities Act against New TopCo or any director, officer, employee or agent of New TopCo.

These exclusive-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New TopCo or its directors, officers, employees, agents or stockholders and this limitation may have the effect of discouraging lawsuits or make New TopCo securities less attractive to investors. For example, stockholders who bring a claim in the Court of Chancery could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near the State of Delaware. The Court of Chancery may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to New TopCo than to its stockholders.

It should also be noted that Section 22 of the U.S. Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the U.S. Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Due to such concurrent jurisdiction, there is uncertainty as to whether a court would enforce the exclusive forum provision in the New TopCo Proposed Certificate of Incorporation in respect of causes of action arising under the U.S. Securities Act against New TopCo or any director, officer, employee or agent of New TopCo. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the U.S. Securities Act against New TopCo, its directors, officers, employees, agents or stockholders in a venue other than in the federal district courts of the U.S. In such instance, New TopCo would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the New TopCo Proposed Certificate of Incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and New TopCo cannot assure you that the provisions will be enforced by a court in those other jurisdictions. If a court were to find the exclusive-forum provisions in the New TopCo Proposed Certificate of Incorporation to be inapplicable or unenforceable in an action, New TopCo may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could harm New TopCo’s business.

The New TopCo Proposed Certificate of Incorporation provides that any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of New TopCo shall be deemed to have notice of and to have consented to the exclusive forum provisions described above. However, these exclusive forum provisions may not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the U.S. Securities Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Risks Related to the Merger

Failure to complete the Merger could negatively affect the stock price and the future business and financial results of Ferguson.

Completion of the Merger is subject to the satisfaction or waiver of several conditions precedent listed in the Merger Agreement, including the approval of the Merger Proposal by Ferguson Shareholders at the Special Meeting. Ferguson and New TopCo may not satisfy all of the closing conditions in the Merger Agreement. There can be no assurance that the conditions to the closing of the Merger will be satisfied or, where applicable, waived or that the Merger will be completed. If the closing conditions are not satisfied or waived, the Merger will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Ferguson and New TopCo to lose some or all of the intended benefits of the Merger.

Furthermore, if the Merger is not completed for any reason, including as a result of Ferguson Shareholders failing to approve the Merger Agreement and the transactions contemplated thereby, without realizing any of the benefits of having completed the Merger, Ferguson may experience negative reactions from the financial markets, including negative impacts on its stock prices.

If the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code or tax-free exchange within the meaning of Section 351 of the Code, U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—U.S. Holders”) may recognize taxable gain as a result of the Merger.

Ferguson intends for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a tax-free exchange within the meaning of Section 351 of the Code, or both (collectively, the “Intended Tax Treatment”), and Ferguson and New TopCo intend to file tax returns consistent with this Intended Tax Treatment. The position of Ferguson is not binding on the Internal Revenue Service (the “IRS”) or the courts, and Ferguson does not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the Intended Tax Treatment or that a court will not sustain such a challenge. If the IRS were to be successful in any such contention, or if for any other reason the Intended Tax Treatment were to not be respected for U.S. federal income tax purposes, the Merger could be a taxable event to the U.S. Holders. Ferguson Shareholders are urged to consult with their own tax advisors with respect to the tax consequences of the Merger.

Following the Merger, Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Considerations—Non-U.S. Holders”) may be subject to U.S. federal income tax.

In general, any distributions made to a Non-U.S. Holder with respect to New TopCo Common Stock, to the extent paid out of New TopCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Dividends paid by New TopCo to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). For more information about the tax considerations with respect to such matters, see the section entitled “Material U.S. Federal Income Tax Considerations.”

Ferguson’s effective tax rate may increase in the future, including as a result of the Merger.

In connection with the Merger, Ferguson anticipates recognizing a one-time, non-cash deferred tax charge of between $75 million to $135 million upon shareholder approval of the Merger, driven by the elimination of certain pre-existing U.K. tax attributes of Ferguson. In addition, Ferguson anticipates that, following the Merger, the amount of taxable income which it generates in the U.K. may not be sufficient to fully realize the tax benefits associated with certain future expenses (including, without limitation, future contributions to Ferguson’s U.K. pension plans).

Apart from the one-time charge and certain future expenses discussed above, the Ferguson Board currently anticipates that the Merger on its own will have an immaterial impact on our effective tax rate, as tax reforms in the U.K. and Switzerland relating to global minimum tax policies are in any event expected to reduce the benefit of our current structure and increase our effective tax rate. However, following the Merger, the income of Ferguson will be subject to U.S. federal income tax as well as income tax in other jurisdictions. Currently applicable income tax laws, regulations, treaties and judicial and administrative interpretations of these laws, regulations and treaties in the U.S. and other jurisdictions may cause Ferguson’s effective tax rate to fluctuate significantly beyond our current projections. In light of these factors, there can be no assurance that Ferguson’s effective tax rate will not be materially affected in future periods.

Moreover, U.S. tax laws significantly limit Ferguson’s ability to redomicile outside of the U.S. once the Merger has been consummated. Accordingly, if Ferguson’s effective tax rate were to increase significantly as a result of the Merger, the business and financial performance of Ferguson could be adversely affected.

If the Merger fails to qualify for “reorganisation of share capital” treatment pursuant to Section 136 of the Taxation of Chargeable Gains Act 1992, U.K. Holders may recognize taxable gain as a result of the Merger.

Ferguson intends for the Merger to qualify as a “reorganisation of share capital” pursuant to Section 136 of the Taxation of Chargeable Gains Act 1992 for the purposes of U.K. taxation of chargeable gains (the “Intended U.K. CGT Treatment”). Ferguson has obtained statutory clearance from HMRC (under Section 138 of the Taxation of Chargeable Gains Act 1992) that HMRC are satisfied that the Merger will be effected for bona fide commercial reasons and will not form part of a scheme of arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to U.K. CGT. However, while this statutory clearance confirms the non-application of certain anti-avoidance provisions, there can be no assurance that HMRC will not challenge the Intended U.K. CGT Treatment on other grounds or that a court will not sustain such a challenge. If HMRC were to be successful in any such contention, or if for any other reason the Intended U.K. CGT Treatment were to not be respected for U.K. tax purposes, the Merger could be a taxable event to Ferguson Shareholders for U.K. CGT purposes. Ferguson Shareholders are urged to consult with their own tax advisors with respect to the tax consequences of the Merger.

Non-U.S. Holders and Non-U.K. Holders may recognize taxable gain as a result of the Merger.

Ferguson has not analyzed the impact of the Merger in all jurisdictions and it is possible that the Merger would be viewed as taxable to shareholders in jurisdictions other than the U.S. and U.K. Ferguson Shareholders are urged to consult with their own tax advisors with respect to their specific tax consequences of the Merger.

Risks Related to Our Business

Market conditions, competition, financial

Weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, particularly in the U.S., may adversely affect the profitability and financial stability of our customers, and could negatively impact our sales growth and results of operations.

Our financial performance depends significantly on industry trends and general economic conditions, including the state of the residential and non-residential markets, as well as changes in gross domestic product in the geographic markets in which we operate, particularly in the U.S. where we generated 95% of our net sales from continuing operations in fiscal 2023. We serve several end markets in which the demand for our products is sensitive to the construction activity, capital spending and demand for products of our customers. Many of these customers operate in markets that are subject to cyclical fluctuations resulting from market uncertainty, costs of goods sold, rising interest rates, currency exchange rates, labor shortages including a shortage of skilled trade professionals, work stoppages and strikes, foreign competition, offshoring of production, oil and natural gas prices, geopolitical developments, wage inflation and a variety of other factors beyond our control. In addition, geopolitical conflicts and any related international responses may exacerbate inflationary pressures, including causing increases in commodity prices and energy costs. Any of these factors could cause customers to idle or close facilities, delay purchases, reduce production levels or experience reductions in the demand for their own products or services.

Adverse conditions in, or uncertainty about, the markets in which we operate, the economy or the political climate could also adversely impact our customers and their confidence or financial condition, causing them to decide not to purchase our products or alter the timing of purchasing decisions or construction projects, and could also impact their ability to pay for products purchased from us. Other factors beyond our control, including but not limited to unemployment, interest rate and mortgage rate fluctuation, mortgage delinquency and foreclosure rates, inventory loss due to theft, foreign currency fluctuations, labor and healthcare costs, the availability of financing, disruption in the financial and credit markets, including as a result of instability in the banking sector and the failure of financial institutions, changes in tax laws affecting the real estate industry, product availability constraints as a result of ineffectiveness of or disruption to our domestic or international supply chain or the fulfillment network, weather, cybersecurity incidents or network security breaches, natural disasters, acts of terrorism, acts of war, consumer activism, global pandemics, international trade tensions, civil unrest and geopolitical uncertainties, could have a material adverse effect on our business, financial condition and results of operations.

Any of these events could impair the ability of our customers to make full and timely payments for, or reduce the volume of, products these customers purchase from us and could cause increased pressure on our selling prices and terms of sale. Accordingly, a significant or prolonged slowdown in activity in our relevant end markets could negatively impact net sales growth and results of operations. In addition, we have closed and may in the future have to close underperforming branches and/or showrooms from time to time as warranted by general economic conditions and/or weakness in the end markets in which we operate. Such closures could have a material adverse effect on our business, financial condition and results of operations.

We could be adversely impacted by declines in the residential and non-residential markets, as well as the RMI and new construction markets.

Our end markets focusing on the residential and non-residential markets as well as the RMI and new construction markets are dependent, in part, upon certain macroeconomic trends in these markets. In fiscal 2023, our net sales in the residential and non-residential markets generated approximately 52% and 48%, respectively, of net sales from continuing operations. Our sales within the residential and non-residential markets are divided further into RMI and new construction markets, which represent approximately 60% and 40%, respectively, of net sales from continuing operations.

A slowdown in the residential and/or non-residential markets caused by inflation, higher interest or mortgage rates or other issues in the market, may cause unanticipated shifts in our end market preferences and purchasing practices and in the business models and strategies of our customers. Such shifts may alter the nature and prices of products demanded by the end consumer and, in turn, our customers and could adversely affect our business, financial condition and results of operations.

The industries in which we operate are highly competitive, and changes in competition, including as a result of consolidation, could result in decreased demand for our products and related service offerings and could have a material effect on our sales and profitability.

We face competition in all markets we serve from wholesale distributors, supply houses, retail enterprises, online businesses that compete with price transparency, and from manufacturers (including some of our own suppliers) that sell directly to certain segments of the market. In particular, wholesale and distribution businesses in other industry sectors have been disrupted by the arrival of new competitors with lower-cost non-value added transactional business models or new technologies to aggregate demand away from incumbents. In the event that one or more online marketplace companies, which in some cases have larger customer bases, greater brand recognition and greater resources than we do, focus resources on competing in our markets, it could have a material adverse effect on our business, financial condition and results of operations. In addition, such competitors may use aggressive pricing and marketing tactics (such as paid search marketing), devote substantially more financial resources to website and systems development, or respond more quickly to emerging technologies (such as generative AI) and changes in customer preferences than we do. It is expected that competition could further intensify in the future as online commerce continues to grow worldwide. Increased competition may result in reduced net sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

The industries in which we operate may be disrupted by non-traditional competitors through acquisitions of traditional competitors to expand their capabilities. The industries in which we operate are also consolidating as customers are increasingly aware of the total costs of fulfillment and of the need to have consistent sources of supply at multiple locations. This competitor consolidation could cause the industries to become more competitive as greater economies of scale are achieved.

Additionally, we have experienced competitive pressure from certain of our suppliers who are now selling their products directly to customers. Suppliers can often sell their products at lower prices and maintain higher gross margins on their product sales than we can. Continued competition from our suppliers may negatively impact our business and results of operations, including through reduced sales, lower operating margins, reduced profitability, loss of market share and diminished brand recognition.

In response to these competitive pressures, among other initiatives, we are applying technology as an important medium for delivering better customer service alongside the supply of our products, and to create dedicated tools to save customers time and money. However, we may not continue to realize benefits from such investments and such initiatives may not be successful. In addition, failure to effectively execute our strategies, including the development and acquisition of such new business models or technologies, or successfully identify future market and competitive pressures, could have a material adverse effect on net sales and profitability.

Fluctuating product prices may adversely affect our business, financial condition and results of operations.

Some of our products contain significant amounts of commodity-priced materials, predominantly plastic, copper and steel, and other components that are subject to price changes based upon fluctuations in the commodities market, which can arise from changes in domestic and international supply and demand, general inflationary pressures, labor costs, competition, tariff and trade restrictions and geopolitical conflict, among other factors. To a lesser extent, fluctuations in the price of fuel could affect transportation costs. In addition, shipping capacity constraints and related fluctuations in shipping rates and space availability further impact the product cost. Our ability to adjust prices in a timely manner to account for price fluctuations will often depend on market conditions, our fixed costs, inflation and deflation, and other factors. In the event that circumstances require us to adjust our product prices and operational strategies to reflect fluctuating prices (inflation/deflation), there can be no assurance that such adjustments will be effective. For example, our inability to pass on all or a portion of product price inflation to our customers in a timely manner could reduce our profit margins. Similarly, downward pressure on product prices due to deflation could cause profit margins to decline. Moreover, our efforts to monitor for signs of moderation or deflation, which would present risks that we may not be able to totally mitigate, may be ineffective. Any failure to appropriately address some or all of these risks could have a material adverse effect on our business, financial condition and results of operations.

We have funding risks related to our defined benefit pension plans.

We operate a variety of pension plans, including funded and underfunded defined benefit schemes in Canada and the U.K. Our pension trustees and plan sponsors aim to match the liabilities with a portfolio of assets, comprising equity and debt securities alongside diversified growth assets and further investments designed to hedge the underlying interest and inflation risk inherent in the associated liabilities. The market value of these assets can rise and fall over time, which impacts the funding position of the plan. The U.K. defined benefit pension plan (the “U.K. Plan”), our largest defined benefit plan, is closed to future service costs and has a buy-in insurance policy which covers a large proportion of the existing participants. Following the completion of our disposal of Wolseley UK Limited on January 29, 2021, we retained future responsibility for the U.K. Plan, as the ongoing liabilities were not transferred to the purchaser.

As required by U.K. pensions regulation, the U.K. Plan completed its triennial actuarial valuation exercise, which is measured on a technical provisions basis, based on the U.K. Plan’s financial position as of April 30, 2022. The triennial valuation resulted in a need for deficit reduction contributions of £133 million spread over the period to January 31, 2026, of which we have paid £38 million as of January 31, 2024. New funding requirements will apply to the next triennial valuation of the U.K. Plan (as of April 30, 2025), requiring the plan to target a funding level where dependency on the employer is low. Although we broadly comply with the funding target principles under these new funding requirements as of our April 30, 2022 valuation, the U.K. pensions regulator’s code for the new requirements has yet to be finalized. If the code changes from current expectations, it could lead to employer deficit reduction contributions changing. In addition to required contributions, we make voluntary contributions at the discretion of management. The potential requirement to pay such additional sums, due to factors such as a deterioration in economic conditions or changes in actuarial assumptions, could have an adverse effect on our financial condition.

Furthermore, the U.K. pensions regulator could take action (for example civil, criminal, monetary and non-monetary penalties) in situations where the “employer covenant” of a defined benefit plan—the willingness and ability of the sponsor to fund the plan—has been detrimentally affected in a material way or where corporate activity, such as certain corporate activities we will undertake in connection with the Merger, poses a materially detrimental risk to accrued plan benefits. The consequences of successful civil and criminal actions include fines, and (in the case of civil actions) requirements to provide further funding for the plan, for both the sponsor and its connected group companies. In addition, actions by the trustees of our pension plans or any material revisions to the existing pension legislation could result in us being required to incur significant additional costs immediately or in short time frames. Such costs, in turn, could have an adverse effect on our financial condition.

Changes in our credit ratings and outlook may reduce access to capital and increase borrowing costs.

Our credit ratings are based on a number of factors, including our financial strength and factors outside of our control, such as conditions affecting our industry generally and the introduction of new rating practices and methodologies. A resurgence of the COVID-19 pandemic or other public health crisis could negatively impact our credit ratings and thereby adversely affect our access to capital and cost of capital. Although we currently do not expect any changes to our credit rating in connection with the Merger, we cannot provide assurances that our current credit ratings will remain in effect or that the ratings will not be lowered, suspended or withdrawn entirely by the rating agencies either as a result of the Merger or otherwise. If rating agencies lower, suspend or withdraw the ratings, the market price or marketability of our securities may be adversely affected. Pressure on the ratings could also arise from higher shareholder payouts or larger acquisitions than we have currently planned that result in increased leverage, or in a deterioration in the metrics used by the rating agencies to assess creditworthiness. In addition, any change in ratings could make it more difficult for us to raise capital on acceptable terms, impact the ability to obtain adequate financing and result in higher interest costs on future financings.

We may not be able to access the capital and credit markets on terms that are favorable to us.

We may seek access to the capital and credit markets to supplement our existing funds and cash generated from operations for working capital, capital expenditure and debt service requirements and other business initiatives. Capital and credit markets may experience volatility and disruption from time to time, which can lead to uncertainty and liquidity issues for both borrowers and investors. In the event of adverse market conditions, we may be unable to obtain capital or credit market financing on favorable terms, which could materially adversely affect our business, financial condition and results of operations.

Potential regional or global barriers to trade or a global trade war could increase the cost of our products, which could adversely impact the competitiveness of our products and our financial results.

Trade tensions between the U.S. and China have escalated over the past several years which resulted in elevated tariffs. The current U.S. presidential administration has not taken action to roll these back. However, in May 2022, the Office of United States Trade Representative (the “USTR”) commenced its quadrennial review of the tariffs imposed on China-origin goods pursuant to Section 301 of the Trade Act of 1974 (the “U.S. Trade Act”). The USTR initiated its review pursuant to Section 307(c) of the U.S. Trade Act, which requires the USTR to review the “necessity of” Section 301 actions four years after their implementation. In September 2022, the USTR announced that because requests for continuation were received, the tariff actions had not terminated and the USTR would conduct a review of the tariff actions. In October 2022, the USTR announced the public comment phase of its four-year, statutorily mandated review of the Section 301 tariffs.

This process may or may not change these tariff actions and it remains unclear what additional, new, or different actions, if any, will be taken by the U.S., China, or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., the erection of barriers to trade, tax policy related to international commerce, or other trade matters. The potential removal of some of the tariffs and trade actions and the respective deflationary impact could have an effect on our business, financial condition and results of operations. At this point in time, it remains to be seen what effects, if any, the current administration will have on a long-term comprehensive agreement on tariffs between the U.S. and China.

Our strategy could be materially adversely affected by our indebtedness.

We had total debt of $3.7 billion as of January 31, 2024. We may incur substantial additional indebtedness in the future, in particular in connection with future acquisitions which remain a core part of our strategy, some of which may be secured by some or all of our assets. Our overall level of indebtedness from time to time may have an adverse effect on our strategy, including requiring us to dedicate portions of our cash flow to payments on our debt, thereby reducing funds available for reinvestment in the business; restricting us from securing the financing, if necessary, to pursue acquisition opportunities; limiting our flexibility in planning for, or reacting to, changes in our business and industry; limiting our ability to purchase, redeem or retire New TopCo Common Stock following the Merger; and placing us at a competitive disadvantage compared to our competitors that have lower levels of indebtedness. In addition, our indebtedness exposes us to the risk of increased interest rates because a portion of our borrowings are at variable rates of interest.

We may need to refinance some or all of our debt upon maturity either on terms which could potentially be less favorable than the existing terms or under unfavorable market conditions, which may also have an adverse effect on our strategy. Our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Fluctuations in foreign currency may have an adverse effect on reported results of operations.

We are exposed to foreign currency exchange rate risk with respect to the USD relative to the local currencies of our international subsidiaries, predominantly CAD and GBP, arising from transactions in the normal course of business (such as sales and loans to wholly owned subsidiaries, sales to third-party customers, and purchases from suppliers). Our only significant foreign currency exchange exposure from a net sales perspective is CAD. We also have foreign currency exposure to the extent that receipts and expenditures are not denominated in the subsidiary’s functional currency, which could impact net sales, costs and cash flows. Fluctuations in foreign currency exchange rates could affect our results of operations and impact reported net sales and net income.

Our ability to pay dividends or effect other returns of capital in the future depends, among other things, on our financial performance.

There can be no guarantee that our historical performance will be repeated in the future, particularly given the competitive nature of the industry in which we operate, and our net sales, net income and cash flow may significantly underperform market expectations. If our cash flow underperforms market expectations, then our capacity to pay a dividend or effect other returns of capital (including, without limitation, share repurchases) may be negatively impacted. Any decision to declare and pay dividends or to effect other returns of capital will be made at the discretion of the New TopCo Board following the Merger and will depend on, among other things, Delaware corporate law, restrictions (if any) on the payment of dividends and/or capital returns in our financing arrangements, our financial position, retained earnings/net income, working capital requirements, interest expense, general economic conditions, effects from the outbreak or resurgence of a global health crisis, and other factors that the New TopCo Board deems significant from time to time.

We cannot guarantee that our share repurchase program will be fully consummated or that our share repurchase program will enhance long-term shareholder value, and share repurchases could increase the volatility of the price of New TopCo Common Stock and could diminish our liquidity.

As of January 31, 2024, Ferguson had completed $2.7 billion of its previously announced $3.0 billion share repurchase program with approximately $0.3 billion remaining under its share repurchase program. New TopCo is expected to continue Ferguson’s repurchase program following the Merger. However, the timing and actual number of New TopCo Common Stock to be repurchased following the Merger will depend on a variety of factors including cash availability and other market conditions. The share repurchase program could affect the price of New TopCo Common Stock and increase volatility and may be suspended or terminated at any time, which may result in a decrease in the trading price of New TopCo Common Stock. The existence of a share repurchase program could also cause the price of New TopCo Common Stock to be higher than it would be in the absence of such a program and could potentially reduce the market liquidity for New TopCo Common Stock. Additionally, repurchases under our share repurchase program could diminish our liquidity.

New TopCo will be a holding company with no business operations of its own and will depend on its subsidiaries for cash, including in order to pay dividends.

New TopCo, like Ferguson, will be a holding company with no independent operations and will be dependent on earnings and distributions of funds from its operating subsidiaries for cash, including in order to pay dividends to its shareholders. New TopCo’s ability to pay dividends to its shareholders will therefore depend on the ability of its subsidiaries to distribute profits or pay dividends to New TopCo, general economic conditions and other factors that the New TopCo Board may deem significant from time to time. New TopCo’s distributable reserves can be affected by reductions in profitability, impairment of assets and severe market turbulence.

Operations and technology

If our domestic or international supply chain or our fulfillment network for our products is ineffective or disrupted for any reason, or if these operations are subject to trade policy changes, our business, financial condition and results of operations could be adversely affected.

We source, distribute and sell products from domestic and international suppliers, and their ability to reliably and efficiently fulfill our orders is critical to our business success. As of July 31, 2023, we had approximately 36,000 suppliers located in various countries around the world.

Financial instability among key suppliers, political unrest, labor unrest, disputes or war in source countries (including resulting from potential conflict between China and Taiwan) or elsewhere in our supply chain (including shipping disruptions in the Red Sea), changes in the total costs in our supply chain (including, but not limited, to changes in fuel and labor costs and currency exchange rates), port or rail labor disputes and security, the outbreak or resurgence of pandemics, weather- or climate-related events, natural disasters, work stoppages or strikes, shipping capacity constraints or embargoes, changes in trade policy, trade restrictions imposed by the U.S., Europe, China or another major source country, tariffs or duties, fluctuations in currency exchange rates and transport availability, capacity and costs are all beyond our control and could negatively impact our business if they seriously disrupted the movement of products through our supply chain or increased their costs. Additionally, as we add fulfillment capabilities or pursue strategies with different fulfillment requirements, our fulfillment network becomes increasingly complex and operating it becomes more challenging. If our fulfillment network does not operate properly or if a supplier fails to deliver on its commitments, we could experience delays in inventory availability at our distribution facilities and branches, increased delivery costs or lack of availability, any of which could lead to lower net sales and decreased customer confidence, and adversely affect our results of operations. Furthermore, more of our existing suppliers may decide to supply products directly to end users that are our existing or potential customers, which could have a detrimental effect on our ability to keep and procure customers, and maintain and win business, thereby having a material adverse effect on our business, financial condition and results of operations.

Execution of our operational strategies could prove unsuccessful, which could have a material adverse effect on our business, financial condition and results of operations.

To achieve our key priorities, we must drive profitable growth across our operational businesses by fulfilling customer needs, capitalizing on attractive markets and growth opportunities and achieving planned execution. Meeting customer needs through comprehensive and differentiated products and solutions that support our customers’ projects is a key part of our strategy to drive profitable growth. If service levels were to significantly decrease, customers might purchase from our competitors instead, resulting in reduced net sales, lower operating margins, reduced profitability, loss of market share and/or diminished brand recognition.

Development of our operating model is a key part of driving profitable growth. If we are not sufficiently agile in adapting our operating model, we may be unable to adapt to changing customer wants and/or to flex our cost base when required. Moreover, we may not successfully execute our strategic initiatives on expected timelines or at all, including through failure to have the right talent in place or to achieve internal alignment or coordination. Any failure to appropriately address some or all of these risks could damage our reputation and have a material adverse effect on our business, financial condition and results of operations.

We may not rapidly identify or effectively respond to direct and/or end customers’ wants, expectations or trends, which could adversely affect our relationship with customers, our reputation, the demand for our products and our market share.

The success of our business depends in part on our ability to identify and respond promptly to evolving trends in demographics, as well as customer wants, preferences and expectations, while also managing appropriate inventory levels and maintaining our focus on delivering an excellent customer experience. For example, our customers are currently facing challenges in the form of a shortage of skilled trade professionals and a need for improved construction productivity. It is also difficult to successfully predict the products and solutions that customers will require. In addition, the customers in the markets we serve have different needs and expectations, many of which evolve as the demographics in a particular market change. Inventory levels in excess of customer demand due to the difficulty of calibrating demand for such products, the concentration of demand for a limited number of products, difficulties in product sourcing, or rapid changes in demand may result in inventory write-downs, and the sale of excess inventory at discounted prices could have an adverse effect on our operating results, financial condition and cash flows. Conversely, if we underestimate customer demand for our products or if our manufacturers fail to supply products we require at the time we need them, we may experience inventory shortages. Inventory shortages might delay shipments to customers and negatively impact customer relationships.

We offer more localized assortments of our products to appeal to needs within each end market. If we do not successfully evolve and differentiate to meet the individual needs and expectations of, or within, a particular end market, we may lose market share.

We are continuing to invest in our e-commerce and omni-channel capabilities and other technology solutions, including investments in significant upgrades to our enterprise-wide resource planning systems, to simplify our customer propositions and to optimize the supply chain and branch network to be more efficient and to deliver a more efficient business for our customers.

The cost and potential problems and interruptions associated with these initiatives could disrupt or reduce the efficiency of our online and in-store operations in the near term, lead to product availability issues and negatively affect our relationship with our customers. Furthermore, accomplishing these initiatives will require a substantial investment in additional information technology associates and other specialized associates. We may face significant competition in the market for these resources and may not be successful in our hiring efforts. Failure to choose the right investments and implement them in the right manner and at the right pace could adversely affect our relationship with customers, our reputation, the demand for our products and solutions, and our market share. In addition, our branch and omni-channel initiatives, enhanced supply chain, and new or upgraded information technology systems might not provide the anticipated benefits. For example, in fiscal 2023, we determined that one of the solutions developed to target certain branch transactional processes did not meet our customer service, speed and efficiency goals and, as a result, chose not to proceed with that component and recorded a non-cash impairment charge of $107 million of previously capitalized software costs in the U.S. It might take longer than expected to realize the anticipated benefits, cost more than budgeted, or all or part of the initiatives might fail altogether, each of which could adversely impact our competitive position and our business, financial condition, results of operations or cash flows.

Acquisitions, partnerships, joint ventures, dispositions and other business combinations or strategic transactions involve a number of inherent risks, any of which could result in the benefits anticipated not being realized and could have an adverse effect on our business, financial condition and results of operations.

Acquisitions are an important part of our growth model and we regularly consider and enter into strategic transactions, including mergers, acquisitions, investments and other growth, market and geographic expansion strategies, with the expectation that these transactions will result in increases in sales, cost savings, synergies and various other benefits.

During fiscal 2023, 2022, and 2021, we completed a total of 8, 17, and 7 acquisitions, respectively. We may not realize any anticipated benefits from such transactions or partnerships, or any future ones, and we may be exposed to additional liabilities and risks from any acquired business or joint venture (including but not limited to risks associated with cybersecurity incidents, unknown claims and disputes by third parties against the companies we acquire, and business disruption related to inability to retain associates of the acquired entity). In addition, we may be exposed to litigation in connection with our acquisition and partnership transactions. Our due diligence investigations may fail to identify all of the problems, liabilities or other challenges associated with an acquired business which could result in an increased risk of unanticipated or unknown issues or liabilities, including with respect to environmental, competition and other regulatory matters, and our mitigation strategies for such risks that are identified may not be effective.

Furthermore, we may have trouble identifying suitable acquisition targets in the future. Our ability to deliver the expected benefits from any strategic transactions that we do complete is subject to numerous uncertainties and risks, including our acquisition assumptions; our ability to integrate personnel, labor models, financial, customer relationships, supply chain and logistics, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; product quality compliance of new suppliers; and increasing the scope, geographic diversity and complexity of our operations.

Effective internal controls are necessary to provide reliable and accurate financial reports, and the integration of businesses may create complexity in our financial systems and internal controls and make them more difficult to manage. Integration of businesses into our internal control system could cause us to fail to meet our financial reporting obligations. Moreover, any failure to integrate, or delay in integrating, IT systems of acquired businesses could create an increased risk of cybersecurity incidents. Additionally, any impairment of goodwill or other assets acquired in a strategic transaction or charges to earnings associated with any strategic transaction, may materially reduce our profitability. Following integration, an acquired business may not produce the expected margins or cash flows. Our shareholders, vendors or customers may react unfavorably to substantial strategic transactions. Furthermore, we may finance these strategic transactions by incurring additional debt or issuing equity, which could increase leverage or impact our ability to access capital in the future.

If we fail to qualify for supplier rebates or are unable to maintain or adequately renegotiate our rebate arrangements, our results of operations could be materially adversely affected.

Many of our products are purchased pursuant to rebate arrangements that entitle us to receive a rebate based on specified purchases. Some arrangements require us to purchase minimum quantities and result in higher rebates with increased quantities of purchases. These rebates effectively reduce the costs of our products, and we manage our business to take advantage of these programs. Rebate arrangements are subject to renegotiation with our suppliers from time to time. In addition, consolidation of suppliers may result in the reduction or elimination of rebate programs in which we participate. If we fail to qualify for these rebates or are unable to renew rebate programs on desirable terms, or a supplier materially reduces or stops offering rebates, our costs could materially increase, and our gross margins and net income could be materially adversely affected.

If we are unable to protect our sensitive data and information systems against data corruption, cybersecurity incidents or network security breaches, or if we are unable to provide adequate security in the electronic transmission of sensitive data, it could adversely affect the operations of our business.

We may face global cybersecurity threats, which may range from uncoordinated individual attempts to sophisticated and targeted measures, known as advanced persistent threats, directed at us and our customers, suppliers, and service providers. Cybersecurity incidents and network security breaches may include, but are not limited to, attempts to access or unauthorized access of information, exploitation of vulnerabilities (including those of third-party software or systems), computer viruses, ransomware, denial of service and other electronic security breaches. Cyber-attacks from computer hackers and cyber criminals and other malicious internet-based activity continue to increase generally, and our services and systems, including the systems of our outsourced service providers, have been and may in the future continue to be the target of various forms of cybersecurity incidents such as Domain Name System (“DNS”) attacks, wireless network attacks, viruses and worms, malicious software, ransomware, application centric attacks, peer-to-peer attacks, business email compromises and phishing attempts, backdoor trojans and distributed denial of service attacks. Furthermore, given that new technologies continue to emerge, the methods used by computer hackers and cyber criminals to obtain unauthorized access to data or to sabotage computer systems change frequently and continue to grow in sophistication. Accordingly, we may be unable to anticipate or detect such attacks or promptly and effectively respond to them.

While we have instituted safeguards for the protection of our information systems and believe we use reputable third-party service providers, during the normal course of business, we and our service providers have experienced and expect to continue to experience cyber-attacks on our information systems, and we and our service providers may be unable to protect sensitive data and/or the integrity of our information systems. A cybersecurity incident could be caused by malicious third parties using sophisticated methods to circumvent firewalls, encryption and other security defenses. Techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target. Accordingly, we may be unable to anticipate these techniques or implement adequate preventative measures.

As a result, we or our service providers could experience errors, interruptions, delays, or cessations of service in key portions of our information technology infrastructure, which could significantly disrupt our operations and be costly, time-consuming and resource-intensive to remedy. As a result, we could forego net sales or profit margins if we are unable to operate. Furthermore, if critical information systems fail or otherwise become unavailable, our ability to process orders, maintain proper levels of inventories, collect accounts receivable and disburse funds could be adversely affected. Any such interruption of our information systems could also subject us to additional costs. Loss of customer, supplier, associate, or other business information could disrupt operations, damage our reputation, and expose us to claims from customers, suppliers, financial institutions, regulators, payment card associations, associates, and others, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are required to maintain the privacy and security of personal information in compliance with privacy and data protection regulations worldwide. Failure to meet the requirements could harm our business and damage our reputation with customers, suppliers, and associates.

We rely on IT systems, networks, products, and services, some of which are managed by service providers to protect our information. Increased information security threats and more sophisticated threat actors pose a risk to our information security program. Additionally, we collect, store, and process personal information relating to our customers, suppliers, and associates. This information is increasingly subject to a variety of U.S. and international laws and regulations that are constantly changing and becoming more complex, such as the General Data Protection Regulation, as enacted in the European Union and the U.K., Canada’s Personal Information Protection and Electronic Documents Act, and the California Consumer Privacy Act (the “CCPA”). These laws and regulations may carry significant potential penalties for non-compliance. For example, in the U.S. the CCPA, which came into effect in January 2020, has given California consumers more control over the personal information that businesses collect about them. The law created new data privacy rights for California consumers and requires certain businesses who collect personal information from California consumers to comply with various data protection requirements. Further, on November 3, 2020, the California Privacy Rights Act (the “CPRA”) was voted into law by California residents. The CPRA significantly amends the CCPA and imposes additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It also creates a new California data protection agency specifically tasked to enforce the law, which could result in increased regulatory scrutiny of businesses conducting activities in California in the areas of data protection and security. The substantive requirements for businesses subject to the CPRA became effective on January 1, 2023, and enforceable on July 1, 2023. Businesses like ours that are subject to the CCPA who fail to comply with the CCPA may be subject to fines and penalties per incident of non-compliance and class action lawsuits in the event of a data breach of sensitive personal information. Other U.S. states continue to enact or are proposing or have enacted similar laws related to the protection of consumer personal information.

Data privacy and data protection laws and regulations are typically intended to protect the privacy of personal information that is collected, processed, transmitted, and stored in or from the governing jurisdiction. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between a company and its subsidiaries, including associate information. While we have invested and continue to invest significant resources to comply with data privacy regulations, many of these regulations are new, complex, and subject to interpretation. To maintain compliance with these laws, we may incur increased costs to continually evaluate and modify our policies and processes and to adapt to new legal and regulatory requirements. Non-compliance with these laws could result in negative publicity, damage to our reputation, penalties, or significant legal liability. Our business and operations could also be adversely affected if legislation or regulations are expanded to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business.

A failure of a key information technology system or process could adversely affect the operations of our business.

Technology systems and data are fundamental to the operations, future growth and success of our business. In managing our business, we rely on the integrity and security of, and consistent access to, data from these systems such as sales, customer data, merchandise ordering, inventory replenishment and order fulfillment. A major disruption of the information technology systems and their backup mechanisms may cause us to incur significant costs to repair the systems, experience a critical loss of data and/or result in business interruptions.

For these information technology systems and processes to operate effectively, we or our service providers must periodically maintain and update them. Furthermore, we must retain and recruit information technology associates and other specialized associates that can operate, maintain and update these systems. In addition, our systems and the third-party systems on which we rely are subject to damage or interruption from a number of causes, including: power outages; computer and telecommunications failures; cybersecurity incidents, including the use of ransomware; catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes, or other natural disasters; a global pandemic outbreak or resurgence; acts of war or terrorism; and design or usage errors by our associates, contractors or service providers. We and our service providers seek to maintain our respective systems effectively and to successfully address the risk of compromise of the integrity, security and consistent operations of these systems, utilizing all reasonable and appropriate means available. However, such efforts may not be successful.

We rely on data centers and other technologies and services provided by third parties in order to manage our cloud-based infrastructure and operate our business. If any of these services becomes unavailable or otherwise is unable to serve our requirements due to extended outages, interruptions, facility closure, or because it is no longer available on commercially reasonable terms, expenses could increase and our operations could be disrupted or otherwise impacted until appropriate substitute services, if available, are identified, obtained, and implemented, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to payment-related risks that could increase our selling, general and administrative expenses, expose us to fraud or theft, subject us to potential liability, and potentially disrupt our business.

We accept payments using a variety of methods, including cash, checks, credit and debit cards, PayPal and electronic payment, and we may offer new payment options over time. Acceptance of these payment options subjects us to rules, regulations, contractual obligations and compliance requirements, including payment network rules and operating guidelines, data security standards and certification requirements, and rules governing electronic funds transfers. These requirements may change over time or be reinterpreted, making compliance more difficult or costly. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our selling, general and administrative expenses. We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards, and other forms of electronic payment. If these companies become unable to provide these services to us, or if their systems are compromised, it could potentially disrupt our business.

The payment methods that we offer also subject us to potential fraud and theft by criminals, who are becoming increasingly more sophisticated, seeking to obtain unauthorized access to or exploit weaknesses that may exist in the payment systems. If we fail to comply with applicable rules or requirements for the payment methods we accept, or if payment-related data is compromised due to a breach or misuse of data, we may be liable for costs incurred by payment card issuing banks and other third parties or be subject to fines and higher transaction fees, or our ability to accept or facilitate certain types of payments may be impaired. In addition, our customers could lose confidence in certain payment types, which may result in a shift to other payment types, potential changes to our payment systems that may result in higher costs, or loss of business. As a result, our business, financial condition and results of operations could be adversely affected.

Also, certain of our customers, suppliers or other third parties may seek to obtain products fraudulently from, or submit fraudulent invoices to, us. We have sought to put in place a number of processes and controls to minimize opportunities for fraud. However, if we are unsuccessful in detecting fraudulent activities, it could suffer loss directly and/or lose the confidence of its customers and/or suppliers, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, our operations are working capital intensive, and our inventories, accounts receivable and accounts payable are significant components of our net asset base. We manage our inventories and accounts payable through our purchasing policies and our accounts receivable through our customer credit policies. We perform periodic credit evaluations of our customers’ financial condition, and collateral is generally not required. We evaluate the collectability of accounts receivable based on numerous factors, including past transaction history with customers and their creditworthiness based on reports we receive from independent external credit bureaus, and we provide a reserve for accounts that we believe to be uncollectible. A significant deterioration in the economy, including as a result of any public health crisis or any geopolitical conflict could have an adverse effect on collecting our accounts receivable, including longer payment cycles, increased collection costs and defaults. In addition, if customers fail to pay within terms of our customer credit policies, we may enforce lien and bond rights, which could lead to customer dissatisfaction and loss. If we fail to adequately manage our product purchasing or customer credit policies, our working capital and financial condition may be adversely affected.

A public health crisis could have a material adverse impact on our business and results of operations.

A public health crisis, and associated government restrictions to prevent its spread, could have a material adverse impact on our business, results of operations and financial condition as well as the operations of some of our suppliers. For example, the COVID-19 pandemic resulted in supply chain disruptions and caused significant disruption in the U.S. and Canadian economies, including due to the restrictive measures adopted to prevent its spread and general market unpredictability.

A widespread public health crisis may decrease demand for our products and solutions due to public reaction to the health crisis or actions taken by governmental or other regulatory organizations to control or otherwise limit the effects of the public health crisis. This crisis may also limit labor availability that could adversely impact manufacturing and distribution throughout the supply chain and limit the availability of product from our suppliers. Depending on the ultimate scope and duration of the supply chain disruptions, we may experience increases in product costs which we may not be able to pass on to our customers, loss of sales due to lack of product availability or potential customer claims from the inability to provide products in accordance with contractual terms. In addition, if significant numbers of associates, key personnel and/or senior management become unavailable due to sickness, legal requirements or self-isolation, our operations could be disrupted and materially adversely affected. Measures taken in response to a public health crisis could adversely impact our ability to retain and attract associates, including key personnel. While we are unable to predict the likelihood, timing, magnitude and duration of a public health crisis and the associated effects to our business, a public health crisis and any associated supply chain disruption, labor market impact, recession, or depression could have a material adverse effect on our business, financial condition and results of operations and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

People, products and facilities

In order to compete, we must attract, retain and motivate key associates, and the failure to do so could have an adverse effect on our business, financial condition and results of operations.

We depend on our executive officers and senior management to run our business. As we continue to manage change and develop new business models and new ways of working, we will need to develop suitable skill sets within our organization. Furthermore, as we continue to execute our operational strategies it is important that existing skill sets, talent and culture are retained. Failure to do so could delay the execution of our operational strategies, result in loss of institutional knowledge and reduce our supply of future management skill. In addition, our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees, including those that work remotely. The current market for such positions is highly competitive. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. Moreover, the loss of any of our senior management or other key employees or our inability to recruit and develop mid-level managers could materially and adversely affect our ability to execute our business plan and we may be unable to find adequate replacements.

We customarily negotiate employment agreements and non-competition agreements with key personnel of the companies we acquire in order to maintain key customer relationships and manage the transition of the acquired business. The loss of senior management and other key personnel, or the inability to hire and retain qualified replacements, both generally and in connection with the execution of key business strategies could adversely affect our business, financial condition and results of operations.

Furthermore, our ability to provide high-quality products, advice and services on a timely basis depends, to a significant extent, on having an adequate number of qualified associates, including those in managerial, technical, sales, marketing and support positions. Accordingly, our ability to increase productivity and profitability and support our growth strategies may be limited by our ability to employ, train, motivate and retain skilled personnel, which in turn may be hindered by any present or future restructurings and cost savings initiatives. Due to the current tight labor market, we face significant competition in attracting and retaining skilled personnel, such as personnel with specialized skills and hourly workers, and our recruiting cycle may be longer as a result. While our retention rates have not changed materially, we have experienced, and may continue to experience, extended lead times in backfilling our more transient roles. If the tight labor market persists, this may increase our costs to maintain our workforce.

Our workforce constitutes a significant proportion of our cost base. Current wage inflation, as well as potential changes in applicable laws and regulations or other factors, such as labor union activity, resulting in increased labor costs, could have a material adverse effect on our business, financial condition and results of operations.

Failure to achieve and maintain a high level of product and service quality could damage our reputation and negatively impact our business, financial condition and results of operations.

To continue to be successful, we must continue to preserve, grow and leverage the value of our brand in the marketplace. Reputational value is based in large part on perceptions of subjective qualities. Even an isolated incident, such as a high-profile product recall, or the aggregate effect of individually insignificant incidents, can erode trust and confidence, particularly if such incident or incidents result in adverse publicity, governmental investigations or litigation, and, as a result, could tarnish our brand and lead to adverse effects on our business.

In particular, product quality and service issues, including as a result of our suppliers’ or manufacturers’ acts or omissions, could negatively impact customer confidence in our brands and our products. As we do not have direct control over the quality of the products manufactured or supplied by third-party suppliers, we are exposed to risks relating to the quality of the products we distribute. If our product or service offerings do not meet applicable safety standards or customers’ expectations regarding safety or quality or are alleged to have quality issues or to have caused personal injury or other damage, or our supplier does not meet our expectations on responsible sourcing outlined in our supplier code of conduct, we could experience lower net sales and increased costs and be exposed to legal, financial and reputational risks, as well as governmental enforcement actions. In addition, actual, potential or perceived product safety concerns could result in costly product recalls.

We seek to enter into contracts with suppliers which provide for indemnification from any costs associated with the provision of defective products. However, there can be no assurance that such contractual rights will be obtained or adequate, or that related indemnification claims will be successfully asserted by us.

The nature of our operations may expose our associates, contractors, customers, suppliers and other individuals to health and safety risks and we may incur property, casualty or other losses not covered by our insurance policies and damage to our reputation.

The nature of our operations can expose our associates, contractors, customers, suppliers and other individuals to risks, including the motoring public to health and safety risks (including potential exposure to public health crises, infectious diseases and viruses), which can lead to loss of life or severe injuries or illness. Such risks could harm our reputation and reduce customer demand and expose us to the potential for litigation from third parties. In the U.S., in particular, the risk of litigation is generally higher than in other parts of our business in areas such as workers’ compensation, general liability, and other related litigation.

Although we maintain insurance we believe to be sufficient to cover estimated health and safety risks including product liability, health and safety in our operations, vehicle and driver related claims and other types of claims in various jurisdictions, there can be no assurance that such insurance will provide adequate coverage against potential claims. If we do not have adequate contractual indemnification or insurance available, such claims could have a material adverse effect on our business, financial condition and results of operations.

We occupy most of our facilities under non-cancelable leases with terms of 10 years or less. We may be unable to renew leases on favorable terms or at all. Also, when we close a facility, we may remain obligated under the applicable lease.

Most of our branches are located in leased premises. Many of our current leases are non-cancelable and typically have initial terms of around 5 to 10 years, with options to renew for specified periods of time. There can be no assurance that we will be able to renew our current or future leases on favorable terms or at all which could have an adverse effect on our ability to operate our business and on our results of operations. In addition, we make decisions to close certain facilities from time to time. When we close or cease to use a facility, we generally remain committed to perform our obligations under the applicable lease, which include, among other things, payment of the base rent for the balance of the lease term.

We have risks related to the management and protection of our facilities and inventory, including risks of personal injury to customers, suppliers or associates.

We have office, showroom, counter, warehouse and distribution facilities located in all regions in which we operate which may be subject to a risk for crimes that could impact our operations, financial performance or reputation. No security or audit program is 100% effective. There is a risk that our security programs will not prevent the occurrences of crimes of break-ins, theft, property damage, and workplace violence, including violent criminal acts such as interpersonal violence or an active shooter or mass casualty/damage event. Moreover, such programs may not be implemented as intended. In the current climate of geopolitical uncertainty and social unrest, a security compromise could result in significant facility damage or loss, loss of inventory or personal injury to customers, suppliers or associates. There is a risk that inventory controls and facility security will fail resulting in inventory shrinkage or loss due to inadequate inventory tracking or misconduct of associates, customers, vendors or other third parties. Moreover, our inventory is located across our distribution facilities and branches and the disaggregated nature of our inventory could result in a failure to accurately record the existence and condition of our inventory. Any such security incidents, inventory loss or failure to maintain accurate records related to our inventory could have a negative effect on our business, financial condition, results of operations or reputation.

Regulatory and legal

Changes in tax law or interpretations thereof may adversely affect us or our shareholders.

U.S. and non-U.S. tax rules are constantly under review by governments and tax authorities, including the Internal Revenue Service (“IRS”) and the U.S. Treasury Department. Our tax treatment is subject to changes in tax laws, regulations and treaties, or the interpretation thereof, tax policy initiatives and reforms under consideration and the practices of tax authorities in jurisdictions in which we operate, as well as tax policy initiatives and reforms related to the Organisation for Economic Cooperation and Development’s, Base Erosion and Profit Shifting, Project, (including “BEPS 2.0”), including the imposition of a global minimum tax for multinational companies of 15 percent, the European Commission’s state aid investigations and other initiatives. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends paid, all of which may have retroactive application and could adversely affect our business operations and financial performance. For example, the Tax Cuts and Jobs Act of 2017, the Coronavirus Aid, Relief, and Economic Security Act of 2020 and the Inflation Reduction Act of 2022 (the “U.S. IRA”) enacted many significant changes to the U.S. tax laws. Further guidance from the IRS and other tax authorities with respect to such legislation may affect us, and certain aspects of such legislation could be modified in future legislation. The U.S. IRA includes a minimum tax equal to 15 percent of the adjusted financial statement income of certain corporations, as well as a one percent excise tax on certain stock repurchases by U.S. corporations. While we do not expect the U.S. IRA will have a material adverse effect on our results of operations going forward, we are unable to predict what tax reform may be proposed or enacted in the future, how administrative guidance will be implemented or what effect such changes would have on our business, and it is uncertain if and to what extent various states will conform to federal tax laws. Future tax reform could have a material impact on the value of our deferred tax assets and could increase our future tax expense. It cannot be predicted whether, when, in what form, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or issued, which could result in an increase in our or our investors’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law.

In addition, the location of tax residence of Ferguson plc (which will be renamed Ferguson (Jersey) Limited at the Effective Time) could be challenged. If such entity were to cease, or failed, to maintain its place of central management and control in the location of its tax residency, our ability to rely on specific tax treaty benefits could be impacted, potentially causing withholding taxes on dividends and interest payments made by certain of our subsidiaries to increase while taxes on certain unrealized gains could possibly be imposed.

Our own brand products subject us to certain increased risks such as regulatory, product liability and reputational risks that could have an adverse effect on our business, results of operations and financial condition.

As we expand our own brand product offerings organically and through acquisitions, we may become subject to increased risks due to our greater role in the design, sourcing, marketing and sale of those products. The risks include greater responsibility to administer and comply with applicable regulatory requirements, increased potential product liability and product recall exposure, and increased potential legal and reputational risks related to the responsible sourcing of those products. To effectively execute on our own brand product differentiation strategy, we must also be able to successfully protect our proprietary rights and successfully navigate and avoid claims related to the proprietary rights of third parties. In addition, an increase in sales of our own brand products may adversely affect sales of our suppliers’ products, which in turn could adversely affect our relationships with certain of our suppliers. Further, the development of our own brand products may require us to make investments in specialized personnel and operating systems, increase marketing efforts and reallocate resources away from other uses. Any failure to appropriately address some or all of these risks could damage our reputation and have an adverse effect on our business, results of operations and financial condition.

We are and may continue to be involved in legal proceedings in the course of our business, and while we cannot predict the outcomes of those proceedings and other contingencies with certainty, some of these outcomes may adversely impact our business, financial condition, results of operations and cash flows.

We are and may continue to be involved in legal proceedings such as consumer and employment and other litigation that arises from time to time in the course of our business. In future periods, we could be subject to cash costs or non-cash charges to earnings if any of these litigation matters are resolved on unfavorable terms, or if our estimates regarding legal provisions accounting or our insurance coverage are incorrect. Various factors could cause actual results to differ from these estimates. Following the Merger, stockholders of New TopCo will also be able to pursue derivative actions on behalf of New TopCo, for, among other things, alleged breaches of fiduciary duties by our directors and officers. If we face such litigation, it could result in substantial costs and a diversion of management’s resources and attention, which could harm our business and the value of the New TopCo Common Stock.

Litigation is inherently unpredictable, and the outcome of some of these proceedings and other contingencies could require us to take or refrain from taking actions which could adversely impact the business or could result in excessive verdicts. Any such outcome could have an adverse effect on our business, financial condition, results of operations and cash flows. Additionally, involvement in these lawsuits and related inquiries and other proceedings may involve significant expense, divert management’s attention and resources from other matters, and negatively affect our reputation.

Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters, could significantly affect our financial results or financial condition.

Accounting standards and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business, such as revenue recognition and net sales, asset impairment, impairment of goodwill and other intangible assets, inventories, lease obligations, self-insurance, tax matters, pensions and litigation, are complex and involve many subjective assumptions, estimates and judgments. Changes in accounting standards or their interpretation or changes in underlying assumptions and estimates or judgments could significantly change our reported or expected financial performance or financial condition.

We are subject to various risks related to the local and international nature of our business, including domestic and foreign laws, regulations and standards. Failure to comply with such laws and regulations or the occurrence of unforeseen developments such as litigation could adversely affect our business.

Our business operates in the U.S. and Canada and is subject to specific risks of conducting business in different jurisdictions across these countries and other parts of the world, including China, Taiwan, India, Thailand, Vietnam, Italy, Turkey, and South Korea. Our business is subject to a wide array of domestic and international laws, regulations and standards in jurisdictions where we operate, including advertising and marketing regulations, anti-bribery and corruption/money laundering laws, anti-competition regulations, data privacy and data protection (including payment card industry data security standards) and cybersecurity requirements (including protection of information and incident responses), consumer protection laws, cash and electronic payment regulations and industry standards, environmental protection laws, foreign exchange controls and cash repatriation restrictions, government business regulations applicable to us as a government contractor selling to federal, state and local government entities, import and export requirements, intellectual property laws, labor laws, product compliance laws, fleet and driver related laws, supplier regulations regarding the sources of supplies or products, tax laws, zoning laws, unclaimed property laws and laws, regulations and standards applicable to other commercial matters. In particular, occupational health and safety or consumer product safety regulation may require that we take appropriate corrective action, including but not limited to product recall, in respect of products that we have distributed. Managing a product recall or other corrective action can be expensive and can divert the attention of management and other personnel for significant time periods. Any product recall or other corrective action may negatively affect customer confidence in our products and us, regardless of whether it is successfully implemented. Moreover, we are also subject to audits and inquiries by government agencies in the normal course of business.

In recent years, a number of new laws and regulations have been adopted, and there has been expanded enforcement of certain existing laws and regulations by federal, state and local agencies. These laws and regulations, and related interpretations and enforcement activity, may change as a result of a variety of factors, including political, economic or social events. Changes in, expanded enforcement of, or adoption of new federal, state or local laws and regulations could increase our costs of doing business or impact our operations, including, among other factors, as a result of required investments in technology and the development of new operational processes.

Failure to comply with any of these laws, regulations and standards could result in civil, criminal, monetary and non-monetary penalties as well as potential damage to our reputation. Furthermore, while we have implemented policies and procedures designed to facilitate compliance with these laws, regulations and standards, there can be no assurance that associates, contractors or agents will not violate such laws, regulations and standards or our policies. Any failure to comply with or violation of the various laws, regulations and standards to which we are subject could individually or in the aggregate materially adversely affect our business, financial condition, results of operations and cash flows.

Risks Related to the Ownership of New TopCo Common Stock

The obligations associated with being a public company in the U.S. require significant resources and management attention and increase our legal and financial compliance costs, and changing laws, regulations and standards are creating uncertainty for U.S. public companies.

Ferguson is and, subject to the consummation of the Merger, New TopCo will be subject to the reporting requirements of the U.S. Securities Exchange Act and the Sarbanes-Oxley Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. The U.S. Securities Exchange Act requires that we file annual and other reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

The establishment and the maintenance of the corporate infrastructure demanded of a U.S. public company may, in certain circumstances, divert management’s attention from implementing our strategy to drive profitable growth, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems in order to meet our reporting obligations as a public company in the U.S. with domestic issuer status. However, the measures we take may not be sufficient to satisfy these obligations. In addition, compliance with these rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. These additional obligations may have a material adverse impact on our business, financial condition, results of operations and cash flow.

In addition, changing laws, regulations and standards relating to corporate governance, ESG matters, and public disclosure are creating uncertainty for public companies in the U.S., increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We have invested, and expect to continue to invest, resources to comply with evolving laws, regulations and standards, and this investment may result in increased operating expenses and a diversion of management’s time and attention from sales-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business, financial condition, results of operations and cash flow could be adversely affected.

Corporate responsibility, specifically related to ESG matters, may impose additional costs and expose us to new risks.

Public ESG and sustainability reporting is becoming more broadly expected by regulators, investors, shareholders and other third parties. Ongoing focus on ESG matters by investors and other parties as described below may impose additional costs or expose us to new risks. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters as they continue to evolve, and as they may diverge, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or the market price of New TopCo Common Stock could be materially and adversely affected.

Certain organizations that provide corporate governance and other corporate risk information to investors and shareholders have developed, and others may in the future develop, scores and ratings to evaluate companies and investment funds based upon ESG or “sustainability” metrics. Many investment funds focus on positive ESG business practices and sustainability scores when making investments and may consider a company’s ESG or sustainability scores as a reputational or other factor in making an investment decision. In addition, investors, particularly institutional investors, use these scores to benchmark companies against their peers, and if a company is perceived as lagging, these investors may engage with such company to improve ESG disclosure or performance and may also make voting decisions or take other actions to hold these corporations and their boards of directors accountable. Board diversity and climate change ESG topics have, in particular, received heightened attention from investors, shareholders, lawmakers and listing exchanges. In addition, on March 6, 2024, the SEC adopted final rules that will require registrants to include certain climate-related disclosures in their registration statements and periodic reports, including material greenhouse gas emission data with third-party attestation for certain larger registrants and financial statement effects of severe weather events and other natural conditions in a note to their audited financial statements. The adoption and expansion of ESG-related legislation and regulation may also result in increased capital expenditures and compliance, operational and other costs to us. We may face reputational damage in the event our corporate responsibility initiatives or objectives, including with respect to board diversity or climate, do not meet the standards set by our regulators, investors, shareholders, lawmakers, listing exchanges or other constituencies, or if we are unable to achieve an acceptable ESG or sustainability rating from third-party rating services. A low ESG or sustainability rating by a third-party rating service could also result in the exclusion of New TopCo Common Stock from consideration by certain investors who may elect to invest with our competition instead.

In addition, as we work to align with the recommendations of the Financial Stability Board’s Task Force on Climate-Related Financial Disclosures, the Sustainability Accounting Standards Board, and our own ESG assessments and priorities, we have expanded and, in the future, may continue to expand our disclosures in these areas. These ESG reporting disclosure frameworks and reporting standards continue to evolve. Our selection of disclosure frameworks and reporting standards and information voluntarily disclosed may change from time to time and may result in a lack of consistent or meaningful comparative data from period to period, as well as significant revisions to ESG goals, initiatives, commitments, or objectives or reported progress in achieving the same. Our failure to report accurately or achieve progress on our ESG-related goals, targets or metrics on a timely basis, or at all, could adversely affect our reputation, business, financial condition and results of operations. Statements regarding our ESG-related goals reflect our current plans and aspirations; our ESG-related policies, practices and goals are voluntary and subject to change at our discretion. Further, our initiatives and goals may not be favored by certain stakeholders, whose priorities and expectations may not align or may be opposed to one another, and could impact the attraction and retention of investors, customers and employees. Efforts to achieve our initiatives and goals, including collecting, measuring and reporting ESG information, involve operational, reputational, financial, legal and other risks and may result in additional costs or delays, and as a result may have a negative impact on us, including our brand, reputation and the market price of New TopCo Common Stock.

Following the consummation of the Merger, the price of New TopCo Common Stock may be subject to market price volatility and its market price may decline disproportionately in response to developments that are unrelated to our operating performance.

The market price of Ferguson Shares has been and, subject to the consummation of the Merger, the New TopCo Common Stock may in the future be volatile and subject to wide fluctuations. The market price of New TopCo Common Stock may fluctuate as a result of a variety of factors including, but not limited to, general economic and political conditions, period to period variations in operating results, changes in net sales or net income estimates by us, industry participants or financial analysts, our failure to meet our stated guidance, our failure to comply with the rules under the Sarbanes-Oxley Act related to accounting controls and procedures, the discovery of material weaknesses and other deficiencies in our internal control and accounting procedures, and the other factors discussed in “—Risks Related to Our Business.” If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting, when required, investor confidence in us may be adversely affected and, as a result, the value of New TopCo Common Stock may decline.

Furthermore, while New TopCo is expected to maintain a standard listing on the LSE in addition to its primary listing on the NYSE, there may be volatility in our share price as a result of the turnover in our shareholder base to the U.S. in connection with the Merger. In addition, the market price of New TopCo Common Stock could also be adversely affected by developments unrelated to our operating performance, such as the operating and share price performance of other companies that investors may consider comparable to us, speculation about us in the press or the investment community, unfavorable press, strategic actions by competitors (including acquisitions and restructurings), changes in market conditions, regulatory changes, broader market volatility and movements and delay in our inclusion in North American indices. Any or all of these factors could result in material fluctuations in the market price of New TopCo Common Stock, which could lead to investors getting back less than they invested or a total loss of their investment. In addition, where the market price of a company’s shares have been volatile, the shareholders of such company may file securities class action litigation against that company based on various claims such as securities fraud and other violations of securities laws. While we have not been a target of this type of litigation, we may be in the future. The defense and disposition of litigation of this type could result in substantial costs and divert resources and the time and attention of our management, which could materially and adversely affect our business or financial condition.

New TopCo Common Stock is expected to be listed to trade on more than one stock exchange, and this may result in price variations.

Following the consummation of the Merger, New TopCo Common Stock is expected to be listed on both the NYSE and the LSE. Dual-listing may result in price variations between the exchanges due to a number of factors. New TopCo Common Stock is expected to trade in USD on the NYSE and in GBP on the LSE. In addition, the exchanges are open for trade at different times of the day and the two exchanges also have differing vacation schedules. Differences in the trading schedules, as well as volatility in the exchange rate of the two currencies, among other factors, may result different trading prices for New TopCo Common Stock on the two exchanges. Other external influences may have different effects on the trading price of New TopCo Common Stock on the two exchanges.

SPECIAL MEETING OF FERGUSON

General

Ferguson is furnishing this proxy statement/prospectus to Ferguson Shareholders as part of the solicitation of proxies by the Ferguson Board for use at the Special Meeting to be held on May 30, 2024, and at any adjournment thereof. This proxy statement/prospectus is first being furnished to Ferguson Shareholders on or about April 18, 2024 in connection with the vote on the Proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides Ferguson Shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time, and Place of Special Meeting

The Special Meeting will be held at 10:00 a.m. Eastern Time (3:00 p.m. U.K. Time) on May 30, 2024 at the offices of Freshfields Bruckhaus Deringer LLP, located at 100 Bishopsgate, London, EC2P 2SR, U.K.

Voting Power; Record Date

Registered shareholders. Ferguson, pursuant to Article 186(b) of the Ferguson Articles, has specified that only those persons entered on the register of members of Ferguson as of the Record Date (or, if the Special Meeting is adjourned, on the register of members of Ferguson not less than 10 days nor more than 60 days before the time of the adjourned meeting) are entitled to attend and vote at the Special Meeting. Subsequent changes to the entries on the register of members of Ferguson after the Record Date will be disregarded in determining the rights of any person to attend or vote at the Special Meeting. In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders. Seniority is determined by the order in which the names of the holders stand in the register. Registered shareholders must present photographic identification to attend and vote at the Special Meeting. All joint shareholders may attend and speak. Any corporate entity which is a shareholder can appoint one or more representatives who may exercise all of its powers on its behalf.

Beneficial owners. If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of the shares, and this proxy statement/prospectus is being made available or forwarded to you by or on behalf of your broker, bank or other nominee. Only those beneficial owners holding shares as of the Record Date or, if the Special Meeting is adjourned, on such other date as is communicated to beneficial owners are entitled to vote on the resolutions in respect of such shares. As a beneficial owner, if you wish to attend or vote at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it, along with photographic identification, to Ferguson’s Company Secretary or other Ferguson representative, at the Special Meeting.

U.K. DI Holders. If you are a U.K. DI Holder entered on the register of U.K. DI Holders of Ferguson as of 6:00 p.m. U.K. Time on May 23, 2024 (or, if the Special Meeting is adjourned, on such other date as is communicated to U.K. DI Holders), you are entitled to provide voting instructions to the Depositary in respect of the number of U.K. DIs registered in your name at that time. As a U.K. DI Holder, or as a representative of a U.K. DI Holder, if you wish to attend or vote at the Special Meeting, please inform the Depositary at csnditeam@computershare.co.uk. The Depositary will then provide you with a Letter of Representation with respect to the relevant U.K. DI holding that will enable a U.K. DI Holder, or a representative, to attend, speak and vote the shares underlying those interests at the Special Meeting. The completed Letter of Representation must be delivered to a Depositary representative by 10:00 a.m. U.K. Time on May 23, 2024. To attend, speak or vote at the Special Meeting, you must bring this Letter of Representation and present it, along with photographic identification, to Ferguson’s Company Secretary or other Ferguson representative at the Special Meeting. Any U.K. DI Holders that do not follow the above process will be unable to represent their position in person at the Special Meeting.

For additional information, see “Questions and Answers—Questions and Answers About the Special Meeting—Who May Attend and Vote?”

Purpose of the Special Meeting

At the Special Meeting, Ferguson is asking Ferguson Shareholders to vote upon the following proposals:

•

Proposal No. 1: The Merger Proposal—to consider and vote upon a proposal to approve the Merger Agreement by and among Ferguson plc, New TopCo, and Merger Sub, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Ferguson plc, with Ferguson plc surviving the Merger as a direct, wholly owned subsidiary of New TopCo and Merger Sub ceasing to exist at the Effective Time and on the terms of and subject to the conditions of the Merger Agreement which contains, among other things, a proposed merger of Ferguson plc and Merger Sub under Part 18B (Mergers) of the Jersey Companies Law, as more fully described elsewhere in this proxy statement/prospectus. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger;

•

Proposal No. 2: Advisory Organizational Documents Proposals—on an advisory basis, consider and vote upon the following eight separate proposals to approve, assuming the Merger Proposal is approved, the following differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents, each to be effective upon the Merger:

•

Advisory Organizational Documents Proposal 2.A—on an advisory basis, to authorize provisions in the New TopCo Proposed Certificate of Incorporation and New TopCo Proposed Bylaws under which, (i) the New TopCo Proposed Certificate of Incorporation, once adopted, may be amended, altered or repealed in the manner prescribed by the DGCL and (ii) the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the stockholders of New TopCo by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, and such additional vote as may be required by the New TopCo Proposed Certificate of Incorporation;

•

Advisory Organizational Documents Proposal 2.B—on an advisory basis, to authorize provisions in the New TopCo Proposed Bylaws that provide that the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the New TopCo Board without seeking any approval by the New TopCo stockholders, in accordance with the DGCL;

•

Advisory Organizational Documents Proposal 2.C—on an advisory basis, to authorize provisions in the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws that provide that all vacancies on the New TopCo Board will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, and not by the stockholders;

•

Advisory Organizational Documents Proposal 2.D—on an advisory basis, to authorize provisions in the New TopCo Proposed Bylaws relating to the right of New TopCo stockholders to request a special meeting of New TopCo stockholders;

•

Advisory Organizational Documents Proposal 2.E—on an advisory basis, to authorize provisions in the New TopCo Proposed Certificate of Incorporation limiting personal liability of New TopCo directors and certain officers for monetary damages for breach of fiduciary duty as a director or as an officer to the fullest extent permitted under the DGCL;

•	Advisory Organizational Documents Proposal 2.F—on an advisory basis, to authorize the exclusive forum provisions in the New TopCo Proposed Certificate of Incorporation;

•

Advisory Organizational Documents Proposal 2.G—on an advisory basis, to authorize the New TopCo Board to issue up to 100,000 shares of New TopCo Preferred Stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New TopCo Board and as may be permitted by the DGCL; and

•	Advisory Organizational Documents Proposal 2.H—on an advisory basis, to authorize the New TopCo Board to issue new shares of New TopCo Common Stock in the future without offering pre-emptive rights.

Quorum

A Ferguson Shareholder who holds, or Ferguson Shareholders together who hold, a majority of the shares entitled to be voted at the Special Meeting, present in person or represented by proxy, will constitute a quorum. A quorum is necessary to conduct business at the Special Meeting. You will be part of the quorum if you timely return a properly executed proxy appointment form. Abstentions also are counted in determining whether a quorum is present. As of the Record Date, 101,197,945 Ferguson Shares would be required to achieve a quorum. As of such date, our directors and executive officers and their affiliates directly owned, in the aggregate, approximately 249,554 of such shares. This represents approximately 0.12% of the outstanding Ferguson Shares as of such date.

Abstentions and Broker Non-Votes

For purposes of the Special Meeting, an abstention occurs when you attend the meeting in person and do not vote or you return a proxy with an “abstain” vote.

Abstentions will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast on a given proposal. If you attend the Special Meeting and you fail to vote on the Merger Proposal or the Advisory Organizational Documents Proposals, no votes attaching to your shares will be counted for the purposes of determining whether the resolutions are passed, so that your failure to vote will have no effect on the Proposals. If you hold Ferguson Shares directly and sign and return your proxy card without indicating how to vote on any particular Proposal, the Ferguson Shares represented by your proxy will be voted “FOR” each of the Proposals presented at the Special Meeting and in the discretion of your proxy upon such other matters as may properly come before the Special Meeting.

If you are a beneficial owner, you must instruct your broker, bank or other nominee how to vote your shares. Under NYSE rules, brokers are only permitted to exercise discretionary voting authority on “routine” matters when voting instructions have not been received from a beneficial owner. On matters considered “non-routine,” brokers may not vote shares without instruction from the beneficial owner. Shares that brokers are not authorized to vote are referred to as “broker non-votes.” We believe all Proposals presented at the Special Meeting are “non-routine” matters and, therefore, anticipate that there will be no “broker non-votes.”

Please note that if you want your vote to be counted on any of the Proposals, you must instruct your broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to the Proposals.

If you are a U.K. DI Holder, the Depositary will not vote your shares on your behalf on any matter without instructions from you as the U.K. DI Holder.

Vote Required for Approval

•

The Merger Proposal: The Merger Proposal is proposed as a special resolution, which means that for this resolution to be passed at least two-thirds (66 2/3%) of the total number of votes cast on this resolution must be cast in favor of this resolution. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger.

•

The Advisory Organizational Documents Proposals (2.A through 2.H): Each of the Advisory Organizational Documents Proposals are being proposed separately, on an advisory basis, as an ordinary resolution, which means that for each resolution to be passed more than half of the votes cast must be cast in favor of such resolution.

It is important for Ferguson Shareholders to note that, in the event that the Merger Proposal does not receive the requisite shareholder vote for approval, Ferguson will not consummate the Merger. The consummation of the Merger is conditioned on the approval of the Merger Proposal. With respect to the Advisory Organizational Documents Proposals, although Ferguson is seeking a shareholder vote on such Proposals, a vote for each such Proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board, and approval of such Proposals is also not a condition to the closing of the Merger. However, Ferguson values the opinions expressed by shareholders and will consider the outcome of the vote on the Advisory Organizational Documents Proposals when making future decisions relating to the corporate governance practices of New TopCo.

Recommendation of the Ferguson Board

The Ferguson Board believes that each of the Proposals to be presented at the Special Meeting are advisable and in the best interests of Ferguson and the Ferguson Shareholders and unanimously recommends that the Ferguson Shareholders vote “FOR” the Merger Proposal and “FOR” each of the Advisory Organizational Documents Proposals.

Voting Your Shares

Registered Shareholders

Registered shareholders may vote by proxy before the Special Meeting using one of the following three methods or may attend the Special Meeting and vote in person by ballot:

1.	by internet at www.proxyvote.com using your Control Number set out on the proxy card you received and following the instructions on the website,

2.	by telephone at 1-800-690-6903 using your Control Number and following the recorded instructions (international charges apply outside of the U.S. and Canada), or

3.	by mail by following the instructions on your proxy card and returning your completed proxy card in the postage-paid envelope accompanying your proxy materials.

In each case, your vote by internet or telephone or your completed proxy card must be received by 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024).

Your proxy card must be signed and dated by you, or your attorney duly authorized in writing or, if you are a corporate shareholder, must be executed under your company common seal or under the hand of a duly authorized officer or attorney of your company or in any other manner authorized by your company’s constitution. Any power of attorney or any other authority (if any) under which the proxy card is executed (or a duly certified copy of such power or authority) must be submitted with the proxy card. In the case of joint holders (i) only one need sign, and (ii) the vote of the senior holder who tenders a vote, whether in person or by proxy, will alone be counted. Seniority is determined as described herein under “—Voting Power; Record Date.”

If you are a holder based in the U.K., you may return your proxy card(s) in the U.K. by following the instructions on the proxy card.

Beneficial Owners

Beneficial owners may direct their broker, bank or other nominee on how to vote their shares by following the instructions for voting on the voting instruction form provided by your broker, bank or other nominee. If you do not direct your broker, bank or other nominee on how to vote your shares by following the instructions on your voting instruction form, your shares will not be voted at the Special Meeting as we believe that under the rules of the NYSE all matters presented at the Special Meeting will be considered “non-routine” and your broker will not have discretionary authority to vote your shares on any of these matters. Accordingly, we encourage you to communicate your voting decisions to your broker, bank or other nominee by the time prescribed by your broker, bank or other nominee and well in advance of the deadline for voting of 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024) to ensure that your vote will be counted. If you wish to vote in person by ballot at the Special Meeting, you must obtain a legal proxy from your broker, bank or other nominee as described herein under “Questions and Answers—Questions and Answers About the Special Meeting—Who May Attend and Vote?”.

U.K. DI Holders

U.K. DI Holders may direct the Depositary to vote the shares represented by their U.K. DIs in three ways:

1.

By internet-Instruct Computershare. Complete a Form of Instruction accessible via the internet on the Depositary’s website by visiting www.eproxyappointment.com. You will need your Control Number, your Shareholder Reference Number and your unique PIN, which are available on the Form of Instruction that U.K. DI Holders will have received in the mail. Instructions must be received by 3:00 p.m. U.K. Time on May 23, 2024.

2.

By internet-CREST. Issue an instruction through the CREST electronic voting appointment service using the procedures described in the CREST manual (available from www.euroclear.com). CREST personal members or other CREST sponsored members, and those CREST members who have appointed a voting service provider, should refer to their CREST sponsor or voting services provider, who will be able to take the appropriate action on their behalf.

For instructions made using the CREST service to be valid, the appropriate CREST message (a CREST Voting Instruction) must be properly authenticated in accordance with the specifications of Euroclear U.K. & International Limited (“EUI”) and must contain the information required for such instructions, as described in the CREST manual. The message, regardless of whether it relates to the voting instruction or to an amendment to the instruction given to the Depositary must be transmitted so as to be received by Ferguson’s agent (ID 3RA50) no later than 3:00 p.m. U.K. Time on May 23, 2024. The time of receipt will be taken to be the time (as determined by the timestamp applied to the CREST Voting Instruction by the CREST applications host) from which Ferguson’s agent is able to retrieve the CREST Voting Instruction by enquiry to CREST in the manner prescribed by CREST.

EUI does not make available special procedures in CREST for any particular messages. Normal system timings and limitations apply to the transmission of a CREST Voting Instruction. It is the responsibility of the CREST member to take (or to procure that the CREST sponsor or voting service provider takes) such action necessary to ensure that a CREST Voting Instruction is transmitted by any particular time. CREST members and, where applicable, their CREST sponsors or voting service providers, are referred to those sections of the CREST Manual concerning practical limitations of the CREST system and timings. Ferguson may treat as invalid a CREST Voting Instruction in the circumstances set out in Regulation 35 of the Uncertificated Securities Regulations 2001 (S.I. 2001 No. 3755).

3.

By mail. Complete and return a Form of Instruction to the Depositary using the reply-paid envelope that accompanied the Form of Instruction or by posting it to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol, BS99 6ZZ, U.K. To be effective, all Forms of Instruction must be received by the Depositary by 3:00 p.m. U.K. Time on May 23, 2024. The Depositary, as your proxy, will then make arrangements to vote your underlying shares according to your instructions.

Revoking Your Proxy

Registered shareholders. Registered shareholders may revoke their proxies or change their voting instructions by submitting a new proxy appointment via internet, telephone or mail that is dated later than the original proxy or by delivering written notice of revocation to Ferguson’s Company Secretary, which revocation or change must be received by 11:59 p.m. Eastern Time on May 27, 2024 (4:59 a.m. U.K. Time on May 28, 2024). If you are a registered shareholder, you may also revoke your proxies or change your vote by voting online at www.proxyvote.com or in person by ballot during the Special Meeting, in either case before the poll is closed. If more than one properly executed proxy appointment form is returned in respect of the same holding of shares, either by paper or by electronic communication (except as described above under “Questions and Answers—Questions and Answers About the Special Meeting—Can I appoint more than one proxy ”), the proxy appointment form received last by Broadridge Financial Solutions, Inc. (“Broadridge”) before the latest time for the receipt of such proxies will take precedence.

Beneficial owners. Beneficial owners should contact their broker, bank or other holder of record for instructions on how to revoke their proxies or change their vote.

U.K. DI Holders. U.K. DI Holders should contact the Depositary for instructions on how to revoke their proxies or change their vote.

Dissenters’ Rights

Pursuant to Article 127FB of the Jersey Companies Law, following the approval by Ferguson Shareholders of the Merger, you have the right to apply to the Royal Court on the grounds that the Merger would unfairly prejudice your interests.

An application to the Royal Court objecting to the Merger may not be made: (i) more than 21 days after the Merger has been approved by the Ferguson Shareholders; or (ii) if you voted in favor of the Merger. The Jersey Companies Law does not preclude a member who fails to vote on the Merger from making such an application. In view of this, dissenters and abstainers may bring such an application to court.

On an application to the Royal Court in objection of the Merger, the Royal Court may, if satisfied that such application is well-founded, make an order as it thinks fit for giving relief in respect of the matters complained of. Such order will typically be tailored to the relief sought by the applicant but may include a restraint on the Merger, impose conditions on the Merger or provide for the purchase of the shares of the applicant Ferguson Shareholder by other members of Ferguson or Ferguson itself.

Additional Matters

The Ferguson Board does not know of any other matters to be presented at the Special Meeting. The form of proxy accompanying this proxy statement/prospectus confers discretionary authority upon the named proxy holder with respect to amendments or variations to the matters identified in the accompanying Notice of Extraordinary General Meeting and with respect to any other matters that may properly come before the Special Meeting. If any additional matters are properly presented at the Special Meeting, or at any adjournments or postponements of the Special Meeting, the person named in the enclosed proxy card will have discretionary authority to vote the shares on any such matters.

Who Can Answer Your Questions About Voting Your Shares

Shareholders who have questions about how to vote or direct a vote in respect of Ferguson Shares or need assistance in completing or submitting their proxy cards should contact Morrow Sodali, Ferguson’s proxy solicitor, at 800-662-5200, or banks and brokers can call collect at 203-658-9400, or by emailing ferg.info@investor.morrowsodali.com. U.K. DI Holders who have questions about how to vote or direct a vote in respect of U.K. DIs or need assistance in completing or submitting their proxy cards should contact the Depositary at +44 906 999 0000.

Proxy Solicitation Costs

Ferguson is furnishing this proxy statement/prospectus to Ferguson Shareholders as part of the solicitation of proxies by the Ferguson Board for use at the Special Meeting to be held on May 30, 2024, and at any adjournment thereof. This solicitation is being made by mail but also may be made by telephone, the internet, facsimile, e-mail or in person. Ferguson has hired Morrow Sodali to assist in the proxy solicitation process. Ferguson will pay Morrow Sodali approximately $15,000 for its proxy solicitation services, plus reasonable out-of-pocket expenses incurred in the process of solicitating proxies. In addition, Ferguson will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies. Furthermore, proxies may be solicited by Ferguson’s directors, officers and associates, in each case without any additional compensation. Ferguson and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Ferguson will bear the cost of any such solicitation.

PROPOSAL NO. 1—THE MERGER PROPOSAL

Overview

Ferguson Shareholders are being asked to consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and approve the transactions contemplated thereby. This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Ferguson or New TopCo. Such information can be found elsewhere in this proxy statement/prospectus.

You are urged to read the Merger Agreement carefully and in its entirety before voting on the Merger Proposal. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Merger is consummated, the New TopCo Proposed Organizational Documents and the DGCL will govern New TopCo and your rights as a stockholder of New TopCo instead of the Ferguson Governing Documents and the Jersey Companies Law. Accordingly, in addition to the information provided below, you should also carefully consider the differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents described in the “Comparison of Corporate Governance and Shareholder Rights” section beginning on page 108 of the proxy statement/prospectus.

The Merger

If the Merger Proposal is approved by the Ferguson Shareholders, at the Effective Time, on the terms of and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Ferguson plc, with Merger Sub ceasing to exist and Ferguson plc continuing as the surviving entity (the “Surviving Entity”). The Surviving Entity will be named “Ferguson (Jersey) Limited,” will change its status to a private company, and will be a direct, wholly owned subsidiary of New TopCo. As a result of the Merger, the separate existence of Merger Sub will cease at the Effective Time, and all property, rights, privileges, powers and franchises of Merger Sub will vest in the Surviving Entity at the Effective Time, and all debts, liabilities and duties of Merger Sub will become the debts, liabilities and duties of the Surviving Entity at the Effective Time. If the Merger is consummated, Ferguson Shareholders will become stockholders of New TopCo pursuant to the terms and conditions discussed in greater detail in this proxy statement/prospectus.

Reasons for the Proposal

Since 2019, the Ferguson Board has considered North America to be the best long-term location for Ferguson plc and has worked methodically and transparently with shareholders on this transformative journey, creating an additional listing on the NYSE in 2021, and then moving Ferguson plc’s primary listing from London to New York in 2022. During this period, approximately two-thirds of Ferguson plc’s shareholder base has become American and Ferguson plc has been considered a U.S. domestic issuer under the applicable SEC rules since August 1, 2023.

On December 5, 2023, Ferguson plc announced that it was considering a new corporate structure to domicile the Ferguson group of companies’ ultimate parent company in the U.S., which would better align its headquarters and governance with its operations and leadership. The Ferguson Board considered the expected benefits and the potential advantages of the Merger, as well as considered a variety of negative factors, including the possibility of uncertainty created by the Merger and the change in our legal domicile, the fact that we expect to incur costs to complete the Merger, the fact that Delaware corporate law imposes different and additional obligations on us, the anticipated one-time, non-cash deferred tax charge of between $75 million to $135 million upon shareholder approval of the Merger generated by the loss of benefits related to certain tax attributes, the expectation that future taxable income generated in the U.K. may not be sufficient to fully realize the tax benefits associated with certain future expenses, the anticipated immaterial impact on our effective tax rate beyond the one-time charge and certain future expenses discussed above, the expected withholding tax on dividends to certain Non-U.S. Holders and other risks discussed in the discussion under “Risk Factors.” However, the Ferguson Board does not foresee any material downsides to the Merger. The Ferguson Board believes that the Merger will enhance shareholder value over the long term by simplifying Ferguson’s corporate governance requirements.

After completing its review and having fully considered the associated steps needed to complete the Merger, on January 17, 2024, the Ferguson Board concluded that it would be in the best interests of Ferguson plc and its shareholders as a whole to proceed with establishing the new corporate structure and publicly announced this decision on January 18, 2024.

Following detailed review of the Merger Agreement and this proxy statement/prospectus, which was prepared by management and external advisors, on February 29, 2024, the Ferguson Board unanimously (1) determined that the Merger, on the terms of and subject to the conditions of the Merger Agreement, is advisable and in the best interests of Ferguson and Ferguson Shareholders, (2) directed that the Proposals set forth in this proxy statement/prospectus be submitted to Ferguson Shareholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus and (3) recommended that Ferguson Shareholders vote or give instruction to vote “FOR” the Merger Proposal and “FOR” each of the Advisory Organizational Documents Proposals.

The Merger Agreement

Conditions to the Merger

Under the Merger Agreement the Merger is conditioned upon:

•

Ferguson having given notice to all of its creditors (if any) in accordance with Article 127FC(1) of the Jersey Companies Law and having published the contents of such notice in accordance with Article 127FC(5) of the Jersey Companies Law, and each applicable date as set out in Article 127FJ(3) of the Jersey Companies Law having passed;

•

Merger Sub having given notice to all of its creditors (if any) in accordance with Article 127FC(1) of the Jersey Companies Law and having published the contents of such notice in accordance with Article 127FC(5) of the Jersey Companies Law, and each applicable date as set out in Article 127FJ(3) of the Jersey Companies Law having passed;

•	the date as set out in Article 127FJ(3)(a) of the Jersey Companies Law having passed (if applicable);

•	the delivery to the registrar of companies in Jersey of all documents required in accordance with Article 127FJ of the Jersey Companies Law for the purposes of effecting the Merger;

•

no order by any court or other tribunal of competent jurisdiction will have been entered and will continue to be in effect and no law will have been adopted or be effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger;

•	no suit, action or proceeding will have been brought by any governmental entity, and remain pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the Merger;

•	all material consents and authorizations of, filings or registrations with, and notices to, any governmental or regulatory authority required to consummate the Merger, have been obtained or made;

•	Ferguson Shareholders will have approved the Merger in accordance with Ferguson Governing Documents and the Jersey Companies Law, as further described in this proxy statement/prospectus;

•	Merger Sub will have approved the Merger in accordance with Merger Sub’s memorandum of association and articles of association and the Jersey Companies Law;

•

the filing and approval of a U.K. prospectus with respect to the New TopCo Common Stock by the FCA, and such U.K. prospectus having been made available to the public in accordance with the Prospectus Regulation Rules of the FCA; and

•

the registration statement on Form S-4, to which this proxy statement/prospectus forms a part, with respect to the New TopCo Common Stock to be issued pursuant to the Merger will be effective, and there will be no stop order suspending such effectiveness.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Change of Name and Status

Pursuant to the Merger Agreement, Ferguson has agreed to:

•	change its name from Ferguson plc to “Ferguson (Jersey) Limited” with effect from completion of the Merger; and

•	change its status from public company to private company with effect from completion of the Merger.

Treatment of Interests in the Merger

Ferguson Shares and U.K. DIs. On the terms of, subject to the conditions of and/or in connection with the Merger Agreement, at the Effective Time, (i) each Ferguson Share that is issued and outstanding at the Merger Record Time will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time and (ii) each U.K. DI representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI representing one share of New TopCo Common Stock will be issued through CREST by the Depositary as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time. All Ferguson Shares held in treasury will be cancelled as a result of the Merger.

Surviving Entity Ordinary Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the outstanding ordinary shares, par value £1.00 per share, of Merger Sub, the authorized share capital of the Surviving Entity will be £10,000 divided into 10,000 ordinary shares of £1.00 each and 1 share of £1.00 in the capital of the Surviving Entity shall be issued to New TopCo.

New TopCo Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of the outstanding shares of common stock, par value $0.0001 per share, of New Topco, all existing shares of New TopCo Common Stock issued and outstanding immediately preceding the Effective Time will be cancelled and no consideration will be issued in respect thereof.

To the extent that the issuance of New TopCo Common Stock to any Overseas Shareholder may infringe the applicable law or require New TopCo to obtain any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New TopCo, it would be unable to comply or which it regards as unduly onerous, then the Merger Agreement provides New TopCo the discretion to take such actions as it considers may be necessary or desirable in order to prevent any such infringement from occurring and/or any such requirement from arising (as the case may be). Such actions may include New TopCo determining that New TopCo Common Stock will not be issued to such Overseas Shareholder, but will instead be issued to a nominee appointed by New TopCo, as trustee for such Overseas Shareholder, on terms that such New TopCo Common Stock will, as soon as reasonably practicable following the Effective Time, be sold on behalf of such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale will (to the extent permitted by applicable law and after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) be paid to such Overseas Shareholder as soon as reasonably practicable. Overseas Shareholders should inform themselves about and observe all applicable legal requirements.

Representations and Warranties

The Merger Agreement contains certain representations and warranties relating to organization and good standing, due authorization and enforceability of the Merger Agreement, in each case, on the part of Ferguson, New TopCo and Merger Sub.

Termination

The Merger Agreement may be terminated and the Merger abandoned if any of the requirements under the Merger Agreement are not satisfied within 180 days of the date of the Merger Agreement by Ferguson, New TopCo or Merger Sub.

Governing Law

The Merger Agreement will be governed by and construed in accordance with the laws of Jersey.

Management of New TopCo

The persons who currently serve as the directors and executive officers of Ferguson plc (other than Ms. Sammie Long, who will retire from her position at Ferguson, effective July 31, 2024) are expected to serve as directors and executive officers of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any directors or executive officers on or prior to the Effective Time. See “Management of New TopCo.”

New TopCo has entered into indemnity agreements with its directors and executive officers which provide for indemnification and advancement of expenses to the extent permitted by U.S. laws. New TopCo’s directors and executive officers are also covered under a directors’ and officers’ liability insurance policy. For more information, see “Comparison of Corporate Governance and Shareholder Rights.”

Interests of Certain Persons in the Merger

We do not believe that any of our directors or executive officers have interests in the Merger that are different from the interests of our shareholders generally. No change of control payments or additional compensation will be payable to our directors or executive officers in connection with the Merger.

Comparison of Rights of Ferguson Shareholders with Holders of New TopCo Common Stock

The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Jersey law to Delaware law. The legal system governing corporations organized under Delaware law differs from the legal system governing corporations organized under Jersey law. As a result, the New TopCo Proposed Organizational Documents are not identical, or even substantially similar, to the Ferguson Governing Documents. We summarize the material differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents, and the changes in your rights as a shareholder resulting from the Merger, under “Comparison of Corporate Governance and Shareholder Rights.” We believe that these changes (i) either are required by Delaware law or otherwise result from differences between the corporate laws of Jersey and the corporate laws of Delaware, (ii) relate to the change of the place of incorporation of the publicly traded corporate parent of Ferguson from Jersey to Delaware or (iii) align with best practices among Delaware S&P 500 companies. All Ferguson Shareholders are encouraged to read each of the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex B and Annex C, respectively.

Notwithstanding the differences in the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents, we believe that Delaware law and the New TopCo Proposed Organizational Documents as a whole adequately safeguard the rights of Ferguson Shareholders.

The characteristics of and the differences between the Ferguson Shares and the New TopCo Common Stock are summarized under “Description of Capital Stock of New TopCo After the Merger” and “Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

Other than the delivery to the registrar of companies in Jersey of all documents required in accordance with Article 127FJ of the Jersey Companies Law for the purposes of effecting the Merger, we are not aware of any governmental approvals or actions that are required to complete the Merger other than compliance with U.S. federal and state securities laws, and various portions of Jersey corporate law.

Dissenters’ Rights

Pursuant to Article 127FB of the Jersey Companies Law, following the approval by Ferguson Shareholders of the Merger, you have the right to apply to the Royal Court on the grounds that the Merger would unfairly prejudice your interests.

An application to the Royal Court objecting to the Merger may not be made: (i) more than 21 days after the Merger has been approved by the Ferguson Shareholders; or (ii) if you voted in favor of the Merger. The Jersey Companies Law does not preclude a member who fails to vote on the Merger from making such an application. In view of this, dissenters and abstainers may bring such an application to court.

On an application to the Royal Court in objection of the Merger, the Royal Court may, if satisfied that such application is well-founded, make an order as it thinks fit for giving relief in respect of the matters companied of. Such order will typically be tailored to the relief sought by the applicant but may include a restraint on the Merger, impose conditions on the Merger or provide for the purchase of the shares of the applicant Ferguson Shareholder by other members of Ferguson or Ferguson itself.

Issuance of New TopCo Common Stock after the Merger

Beneficial holders of shares held in “street name” through a bank, broker or other nominee and record owners of shares held in book-entry form will not be required to take any action. Your ownership of shares of New TopCo Common Stock will be recorded in book-entry form by your nominee (for shares held in “street name”) or directly on the New TopCo register to be maintained by Computershare, as our appointed transfer agent (for shares held by record owners in book-entry form), without the need for any additional action on your part. Holders of record who hold their shares in book-entry form will receive a statement of their holdings in New TopCo after the Merger. Holders of Ferguson Shares represented in the form of U.K. DIs will not be required to take any action, with New TopCo U.K. DIs being automatically credited to their CREST participant accounts. To the extent possible, all email addresses, bank account details and shareholder elections recorded by Computershare will remain valid and applied to the share register of New TopCo.

Stock Exchange Listing

The New TopCo Common Stock will be the only outstanding class of stock of New TopCo upon the consummation of the Merger. The New TopCo Common Stock is expected to be listed on the NYSE and the LSE under the trading symbol “FERG.” The Ferguson Shares currently trade on the NYSE and the LSE under the trading symbol “FERG.” When the Merger is completed, the Ferguson Shares currently listed on the NYSE and the LSE under the trading symbol “FERG” will cease to be traded on the NYSE and the LSE, and will be deregistered under the U.S. Securities Exchange Act. On January 17, 2024, the last trading day before Ferguson publicly disclosed its intention to pursue the Merger, the closing price of the Ferguson Shares on the NYSE and LSE was $184.65 and £146.40 per share, respectively. On April 2, 2024, the last practicable date before the mailing date of this proxy statement/prospectus, the closing price of Ferguson Shares on the NYSE and LSE was $216.89 and £172.50 per share, respectively.

Accounting Treatment of the Merger under U.S. GAAP

The Merger will represent a reorganization of the Company, akin to a transaction between entities under common control. Accordingly, assets and liabilities of Ferguson will be reflected at their carrying amounts in the accounts of New TopCo at the completion of the Merger.

Impact of the Merger on Operating Costs, Tax Attributes and Tax Rate

We do not expect the Merger to have a material effect on our operating costs, including our selling, general and administrative expenses. In connection with the Merger, Ferguson anticipates recognizing a one-time, non-cash deferred tax charge of between $75 million to $135 million upon shareholder approval of the Merger, driven by the elimination of certain pre-existing U.K. tax attributes of Ferguson. In addition, Ferguson anticipates that, following the Merger, the amount of taxable income which it generates in the U.K. may not be sufficient to fully realize the tax benefits associated with certain future expenses (including, without limitation, future contributions to Ferguson’s U.K. pension plans). Apart from the one-time charge and certain future expenses discussed above, the Ferguson Board currently anticipates that the Merger on its own will have an immaterial impact on our effective tax rate, as tax reforms in the U.K. and Switzerland relating to global minimum tax policies are in any event expected to reduce the benefit of our current structure and increase our effective tax rate. However, following the merger, the income of Ferguson will be subject to U.S. federal income tax as well as income tax in other jurisdictions. Currently applicable income tax laws, regulations, treaties and judicial and administrative interpretations of these laws, regulations and treaties in the U.S. and other jurisdictions may cause Ferguson’s effective tax rate to fluctuate significantly beyond our current projections. See “Risk Factors—Risks Related to the Merger—Ferguson’s effective tax rate may increase in the future, including as a result of the Merger” above for more information.

Accompanying Documents

In accordance with Article 127F of the Jersey Companies Law and SEC rules, as applicable, this proxy statement/prospectus is accompanied by the following:

•	a copy of the Merger Agreement, attached hereto as Annex A;

•	a copy of the New TopCo Proposed Certificate of Incorporation, substantially in the form attached hereto as Annex B;

•	a copy of the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex C;

•

copies of the certificates signed under Article 127E(5) of the Jersey Companies Law, attached hereto as Annex D, certifying that each director of Ferguson plc and Merger Sub has made full inquiry into the affairs of Ferguson plc and each director reasonably believes that Ferguson plc is, and will remain until the Merger is completed, able to discharge its liabilities as they fall due; and

•

a copy of the certificate signed under Article 127E(6) of the Jersey Companies Law, attached hereto as Annex E, certifying that in the opinion of each director who will be a director of Ferguson plc (which will be renamed Ferguson (Jersey) Limited at the Effective Time) following the Merger, Ferguson (Jersey) Limited will be able to continue to carry on business and discharge its liabilities as they fall due: (a) on and immediately after the completion of the Merger; and (b) if later, until 12 months after the signing of this certificate.

Material Interests under Article 127F(2)(a)(v) of the Jersey Companies Law

Ferguson plc

Bill Brundage and Ian Graham are directors of Merger Sub.

Geoff Drabble, Kelly Baker, Catherine Halligan, Brian May, James S. Metcalf, Alan Murray, Thomas Schmitt, Nadia Shouraboura, Suzanne Wood, Kevin Murphy, Ian Graham and Bill Brundage are shareholders of Ferguson.

Each member of the Ferguson Board is a participant in one or more of Ferguson’s share plans, as described in “Executive and Director Compensation.”

Merger Sub

Bill Brundage is a director and shareholder of Ferguson.

Ian Graham is a shareholder of Ferguson.

Bill Brundage and Ian Graham are participants in one or more of Ferguson’s share plans, as described in “Executive and Director Compensation.”

Resolution

The full text of the resolution to be passed in connection with the Merger Proposal is as follows:

“RESOLVED, that the merger agreement entered into by and among Ferguson Enterprises Inc., a newly incorporated corporation under the laws of Delaware, Ferguson (Jersey) 2 Limited, a newly formed Jersey incorporated private limited company and Ferguson plc (as it may be amended from time to time, the “Merger Agreement”) and that states, among other things, the terms and means of effecting a merger (the “Merger”) of Ferguson (Jersey) 2 Limited and Ferguson plc under Part 18B (Mergers) of the Companies (Jersey) Law 1991 (as amended, modified, or re-enacted from time to time, the “Jersey Companies Law”) be hereby approved for all purposes, including (without limitation) for the purposes of Article 127F(1) of the Jersey Companies Law and the directors of Ferguson plc (or a duly authorized committee thereof) be and are authorized to take all such action as they may consider necessary or desirable for the implementation of the Merger pursuant to the terms and subject to the conditions contained in the Merger Agreement.”

Vote Required for Approval

The Merger Proposal (and consequently, the transactions contemplated by the Merger Agreement) is proposed as a special resolution, which means that for this resolution to be passed at least two-thirds (66 2⁄3%) of the total number of votes cast on this resolution must be cast in favor of this resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution.

The consummation of the Merger, on the terms of and subject to the conditions of the Merger Agreement, is conditioned upon the approval of the Merger Proposal.

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

PROPOSAL NO. 2—THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSALS

If the Merger is consummated, the New TopCo Proposed Organizational Documents and the DGCL will govern New TopCo and your rights as a stockholder of New TopCo instead of the Ferguson Governing Documents and the Jersey Companies Law. From and after the Effective Time, the Ferguson Governing Documents will be amended and restated by the deletion in their entirety and be substituted with the form of organizational documents attached to the Merger Agreement, which will reflect, among other things, the modified corporate structure wherein Ferguson will be a wholly owned subsidiary of New TopCo. Prior to the Effective Time, the organizational documents of New TopCo will be amended and restated by the deletion in their entirety and be substituted with the New TopCo Proposed Organizational Documents.

Ferguson Shareholders are asked, on an advisory basis, to consider and vote upon and to approve eight separate proposals with respect to certain differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents, which are being presented separately in accordance with SEC guidance to give Ferguson Shareholders the opportunity to present their views on important corporate governance provisions.

As an advisory vote, the outcome of the vote on any of the Advisory Organizational Documents Proposals is not binding upon Ferguson or the Ferguson Board. However, Ferguson values the opinions expressed by shareholders and will consider the outcome of the vote on the Advisory Organizational Documents Proposals when making future decisions relating to the corporate governance practices of New TopCo.

The New TopCo Proposed Organizational Documents have certain material differences compared to the existing Ferguson Governing Documents.

All Ferguson Shareholders are encouraged to read each of the New TopCo Proposed Organizational Documents in its entirety for a more complete description of its terms. Additionally, as the Ferguson Governing Documents are governed by the Jersey Companies Law and the New TopCo Proposed Organizational Documents will be governed by the DGCL, we encourage Ferguson Shareholders to carefully consult the information set out under the “Comparison of Corporate Governance and Shareholder Rights” section of this proxy statement/prospectus for a summary of the principal changes proposed between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents that are subject to the Advisory Organizational Documents Proposals. We also encourage Ferguson Shareholders to carefully consider the risk factors described in the “Risk Factors” section of this proxy statement/prospectus, including the “Risk Factors—Risks Related to New TopCo” section.

Advisory Organizational Documents Proposal 2.A

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize provisions in the New TopCo Proposed Certificate of Incorporation and New TopCo Proposed Bylaws under which (i) the New TopCo Proposed Certificate of Incorporation, once adopted, may be amended, altered or repealed in the manner prescribed by the DGCL and (ii) the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the stockholders of New TopCo by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, and such additional vote as may be required by the New TopCo Proposed Certificate of Incorporation.

Reasons for the Proposal

The DGCL governs the procedures under which a Delaware corporation may amend its certificate of incorporation. Subject to certain exceptions, the DGCL generally requires any amendment of the certificate of incorporation to be approved by (a) the board of directors of the corporation and (ii) the holders of a majority of the then outstanding shares of capital stock of the corporation, unless the certificate of incorporation requires a higher vote. If the capital stock of a corporation is classified into different classes, certain amendments to the certificate of incorporation of a Delaware corporation also require a separate class vote. Furthermore, Delaware corporations are also permitted to amend their certificate of incorporation without a stockholder vote to change the name of the corporation and to effect certain types of forward stock splits and associated increases in the authorized number of shares.

The Ferguson Board believes these provisions, which generally provide a majority of the then outstanding shares of capital stock of New TopCo the power to amend the New TopCo Proposed Certificate of Incorporation, are in the best interests of Ferguson Shareholders who will become shareholders of New TopCo. The Ferguson Board similarly believes that the power to amend, alter or repeal the New TopCo Proposed Bylaws should be conferred on the holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, subject to the rights of any holders of New TopCo Preferred Stock or any different classes of New TopCo capital stock that are then outstanding. We believe that the U.S. investor community and institutions generally view a majority vote as sufficient for any corporate action requiring stockholder approval.

In addition, the Ferguson Board has noted that many public companies in the U.S. have transitioned away from including the supermajority voting requirements in their governing documents. After weighing these considerations, the Ferguson Board has determined that it is in the best interests of Ferguson Shareholders to include provisions in the New TopCo Proposed Certificate of Incorporation and New TopCo Proposed Bylaws under which (i) the New TopCo Proposed Certificate of Incorporation, once adopted, may be amended, altered or repealed in the manner prescribed by the DGCL and (ii) the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the stockholders of New TopCo by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, and such additional vote as may be required by the New TopCo Proposed Certificate of Incorporation.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.A is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.A, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.A, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.A will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.A is as follows:

“RESOLVED, that, on an advisory basis, (i) the proposed amended and restated certificate of incorporation (as amended from time to time, the “New TopCo Proposed Certificate of Incorporation”) of Ferguson Enterprises Inc. (“New TopCo”), once adopted, may be amended, altered or repealed in the manner prescribed by the Delaware General Corporation Law, as in effect from time to time and (ii) the proposed amended and restated bylaws of New TopCo, once adopted, may be amended, altered or repealed from time to time by the stockholders of New TopCo by the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, and such additional vote as may be required by the New TopCo Proposed Certificate of Incorporation.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.A.

Advisory Organizational Documents Proposal 2.B

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize provisions in the New TopCo Proposed Bylaws that provide that the New TopCo Proposed Bylaws, once adopted, may be amended, altered or repealed from time to time by the New TopCo Board without seeking any approval by the New TopCo stockholders, in accordance with the DGCL.

Reasons for the Proposal

The New TopCo Board is expected to consider a broad range of corporate governance issues and believes that the power to amend, alter and repeal provisions of the New TopCo Proposed Bylaws should be conferred on both the New TopCo Board and New TopCo stockholders.

The ability for the New TopCo Board to amend, alter or repeal provisions in the New TopCo Proposed Bylaws is considered an important aspect of good corporate governance as it would provide New TopCo the ability to respond to evolving corporate governance best practices in a timely manner. It is typical among public companies incorporated in the U.S. to confer upon the board of directors of a corporation the power to amend, alter or repeal provisions in the corporation’s bylaws without seeking its shareholders’ approval. The New TopCo Board is committed to maintaining high standards of corporate governance and keeping pace with ever-evolving corporate governance best practices. Granting the New TopCo Board the authority to amend the New TopCo Proposed Bylaws is in keeping with the corporate governance of its peers and facilitates responsiveness to a broad range of ever-evolving corporate governance issues in a timely manner.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.B is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.B, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.B, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.B will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.B is as follows:

“RESOLVED, that, on an advisory basis, the proposed amended and restated bylaws of Ferguson Enterprises Inc. (“New TopCo”), once adopted, may be amended, altered or repealed from time to time by the board of directors of New TopCo without seeking any approval by the New TopCo stockholders, in accordance with the Delaware General Corporation Law, as in effect from time to time.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.B.

Advisory Organizational Documents Proposal 2.C

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize provisions in the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws that provide that newly created directorships resulting from any increase in the authorized number of directors and vacancies on the New TopCo Board resulting from the death, resignation, disqualification, removal of a director or any other cause will only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director, even though less than a quorum of the New TopCo Board, and not by the stockholders. Any such newly appointed director will serve until the first annual meeting of the stockholders held after such director’s appointment for the purpose of electing directors and, unless the number of directors is reduced effective at such annual meeting of stockholders in accordance with the provisions of the New TopCo Proposed Organizational Documents, until such director’s successor will have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Reasons for the Proposal

The DGCL permits a Delaware corporation’s board of directors to fill any vacant positions on the board unless otherwise provided in the certificate of incorporation or bylaws of such corporation. The Ferguson Board believes that the New TopCo Board should be provided the flexibility to fill vacancies on the New TopCo Board without the requirement and expense of calling a special meeting of stockholders or otherwise needing to wait until the next annual meeting of stockholders. This flexibility will allow the New TopCo Board to promptly respond to any vacancies on the New TopCo Board and to fill such vacancies with qualified candidates, while avoiding having director seats remaining vacant until a stockholder meeting can be convened.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.C is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.C, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.C, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.C will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.C is as follows:

“RESOLVED, that, on an advisory basis, provisions in the proposed amended and restated bylaws of Ferguson Enterprises Inc. (“New TopCo”) and the proposed amended and restated certificate of incorporation of New TopCo that provide that all vacancies on the New TopCo board of directors be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, and not by the stockholders, be, and hereby are, authorized.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.C.

Advisory Organizational Documents Proposal 2.D

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize provisions in the New TopCo Proposed Bylaws relating to the right of New TopCo stockholders to request a special meeting of New TopCo stockholders. These provisions provide that special meetings of New TopCo stockholders will be called by the corporate secretary of New TopCo after receipt of one or more valid written demands to call a special meeting from stockholders of record that Own (as defined in the New TopCo Proposed Bylaws) in the aggregate at least 15% of the voting power (the “Requisite Percentage”) of the outstanding shares of New TopCo then entitled to vote on the matter to be brought before the proposed special meeting, in each case, subject to the requirements and limitations set forth in the New TopCo Proposed Bylaws (a “New TopCo Stockholder Requested Special Meeting”).

Reasons for the Proposal

The Ferguson Board believes that the Requisite Percentage will protect stockholder interests by ensuring that New TopCo Stockholder Requested Special Meetings are (i) of concern to a significant number of New TopCo Stockholders, (ii) worth the significant expense to New TopCo, and (iii) not an unnecessary distraction.

The Ferguson Board believes that the Requisite Percentage is reasonable, appropriate and aligned with Ferguson Shareholders’ interests as future New TopCo stockholders. The New TopCo Proposed Bylaws will provide New TopCo stockholders the ability to call New TopCo Stockholder Requested Special Meetings, while appropriately balancing against the risk that a small minority of stockholders, including those with narrow interests, may ineffectively use corporate resources to pursue an agenda not favored by a majority of New TopCo stockholders.

Holding a special stockholder meeting costs money and demands significant attention from the New TopCo Board and New TopCo’s senior management. In addition, it can create a disruption to New TopCo’s normal business operations. As such, the Ferguson Board believes that a special stockholder meeting should only be convened to discuss extraordinary events when fiduciary, strategic or similar considerations dictate the matter be addressed prior to the next annual meeting. The Requisite Percentage establishes the appropriate balance between meaningful accountability and mitigation of risk that may be presented by a lower threshold.

New TopCo stockholders’ ability to vote on significant matters is further ensured and protected by state law and other regulations. As a Delaware corporation, New TopCo is required to have all major corporate actions, such as mergers, a sale of all or substantially all of New TopCo’s assets or, except in a limited number of situations, increases or decreases in authorized shares, approved by stockholders. In addition, as a New York Stock Exchange listed company, New TopCo will also be required to, among other things, obtain stockholder approval for adoption, and certain amendments, of equity compensation plans, significant issuances of securities to related parties or when such issuances represent more than 20% of the New TopCo’s outstanding common stock or voting power.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.D is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.D, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.D, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.D will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.D is as follows:

“RESOLVED, that, on an advisory basis, provisions in the proposed amended and restated bylaws of Ferguson Enterprises Inc. (“New TopCo”) relating to the right of New TopCo stockholders to request a special meeting of New TopCo stockholders be, and are hereby, authorized.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.D.

Advisory Organizational Documents Proposal 2.E

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize provisions in the New TopCo Proposed Certificate of Incorporation limiting personal liability of New TopCo directors and certain officers for monetary damages for breach of fiduciary duty as a director or as an officer to the fullest extent permitted under the DGCL.

Reasons for the Proposal

The Ferguson Board believes that eliminating personal monetary liability for directors and certain officers under certain circumstances is reasonable and appropriate because the nature of the role of directors and officers often requires them to make decisions on crucial matters in time-sensitive situations, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. The Ferguson Board also anticipates that similar exculpation provisions are likely to be adopted by Ferguson’s peers and others with whom Ferguson competes for executive talent. As a result, director and officer exculpation provisions may become necessary for Delaware corporations to attract and retain experienced and qualified corporate directors and officers. Further, Delaware corporations that fail to adopt director and officer exculpation provisions may experience a disproportionate amount of nuisance litigation and disproportionately increased costs in the form of increased director and officer liability insurance premiums, as well as diversion of management attention from the business of the corporation.

The limitation of liability and indemnification provisions in the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty of care. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New TopCo and its stockholders. In addition, your investment may be adversely affected to the extent New TopCo pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.E is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.E, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board, and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.E, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.E will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.E is as follows:

“RESOLVED, that, on an advisory basis, the provisions in the proposed amended and restated certificate of incorporation of Ferguson Enterprises Inc. (“New TopCo”) limiting personal liability of New TopCo directors and certain officers for monetary damages for breach of fiduciary duty as a director or as an officer to the fullest extent permitted under the Delaware General Corporation Law, as in effect from time to time be, and are hereby, authorized.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.E.

Advisory Organizational Documents Proposal 2.F

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize exclusive forum provisions in the New TopCo Proposed Certificate of Incorporation that provide that, unless New TopCo consents in writing to the selection of an alternative forum, the Court of Chancery (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New TopCo, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of New TopCo to New TopCo or New TopCo’s stockholders, (iii) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo arising out of or relating to any provision of the DGCL, the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (v) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery. This exclusive forum provision may not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the U.S. Securities Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the New TopCo Proposed Certificate of Incorporation provides that unless New TopCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the U.S. Securities Act against New TopCo or any director, officer, employee, or agent of New TopCo.

Reasons for the Proposal

The Ferguson Articles currently provide that the Courts of Jersey will be the exclusive forum for certain specified shareholder litigation and that the federal district courts of the U.S. will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the U.S. Securities Act.

The Ferguson Board believes that, given that New TopCo is incorporated in Delaware, the Delaware courts are best suited to address certain specified claims that be made by a New TopCo stockholder, rather than the Royal Court, and that, consistent with the Ferguson Articles, the federal exclusive forum provision for claims under the U.S. Securities Act is in the best interests of Ferguson Shareholders. Accordingly, the effective result of this proposal is to replace Jersey with Delaware, in line with New TopCo’s domicile.

Delaware law generally applies to such matters and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes, which help provide relatively quick decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides stockholders and New TopCo with more predictability regarding the outcome of intra-corporate disputes. In the event that the Court of Chancery does not have jurisdiction, the other state and federal courts located in Delaware would be the most appropriate forums because these courts have more expertise on matters of Delaware law as compared to other jurisdictions.

Adopting Delaware as the exclusive forum for certain stockholder litigation is intended to assist New TopCo in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise and should promote efficiency in the resolution of such claims. In addition, an exclusive forum provision for certain stockholder litigation would allow New TopCo’s management to focus on the underlying substantive rights or remedies, instead of addressing where a claim may be brought, all of which should also reduce the cost to New TopCo of resolving such matters.

The Ferguson Board further believes that providing that, unless we consent in writing to an alternative forum, the federal district courts of the U.S. will be the sole and exclusive forum for resolving actions arising under the U.S. Securities Act against New TopCo or any director, officer, employee, or agent of New TopCo, provides the flexibility to file such suits in any federal district court while providing the benefits of eliminating duplicative litigation and having such cases heard by courts that are well-

versed in the applicable law. This exclusive forum provision also may not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the U.S. Securities Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, this proposal would promote judicial fairness and avoid conflicting results, as well as make New TopCo’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. However, these exclusive forum provisions may limit the ability of New TopCo stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with New TopCo or New TopCo’s directors, officers, employees, agents or stockholders, which may discourage such lawsuits against New TopCo or New TopCo’s directors, officers, employees, agents or stockholders.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.F is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.F, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board, and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.F, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.F will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.F is as follows:

“RESOLVED, that, on an advisory basis, the exclusive forum provisions in the proposed amended and restated certificate of incorporation of Ferguson Enterprises Inc. be, and are hereby, authorized.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.F.

Advisory Organizational Documents Proposal 2.G

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize the New TopCo Board to issue up to 100,000 shares of New TopCo Preferred Stock in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New TopCo Board and as may be permitted by the DGCL.

Following the Merger, New TopCo will be authorized to issue 500,000,000 shares of capital stock, divided into 499,900,000 shares of New TopCo Common Stock and 100,000 shares of New TopCo Preferred Stock. The New TopCo Board has authorized provisions of the New TopCo Proposed Certificate of Incorporation to allow for the issuance of any or all of the authorized shares of New TopCo Preferred Stock from time to time at the discretion of the New TopCo Board, as may be permitted by the DGCL, and without further stockholder action. The shares of New TopCo Preferred Stock would be issuable for any proper corporate purpose, including, among other things, future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which we may provide equity incentives to associates, non-employee directors and consultants.

Reasons for the Proposal

Under the DGCL, the certificate of incorporation of a corporation may expressly authorize the board of directors to create one or more series of preferred stock with voting, conversion, dividend distribution and other rights to be determined by the board of directors at the time of issuance. We believe that having the ability to create additional shares of New TopCo Preferred Stock will provide the New TopCo Board and New TopCo with the flexibility to issue shares under circumstances we believe to be favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. The flexibility to issue such New TopCo Preferred Stock in the future may benefit New TopCo by providing it with new opportunities for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits, among others. New TopCo currently has no such plans, proposals, or arrangements, written or otherwise anticipated to issue any of the additional authorized stock for such purposes. We also have no present intention to use this power for an anti-takeover defense, such as adopting a stockholder rights plan or poison pill.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.G is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.G, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.G, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.G will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.G is as follows:

“RESOLVED, that, on an advisory basis, the board of directors (the “New TopCo Board”) of Ferguson Enterprises Inc. (“New TopCo”) be, and is hereby, authorized to issue up to 100,000 shares of preferred stock of New TopCo, par value $0.0001 per share, in one or more series, with such terms and conditions and at such future dates as may be expressly determined by the New TopCo Board and as may be permitted by the Delaware General Corporation Law, as in effect from time to time.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.G.

Advisory Organizational Documents Proposal 2.H

Overview

On an advisory basis, Ferguson Shareholders are being asked to authorize the New TopCo Board to issue new shares of New TopCo Common Stock in the future without offering pre-emptive rights.

Reasons for the Proposal

The DGCL provides that no stockholder of a Delaware corporation has a pre-emptive right to subscribe to an additional issuance of stock or any securities convertible into stock unless and to the extent that such right is expressly granted to such stockholder in the corporation’s certificate of incorporation. Pre-emptive rights are uncommon for U.S. companies, and the provision of pre-emptive rights may limit New TopCo’s flexibility to finance business opportunities compared to Ferguson’s peer companies. By granting pre-emptive rights, New TopCo may have to offer new shares at a lower price or with more favorable terms to attract new investment. The New TopCo Board has no present intention to issue additional shares of New TopCo Common Stock for capital raising purposes.

Vote Required for Approval

Advisory Organizational Documents Proposal 2.H is being proposed, on an advisory basis, as an ordinary resolution, which means that for this resolution to be passed more than half of the votes cast must be cast in favor of the resolution. Abstentions and broker non-votes are not considered votes cast and will not impact the outcome of the vote on this resolution. Although Ferguson is seeking a shareholder vote regarding Advisory Organizational Documents Proposal 2.H, a vote for such proposal is an advisory vote only, is not binding on Ferguson or the Ferguson Board and approval of such Proposal is not a condition to the closing of the Merger. Notwithstanding the approval of Advisory Organizational Documents Proposal 2.H, if the Merger is not consummated for any reason, the actions contemplated by Advisory Organizational Documents Proposal 2.H will not be effected.

Resolution

The full text of the resolution to be passed in connection with the Advisory Organizational Documents Proposal 2.H is as follows:

“RESOLVED, that, on an advisory basis, the board of directors of Ferguson Enterprises Inc. (“New TopCo”) be, and is hereby, authorized to issue new shares of common stock, par value $0.0001 per share, of New TopCo in the future without offering pre-emptive rights.”

Recommendation of the Ferguson Board

THE FERGUSON BOARD UNANIMOUSLY RECOMMENDS THAT FERGUSON SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY ORGANIZATIONAL DOCUMENTS PROPOSAL 2.H.

INFORMATION ABOUT NEW TOPCO

Information, Name and Offices

Ferguson Enterprises Inc., which we refer to as New TopCo, is a Delaware corporation that was formed on February 5, 2024. New TopCo is governed by the DGCL as well as by its certificate of incorporation and bylaws. The registered and principal office of New TopCo is 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, DE 19803.

Intercorporate Relationships

Assuming the Merger Proposal is approved at the Ferguson Special Meeting, following the Effective Time and completion of the Merger, the stockholders of New TopCo will be the same persons who were Ferguson Shareholders immediately prior to the Merger and New TopCo will become the direct or indirect owner of all of the assets and liabilities of Ferguson plc. As a result, there will be no effective change of control of Ferguson plc as a result of the Merger since ultimate control will remain with the Ferguson Shareholders. The charts below depict the general structure of Ferguson plc and its subsidiaries immediately prior to the Merger, with the arrow depicting the Merger, and the structure of New TopCo and its subsidiaries after the Merger.

Business

New TopCo was formed for the purpose of effecting the Merger. Prior to the Merger, New TopCo will have no property, assets, liabilities or operations, other than those incident to its formation and the preparation and filing of the registration statement on Form S-4 to which this proxy statement/prospectus forms a part and a U.K. prospectus with respect to the New TopCo Common Stock. New TopCo is not currently subject to any legal proceedings. Following completion of the Merger, New TopCo and its subsidiaries will carry on the business currently carried on by Ferguson and its subsidiaries. See the section entitled “Information About Ferguson” for more information about Ferguson’s business.

New TopCo Common Stock

For a description of the New TopCo Common Stock see “Description of Capital Stock of New TopCo After the Merger.”

Directors and Officers of New TopCo

The persons who currently serve as the directors and executive officers of Ferguson plc (other than Ms. Sammie Long, who will retire from her position at Ferguson, effective July 31, 2024) are expected to serve as directors and executive officers of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any directors or executive officers on or prior to the Effective Time. See “Management of New TopCo” for additional information.

Director and Executive Compensation

Following the Merger, we expect that New TopCo’s director and executive compensation programs will be substantially similar to those currently offered by Ferguson plc. See the section entitled “Executive and Director Compensation” for more information.

Beneficial Ownership of Securities of New TopCo

As of April 2, 2024 there were 3 stockholders of New TopCo, Kevin Murphy, Bill Brundage and Ian Graham, who each own one share, or 33 1/3% of outstanding shares of New TopCo Common Stock. On the terms of and subject to the conditions of the Merger Agreement, at the Effective Time, New TopCo will be the sole shareholder of Ferguson plc (which will be renamed Ferguson (Jersey) Limited at the Effective Time) and each existing share of New TopCo Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled. In addition and simultaneously, (i) each Ferguson Share that is issued and outstanding at the Merger Record Time will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time and (ii) each U.K. DI representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI representing one share of New TopCo Common Stock will be issued through CREST by the Depositary as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time. See “Security Ownership of Certain Beneficial Owners and Management” for more information regarding beneficial ownership of Ferguson Shares and New TopCo Common Stock.

Auditor and Transfer Agent

The auditor of New TopCo following completion of the Merger will be Deloitte & Touche LLP. The transfer agent for New TopCo Common Stock following completion of the Merger will be Computershare. The transfer agent’s address is 150 Royall Street, Canton, MA 02021.

Corporate Governance of New TopCo

The completion of the Merger will change the governing corporate law that applies to shareholders of our parent company from Jersey law to Delaware law. The legal system governing corporations organized under Delaware law differs from the legal system governing corporations organized under Jersey law. As a result, the New TopCo Proposed Organizational Documents are not identical, or even substantially similar, to the Ferguson Governing Documents. We believe that these changes (i) either are required by Delaware law or otherwise result from differences between the corporate laws of Jersey and the corporate laws of Delaware, (ii) relate to the change of the place of incorporation of the publicly traded corporate parent of Ferguson from Jersey to Delaware or (iii) align with best practices among Delaware S&P 500 companies. All Ferguson Shareholders are encouraged to read each of the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex B and Annex C, respectively. We summarize the material differences between the Ferguson Governing Documents and the New TopCo Proposed Organizational Documents, and the changes in your rights as a shareholder resulting from the Merger, under “Comparison of Corporate Governance and Shareholder Rights.” See also the section entitled “Description of Capital Stock of New TopCo After the Merger” for more information.

Ferguson Equity Plans

In connection with the Merger, New TopCo will assume or, as applicable, substitute with substantially similar entitlements, all compensation or benefit plans, policies and arrangements previously maintained by Ferguson plc. With respect to Ferguson plc’s equity incentive plans, New TopCo will assume the Assumed Ferguson Employee Share Plans and all outstanding incentive awards issued thereunder. Each outstanding Ferguson plc incentive award previously granted under the Assumed Ferguson Employee Share Plans will be converted to an equivalent New TopCo incentive award. The incentive awards granted by New TopCo as a result of such conversion will be subject to substantially the same terms and conditions as the previously held Ferguson plc incentive awards, except, in the case of equity-based Ferguson plc incentive awards, the security issuable upon exercise or settlement of the relevant New TopCo incentive award, as applicable, will be New TopCo Common Stock (or its cash equivalent) rather than Ferguson Shares (or their cash equivalent).

Financial Information

We have included no data for New TopCo because New TopCo only has nominal assets, no liabilities and has not engaged in any business or activities other than in connection with the Merger. The consolidated financial statements of New TopCo immediately following the Merger will be the same as the consolidated financial statements of Ferguson immediately prior to the Merger. See the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included in this proxy statement/prospectus for more information.

Reports to Securityholders and Available Information

Ferguson plc is subject to the informational requirements of the U.S. Securities Exchange Act. In accordance with these requirements, Ferguson plc files reports and other information with the SEC. Following the Merger, New TopCo will become subject to the informational requirements of the U.S. Securities Exchange Act. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Ferguson plc’s website is corporate.ferguson.com. Ferguson plc’s reports filed or furnished pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments thereto, are available, free of charge, through Ferguson plc’s website as soon as reasonably practicable after the material is electronically filed with or furnished to the SEC. Any references to Ferguson plc’s website contained herein do not constitute incorporation by reference of information contained on such website and such information should not be considered part of this proxy statement/prospectus. For more information on Ferguson plc’s filings with the SEC, including the important business and financial information about Ferguson plc that we have incorporated by reference in this proxy statement/prospectus, see the sections entitled “Incorporation of Certain Information By Reference” and “Where You Can Find More Information.”

INFORMATION ABOUT FERGUSON

The business of Ferguson will be the primary business of New TopCo and its consolidated subsidiaries following the Merger.

Company Overview

Ferguson’s operations are based, through its subsidiaries, in North America. Ferguson is a leading value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. We sell through a common network of distribution centers, branches, counter service and specialist sales associates, showroom consultants and e-commerce channels.

Ferguson has a long history and has maintained businesses throughout Europe, Canada and the U.S. in the 1900s. In the early 2000s, Ferguson’s focus shifted to attractive North American markets. As a result, the operating businesses across Europe were disposed of through various transactions, most recently in 2021. As part of this transition and following a corporate restructuring, Ferguson became the ultimate holding company for the business in 2019.

Ferguson was incorporated and registered in Jersey as Alpha JCo Limited on March 8, 2019, under the Jersey Companies Law, as a private limited company with company number 128484. Ferguson converted its status to a public limited company and changed its name, first to Ferguson Newco plc on March 26, 2019, and then to Ferguson plc on May 10, 2019. Ferguson’s jurisdiction of organization is Jersey and its corporate headquarters are currently located at 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS and its telephone number is +44 (0) 118 927 3800. Ferguson is also registered in the U.K. as Ferguson Group Holdings, U.K. Establishment No. BR021199. Ferguson’s management office in the U.S. is located at 751 Lakefront Commons, Newport News, VA 23606.

Ferguson is listed on the New York Stock Exchange and the London Stock Exchange under the symbol “FERG.”

Ferguson’s corporate website is corporate.ferguson.com. We include website addresses throughout this proxy statement/prospectus for reference only. The information contained in, or available through, these websites is not part of, or incorporated by reference into, this proxy statement/prospectus. Addresses, including electronic addresses provided in this proxy statement/prospectus, are provided solely for the purposes so specified. You may not use any electronic address provided in this proxy statement/prospectus to communicate with Ferguson for any purpose other than those expressly stated herein or therein.

Business Segments

Ferguson’s reportable segments are established based on how Ferguson manages its business and allocates resources, which is on a geographical basis. Ferguson’s reportable segments are the U.S. and Canada. For further segment information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Note 2, Revenue and segment information” of the Notes to the Consolidated Financial Statements included in this proxy statement/prospectus. Below is a description of Ferguson’s reportable segments.

U.S. Segment

The U.S. segment contributed 95%, 95% and 94% of net sales from continuing operations in fiscal 2023, 2022 and 2021, respectively.

The U.S. segment operates primarily under the Ferguson brand and provides expertise, solutions, and products, from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more, to residential and non-residential customers. Its products are delivered through a common network of distribution centers, branches, counter service and specialist sales associates, showroom consultants and e-commerce channels. As of July 31, 2023, the U.S. business operated 1,549 branches and 10 national distribution centers serving all 50 states with approximately 32,000 associates. These locations provide same-day and next-day product availability, which we believe to be a competitive advantage and an important requirement for customers. In addition, as of July 31, 2023, our U.S. business operates three market distribution centers (“MDCs”) in Denver, Colorado, Houston, Texas and Phoenix, Arizona for branch replenishment and final mile distribution to customers.

Canada Segment

The Canada segment contributed 5%, 5% and 6% of net sales from continuing operations in fiscal 2023, 2022 and 2021, respectively.

The Canada segment operates primarily under the Wolseley brand and supplies plumbing, HVAC and refrigeration products to residential and commercial contractors. The Canada segment also supplies specialist water and wastewater treatment products to residential, commercial and infrastructure contractors, and supplies pipe, valves and fittings (“PVF”) solutions to industrial customers. As of July 31, 2023, the Canada business operated 213 branches with one national distribution center and approximately 3,000 associates.

Business Model

We have a balanced approach to attractive end markets and serve customers principally in North America. For fiscal 2023, approximately 52% of our net sales are to residential markets and 48% to non-residential markets with net sales within the residential and non-residential markets balanced between RMI (approximately 60% of our net sales) and new construction (approximately 40% of our net sales), based on management’s estimates.

Ferguson operates in highly fragmented markets, with no one market dominated by any single distributor. We are positioned as one of the top distributors in most end markets we serve, including residential, commercial, civil/infrastructure and industrial.

Our business bridges the gap between a large and fragmented supplier base with an even larger and more fragmented customer base. As of July 31, 2023, we had approximately 36,000 suppliers, with no supplier accounting for more than 5% of total inventory purchases, which provides us access to a diverse and broad range of quality products. We serve our customers through a network of 11 national distribution centers, three MDCs, 5,700 fleet vehicles, 1,762 branches and approximately 35,000 associates, in each case, as of July 31, 2023.

Customers

We exist to make our customers’ complex projects simple, successful and sustainable. We offer expertise and a broad range of products delivered where and when our customers need them. Customers rely on us to help them deliver critical infrastructure spanning almost every stage of projects within the residential and non-residential markets. We partner with our customers to keep millions of homes and businesses operating while helping them to run their business more efficiently. No single customer accounted for more than 1% of our net sales in fiscal 2023.

Value-Added Products and Solutions

Our value-added solutions include a variety of sales channels available to our customers ranging from inside and outside sales teams, sales centers, digital commerce capabilities, system-to-system capabilities, counter sales and showrooms. We also offer customized solutions such as virtual design, fabrication, valve actuation, pre-assembly, kitting, installation and project management services. With our value-added solutions, we aim to increase productivity for our customers and for the industry.

We source, distribute and sell products from domestic and international suppliers. Our products include branded products and own brand products that Ferguson sells exclusively in the market. As of July 31, 2023, we had approximately 36,000 suppliers. Over 95% of the products sold in the U.S. are sourced from U.S.-based suppliers, while approximately 90% of the products sold in Canada are sourced from Canada-based suppliers.

Our branded and own brand products are generally available from several sources and are not typically subject to supply constraints in normal market conditions. In the U.S., approximately 14% of net sales in fiscal 2023 are derived from basic products containing significant amounts of commodity-priced materials, predominantly plastic, copper and steel, and other components which can be subject to volatile price changes based upon fluctuations in the commodities market. To a lesser extent, fluctuations in the price of fuel could affect transportation costs. In general, increases in such prices increase our operating costs and negatively impact our operating profit to the extent that such increases cannot be passed on to customers. Conversely, if competitive pressures allow us to hold prices despite relevant raw material prices falling, profitability can increase.

Fulfillment options for our customers include delivery, customer pick-up from our branches, counters and locker locations, and direct shipments.

We also offer after-sales support that comprises warranty, credit, project-based billing, returns and maintenance, repair and operations (“MRO”) support.

Global Supply Chain

We have a global supply chain which provides access to approximately 36,000 suppliers and we sold more than 1 million unique products annually as of July 31, 2023. We operate an extensive network across North America, including two import centers, 11 national distribution centers and 1,762 branch locations, as of July 31, 2023. Our network also included, as of July 31, 2023, three MDCs which provide greater access to key strategic markets and allows us to bring our products closer to our customers. These MDCs include automated picking and replenishment systems for the majority of items picked. This automation improves efficiency and reduces manual handling of certain products which supports associate health and safety.

Competitive Conditions

We believe we are well-equipped to win new customers and generate attractive returns. We have leading positions in our residential and non-residential markets based on net sales as a percentage of overall market size. For fiscal 2023, approximately 52% and 48% of our net sales were derived from residential and non-residential end markets, respectively, and approximately 60% and 40% of our net sales were derived from the RMI and new construction sectors, respectively, based on management’s estimates. We have chosen to operate in each of these markets because we believe we can generate strong growth, solid gross and net margins and good returns on capital.

The markets we serve are highly fragmented with very few large competitors and a high number of small, local distributors, as well as mid-size regional distributors. While our market positions can be expanded through growth of our existing business, acquisitions also remain a core part of our growth strategy and we expect to focus on acquisitions that bolt-on to our existing branch network as well as acquisitions that provide further capabilities to serve our customers. We believe there is a significant opportunity for strong growth and continued consolidation within our markets.

Many customer projects require a range of products and solutions, and we leverage our scale and expertise across the organization for the benefit of our customers. Specifically, we believe our network of suppliers, associates and the number of branches and distribution centers provides us with the scale and expertise to serve our customers better than our competitors do, as many of these competitors operate only locally. In addition, we also benefit from significant synergies to help lower operating costs and improve margins. We believe these factors enable continued growth in net sales as well as growth in cash flow and, therefore, may better enable us to provide investment returns to shareholders.

Our scale and expertise position us to be involved in all stages of our customers’ projects, including design, staging, and project management. Across all our customers, we take a consultative approach. We partner with our customers in an effort to guide complex projects to a successful conclusion, and to make the entire project better because Ferguson was involved.

Contractual Relationships and Seasonality

We are not dependent on any material licenses or contracts. Our business is not highly seasonal although we generally experience the highest volume of sales in our fourth fiscal quarter which begins during the spring season in North America.

Intellectual Property

We rely on a combination of intellectual property laws, confidentiality procedures and contractual provisions to protect our proprietary assets and our brands. We have registered or applied for registration of trademarks, service marks, and internet domain names, both domestically and internationally.

Regulatory Landscape

Our operations are affected by various statutes, regulations and standards in the countries and markets in which we operate, including the U.S. and Canada. The amount of such regulation and the penalties for any breaches can vary. While we are not engaged in a highly regulated industry, we are subject to the laws governing businesses generally, including laws relating to competition, product safety, data protection, labor and employment practices, accounting and tax standards, international trade, fraud, bribery and corruption, land usage, the environment, health and safety, transportation, payment terms and other matters. We do not currently expect compliance with these laws and regulations to have a material effect on our capital expenditures, results of operations, or competitive position as compared to prior periods.

Human Capital Management

Our associates are fundamental to our long-term success. We continue to invest in the development of our associates and are committed to attracting, developing, engaging and retaining the best talent.

Our people

As of July 31, 2023, Ferguson employed approximately 35,000 associates, of which approximately 32,000 were in the U.S., 3,000 were in Canada and a small number of associates were in certain other jurisdictions, including Asia, Switzerland, and the U.K.

The goal of our human capital management program is to attract diverse associates, develop associates to reach their full potential, and engage and retain the best talent – all contributing towards creating and maintaining a culture of inclusion where all associates can bring their true authentic selves to work every day.

Attracting diverse associates

Our hiring process is intended to reach a diverse talent pool to assist us in fostering a culture of innovation and acceptance through differences in thought, experience and perspective. We believe that the range of perspectives and experiences fostered by an inclusive and diverse organization gives us a competitive advantage, especially when it is shaped by a workforce that reflects the communities we serve.

Talent development

We place great emphasis on our associates’ development and provide opportunities to help them reach their full potential. Evidence of these opportunities can be seen in the career paths of our tenured leadership team. Through internal mobility, many of our leaders shifted from frontline roles to managerial roles. We offer a variety of leadership and development programs that develop skills and capabilities for our associates and leaders. These programs are tailored to associates’ leadership level and potential. We also offer associates professional development courses, many of which are on-demand and targeted at improving technical skills, sales, communication, well-being, critical thinking and relationship management skills. A mix of internal opportunities and external hires, blended with new talent through acquisitions, allows us to broaden the experience, knowledge and diversity of our leadership teams and overall workforce.

Associate engagement and retention

We champion engagement initiatives to further a culture where associates feel welcomed and valued. Our Business Resource Groups (“BRGs”) provide associates with opportunities to network with other associates and leaders, share common experiences, build allyship and strengthen Ferguson’s culture of inclusion and belonging within our organization. We currently maintain five BRGs supporting our Black, Women, LGBTQ+, Veteran and Hispanic/Latin American associates. Membership in our BRGs is open to all our associates. Each BRG is led by an executive sponsor, a chair and a leadership team who are voted into their roles by their respective BRG members.

We are committed to supporting our associates as well as customers and people within our communities. Through a variety of outreach efforts, we provide our associates with the opportunity to directly engage in community service and contribute to Ferguson being a good corporate citizen.

We offer these development and engagement programs to aid in the growth, engagement and retention of our associates. We believe that these programs, as well as our strategic focus on I&D, support our objective to retain the best talent.

Culture and values

We strive to maintain a culture of integrity and are committed to acting ethically in all our business activities. Our core values provide guidance on ethical situations where there may be uncertainty over how to proceed and set out the standards that we expect of our associates and those who may work on our behalf. Our Code of Business Conduct and Ethics (the “Code of Conduct”) is a resource dedicated to helping our associates live by our values and understand Ferguson’s commitment to compliance with all applicable laws and regulations, our Code of Conduct and Company policies. We require all associates, including new associates, to complete our Code of Conduct training on an annual basis.

Compensation and rewards

To help attract and retain the best talent available in the market, we offer our associates competitive rewards packages. We regularly review the structure of our incentive programs for alignment with our talent attraction and retention policy, our purpose and values, and our goal to incentivize associates to take ownership of their performance. We are committed to rewarding our associates based on the delivery of business objectives, as well as outstanding individual performance. We offer a wide variety of health, welfare, and financial benefits to our full-time and part-time associates, including health care and insurance benefits, mental health and well-being resources, retirement plans and an employee share purchase plan, among others.

We currently have several established recognition programs, where our top performing sales associates and managers receive recognition. The purpose of these programs is to demonstrate our appreciation for our associates and to recognize the exceptional performance and outstanding contributions they make to help support profitable growth in our business.

Health and safety

We strive to drive continuous improvement in our health and safety performance by maintaining high standards for our health and safety compliance programs and enforcing expected safe behaviors and global safety rules. We promote a culture of “first in safety,” which is supported by a commitment from our executive leadership and through engagement with our associates. We endeavor to ensure that at each location, our associates are well-informed about health and safety measures and are provided with the appropriate equipment and tools to protect themselves and those around them. Our safety efforts are further supported by the allocation of additional resources for safety improvements and the employment of dedicated safety professionals. Through continuous investment in health and safety, we strive to mitigate the risk of on-the-job injuries.

ESG Report

Additional information regarding our activities related to ESG matters, including our people and human capital strategy, can be found in our most recent ESG Report, which is available on our website. The contents of this report are not incorporated by reference into this proxy statement/prospectus or in any other report or document we file with the SEC.

Properties

We maintain our principal executive offices at 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, U.K., and our management office in the U.S. is located in Newport News, Virginia. We believe our facilities are maintained in good operating condition and sufficient to meet our present operating needs.

The following table presents our principal facilities as of July 31, 2023:

Location / Segment	Facility & Use	Total Locations	Owned Locations	Leased Locations	Square Feet
U.S.	National Distribution Centers	10	90%	10%	6,541,697
U.S.	Market Distribution Centers	3	67%	33%	1,603,988
U.S.	Branches	1,549	17%	83%	45,285,226
Canada	National Distribution Center	1	—	100%	292,395
Canada	Branches	213	23%	77%	2,989,375

Legal Proceedings

Ferguson is from time to time a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. With respect to such lawsuits, claims and proceedings, Ferguson records reserves when it is probable a liability has been incurred and the amount of loss can be reasonably estimated. Ferguson does not expect any of its pending legal proceedings to have a material adverse effect on its results of operations, financial position, or cash flows. Ferguson maintains liability insurance for certain risks that are subject to certain self-insurance limits.

Reports to Securityholders and Available Information

Ferguson is subject to the informational requirements of the U.S. Securities Exchange Act. In accordance with these requirements, Ferguson files reports and other information with the SEC. Following the Merger, New TopCo will become subject to the informational requirements of the U.S. Securities Exchange Act. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Ferguson’s website is corporate.ferguson.com. Ferguson’s reports filed or furnished pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments thereto, are available, free of charge, through Ferguson’s website as soon as reasonably practicable after the material is electronically filed with or furnished to the SEC. Any references to Ferguson’s website contained herein do not constitute incorporation by reference of information contained on such website and such information should not be considered part of this proxy statement/prospectus. For more information on Ferguson’s filings with the SEC, including the important business and financial information about Ferguson that we have incorporated by reference in this proxy statement/prospectus, see the sections entitled “Incorporation of Certain Information By Reference” and “Where You Can Find More Information.”

MANAGEMENT OF NEW TOPCO

The persons who currently serve as the directors and executive officers of Ferguson plc (other than Ms. Sammie Long, who will retire from her position at Ferguson, effective July 31, 2024) are expected to serve as directors and executive officers of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any directors or executive officers on or prior to the Effective Time.

Directors

The following table lists, as of April 2, 2024, the names of New TopCo’s eleven (11) directors, their respective ages, and positions with New TopCo, followed by a brief biography of each individual, including their business experience. Each of Ferguson’s directors were appointed to serve as directors of New TopCo on February 14, 2024, except as set forth below.

Name	Age	Title(1)
Geoff Drabble	64	Board Chair
Kelly Baker	55	Director
Bill Brundage(2)	47	Chief Financial Officer, Chief Accounting Officer & Treasurer and Director
Catherine Halligan	60	Director
Brian May	60	Director
James S. Metcalf	66	Director
Kevin Murphy(3)	54	President & Chief Executive Officer and Director
Alan Murray	70	Director
Thomas Schmitt	59	Director
Nadia Shouraboura	53	Director
Suzanne Wood	64	Director

(1)

Directors designated as independent by Ferguson are expected to be designated as “independent,” under Rule 303A.02 of the NYSE Listed Company Manual, by the New TopCo Board following the Merger. All of the directors other than Kevin Murphy and Bill Brundage are designated as independent by Ferguson.

(2)	Mr. Brundage was appointed on February 5, 2024.
(3)	Mr. Murphy was appointed on February 5, 2024.

Geoff Drabble was appointed as an Independent Non-Employee Director of Ferguson in May 2019 and as Chairman in November 2019. Mr. Drabble served as chief executive of Ashtead Group plc, a FTSE 100 international equipment rental company, from 2007 to 2019 during which he presided over a period of unprecedented growth in the business and was instrumental in creating a strong culture. He was previously an executive director of The Laird Group PLC, a former British-based electronics and technology business, where he was responsible for its Building Products division, and held a number of senior management positions at Black & Decker, the American manufacturer of power tools, accessories, hardware, home improvement products, home appliances and fastening systems. Mr. Drabble also serves as the Chair of DS Smith Plc. We believe that Mr. Drabble’s extensive experience as a board member and chief executive officer, extensive leadership experience in the distribution, technology and manufacturing sectors and deep knowledge of U.S. markets and operating conditions qualify him to serve on the New TopCo Board.

Kelly Baker was appointed as an Independent Non-Employee Director of Ferguson in May 2021. Ms. Baker currently serves as the executive vice president and chief human resources officer at Thrivent Financial for Lutherans, a Fortune 500 not-for-profit diversified financial services organization. Ms. Baker served as executive vice president and chief human resources officer of Pentair plc, a manufacturer of water products, from 2017 to 2021. Between 2016 and 2017, Ms. Baker served as executive vice president and chief human resources officer at Patterson Companies Inc., a value-added distributor serving dental and animal health markets. Ms. Baker spent over 20 years with General Mills Inc., the global food manufacturer, in a variety of roles, including vice president of human resources U.S. retail and marketing, vice president of human resources corporate groups and vice president of diversity and inclusion. Ms. Baker also currently serves as a member of the board of directors of The Opus Group. We believe that Ms. Baker’s extensive human resources and operational experience, wide-ranging international business and functional experience and experience leading the people, organizational and cultural development across a number of U.S.-based, global public companies qualify her to serve on the New TopCo Board.

Bill Brundage was appointed as an Executive Director and Chief Financial Officer of Ferguson in November 2020. Mr. Brundage was the chief financial officer of Ferguson Enterprises, LLC (“FEL”) from 2017 to 2020, having previously served at FEL as senior vice president of finance from 2016 to 2017 and vice president of finance since 2008. Mr. Brundage joined Ferguson in 2003 as manager of finance and was promoted to corporate controller of FEL two years later. Previously,

Mr. Brundage spent five years at PricewaterhouseCoopers in the U.S. as a senior associate. As Ferguson’s Chief Financial Officer, Mr. Brundage brings valuable knowledge to the Ferguson Board, while our Audit Committee maintains its independence. Mr. Brundage is a Certified Public Accountant. We believe that Mr. Brundage’s extensive Company experience, considerable financial management and operational experience and significant knowledge of Ferguson and Ferguson’s industry qualify him to serve on the New TopCo Board.

Catherine Halligan was appointed as an Independent Non-Employee Director of Ferguson in January 2019. Between 2010 and 2012, Ms. Halligan was senior vice president sales and marketing of PowerReviews, a software as a service social commerce solution. Prior to that, she served in various executive roles across marketing and e-commerce at Williams-Sonoma Inc. and at Walmart, where she served as the chief marketing officer of Walmart.com. Ms. Halligan is a member of the board of directors of Ulta Beauty, Inc., Driven Brands Holdings, Inc., and JELD-WEN Holding, Inc. and was previously a member of the board of directors of FLIR Systems, Inc from 2014 to 2021. Ms. Halligan also currently serves as a non-executive director of Anticimex, a privately-held international modern pest control company, a role she has held since October 2022. Ms. Halligan was a non-executive director of Wilton Brands, a recognized brand of cake decorating and bakeware products, from May 2016 to September 2018. We believe that Ms. Halligan’s extensive experience as a board member and as a senior executive, her extensive digital transformation, digital commerce, data analytics and marketing experience and strong track record in the retail, e-commerce and multi-channel arenas qualify her to serve on the New TopCo Board.

Brian May was appointed as an Independent Non-Employee Director of Ferguson in January 2021. Mr. May has served as a non-executive director of OFI Group Limited, a global provider of food and beverage ingredients, since 2021. Mr. May served as chief financial officer of Bunzl plc, the global distribution and services group, for 14 years until his retirement in late 2019. His career at Bunzl plc spanned 27 years, where he held a number of roles across the treasury and internal audit functions and was divisional finance director of Bunzl’s U.K., Europe and Australasia division for nine years. Prior to his career at Bunzl plc, he worked at KPMG. Mr. May is currently a member of the board of directors of Convatec Group Plc and was previously a member of the board of directors of United Utilities Group PLC, from 2012 to 2021, and Bunzl plc, from 2006 to 2019. Mr. May is also a qualified chartered accountant. We believe that Mr. May’s extensive experience as a chief financial officer and extensive financial and operational experience, together with his extensive expertise in Ferguson’s industry qualify him to serve on the New TopCo Board.

James S. Metcalf was appointed as an Independent Non-Employee Director of Ferguson in February 2023. Mr. Metcalf previously served as chairman and chief executive officer of Cornerstone Building Brands, Inc. (“Cornerstone”), a North American building products manufacturer, from 2019 until his retirement as chief executive officer in September 2021 and as chairman in March 2022. He joined Cornerstone in 2017 as a non-employee director when it was known as NCI Building Systems, Inc. Prior to joining Cornerstone, he held various roles at USG Corporation, a manufacturer of ceiling, floor, gypsum, roofing, sheathing, and wall products. At the time of his retirement from USG in November 2016, Mr. Metcalf had served as its chairman since December 2011 and served as its chief executive officer and president since January 2011. Mr. Metcalf previously serves as a member of the board of directors of NCI Building Systems from 2017 to 2018 and as chair of NCI from 2018 to 2019, until its acquisition by Cornerstone Building Brands). He also served as a member of the board of directors of Tenneco Inc. from 2014 to 2022, chair of USG Corporation from 2011 to 2016 and member of the board of directors of Molex Inc. from 2007 to 2013. We believe that Mr. Metcalf’s extensive executive leadership experience and considerable U.S. public company board and industry expertise qualify him to serve on the New TopCo Board.

Kevin Murphy was appointed as an Executive Director of Ferguson in August 2017 and as Chief Executive Officer in November 2019. Mr. Murphy was chief executive officer of FEL, Ferguson’s U.S. business segment, from 2017 until his appointment as Chief Executive Officer in 2019. Prior to that, he was chief operating officer of FEL from 2007 to 2017. Mr. Murphy joined Ferguson in 1999 as an operations manager following Ferguson’s acquisition of his family’s business, Midwest Pipe and Supply, and went on to hold a number of leadership positions before his eventual appointment as Ferguson’s Chief Executive Officer. Since Mr. Murphy’s appointment to the Ferguson Board in 2017, the business has generated strong, profitable growth and continued to take market share under his leadership. We believe that Mr. Murphy’s strong executive leadership skills, deep knowledge of Ferguson and Ferguson’s industry, strategic operational expertise and significant experience in strategic development and delivering operational performance improvements qualify him to serve on the New TopCo Board.

Alan Murray was appointed as an Independent Non-Employee Director of Ferguson in January 2013. He has served as Employee Engagement Director from March 2019 until December 2023, when the role was disbanded, and served as Senior Independent Director from October 2013 until August 2022, when the role was transitioned to chair of the Nominations & Governance Committee. From 2002 to 2007, Mr. Murray served as group chief executive of Hanson PLC, a British-based building materials company, where he had previously served as finance director and chief executive of Hanson Building Materials America from 1998 to 2002. Since 2003, Mr. Murray has served as a trustee of the Hanson No 2 Pension Scheme for the Hanson Pension Trustees Limited. Mr. Murray currently serves as a member of the board of directors of O-I Glass, Inc. and previously served as a member of the board of directors of HeidelbergCement AG from 2010 to 2017, International Power plc from 2007 to 2011 and Hanson PLC from 2002 to 2007. Mr. Murray is a qualified chartered management accountant. We believe that Mr. Murray’s extensive business leadership skills and financial reporting expertise, considerable international operational and financial experience, extensive executive management experience and board experience within global businesses and extensive knowledge of Ferguson qualify him to serve on the New TopCo Board.

Thomas Schmitt was appointed as an Independent Non-Employee Director of Ferguson in February 2019. Mr. Schmitt served as president, chief executive officer and director of Forward Air Corporation, the NASDAQ-listed premium ground transportation company, from September 2018 to February 2024, and as chairman from May 2019 to February 2024. From 2015 to 2018, Mr. Schmitt was chief commercial officer and a management board member of Schenker AG, a $20 billion global freight, transportation and logistics company. Mr. Schmitt’s career began at BP and McKinsey and has encompassed leadership roles at AquaTerra, Purolator and FedEx. Mr. Schmitt also served as a member of the board of directors of Zooplus AG from 2013 to 2016. We believe Mr. Schmitt’s significant operational expertise and extensive knowledge of U.S. and international logistics and supply chain businesses, experience as a chief executive officer with significant first-hand leadership experience in the markets in which Ferguson operates and track record of driving accelerated profitable growth and promoting integrity, transparency and values-based leadership qualify him to serve on the New TopCo Board.

Nadia Shouraboura was appointed as an Independent Non-Employee Director of Ferguson in July 2017. In 2012, Ms. Shouraboura founded Hointer, Inc., a Seattle based consultancy that helped retailers create innovative in-store experiences, and served as its chief executive officer until November 2018. From 2004 to 2012, she was a vice president of global supply chain and fulfilment platform and a member of the senior leadership team at Amazon.com, Inc. Ms. Shouraboura currently serves as a member of the board of directors of Mobile TeleSystems Public Joint Stock Company and Ocado Group plc and previously served as a member of the board of directors of Cimpress, N.V. from 2014 to 2018 and X5 Retail Group N.V. from 2018 to 2022. We believe Ms. Shouraboura’s expertise in running complex logistics and supply chain activities, extensive experience with cutting-edge technology and e-commerce and substantial experience in the consumer and technology sectors qualify her to serve on the New TopCo Board.

Suzanne Wood was appointed as an Independent Non-Employee Director of Ferguson in January 2021. Ms. Wood served from September 2018 to September 2022 as senior vice president and chief financial officer of Vulcan Materials Company, a large producer of construction aggregates. From 2012 to 2018, she served as chief financial officer of Ashtead Group plc, a FTSE 100 international equipment rental company, after having joined Ashtead in 2003 as chief financial officer of Sunbelt Rentals, Ashtead’s largest operating brand in the U.S. She started her career with PricewaterhouseCoopers. Ms. Wood currently serves as a member of the board of directors of RELX PLC and H&E Equipment Services, Inc and previously serves as a member of the board of directors of Ashtead Group plc from 2012 to 2018. Ms. Wood is a chartered accountant. We believe Ms. Wood’s experience as a chief financial officer, significant financial and operational knowledge and extensive public company experience qualify her to serve on the New TopCo Board.

Executive Officers

The following table lists, as of April 2, 2024, the names, ages, titles and biographical information for each person who currently serves as an executive officer of Ferguson plc and is expected to serve as an executive officer of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any executive officers on or prior to the Effective Time. The biographies of executive officers who also serve as directors are included in the Directors section above. Except as set forth below, each of Ferguson’s executive officers will be appointed to serve as an executive officer of New TopCo prior to the Effective Time.

Name	Age	Title
Kevin Murphy(1)	54	President & Chief Executive Officer and Director
Bill Brundage(2)	47	Chief Financial Officer, Chief Accounting Officer & Treasurer and Director
Ian Graham(3)	55	Chief Legal Officer & Corporate Secretary
Michael Jacobs	63	Senior Vice President of Supply Chain
Victoria Morrissey	57	Chief Marketing Officer
Andy Paisley	56	Chief Digital and Information Officer
Jake Schlicher	59	Senior Vice President of Strategic Development
Bill Thees	57	Senior Vice President of Business and Sales
Garland Williams	49	Senior Vice President

(1)	Mr. Murphy was appointed on February 6, 2024.
(2)	Mr. Brundage was appointed on February 6, 2024.
(3)	Mr. Graham was appointed on February 6, 2024.

Ian Graham joined Ferguson as Chief Legal Officer in May 2019. Prior to joining Ferguson, he was Senior Vice President, General Counsel and Secretary for BAE Systems, Inc. from 2010 to 2019. Prior to that he held senior roles at EMCORE Corporation, UUNET Technologies, Jenner & Block LLP and McKenna & Cuneo LLP.

Michael Jacobs was appointed Senior Vice President of Supply Chain of Ferguson in February 2017. He is responsible for managing all aspects of the supply chain processes within Ferguson and developing a supply chain strategy that meets performance objectives and customer expectations. Prior to Ferguson, Mr. Jacobs held various roles at Keurig Green Mountain, including Chief Product Officer and Chief Logistics Officer, where he led the re-engineering of Keurig’s supply chain. Prior to Keurig, Mr. Jacobs served as Senior Vice President, Logistics for Toys “R” Us, where he led store, ecommerce and omni-channel fulfilment globally.

Victoria Morrissey was appointed as Chief Marketing Officer of Ferguson in May 2021. With more than 20 years of diversified experience, Ms. Morrissey was most recently responsible for Global Marketing and Brand at Caterpillar Inc. from 2017 to 2021, where she led a global team with oversight of brand, digital marketing, analytics, customer insights and customer experience. Prior to this, she led brand and content marketing at Grainger. In addition to her industry experience, Ms. Morrissey worked at several agencies, including WPP, one of the world’s largest advertising agencies.

Andy Paisley became the Chief Digital and Information Officer for Ferguson in June 2023 after joining Ferguson in January 2023 as the Chief Information Officer. He is responsible for overseeing Digital Commerce, Digital Engineering, Digital Data, User Experience and Commerce Operations. Prior to joining Ferguson, Mr. Paisley served as the chief information officer of Dollar Tree, Inc. from December 2020 until 2022, Old Dominion Freight Line, Inc. from 2017 to 2020 and Advance Auto Parts, Inc. from 2014 to 2017, where he aligned the technology strategy with business strategy and improved the digital experience for associates and customers.

Jake Schlicher was named Senior Vice President of Strategic Development of Ferguson in February 2019. He focuses on developing strategies that help make our customers’ complex projects simple, successful and sustainable. Mr. Schlicher joined Ferguson in 1999 through the acquisition of L&H Supply. Since then, Mr. Schlicher has held numerous positions including Director of the Residential Business Group, Vice President of Private Label, Vice President of the Strategic Products Group, and Vice President of the Commercial Business. In March 2016, he was named Senior Vice President of Ferguson Facilities Supply and, in November 2017, he was named Senior Vice President Strategic Brand Development.

Bill Thees was promoted to Senior Vice President of Business and Sales of Ferguson in 2018. He provides leadership and direction to the Waterworks and Fire & Fabrication customer groups, the Own Brand Business, enterprise-wide Sales, Operations and Wolseley Canada. Mr. Thees began his career with Ferguson in 1990 as a trainee at the Orlando, Florida Waterworks location. Since then, he has held several key positions, including Branch Manager, General Manager and District Manager. Mr. Thees assumed leadership for the Waterworks Business Group in 2007 and was promoted to Vice President in 2009.

Garland Williams serves Ferguson as a Senior Vice President and previously served as the Senior Vice President of Customer Experience and Canada between 2021 and 2022. He is responsible for Ferguson’s Blended business and provides strategic leadership and has profit and loss responsibilities for the Residential Trade, Residential Building & Remodel, Commercial/Mechanical, HVAC, Industrial and Facilities Supply businesses. Mr. Williams joined the organization as a trainee in July 1996 and has held several progressive roles over his 27-year career with Ferguson. This has included inside and outside sales, Branch and Area Manager, General Manager, District Manager, Vice President of Residential Trade, and, most recently, as Vice President of Customer Experience and Canada in 2020.

Number, Terms of Office and Appointment of Directors and Officers

We expect no material change to the manner in which directors and executive officers are appointed or to the term they serve pursuant to Ferguson’s Governing Documents as a result of the Merger. All directors of New TopCo will serve a one-year term, except that the initial term for each such director will run until New TopCo’s first annual meeting of stockholders, which is expected to occur in late 2024. All directors of New TopCo will be subject to election by stockholders at each annual meeting of stockholders.

The Ferguson Board is authorized to delegate to any person such of its powers, as it deems appropriate. The New TopCo Board also has these same powers to appoint executive officers to serve at their discretion, rather than for specific terms of office.

Family Relationships

There are no family relationships between any of the executive officers and directors of Ferguson or New TopCo.

Director Independence

The persons who currently serve as the directors and executive officers of Ferguson plc (other than Ms. Sammie Long, who will retire from her position at Ferguson, effective July 31, 2024) are expected to serve as directors and executive officers of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any directors or executive officers on or prior to the Effective Time. Upon completion of the Merger, the shares of New TopCo Common Stock are expected to be listed on the NYSE and the LSE. Consequently, New TopCo will adhere to the applicable NYSE and SEC rules and regulations in determining whether a director is “independent.” The New TopCo Board expects to follow policies and procedures similar to those currently followed by the Ferguson Board in determining the independence of its directors.

The Nominations & Governance Committee of the Ferguson Board reviews the independence of each director annually and makes recommendations to the Ferguson Board, and the Ferguson Board annually determines and discloses the independence of the directors.

No director is considered independent unless the Ferguson Board, considering all relevant facts and circumstances, affirmatively determines that the director has no material relationship with Ferguson, either directly or as a partner, shareholder or officer of an organization that has a relationship with Ferguson. In assessing whether a director has no material relationship with Ferguson, the Ferguson Board also considers any persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

In addition, members of the Audit, Compensation and Nominations & Governance Committees of the Ferguson Board must meet all additional applicable independence tests of the NYSE and any additional standards imposed under U.S. securities laws and the rules and regulations of the SEC.

The Ferguson Board has considered whether the members of the Ferguson Board are independent and determined that each of the directors on the Ferguson Board other than Ferguson’s executive directors is an “independent” director under applicable NYSE and SEC rules and regulations, and each satisfies the applicable NYSE and SEC rules and regulations for “independence” with respect to the committees of the Ferguson Board on which such director serves.

In making its independence determination in fiscal 2023, the Ferguson Board considered that some of the Non-Employee Directors, or their immediate family members, are affiliated with companies or entities to which Ferguson sold products or made payments, or from which Ferguson purchased products or services during the last fiscal year. This included transactions that do not require disclosure under Item 404 of Regulation S-K (“Regulation S-K”) promulgated under the U.S. Securities Exchange Act and therefore are not disclosed in “Certain Relationships and Related Party Transactions—Approved Related Party Transactions,” such as that Ms. Shouraboura’s spouse is a senior executive at Microsoft Corporation from which Ferguson purchases products and services. Aggregate payments to or from Microsoft Corporation, in each of the last three fiscal years, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues in a single fiscal year. In reviewing these relationships, the Ferguson Board considered all relevant factors, including whether the transactions were entered into at arm’s length in the normal course of business and, to the extent they were commercial relationships, had standard commercial terms; and whether the director had any direct business relationships with Ferguson or received any direct personal benefit from these transactions, relationships, or arrangements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 2, there were 3 stockholders of New TopCo, Kevin Murphy, Bill Brundage and Ian Graham, who each own one share, or 33 1/3% of outstanding shares of New TopCo Common Stock. On the terms of and subject to the conditions of the Merger Agreement, at the Effective Time, New TopCo will be the sole shareholder of Ferguson plc (which will be renamed Ferguson (Jersey) Limited at the Effective Time) and each existing share of New TopCo Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled. In addition and simultaneously, (i) each Ferguson Share that is issued and outstanding at the Merger Record Time will automatically be cancelled without any repayment of capital and New TopCo will issue as consideration therefor new, duly authorized, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each Ferguson Share held by such Ferguson Shareholder immediately preceding the Merger Record Time and (ii) each U.K. DI representing an issued and outstanding Ferguson Share at the Merger Record Time will be cancelled and a New TopCo U.K. DI representing one share of New TopCo Common Stock will be issued through CREST by the Depositary as consideration therefor to each holder of U.K. DIs on a one-for-one basis for each U.K. DI held by such holder immediately preceding the Merger Record Time.

The table below shows the total number of Ferguson Shares beneficially owned by (i) each of the directors and named executive officers of Ferguson, (ii) all those known by us to beneficially own more than 5% of the Ferguson Shares and (iii) all of the directors and executive officers of Ferguson, as a group, as of April 2, 2024.

The number of Ferguson Shares beneficially owned is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Ferguson Shares over which the individual has sole or shared voting power or investment power, or the right to receive the economic benefit of ownership, as well as any shares that the individual has the right to acquire within 60 days of April 2, 2024 through the exercise of any option, warrant or other right.

The percentage of ordinary shares beneficially owned is calculated on the basis of 202,534,879 Ferguson Shares outstanding as of April 2, 2024. Ferguson Shares that a person has the right to acquire within 60 days of April 2, 2024 are deemed outstanding for purposes of computing the percentage ownership of the person holding such right, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, (i) subject to applicable community property laws, each beneficial owner listed below has sole voting and investment power and the right to receive the economic benefit of ownership with respect to all Ferguson Shares held by that person and (ii) the address of each beneficial owner listed in the following table is c/o Ferguson plc, 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, U.K.

	Number of Ferguson Shares Beneficially Owned	Percentage of Ferguson Shares Beneficially Owned
Directors and Named Executive Officers
Kelly Baker	1,114	*
Bill Brundage(1)	35,275	*
Geoff Drabble	5,443	*
Ian Graham(1)	5,938	*
Catherine Halligan	1,338	*
Sammie Long	25,689	*
Brian May	993	*
James S. Metcalf	4,277	*
Kevin Murphy(1)	123,553	*
Alan Murray	2,860	*
Thomas Schmitt	1,763	*
Nadia Shouraboura	1,492	*
Bill Thees(1)	25,512	*
Suzanne Wood	992	*
All Directors and Executive Officers as a Group(2)	250,142	*
Greater Than 5% Beneficial Owners
BlackRock, Inc.(3)	13,305,591	6.6%
Vanguard(4)	25,804,490	12.7%

*   Represents less than 1% of Ferguson Shares outstanding.

(1)   The number of shares beneficially owned includes 84 ordinary shares issuable upon the vesting within 60 days of April 2, 2024 of options issued under the ESPP for each of Messrs. Brundage, Graham, Murphy and Thees.

(2)   The number of shares beneficially owned includes 588 ordinary shares issuable upon the vesting within 60 days of April 2, 2024 of options issued under the ESPP.

(3)   Based on the Schedule 13G filed by BlackRock, Inc. with the SEC on February 2, 2024, BlackRock, Inc. and its subsidiaries beneficially owned an aggregate of 13,305,591 ordinary shares as of February 14, 2023, and BlackRock, Inc. had sole voting power over 11,974,293 ordinary shares, shared voting power over 0 ordinary shares, sole dispositive power over 13,305,591 ordinary shares and shared dispositive power over 0 ordinary shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(4)   Based on the Schedule 13G filed by The Vanguard Group, Inc. with the SEC on February 13, 2024, The Vanguard Group, Inc. beneficially owned an aggregate of 25,804,490 ordinary shares, had sole voting power over 0 ordinary shares, shared voting power over 1,711,313 ordinary shares, sole dispositive power over 23,766,671 ordinary shares and shared dispositive power over 2,037,819 ordinary shares as of January 10, 2023. The principal business office address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE AND DIRECTOR COMPENSATION

Director Compensation

The following table summarizes the compensation awarded or paid to the Non-Employee Directors for the year ended July 31, 2023. The persons who currently serve as the directors and executive officers of Ferguson plc (other than Ms. Sammie Long, who will retire from her position at Ferguson, effective July 31, 2024) are expected to serve as directors and executive officers of New TopCo following the Merger, subject to the appointment, death, resignation or removal of any directors or executive officers on or prior to the Effective Time. Immediately following the Merger, we expect no variation to the compensation to be awarded or paid to the non-employee members of the New TopCo Board compared to compensation awarded or paid to the non-employee members of the Ferguson Board.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Chairman of the Ferguson Board
Geoff Drabble	499,181	55,499	23,234	577,914
Other Non-Employee Directors
Kelly Baker	129,000	60,000	44,633	233,633
Catherine Halligan	110,000	60,000	29,163	199,163
Brian May	101,436	55,499	13,221	170,156
James S. Metcalf(5)	55,000	60,000	27,307	142,307
Alan Murray(6)	162,000	60,000	42,199	264,199
Thomas Schmitt	110,000	60,000	27,059	197,059
Nadia Shouraboura	110,000	60,000	45,236	215,236
Suzanne Wood	129,000	60,000	45,868	234,868
Jacky Simmonds(7)	38,879		12,535	51,414

(1)

U.S.-based Non-Employee Directors are paid in USD and U.K.-based Non-Employee Directors are paid in GBP. Each month we calculate any U.K. tax due on U.S.-based Non-Employee Director fees using the U.K. tax authorities (HMRC) official exchange rate for the month. The fees of the two U.K.-based Non-Employee Directors (Messrs. Drabble and May) have been converted into USD using the same official exchange rate.

(2)

Represents the grant date fair value of restricted stock units, calculated in accordance with FASB ASC Topic 718, issued to our Non-Employee Directors on December 8, 2022 (except for Mr. Metcalf’s award, which was issued on March 16, 2023). The aggregate number of restricted stock units outstanding as of July 31, 2023 for our Non-Employee Directors was as follows: 485 restricted stock units for each of Messrs. Murray and Schmitt, and Ms. Baker, Ms. Halligan, Ms. Shouraboura and Ms. Wood; 454 restricted stock units for each of Messrs. Drabble and May; and 232 restricted stock units for Mr. Metcalf.

(3)

The Non-Employee Directors receive a travel allowance of $3,250 (each way) (£2,500 for U.K.-based Non-Employee Directors), where there would be a need for intercontinental flight in excess of five hours (one way) based on the home location of the Non-Employee Director and the location of the Ferguson Board (or Ferguson Board committee) meeting, up to a maximum of $39,000 per annum (£30,000 for U.K.-based Non-Employee Directors). This is in addition to reimbursement for actual travel costs, including airfare and hotel.

(4)

In the U.K., some travel expenses related to Ferguson Board meeting attendance are considered by the U.K. tax authorities to be ‘taxable benefits,’ consequently the Company pays the tax on these expenses including any applicable tax gross-up.

(5)	Mr. Metcalf was appointed to the Ferguson Board effective February 1, 2023.
(6)	Mr. Murray served as the Employee Engagement Director during fiscal 2023.
(7)	Ms. Simmonds’ service on the Ferguson Board ended on November 30, 2022.

Narrative to Non-Employee Director Compensation

Below is a discussion of the material factors necessary to an understanding of the compensation disclosed in the above table.

How We Set Non-Employee Director Compensation

The Ferguson Board, upon recommendation of the Compensation Committee, determines the annual compensation of Non-Employee Directors each year with account taken of the time and responsibility involved in each role, including, where applicable, the chairmanship of Ferguson Board committees. Directors who are executives of Ferguson receive no compensation for their board service. The Compensation Committee consults with Mercer U.S. LLC (“Mercer”), one of its independent compensation consultants, on the director compensation program and reviews survey information of compensation paid to directors serving on boards of similar U.S.-listed companies to determine whether changes are advisable.

Non-Employee Director Fees

A summary of the annualized fees for fiscal 2023 is as follows:

Fees(1)(2)(3) ($000)
Chairman of the Ferguson Board’s Fee	536.0
Other Non-Employee Directors’ Base Fee	110.0
Fees in Addition to Base Fee:
Chairperson of Audit Committee	28.5
Chairperson of Compensation Committee	28.5
Chairperson of Nominations & Governance Committee	28.5
Employee Engagement Director(4)	14.0

(1)	Increases to Non-Employee Director and Chairman of the Ferguson Board fees from the prior fiscal year were to align them to fee levels in the U.S. for Non-Employee Directors.
(2)	The Non-Employee Directors also have the benefit of a travel allowance and certain tax benefits as described in footnote (3) to All Other Compensation in the Director Compensation table.
(3)

The amounts provided in the table for the Chairman of the Ferguson Board’s fees were converted to USD from GBP based on the agreed GBP:USD exchange rate from fiscal 2022 which is GBP 1.00 : USD 1.3041.

(4)	The role of Employee Engagement Director was disbanded during fiscal 2024.

Effective October 1, 2023, the Compensation Committee approved an ordinary course annual increase to the base fees paid to our Non-Employee Directors (other than the Chairman of the Ferguson Board) from $110,000 to $120,000. There were no changes to the fees for the Chairman of the Ferguson Board or to additional fees paid to Non-Employee Directors in respect of service as a committee chair. Additionally, the role of the Employee Engagement Director was disbanded in fiscal 2024.

The Non-Employee Directors are not entitled to receive any compensation upon the termination of their appointment and no fees will be payable in respect of any unserved portion of the term of their appointment. Further, Non-Employee Directors are not entitled to participate in Ferguson’s annual short-term incentive award program or other benefit plans. Each Non-Employee Director is entitled to reimbursement from Ferguson for reasonable expenses incurred in the performance of their duties. The Non-Employee Directors may, in certain circumstances and at Ferguson’s expense, obtain independent professional advice in the furtherance of their duties as Non-Employee Directors.

Non-Employee Director Equity Incentive Awards

The NED Plan was adopted by the Ferguson Board in September 2022 and approved by our shareholders in November 2022. The aggregate number of ordinary shares authorized under the NED Plan was 250,000 shares. On December 8, 2022, each of our then current Non-Employee Directors was granted restricted stock units pursuant to the NED Plan that vested on October 2, 2023. The number of restricted stock units awarded was based on a grant date fair market value of $60,000 for non-U.K.-based Non-Employee Directors and £46,000 for our U.K.-based Non-Employee Directors (Messrs. Drabble and May). Each restricted stock unit represents the economic equivalent of one share of our ordinary shares. The first grants under the NED Plan were made to our then current Non-Employee Directors shortly after obtaining shareholder approval in November 2022, and had a shorter than one year time-vesting requirement given these directors’ service pre-dated shareholder approval of the NED Plan. We issued annual awards of restricted stock units under the NED plan to our Non-Employee Directors in October of 2023 in respect of service for fiscal 2024. The number of restricted stock units awarded was based on a grant date fair market value of $120,000 for non-U.K.-based Non-Employee Directors and £92,000 for our U.K.-based Non-Employee Directors (Messrs. Drabble and May). These restricted stock units were subject to time-vesting for one year following the grant date; however, to align with U.S. practices and to have the vesting concurrent with the annual meeting of shareholders, effective March 7, 2024, the restricted stock units that were issued to the Company’s Non-Employee Directors on October 12, 2023 under the Company’s NED Plan were cancelled (the “Cancelled Director Awards”) and a replacement grant of restricted stock unit awards, for the same number of restricted stock units that had been issued under the Cancelled Director Awards with a vesting date of Ferguson’s next annual shareholders meeting, was made to each of the Company’s Non-Employee Directors under the 2023 Omnibus Plan. These restricted stock units are entitled to accrue cash dividend equivalents during the vesting period as dividends are paid on our ordinary shares. Any such accrued dividend equivalents are subject to the same vesting conditions as the underlying restricted stock units and will be converted into additional restricted stock units based on the fair market value of our shares on the vesting date. New TopCo will not be adopting the NED Plan. Future grants of restricted stock units are expected to be made to our Non-Employee Directors under the Omnibus Plan in connection with the annual meeting of shareholders each year and be subject to time-vesting with a vesting date of Ferguson’s immediately subsequent annual shareholders meeting, for approximately one year following the grant date. Once vested, the restricted stock units will be settled in Ferguson Shares. If a new Non-Employee Director is appointed after the date of the annual equity awards for the year, the new Non-Employee Director will receive an award under the Omnibus Plan with the same terms as made to other Non-Employee Directors for the year, but with the amount of the award prorated based on the number of days remaining in the year that the individual became a Non-Employee Director.

Stock Ownership Guidelines for Non-Employee Directors

To provide for our Non-Employee Directors to become and remain meaningfully invested in Ferguson Shares, they are required under our share ownership guidelines to own shares having a market value equal to four times the Other Non-Employee Directors’ Base Fee (not including additional fees for Ferguson Board committee chairpersons or other additional roles). A Non-Employee Director must meet the share ownership requirement within five years from the date of the current guidelines (October 1, 2023) or the Director’s date of appointment. The Non-Employee Directors must retain all future awards (on a net of tax basis) until compliance is achieved. The following shares will count towards the assessment of whether the target is met: (i) shares beneficially held directly or indirectly by the Non-Employee Director and any person closely associated (as set out in Ferguson’s Share Dealing Policy) with the Non-Employee Director; and (ii) the number of shares awarded, but not vested at the date of review, under any restricted share award plan (in respect of which there was not any performance condition attached), on an assumed net of tax basis.

All of our current Non-Employee Directors have met or are on track to meet the share ownership requirement within the five-year timeframe.

Executive Compensation Discussion and Analysis (“CD&A”)

The purpose of this CD&A is to describe:

•	our executive compensation philosophy;

•	the Compensation Committee’s decision-making process;

•	how our compensation program supports our long-term strategy and long-term interests of our shareholders; and

•	information about the material elements of compensation that are paid, awarded to, or earned by, our “Named Executive Officers,” (“NEOs”).

Immediately following the Merger, we expect no variation to the compensation to be awarded or paid to executive officers of New TopCo compared to the compensation awarded or paid to the executive officers of Ferguson plc. Our NEOs consist of our Principal Executive Officer, Principal Financial Officer, and the three other most highly compensated executive officers. For fiscal 2023, our NEOs were:

Name	Position
Kevin Murphy	Chief Executive Officer and Executive Director
Bill Brundage	Chief Financial Officer and Executive Director
Ian Graham	Chief Legal Officer
Sammie Long	Chief Human Resources Officer
Bill Thees	Senior Vice President of Business and Sales

Ms. Long and Messrs. Graham and Thees became NEOs in fiscal 2023 when Ferguson determined that it no longer qualified as a foreign private issuer and, effective as of August 1, 2023, is considered a domestic issuer under the Exchange Act.

Compensation Philosophy and Objectives

Our executive compensation program is built on the principles that executives are rewarded based on financial results and that executive pay is aligned with the broader stakeholder experience. We have strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards, and fixed versus contingent payments, and rewards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

•	ensure alignment of executive and shareholder interests through stock-based long-term incentive awards and stock-ownership guidelines;

•	maintain policies and programs that will attract, retain and motivate executives, and fairly reward our executives for the contribution they make to the business;

•

provide total compensation which is market competitive, with regard to the size and complexity of Ferguson’s operations and the markets in which we compete for talent (using peer company and compensation survey data comparisons);

•	maintain compensation packages that include salary, short and long-term incentives, benefits and retirement provisions, and limited perquisites; and

•

appropriately align executive pay and performance by delivering a significant amount of total compensation through variable incentive compensation and providing opportunities to earn higher rewards for sustained superior financial and individual performance.

At Ferguson’s 2023 annual general meeting, Ferguson Shareholders cast advisory votes to approve our NEOs’ compensation (“say-on-pay”) and to determine the frequency of these advisory votes (“say-on-frequency”). Advisory say-on-pay votes will be conducted on an annual basis. In the future, we intend to consider the outcome of the say-on-pay vote and the say-on-frequency vote when making compensation decisions regarding our NEOs.

Fiscal 2023 Executive Compensation and Business Results

With the move of our primary listing to the NYSE in fiscal 2022 and our transition to domestic issuer status for fiscal 2024, we have continued to seek to provide competitive compensation that is commensurate with performance, both company and individual, as well as the U.S. market for talent. Our goal is to move to providing executive compensation that is market competitive, with regards to compensation, levels of pay, and award vehicles, for comparable positions at our selected peer companies and calibrate both annual and long-term incentive opportunities to generate less-than-median awards when goals are not fully achieved and greater-than-median awards when goals are exceeded.

Total compensation for fiscal 2023 was above target total compensation based on the following:

•	The annual short-term incentive program was just below target, as Ferguson fell slightly short of performance targets for both financial metrics (adjusted operating profit and cash to cash days).

•	The fiscal 2020 long-term equity-based performance compensation that vested in fiscal 2023 achieved maximum payout under the plan based on strong Company performance over a three-year period.

A detailed summary of each component of our compensation program and fiscal 2023 performance is provided on the following pages.

Pay Decisions and Compensation Governance Policies and Practices

•	Significant portion of executive officer compensation is variable and based on achievement of performance measures that we believe drive long-term shareholder value

•	Established pre-defined performance metrics and target, threshold, and maximum payouts

•	Ensure incentive-based compensation is subject to clawback

•	Include ESG performance metrics tied to our overall progress on areas such as safety, diversity, climate and governance that we believe address the interest of our shareholders

•	Use long-term equity incentive vesting periods consistent with many of our peers

•	Require significant stock ownership by all executive officers

•	Regularly review governance of our programs to align with market best practices

•	Conduct periodic pay risk assessment

•	Annually assess peer group to ensure appropriate alignment

•	Double trigger change in control if long-term incentive awards are assumed

•	Retain independent compensation consultants

•	No hedging of Ferguson Shares permitted

•	No evergreen provisions in long-term incentive plans

•	No guaranteed bonuses or uncapped incentive award opportunities for executive officers

•	No payment of dividends or dividend equivalents on equity awards unless and until underlying awards vest

•	No pledging without Ferguson Board approval (no such approval has been given)

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee currently consists of six independent directors and is responsible for discharging the Ferguson Board’s responsibilities relating to compensation of the executive officers and overseeing the compensation policies, practices and programs of Ferguson. The Compensation Committee Charter detailing its responsibilities is available on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents. The Compensation Committee works closely with its independent consultants and meets approximately five times per year.

The Compensation Committee responsibilities include, without limitation, approving the following:

•	compensation philosophy and strategy;

•	peer group companies and target market position;

•	compensation of the Chief Executive Officer and Chief Financial Officer and compensation of all other executive officers, considering recommendations from the Chief Executive Officer;

•	annual short-term incentive and long-term incentive metrics and performance goals;

•	achievement of annual short-term incentive and long-term incentive goals;

•	Chief Executive Officer and Chief Financial Officer goals and assessment of annual performance;

•	recommending to the Ferguson Board any changes to the form and amount of Non-Employee Director compensation; and

•	recommending to the Ferguson Board the CD&A and related executive compensation disclosure in our annual proxy statement.

Compensation Committee Interlocks and Insider Participation

Geoff Drabble, Kelly Baker, Catherine Halligan, Alan Murray, Thomas Schmitt, Jacky Simmonds and James S. Metcalf served on the Compensation Committee during fiscal 2023. All such persons are expected to serve on the Compensation Committee of New TopCo, other than Ms. Simmonds, whose service on the Ferguson Board ended on November 30, 2022. None of the members of the Compensation Committee is or has been an officer or associate of Ferguson or New TopCo. Except for Thomas Schmitt, none of the members of the Compensation Committee of Ferguson had any relationship requiring disclosure by Ferguson under Item 404 of Regulation S-K. See “Certain Relationships and Related Party Transactions—Approved Related Party Transactions” for a description of the related party transaction involving Mr. Schmitt. None of Ferguson’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, an executive officer of which served as a director of Ferguson or a member of the Compensation Committee of Ferguson during fiscal 2023.

Role of the Independent Compensation Consultants

To help achieve our goal to compensate our executive officers appropriately, the Compensation Committee has retained both Mercer and Ellason LLP (“Ellason”) (together, the “Compensation Consultants”) as its independent compensation consultants to review its policies and procedures with respect to executive compensation. Mercer is the lead consultant and is primarily focused on U.S. pay practices. This is aligned with our becoming a U.S. domestic issuer. Ellason has been retained to provide compensation consulting in relation to our inflight long-term incentive (“LTI”) awards, which were mainly granted while we were Premium Listed on the London Stock Exchange under our previous remuneration policy.

Based on the Compensation Committee’s assessment, the Compensation Committee determined that services provided by Mercer and its affiliates and Ellason have not raised any conflict of interest and that the firms are independent. The Compensation Committee retains the right to modify or terminate its relationship with each of the Compensation Consultants or select other outside advisors to assist the Compensation Committee in carrying out its responsibilities.

In fiscal 2023 the Compensation Consultants assisted the Compensation Committee by:

•	providing comparative market data on compensation practices and programs based on an analysis of peer companies and by providing guidance on industry best practices;

•	providing executive compensation consulting services related to program design, governance and disclosure;

•	reviewing executive compensation peer group;

•	advising on transitioning from U.K. to U.S. practices;

•	analyzing and benchmarking board of director compensation/program design, incentive designs, share ownership guidelines, and performance measurement;

•	attending and supporting all Compensation Committee meetings; and

•

conducting a compensation risk assessment, performing share plan modeling and dilution and burn rate analysis, and assisting Ferguson with the drafting of a pay versus performance disclosure for inclusion in Ferguson’s fiscal 2023 proxy statement.

For fiscal 2023, fees paid to Mercer and its affiliates by Ferguson for work performed for the Committee totaled $1,017,653 for executive compensation consulting support and $996,379 for other services. The decision to engage Mercer and its affiliates for these other services is approved by management who oversee the specific areas of business for which the services are provided. The Compensation Committee reviews and takes into account the other services Mercer provides to Ferguson both when engaging its services as an independent compensation consultant and also when undertaking its annual review of its other consulting services, taking into account the NYSE’s and SEC’s executive compensation consulting protocols to ensure consultant independence and other relevant factors.

Role of Management

Responsibilities of management include, but are not limited to, the following as needed for the Compensation Committee to effectively carry out its responsibilities:

•	develop meeting agendas and materials with input from the Compensation Committee Chairperson;

•	provide additional competitive benchmarking data;

•	provide budgets and business planning materials for setting performance goals and measuring Company and individual performance; and

•	provide other information as needed for the Compensation Committee to effectively carry out its responsibilities.

The Chief Executive Officer annually sets goals for the executive officers other than the Chief Financial Officer and provides his assessment of the individual performance of, and recommendations regarding the compensation levels for, each of such executive officers. This includes adjustments in base salary, annual short-term incentive payouts and size of long-term incentive awards.

Compensation Peer Group and Benchmarking

The Compensation Committee has identified, with assistance from Mercer, a group of companies used to guide the compensation arrangements for our executive officers and inform our pay plan design (the “Peer Group”). The Compensation Committee conducts a review of the Peer Group annually and may from time to time adjust the companies comprising the Peer Group to better reflect competitors in the industries in which we compete (service and distribution industries with generally 0.3 to 3.0 times Ferguson’s revenue size), companies with similar business models and companies that compete in our labor markets for talent. The Compensation Committee also considered the growth rates of the companies when selecting the Peer Group. There were no changes to the Peer Group for fiscal 2023. We anticipate that the Compensation Committee will conduct a review of our Peer Group again in late fiscal 2024.

The Peer Group for fiscal 2023 consisted of the following companies:

AutoZone, Inc.	CDW Corporation	Cummins Inc.

Fastenal Company	General Dynamics Corporation	Genuine Parts Company

Illinois Tool Works Inc.	Johnson Controls International plc	Northrop Grumman Corporation

O’Reilly Automotive, Inc.	PACCAR Inc.	Parker-Hannifin Corporation

Stanley Black & Decker, Inc.	Univar Solutions Inc.	United Rentals, Inc.

W.W. Grainger, Inc.	Watsco, Inc.	Wayfair Inc.

As part of our review of U.S. competitive pay practices, the Compensation Committee engaged Mercer in fiscal 2023 to conduct a market review to determine whether executive officer total compensation opportunities were competitive. In determining the fiscal 2023 executive compensation, the Compensation Committee reviewed the Peer Group data provided by Mercer for positions reported in the peer companies’ respective proxy statements. This data was supplemented with data from proxy statements of other industrial companies in the S&P 500 and published survey data as appropriate, as not all executive officer data was available from our Peer Group. Based on this evaluation, Mercer recommended, and the Compensation Committee determined, to set total target compensation (comprised of base salary, annual short-term incentive opportunity at target, and long-term equity incentive opportunity at target) at levels that would begin to close any existing pay gap in comparison with the 50th percentile of the Peer Group data.

Elements of Our Compensation Program

Our executive compensation program consists of the following elements:

•	base salary;

•	annual short-term incentive awards linked to our overall performance;

•	annual grants of long-term, equity-based compensation, such as performance and restricted shares;

•	other executive benefits and perquisites; and

•	employment agreements and executive change in control policy.

We combine these elements to formulate compensation packages that provide competitive pay and reward the achievement of financial, operational, and strategic objectives that align the interests of our executive officers and other senior personnel with those of our shareholders. The Compensation Committee evaluates base salary, target short-term and long-term award opportunities, and other plan design elements for our executive officers as discussed below. Differences in total compensation generally reflect the relevant experience, expertise, tenure, and performance of the individual executive officer within his or her role.

Element	Purpose	Delivery	Focus
Base Salary	Attract and retain highly qualified executives	Cash, fixed amount paid on a monthly basis	Differentiated pay based on market and the executive’s experience, skills, and performance

Annual Short-Term Incentive Awards	Focus executives’ performance to achieve short-term goals	Cash, variable amount generally paid in October following the end of the fiscal year based on the extent to which pre-defined targets are achieved	Annual performance period to align with short-term financial and operational objectives, and thereby to shareholder interests

Long-Term Equity-Based Compensation	Focus executives’ performance to achieve long-term goals	Equity-based awards that include a majority weighting on performance-based	Long-term focus to align with shareholder value

Element	Purpose	Delivery	Focus
		awards, and to a lesser extent, time-based awards in some cases	creation over a three-year period

Other Executive Benefits and Perquisites	Attract and retain executives by providing competitive benefits	Health and welfare benefits, retirement benefits, and perquisites	Specific to each benefit program

Employment Agreements and Change in Control Policy	Protect company interests through contractual provisions	Upon appointment to executive officer role	Non-compete and non-solicitation; continued leadership engagement in the event of a transaction

Pay Mix

Compensation Pay Mix

For all our executive officers, we utilize the elements of compensation described below through a well-proportioned mix of compensation, weighted toward variable pay (annual short-term incentive awards and long-term equity-based compensation), providing stability to lead the business and successfully execute on our strategy in an effort:

•	to reward achievement of annual financial and operational goals consistent with the strategic direction of the business; and

•	to align the interests of our executives and those of shareholders in developing the long-term sustainable growth of the business and execution and delivery of Ferguson’s strategy.

Maintaining this pay mix results fundamentally in a pay-for-performance orientation for our executive officers, which is aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting to align pay to approximately the 50th percentile of the Peer Group.

Ferguson’s fiscal 2023 target total compensation mix is heavily variable with 79% of our CEO’s compensation, 72% of our CFO’s compensation, and 70% of our other NEOs’ compensation variable and contingent on Ferguson’s performance.

Base Salaries

The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, experience, skills, and prior performance. Base salary is also designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

The base salaries paid to our NEOs in fiscal 2023 compared to fiscal 2022 are set forth in the table below (rounded to the nearest thousandth). The increases in base salary were effective on October 1, 2022.

NEO	Fiscal 2023 Change
CEO	Increased Mr. Murphy’s base salary from $1.156 million to $1.202 million to better align with market for U.S. CEOs

CFO	Increased Mr. Brundage’s base salary from $645,000 to $700,000 to better align with market for U.S. CFOs

All Other NEOs	Increased base salaries based on performance and to align with the U.S. market where there continues to be variance (Mr. Graham from $575,000 to $610,000; Ms. Long from $585,000 to $608,000; and Mr. Thees from $600,000 to $624,000)

Effective October 1, 2023, the Compensation Committee approved base salaries (rounded to the nearest thousandth) for Mr. Murphy, Mr. Brundage, Mr. Graham, Ms. Long and Mr. Thees to $1.244 million; $742,000; $628,000; $627,000; and $643,000, respectively, to better align with U.S. market practices.

Annual Short-Term Incentive Award Program (“Bonus Program”)

We believe that establishing annual short-term incentive award (“Bonus”) opportunities helps us attract and retain qualified and highly skilled executives and that aligning our executive officers’ performance goals with certain annual financial and strategic metrics helps drive performance and increase shareholder value. All of our executive officers are eligible to participate in the Bonus Program. The Compensation Committee has the authority to award Bonuses under the Bonus Program to our executive officers. These Bonuses are intended to reward the achievement of corporate results and individual performance objectives.

Bonuses are earned based on an assessment of financial and personal performance against pre-determined metrics that are designed to be challenging but achievable. Target levels of financial performance are generally consistent with budget, which is based in part on prior year results, Ferguson’s strategic plans and projected market trends. Achievement of objectives is monitored throughout the year with the final performance determined after the end of the fiscal year. Achievement of performance objectives and all individual executive officer Bonuses are determined and approved by the Compensation Committee, after taking into consideration the recommendations of the Chief Executive Officer for other executive officers. Bonuses earned by our executive officers are paid in cash generally within two and one-half months after the end of the fiscal year. Bonus payout is typically subject to continued employment through the date of payment, however, upon retirement (for our NEOs, termination of employment at age 55 or older), our NEOs are entitled to receive a Bonus for the year of such retirement, pro-rated based on days worked during the applicable performance year, paid out at the same time as Bonuses are paid out to other associates in the ordinary course, based on actual performance.

Each executive officer’s target bonus is reviewed annually by the Compensation Committee relative to market as part of our compensation planning process. These targets, expressed as a percent of salary, are generally designed to provide total cash compensation that is market competitive for similarly situated positions if financial and personal performance goals are met.

The following table shows the changes we made to the Bonus Program from fiscal 2022 to fiscal 2023.

NEO	Fiscal 2023 Change
CEO	Increased target award from 110% of base salary to 130% of base salary and increased maximum award from 136% of target to 140% of target to better align with market for U.S. CEOs. Determined annual incentive payouts based on assessment of Company, business, and individual performance

CFO	Increased the maximum award from 122% of target to 140% of target to better align with market for U.S. CFOs. Determined annual incentive payouts based on assessment of Company, business, and individual performance

All Other NEOs	Reviewed and reaffirmed current target and maximum annual incentive opportunity. Determined annual incentive payouts based on assessment of Company, business, and individual performance

The following table shows the resulting fiscal 2023 threshold, target and maximum bonus opportunities expressed as percent of salary and percent of target:

	2023 Bonus as Percent of Salary (%)			2023 Bonus as Percent of Target (%)
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Kevin Murphy	49%	130%	182%	38%	100%	140%
Bill Brundage	50%	90%	126%	56%	100%	140%
Ian Graham	45%	75%	105%	60%	100%	140%
Sammie Long	45%	75%	105%	60%	100%	140%
Bill Thees	45%	75%	105%	60%	100%	140%

Fiscal 2023 Bonus Program Performance Metrics and Weightings

The fiscal 2023 Bonus Program included the following metrics and weightings.

Metric	Weighting	Definition	Rationale
Adjusted Operating Profit	60%(1)	Operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Management’s Discussion and Analysis of Financial	Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control,

Metric	Weighting	Definition	Rationale
		Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information.”	and demonstrates the profitability of our core operations.

Cash to Cash Days	20%	The time period represented in days between when Ferguson pays cash to its suppliers for inventory and receives cash from its customers, which is calculated by taking average days in inventory outstanding (DIO) plus average days sales outstanding in receivables (DSO) less average days payable outstanding (DPO).

Introduced this metric in 2010/11 and it has had a sustained significant impact on the level of working capital and in turn, cash generation of the business.

The measure provides an increased level of working capital control, as it flexes for growth or declines in revenue.

Environmental, Social, and Governance (ESG)	5%	Overall progress on areas such as safety, diversity, climate and governance.	This measure strives to ensure shared accountability for, and incentivize progress towards, identified ESG priorities and is responsive to evolving shareholder expectations.

Personal Objectives or Performance Rating	15%

For the CEO and CFO achievement of personal objectives set by the Compensation Committee at the beginning of fiscal year for 2023.

For the CFO and other executive officers, assessment of performance against goals agreed by Compensation Committee with input from CEO.

For the CEO and CFO, we reward the achievement of key strategic and/or operational objectives tailored to their specific role and responsibilities.

For other executive officers, we reward the achievement of personal and collective goals specific to their roles and responsibilities.

(1)	Adjusted operating profit for Mr. Thees is based on 40% Ferguson performance and 20% for performance of the customer groups that report to him (“Business Specific”).

The Bonuses earned for fiscal 2023, paid out on October 13, 2023, are shown below in “—Fiscal 2023 Bonus Payouts.” Our fiscal 2023 adjusted operating profit performance was below target but above the performance threshold level set for this element of the Bonus. We also exceeded the performance threshold set for the cash-to-cash days element of the Bonus. The Compensation Committee assessed the achievement of each NEO’s personal objectives and overall performance rating as well as Ferguson’s continued progress in respect of our ESG program.

Consistent with prior years, the Compensation Committee assessed performance against the Bonus targets and considered if any adjustments were required to align incentive outcomes with the underlying performance of Ferguson. In keeping with our normal practice, the Compensation Committee also reviewed the formulaic outcome of the Bonus for fiscal 2023, in the context of the underlying performance of Ferguson, noting in particular the continued strong financial outcomes of Ferguson against its key performance indicators, as well as management’s ongoing focus on supporting associates through the ongoing challenges of the wider external environment. In this context, the Compensation Committee considered that no application of discretion to adjust the annual Bonus outcome was necessary. The Compensation Committee therefore confirmed Bonus payments for fiscal 2023 as shown below in “—Fiscal 2023 Bonus Payouts.”

The following table details the threshold, target and maximum goals, as well as the actual results, all in millions, for each of the financial objectives under the Bonus Program.

Metric	All Other NEOs	B. Thees	Threshold	Target	Maximum	Actual
Adjusted Operating Profit (plc)	60%	40%	$2,715	$2,951	$3,187	$2,917
Adjusted Operating Profit (Business Specific)		20%	$1,270	$1,381	$1,491	$1,383
Cash to Cash Days	20%	20%	63.1 Days	60.1 Days	57.1 Days	62.2 Days

Environmental, Social and Governance (ESG)

We recognize the evolving expectation of some shareholders for ESG performance to be captured in incentives. Therefore, we updated our executive compensation program in fiscal 2023 for our executive officers to include a five percent weighting on ESG objectives in the Bonus Program. ESG objectives are focused on areas such as safety, diversity, climate and governance. The Compensation Committee assessed performance based on year over year progress in each area and determined a maximum payout was earned for fiscal 2023 for the ESG element of the Bonus for all NEOs and other executive officers.

Personal Objectives

Personal objectives for the Chief Executive Officer and Chief Financial Officer were set by the Compensation Committee at the start of fiscal 2023 as described below.

Kevin Murphy’s fiscal 2023 personal objectives were based on:

•	Successfully converting to North American index inclusion for our ordinary shares; and

•	Reviewing and defining next steps on our continued technology transformation journey.

The Compensation Committee’s assessment considered Mr. Murphy’s full achievement of the objectives set, as well as his contribution to these important priorities during fiscal 2023, in particular strong progress on indexation with admission to US MSCI, CRSP and S&P total market indices, as well as his significant contribution in leading Ferguson from a foreign private issuer to U.S. domestic issuer status.

Bill Brundage’s fiscal 2023 personal objectives were based on:

•	Successfully migrating our SEC reporting and U.S. governance;

•	Completing the build out of investor relations capabilities and planning; and

•	Building on our SOX 404 process and continuing evolution of our control environment.

The Compensation Committee’s assessment took into account Mr. Brundage’s full achievement of the objectives set, as well as his contribution to these important priorities during fiscal 2023, in particular those in relation to successfully transitioning our SEC financial reporting in advance of our transition to U.S. domestic issuer status, maturing our investor relations capabilities, and establishing our SOX 404 controls and compliance.

For Ms. Long and Messrs. Graham and Thees, their fiscal 2023 personal objectives were agreed with the Chief Executive Officer. The Compensation Committee determined that 15% of their Bonus plan would be based on their performance against these pre-determined personal goals and their overall performance rating for fiscal 2023, as determined by our Chief Executive Officer.

For fiscal 2023, Ian Graham achieved very strong functional performance, with each focus area and goal achieved, including overseeing the transition of our proxy statement disclosures as a domestic issuer, maturing of the enterprise risk management program, and continued development of the legal team. The Compensation Committee took into account Mr. Graham’s overall performance for the fiscal year as well as his performance against his goals and approved the bonus payment at full achievement of personal objectives.

For fiscal 2023, Sammie Long achieved great execution, driving speed and effectiveness to our Company and our culture, focusing on succession planning, talent development and a balanced approach to culture change. The Compensation Committee took into account Ms. Long’s overall performance for the fiscal year as well as her performance against her goals and approved the bonus payment at full achievement of personal objectives.

For fiscal 2023, Bill Thees achieved strong financial performance in the customer groups that report to him, including strong cost management, while developing a sales leader team that is successfully effecting organizational change. The Compensation Committee took into account Mr. Thees’ overall performance for the fiscal year as well as his performance against his goals and approved the bonus payment at full achievement of personal objectives.

Fiscal 2023 Bonus Payouts

Based on the fiscal 2023 financial results and the Compensation Committee’s determination of achievement of ESG and personal objectives as described above, the NEOs earned the following Bonus amounts that were paid on October 13, 2023:

Name	Target Bonus (% of Salary)	Target Bonus(1) ($)	Actual Bonus Earned(2) (% of target)	Actual Bonus Earned ($)
Kevin Murphy	130%	$1,552,561	93.9%	1,457,800
Bill Brundage	90%	$621,755	97.9%	608,922
Ian Graham	75%	$453,179	98.9%	448,386
Sammie Long	75%	$453,157	98.9%	448,364
Bill Thees	75%	$465,000	100.3%	466,283

(1)	Based on salary earned during fiscal 2023.
(2)	Bonus achievement varies based as threshold as a percent of target differs for the NEOs (i.e., 38%, 56%, or 60% of target for CEO, CFO and other NEOs, respectively).

Updates to Fiscal 2024 Bonus Program

In September 2023, the Compensation Committee approved changes to certain performance measures for the fiscal 2024 Bonus Program. In an effort to better align with U.S. market practices, the Compensation Committee removed the individual performance element for the fiscal 2024 Bonus Program. Additionally, in response to the continued expectation of some shareholders for ESG performance to be captured in incentives, the Compensation Committee increased the weighting of the ESG component from 5% to 10%. As a result of these changes, the weighting for the fiscal 2024 Bonus Program opportunities is 70% adjusted operating profit, 20% cash-to-cash days, and 10% ESG assessed elements.

Additionally, in September 2023, the Compensation Committee approved increases to the fiscal 2024 target Bonus opportunity for Messrs. Murphy and Brundage to 150% of base salary and 95% of base salary, respectively, and increased the maximum Bonus opportunity from 140% of target to 170% of target, to better align with U.S. market practices.

Long-Term Equity-Based Incentive Program

We believe that providing a significant portion of our executive officers’ total compensation package in long-term equity-based compensation aligns the incentives of our executive officers with the interests of our shareholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent.

Our executive officers are currently eligible to participate in the following share plans maintained by Ferguson:

•	the LTIP;

•	the POSP;

•	the OSP;

•	the ESPP; and

•	the Omnibus Plan.

A summary of each of these plans and the awards provided thereunder (“long-term incentive” or “LTI”) is provided below in “—General Information on Share Plans.” Following the approval by Ferguson Shareholders of the Omnibus Plan at the 2023 annual general meeting in fiscal 2024, Ferguson no longer grants awards under the LTIP, POSP or OSP (the “Legacy Share Plans”), however, our executive officers, including our NEOs, continue to hold outstanding awards under the Legacy Share Plans.

Our Legacy Share Plans are generally aligned with U.K. market practice, while the Omnibus Plan is generally aligned with U.S. market practice. Specific information on grants issued under these LTI plans since the beginning of fiscal 2023 is detailed in this section, including the following:

•	fiscal 2023 award mix;

•	fiscal 2023 target award opportunities;

•	fiscal 2023 LTIP and POSP awards performance metrics and weighting;

•	fiscal 2023 OSP awards;

•	shares earned with respect to fiscal 2020 LTIP and POSP; and

•	fiscal 2024 awards under the Legacy Share Plans and Omnibus Plan.

Fiscal 2023 Award Mix

The Compensation Committee established the following mix of LTI awards under our Legacy Share Plans for our NEOs for fiscal 2023.

	Performance-Based		Time-Based
Name	LTIP	POSP	OSP
Kevin Murphy	100%	—	—
Bill Brundage	100%	—	—
Ian Graham	—	70%	30%
Sammie Long	—	70%	30%
Bill Thees	—	70%	30%

In addition, all executive officers are eligible to participate in the ESPP on a voluntary basis.

Performance-based awards were granted to the Chief Executive Officer and Chief Financial Officer under the LTIP. All other NEOs were granted performance-based awards under the POSP and service-based awards under the OSP. Performance metrics are discussed in more detail in the sections below.

Fiscal 2023 Target Award Opportunities

For fiscal 2023, the changes in the table below were made to target award opportunities to better align with U.S. benchmarking and market practices for these roles.

NEO	Fiscal 2023 Change
CEO	Increased target LTI (as a % of base salary) from 175% to 250%
CFO	Increased target LTI (as a % of base salary) from 125% to 160%
All Other NEOs	Increased target LTI (as a % of base salary) from 140% to 160%

The total LTI target opportunities for our NEOs are shown below:

			Percent (%) of Base Salary
Name	Target LTI (% of Base Salary)	Target LTI ($)	Threshold	Target	Maximum
Kevin Murphy	250%	$3,005,005	125%	250%	500%
Bill Brundage	160%	$1,120,009	80%	160%	320%
Ian Graham	160%	$976,043	80%	160%	320%
Sammie Long	160%	$972,879	80%	160%	320%
Bill Thees	160%	$998,400	80%	160%	320%

Fiscal 2023 LTIP Awards Performance Metrics and Weightings

For fiscal 2023, we reviewed the performance metrics for our LTIP awards provided to the Chief Executive Officer and Chief Financial Officer in view of the primary listing moving to the U.S. and determined that Relative Total Shareholder Return and Adjusted EPS Growth continued to be appropriate performance metrics, as they closely match the shareholder value creation experience. The Compensation Committee also determined that Return on Capital Employed (ROCE) should replace Operating Cash Flow, as it further links executive rewards with the shareholder experience.

The LTIP metrics and their weightings for fiscal 2023 are shown below. LTIP awards vest on the third anniversary of the date of grant contingent on achievement of performance conditions and, except under certain circumstances described below in “—General Information on Share Plans,” service conditions. Actual goals will be disclosed when the performance period is completed.

Metric	Weighting	Definition	Rationale
Total Shareholder Return (TSR) Relative to S&P 500 Industrials	33.3%	TSR Relative to S&P500 Industrial Constituents as of August 1, 2022.

Relative TSR is a commonly used U.S. LTI measure.

Relative calibration can mitigate impact of broader stock market impact and/or sector volatility, it provides an objective measure of shareholder value creation, including that created by M&A.

Adjusted EPS Growth	33.3%	Adjusted U.S. GAAP EPS – Growth over three-year performance period using the adjusted EPS growth (diluted) for the year ended July 31, 2022, as the starting point and July 31, 2025, as the end point.	Commonly used U.S. LTI measure, which is simple and transparent and has a strong line of sight. Investor orientated metric, closely aligned with shareholder interests.

ROCE	33.3%	Adjusted earnings before interest and taxes (“Adjusted EBIT”) divided by average capital employed. Adjusted EBIT is defined as operating profit from continuing operations excluding certain non-GAAP adjustments, as further described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes average assets held for sale.	Commonly used and well understood externally U.S. LTI measure, encourages strong capital discipline.

Below are the LTIP shares awarded to our NEOs in fiscal 2023:

Name	LTIP Shares Awarded
Kevin Murphy	27,446
Bill Brundage	10,229

Fiscal 2023 POSP Awards Performance Metrics and Weightings

For fiscal 2023, the Compensation Committee confirmed the use of adjusted operating profit growth as the appropriate performance metric for the POSP awards, as it aligns with shareholder interests.

The performance metric for the fiscal 2023 POSP awards is shown below. POSP awards vest on the third anniversary of the date of grant contingent on achievement of performance conditions and, except under certain circumstances described below in

“—General Information on Share Plans,” service conditions. Actual goals will be disclosed when the performance period is completed.

Metric	Weighting	Definition	Rationale
Adjusted Operating Profit Growth	100.0%

Three-year spot adjusted operating profit growth, using adjusted operating profit for the year ended July 31, 2022, as the starting point and July 31, 2025, as the end point.

Adjusted operating profit is operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information.”

Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control, and demonstrates the profitability of our core operations.

Using adjusted operating profit growth provides a simple, transparent and easily understood performance condition and provides a clear line of sight compared to TSR and EPS.

Below are the target POSP shares awarded to our NEOs in fiscal 2023:

Name	POSP Shares Awarded
Ian Graham	6,240
Sammie Long	6,220
Bill Thees	6,383

Fiscal 2023 OSP Awards

Fiscal 2023 OSP awards are time-based and vest contingent on a three-year service period except under certain circumstances described below in “ —General Information on Share Plans.” The maximum total market value of ordinary shares over which an award may be granted to a participant may not exceed 100% of the participant’s salary (subject to the discretion of the Compensation Committee to determine otherwise).

Below are the OSP shares awarded to our NEOs in fiscal 2023:

Name	OSP Shares Awarded
Ian Graham	2,674
Sammie Long	2,665
Bill Thees	2,735

Shares Earned with Respect to Fiscal 2020 LTIP Awards

The fiscal 2020 LTIP awards previously granted to certain of our executive officers were based on a three-year performance period that commenced on August 1, 2019 (first day of fiscal 2020) and ended on July 31, 2022 (the last day of fiscal 2022). The metrics for the fiscal 2020 LTIP awards were as follows:

Metric	Weighting	Definition	Rationale

Relative Total Shareholder Return	33.3%	TSR Relative to FTSE 100 constituents as of the beginning of the performance period.

Relative TSR is a commonly used LTI measure.

Relative calibration can mitigate impact of broader stock market impact and/or sector volatility, it provides an objective measure of shareholder value creation, including that created by M&A.

Adjusted Earnings per Share (EPS)	33.3%	Total margin of adjusted EPS growth over U.S. inflation after three years.	Commonly used LTI measure, which is simple and transparent and has a strong line of sight. Investor orientated metric, closely aligned with shareholder interests.

Metric	Weighting	Definition	Rationale

Cumulative Cash Flow from Operating Activities	33.3%	Cash flow from operating activities is generated before interest and tax, excluding the effect of the following items to the extent already included in cash generated from operations: cash flows from exceptional items; cash flows arising from special contributions to pension plans made under a deficit recovery plan; and cash flows from non-ongoing and discontinued businesses.	Encourages long-term generation of cash to fund investment and returns to shareholders.

The following table and bullets below detail the threshold, target and maximum goals, as well as the actual results, for the performance conditions relating to the fiscal 2020 LTIP. The fiscal 2020 LTIP awards vested on December 5, 2022, at 100%, or maximum performance.

•	Relative TSR achievement – Ferguson was ranked 7th against the FTSE 100 comparator group equating to maximum vesting of this element of the award.

•	Adjusted EPS performance of $9.76, which equates to 99.2% growth (maximum set at 45.5%—U.S. Consumer Price Index (“CPI”) was 15.5%).

•	Three-year cumulative cash flow from operating activities was $5,744 million, $912 million in excess of maximum ($4,832 million).

Performance Metric	LTIP Weighting	Threshold	Between Threshold and Maximum	Maximum	Actual
Percent of Maximum		25%	25%-100%	100%	100%

Relative Total Shareholder Return(1)	33.3%	Median	Between Median and Upper Quartile	Upper Quartile	7th out of 100 Companies

Adjusted Earnings per Share (EPS)(1)	33.3%	U.S. CPI + 3%	Between U.S. CPI + 3% and U.S. CPI + 30%	U.S. CPI + 30%	U.S. GAAP EPS diluted of $9.76 (99.2% growth)

Cumulative Cash Flow from Operating Activities(1)	33.3%	$4,292 million	Between $4,292 million & $4,832 million	$4,832 million	$5,744 million

(1)	Straight line interpolation between threshold and maximum.

Mr. Murphy, Ms. Long and Mr. Graham received awards under the fiscal 2020 LTIP. The number of shares vested for fiscal 2020 LTIP are shown in the table below.

Name	LTIP Shares Vested
Kevin Murphy(1)	46,080	(2)
Ian Graham	1,558
Sammie Long	1,577

(1)	Mr. Murphy has a two-year holding period (net of any tax and social security) post vesting for the fiscal 2020 LTIP.
(2)	Includes 2,455 shares of dividend equivalents that vested when the underlying LTIP award vested.

Shares Earned with Respect to Fiscal 2020 POSP Awards

Metric	Weighting	Definition	Rationale
Adjusted Operating Profit Growth	100%	Three-year spot adjusted operating profit growth, using adjusted operating profit for the year ended July 31, 2019, as the starting point and July 31, 2022, as the end point.	Adjusted operating profit is an important measure of business performance as it rewards revenue growth, gross margin improvement and appropriate cost control,

Metric	Weighting	Definition	Rationale

Adjusted operating profit is operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information.”

and demonstrates the profitability of our core operations.

Using adjusted operating profit growth provides a simple, transparent and easily understood performance condition and provides a clear line of sight compared to TSR and EPS.

The fiscal 2020 POSP awards vested on October 17, 2022 at 100% of maximum with the adjusted operating profit growth exceeding maximum performance level as shown in the table below, which details the threshold, target and maximum goals, as well as the actual results, for the fiscal year 2020 POSP.

Performance Metric	Weighting	Threshold (25% of Max Payout)	Between Threshold and Maximum(1)	Maximum (100% of Max Payout)	Actual
Adjusted Operating Profit Growth	100%	12.5%	Between 12.5% and 25.0%	25.0%	92.9%

(1) Straight line interpolation between threshold and maximum.

The number of shares vested for fiscal 2020 POSP are shown in the table below. None our NEOs had any fiscal 2020 OSP awards.

Name	POSP Shares Vested
Bill Brundage	11,202
Ian Graham	15,107
Sammie Long	15,297
Bill Thees	12,280

General Information on Share Plans

We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executive officers with the interests of our shareholders and with our long-term corporate success. Additionally, we believe that equity-based compensation awards enable us to attract, motivate, retain and adequately compensate executive talent needed to deliver our strategic priorities. To that end, for fiscal 2023, we awarded equity-based compensation in the form of performance-based awards (70%) and time-based awards (30%), except to our Executive Directors, Messrs. Murphy and Brundage, who we have awarded equity-based compensation in the form of 100% performance-based awards. The Compensation Committee believes equity awards provide executive officers with a significant long-term interest in our success by rewarding the creation of shareholder value over time.

Historically, the Compensation Committee, subject to approval by the Ferguson Board as deemed necessary by the Compensation Committee, has determined the size and terms (including the attached conditions) of equity grants to our executive officers in accordance with the terms of the applicable plan. These are approved on an individual basis.

The following is a summary of the main provisions of Ferguson Employee Share Plans that our NEOs participate in that have been adopted by Ferguson.

Share Plan Transition

In connection with our transition to U.S. domestic reporting status and becoming subject to U.S. domestic reporting requirements beginning August 1, 2023, the Omnibus Plan was approved by our shareholders at the 2023 annual general meeting and was adopted by the Ferguson Board and became effective as of September 21, 2023. We adopted the Omnibus Plan, in part, to ensure that we have an equity plan that aligns with our listing structure. The Omnibus Plan is intended to replace the Legacy Share Plans on a go-forward basis. No awards have been issued under the Legacy Share Plans since October 2023. Our executive officers, including our NEOs, still hold outstanding awards under our Legacy Share Plans, as detailed below under “—Outstanding Equity Awards at 2023 Fiscal Year-End.” The Omnibus Plan is described in additional detail below.

Timing of Grants

Awards under Ferguson Employee Share Plans may normally only be granted within 42 days after the announcement of Ferguson’s results for any period, although they may be granted at other times if the Compensation Committee considers that there are exceptional circumstances justifying a grant.

Variations of Share Capital

Awards under Ferguson Employee Share Plans may be adjusted if there is a variation in Ferguson’s share capital (including a rights issue or any subdivision or consolidation of the share capital) or in the event of a demerger, or payment of a special dividend or similar event that materially affects the market price of the ordinary shares.

Amendments; Termination or Suspension

The Ferguson Board or, where appropriate, the Compensation Committee, may amend Ferguson Employee Share Plans provided that the prior approval of Company shareholders is obtained for any material amendments to the extent necessary to comply with applicable law or exchange listing standards. Ferguson Employee Share Plans may be terminated or suspended at any time, but any termination will not affect participants’ subsisting rights.

Other Provisions

Options and awards granted under Ferguson Employee Share Plans are personal to the participant and may not be transferred except on death, and such options and awards are not pensionable.

Long Term Incentive Plan (LTIP) 2019

All associates of Ferguson, including our executive officers, are eligible to participate in the LTIP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the LTIP to such eligible participants. The Compensation Committee would decide whether an award under the LTIP would take the form of an option, a restricted share award, a conditional award or a phantom award, or any combination of these awards. Awards under the LTIP entitle participants to acquire ordinary shares to the extent that specified performance targets have been satisfied over a three-year performance period. Dividend equivalents accrue either in cash or shares during the vesting period but are not paid until the underlying awards vest. Messrs. Murphy and Brundage hold conditional awards under the LTIP.

Outstanding LTIP awards will vest on the third anniversary of the date of grant, to the extent that the performance condition has been satisfied, conditional on the participant remaining in employment (except in certain specified circumstances). Where it is impractical for legal or regulatory reasons to deliver ordinary shares following the vesting of an award, Ferguson may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.

Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of injury, ill health, disability, redundancy, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest on the original vesting date to the extent the performance condition has been met at such date, unless our Compensation Committee determines that it should vest on the date of cessation to the extent that the performance condition has been met at such date. In the case of death, an award will vest immediately to the extent the performance condition has been met at such date. Vested awards will be subject to time prorating, unless the Compensation Committee determines otherwise.

In the event of a change in control, any outstanding awards held by executive officers that are not assumed by the acquiring entity will automatically vest pursuant to the terms of Ferguson’s Change in Control Policy based on achievement of the applicable performance conditions as reasonably determined by Ferguson in good faith based on performance forecasts available as of the effective date of the change in control. In the event such performance forecast results in achievement below the target level of performance, a pro-rated portion of the award below the target level of performance will be forfeited and settled in a cash payment equal to the difference between (a) the pre-tax cash value of such award at target level of performance, less (b) the pre-tax cash value of such award computed using the performance forecasts available as of the effective date of the change in control. Awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

Performance Ordinary Share Plan (POSP) 2019

All associates of Ferguson, other than our Executive Directors, are eligible to participate in the POSP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the OSP to such eligible participants. The Compensation Committee would decide whether an award under the POSP would take the form of an option, a restricted share award, a conditional award or a phantom award, or any combination of these awards. Awards may represent the right to earn ordinary shares. Our NEOs participating in the POSP hold conditional awards under the POSP.

The Compensation Committee determined the vesting date of outstanding POSP awards, which is generally not (unless the Compensation Committee determines otherwise) earlier than the third anniversary of the date of grant. Vesting is subject to the satisfaction of performance conditions set by the Compensation Committee. Dividends do not accrue during the vesting period. Where it is impractical for legal or regulatory reasons to deliver ordinary shares following the vesting of an award, Ferguson may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.

Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of injury, ill health, disability, redundancy, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest on the original vesting date to the extent the performance condition has been met at such date, unless the Compensation Committee determines that it should vest pro rata on the date of cessation to the extent that the performance condition has been met at such date. In the case of death, an award will vest immediately to the extent the performance condition has been met at such date.

In the event of a change in control, any outstanding awards held by executive officers that are not assumed by the acquiring entity, will automatically vest pursuant to the terms of Ferguson’s Change in Control Policy based on achievement of the applicable performance conditions as reasonably determined by Ferguson in good faith based on performance forecasts available as of the effective date of the change in control. In the event such performance forecast results in achievement below the target level of performance, a pro-rated portion of the award below the target level of performance will be forfeited and settled in a cash payment equal to the difference between (a) the pre-tax cash value of such award at target level of performance, less (b) the pre-tax cash value of such award computed using the performance forecasts available as of the effective date of the change in control. Awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

On the vesting of an award that takes the form of an option, the participant may exercise the option during the period of 90 days following the vesting date, provided that if the award has vested due to a participant’s death or if the participant dies during the 90-day period, the award may be exercised during the period of 12 months following the date of death.

Ordinary Share Plan (OSP) 2019

All associates of Ferguson, other than our Executive Directors, are eligible to participate in the OSP at the discretion of the Compensation Committee. As of the adoption of the Omnibus Plan, we do not intend to grant additional awards under the OSP to such eligible participants. The Compensation Committee would decide whether an award under the OSP would take the form of an option, a restricted share award, a conditional award or a phantom award, or any combination of these awards. Awards represent the right to earn ordinary shares. Our NEOs participating in the OSP hold conditional awards under the OSP.

In respect of any financial year, the maximum total market value of ordinary shares over which an award is granted to a participant does not exceed 100% of the participant’s salary (subject to the discretion of the Compensation Committee to determine otherwise). Awards granted under the OSP vest over a period of time. The Compensation Committee will determine the vesting date, which will not (unless it determines otherwise) be earlier than the third anniversary of the date of grant. Dividends do not accrue during the vesting period. Where it is impractical for legal or regulatory reasons to deliver ordinary shares following the vesting of an award, Ferguson may pay, or procure the payment of, an equivalent cash amount, subject to all necessary deductions.

Awards will normally be forfeited if a participant leaves employment. However, if the employment ends by reason of redundancy, death, injury or disability, retirement, the sale of a participant’s employing company or the business in which he or she works or any other reason at the discretion of the Compensation Committee, awards will vest pro rata on the date of cessation.

In the event of a change in control, any outstanding awards held by executive officers that are not assumed by the acquiring entity, will automatically vest pursuant to the terms of Ferguson’s Change in Control Policy and awards granted in the form of an option will be automatically exercised provided that any exercise price payable by the participant on exercise is no more than the offer price or consideration.

On the vesting of an award that takes the form of an option, the participant may exercise the option during the period of 90 days following the vesting date, provided that if the award has vested due to a participant’s death or if the participant dies during the 90-day period, the award may be exercised during the period of 12 months following the date of death.

Employee Share Purchase Plan (ESPP) 2021

The ESPP is designed to qualify as a share purchase plan for the purposes of Section 423 of the Internal Revenue Code. Under the ESPP, eligible associates of Ferguson may be invited to apply for options to acquire ordinary shares at an exercise price at the end of the relevant option period. All associates (including executive officers) of Ferguson are eligible to participate in the ESPP if they have been continuously employed for at least six months prior to the date of grant, although the Compensation Committee may choose to exclude associates who customarily work 20 hours or less per week.

A participant is required to make savings from pay of either (i) a uniform fixed-amount (in whole U.S. dollars, or any other currency in which the participant is normally paid) or (ii) a percentage of base salary of at least 1% and not more than 10%, and in either case, subject to such minimum or maximum amounts as the Ferguson Board may prescribe from time to time, subject to the limits set out in the ESPP. The savings may be used to exercise the related option at the end of the relevant option period. The exercise price per ordinary share payable on exercise of an option will be prescribed by the Ferguson Board for each offering period and may not be less than 85% of the lesser of the market value of an ordinary share on the date of grant and the market value of an ordinary share on the date of exercise. The number of ordinary shares over which an option is granted will be such that the total exercise price payable will correspond to the total savings payable from the savings arrangement at the end of the savings period.

An option will be exercised automatically on the exercise date specified by the Ferguson Board at the time of grant unless the participant has left employment or withdrawn from the ESPP before that date.

Options normally lapse if a participant leaves employment. However, in the event of cessation of employment by reason of redundancy, injury or disability, retirement, death or the sale of the company or business in which such participant works, the participant may continue to participate in the ESPP for three months following the date of termination of employment, or until the end of the relevant offering period (if less than three months). During such time period, the participant (or executor or heir) may exercise his or her options over such number of ordinary shares at the exercise price using the savings made up to the date of death or cessation of employment.

Options will, subject to the discretion of the Compensation Committee to require roll-over, be automatically exercised following a takeover, scheme of arrangement or winding-up of Ferguson, or other event materially affecting the value of the ordinary shares, over the lower of (i) such number of ordinary shares at the exercise price with the savings made up to the date of the relevant event and (ii) the number of ordinary shares over which the option was granted.

Omnibus Equity Incentive Plan (Omnibus Plan) 2023

As described above, the Omnibus Plan was approved by the Ferguson Shareholders at the 2023 annual general meeting and was adopted by the Ferguson Board and became effective as of September 21, 2023. The Omnibus Plan provides for the issuance of up to 6,750,000 of Ferguson’s ordinary shares, subject to the share recycling and adjustment provisions as provided under the Omnibus Plan.

The purpose of the Omnibus Plan is to attract, retain and motivate qualified persons as associates, Non-Employee Directors and consultants of Ferguson and its affiliates. The Omnibus Plan also provides a means through which such persons can acquire and maintain share ownership or awards, the value of which is tied to the performance of Ferguson, thereby aligning their interests with Company objectives and shareholder value. The Omnibus Plan provides for potential grants of the following awards to associates, Non-Employee Directors and consultants of Ferguson and its affiliates: (i) incentive stock options qualified as such under U.S. federal income tax laws, (ii) stock options that do not qualify as ISOs, (iii) stock appreciation rights (“SARs”), (iv) restricted stock awards, (v) restricted stock units, (vi) performance awards, (vii) awards of vested stock, (viii) dividend equivalent rights, (ix) other stock-based or cash awards; and (x) substitute awards ((i) – (x) collectively, “Awards”). The Ferguson Board has appointed the Compensation Committee as the committee that will administer the Omnibus Plan. Unless otherwise limited by the Omnibus Plan or applicable law, the Compensation Committee has broad discretion to administer the Omnibus Plan, interpret its provisions and adopt policies for implementing the Omnibus Plan. This discretion includes the power to determine when and to whom Awards will be granted; decide how many Awards will be granted (measured in cash, ordinary shares or as otherwise delegated); prescribe and interpret the terms and provisions of each Award agreement (the terms of which may vary); delegate duties under the Omnibus Plan; terminate, modify or amend the Omnibus Plan; and execute all other responsibilities permitted or required under the Omnibus Plan.

Unless otherwise provided in Ferguson’s Change in Control Policy, an Award agreement or any applicable service agreement, change in control agreement, or similar agreement, the Compensation Committee has the discretion to make any of the following adjustments to Awards upon a change in control: (i) the assumption or substitution of outstanding Awards, (ii) the purchase of any outstanding awards in cash based on the applicable change in control price, (iii) the ability for participants to exercise any outstanding stock options, SARs or other stock-based awards upon the change in control (and if not exercised, such Awards will be terminated), (iv) the acceleration of vesting or exercisability of outstanding Awards if, within 24 months following the consummation of a change in control, a participant’s service is terminated by Ferguson for a reason other than for Cause or by the participant for Good Reason, as applicable (each capitalized term, as defined in the Omnibus Plan), with performance awards vesting at target level of performance if such termination occurs prior to the end of the applicable performance period; and/or (v) the acceleration of vesting or exercisability of outstanding Awards.

The Ferguson Board or the Compensation Committee may amend or terminate any Award or Award agreement or amend or terminate the Omnibus Plan at any time; however, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Compensation Committee does not have the authority, without the approval of shareholders, to amend any outstanding option or SAR to reduce its exercise price per share or take any other action that would be considered a repricing under the applicable exchange listing standards. Without the consent of an affected participant, no action by the Compensation Committee or the Ferguson Board to amend or terminate any Award, Award agreement or the Omnibus Plan, as applicable, may materially and adversely affect the rights of such participant under any previously granted and outstanding Award.

Fiscal 2024 Long-Term Incentive Awards

For fiscal 2024, the target long-term incentive opportunities for both of Messrs. Murphy and Brundage increased to 430% and 300% of base salary, respectively, for fiscal 2024, comprised 70% of performance-based equity awards and 30% of time-based equity awards. For fiscal 2024, the target long-term incentive opportunities for Ms. Long and Messrs. Graham and Thees were increased to 180% of base salary. In October 2023, Messrs. Murphy and Brundage were granted awards under the LTIP, and Ms. Long and Messrs. Graham and Thees were granted awards under the OSP and POSP, which are subject to the same terms and conditions as the respective awards described for fiscal 2023. In December 2023, Messrs. Murphy and Brundage were granted restricted stock unit awards with a fair market value of $1,604,851 and $667,805, respectively, under the Omnibus Plan that will vest on October 12, 2026, subject to continued employment (except in limited termination scenarios). In addition, in December 2023, Mr. Murphy was granted a performance award in the form of performance-based restricted stock units under the Omnibus Plan with a target fair market value of $634,476 that is eligible to vest on October 12, 2026, based on achievement of certain total shareholder return, adjusted earnings per share and return on capital employed metrics.

A summary of the value of these fiscal 2024 long-term incentive awards is set forth in the table below:

			Percent (%) of Base Salary
Name	Target LTI (% of Base Salary)	Target LTI ($)	Threshold	Target	Maximum
Kevin Murphy	430%	$5,349,505	280%	430%	731%
Bill Brundage	300%	$2,226,018	195%	300%	510%
Ian Graham	180%	$1,130,969	117%	180%	306%
Sammie Long	180%	$1,128,746	117%	180%	306%
Bill Thees	180%	$1,157,456	117%	180%	306%

Non-Qualified Deferred Compensation Arrangements

Ferguson Enterprises, LLC (“FEL”), a subsidiary of Ferguson plc, sponsors a non-qualified deferred compensation plan to help attract and retain U.S.-based executives and certain other senior associates: the Ferguson Enterprises, LLC Executive Retirement Plan III (“FERP III”). Each of the NEOs is a participant in this Plan. There are three different components under the FERP III: executive deferrals with a company match, standard annual Company contributions under the Supplemental Executive Retirement Plan (“SERP”), and additional discretionary Company contributions under the SERP.

Executive Deferrals

The FERP III allows executives to elect to defer receipt of up to 80% of their base salary and/or 80% of their annual cash bonus. The deferred amounts are credited to the executives’ FERP III accounts. These accounts are managed by the executives and generally mirror our 401(k) plan investments.

Each year, FEL will credit a participant’s account with a matching contribution equal to 50% of the participant’s deferrals for the FERP III year; provided that the maximum matching contribution will not exceed 2.5% of the participant’s qualified plan compensation. Matching contributions are credited to participant accounts on the last day of the pay period of each month and are vested immediately.

Company Contributions – Supplemental Executive Retirement Plan (SERP)

We recognize that executives may not be eligible to fully participate in Ferguson’s qualified 401(k) plan and sponsor a restoration plan. FEL will make a contribution under the SERP equal to 3.5% of the executive’s compensation above certain qualified limits specified in the plan. This contribution is generally made annually each January.

The FEL board of directors may also declare an additional SERP discretionary contribution amount to be credited each year. In fiscal 2023, a 9% contribution was made to all U.S.-based Vice Presidents and above, including executive officers. This contribution was calculated and deposited to participant accounts in October 2022. This same level of contribution was made to all U.S.-based Vice Presidents and above, including our executive officers, in respect of fiscal 2024. The CEO and CFO are not eligible for this benefit.

Per the terms of their employment agreements approved by the Ferguson Board, Messrs. Murphy and Brundage are provided a fixed total retirement benefit each year equal to 16% of their base salary only. This includes the 401(k) match, as well as any FEL matches on executive deferrals under the FERP III, and FEL contributions under the SERP. This is calculated each October and the contributions deposited to their accounts.

The FERP III executive deferrals and company matching contributions are 100% vested at time of deferral. Ferguson SERP contributions vest based on the following schedule:

Years of Service	Vesting
<4 Years	0%
4-8 Years of Service	25%
8-12 Years of Service	50%
12-15 Years of Service	75%
15+ Years of Service or Age 55 with Any Years of Service	100%

Amounts deferred under the FERP III and SERP contributions are credited to notional accounts with investment options that generally mirror our 401(k) qualified plan. While we are not required to fund this plan, we have established an irrevocable rabbi trust to invest funds generally equal to all deferred amounts. The assets in the Rabbi Trust generally include cash and certain FEL owned insurance policies designed for this purpose. These assets, although not required by the plan, are segregated to pay benefits to the participants. In the event of bankruptcy or liquidation, these assets will be subject to forfeiture.

Legacy Deferred Compensation Plans

The Ferguson Enterprises, LLC Executive Retirement Plan I (“FERP I”) and Ferguson Enterprises, LLC Executive Retirement Plan II (“FERP II”) are closed plans. FERP I was a pre-Internal Revenue Code 409A (“IRC 409A”) plan and was replaced by FERP II for compliance with the IRC 409A regulations on January 1, 2005. FERP II was replaced by FERP III on January 1, 2016. Messrs. Murphy, Brundage and Thees participated in FERP I and FERP II. Contributions under these plans are included in aggregate account balances for Messrs. Murphy, Brundage and Thees shown in the 2023 Non-Qualified Deferred Compensation table. No new contributions are being made under these legacy plans.

Other Executive Benefits and Perquisites

Our NEOs are eligible to participate in the Ferguson sponsored benefit plans on the same basis as other associates. This includes but is not limited to the following:

•	medical and prescription drug coverage;

•	dental coverage;

•	vision care;

•	401(k) retirement plan;

•	associate assistance programs;

•	accidental death and dismemberment insurance; and

•	other reasonable ancillary benefits.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for associates.

We also provide our NEOs and other executives with other benefits and perquisites as follows:

•	executive life insurance;

•	long-term disability coverage;

•	long-term care insurance (grandfathered benefit for certain executives);

•	use of company car or car allowance and fuel card;

•	executive physical;

•	professional tax and financial planning reimbursement;

•	non-qualified deferred compensation arrangements; and

•	tax protection arrangements in relation to additional U.K. tax that may be incurred as a result of participation in Ferguson Board meetings.

Certain of these benefits and perquisites more closely align with those offered by companies listed in the U.K. and were previously approved by our shareholders as part of our previous remuneration policy. The Compensation Committee continues to monitor the effectiveness of these benefits to ensure they continue to help attract and retain executives by providing competitive benefits.

Employment Agreements

Ms. Long and Messrs. Murphy, Brundage, Graham and Thees and the other executive officers have entered into employment agreements (with respect to the NEOs, the “Executive Employment Agreements”) with Ferguson Enterprises, LLC, the terms of which are described below.

Pursuant to the Executive Employment Agreements, each NEO is entitled to receive an annual base salary and a discretionary annual bonus. The NEOs are eligible to participate in the benefit programs offered to senior executives (including short- and long-term disability, healthcare coverage, and paid holidays) and the FERP III, SERP and 401(k) retirement savings plans, and any life insurance program offered to senior executives, as well as the Executive Physical Plan. Messrs. Murphy’s and Brundage’s Executive Employment Agreements entitle each to an aggregate discretionary Company contribution of 16% of annual base salary under the FERP III, SERP and 401(k) retirement savings plans. The NEOs are also entitled to a car allowance or use of a company car in accordance with Company policy. The NEOs are eligible to receive grants of shares and/or options under Ferguson Employee Share Plans as described in the “ —Fiscal 2023 Bonus Program Performance Metrics and Weightings—Long-Term Equity-Based Incentive Program” section above.

The Executive Employment Agreements are not for a fixed term, although each agreement is subject to immediate termination in the event of the applicable executive’s termination for Cause or resignation for Good Reason. The NEOs are permitted to terminate the applicable Executive Employment Agreement at any time for Good Reason or by providing 12 months’ prior written notice for Messrs. Murphy and Brundage and 6 months for Ms. Long and Messrs. Graham and Thees, in each case, without Good Reason. In the event of the NEO’s resignation without Good Reason, Ferguson may elect to provide notice leave in lieu of allowing the NEO to perform services during the notice period. In the event of a termination of employment due to death, the NEOs’ estates are entitled to receive a pro-rata bonus for the year of termination based on then-current projected Company performance to date for the number of days that the NEO was employed during the fiscal year (the “Pro-Rata Bonus”). In the event of a termination without Cause or resignation for Good Reason, subject to the executive’s timely execution of a general release of claims, the NEOs are entitled to receive their respective annual base salary (i.e., 12 months) in effect at the time of the notice of termination plus the Pro-Rata Bonus, and a lump sum cash payment for the cost of COBRA continuation coverage premiums for the executive and their dependents under Ferguson’s medical benefit plans for 12 months following termination. In the event of a change in control, the NEOs may also be eligible for the benefits and protections set forth in Ferguson’s Change in Control Policy, as may be in effect from time to time. The NEOs are also bound by certain confidentiality, intellectual property, and non-disparagement obligations, as well as non-competition, non-interference, non-hire and non-solicitation restrictions during employment and for 12 months following termination.

For purposes of the Executive Employment Agreements, “Cause” is defined as an event that the executive: (a) commits or is guilty of any gross misconduct, gross incompetence, or any willful neglect in the discharge of the executive’s duties; (b) commits or continues (after warning) any material breach of the executive’s employment agreement that amount to gross misconduct, gross incompetence or willful neglect in the discharge of the executive’s duties; (c) fails to perform adequately the duties assigned to the executive in the good faith opinion of the Chairman of the Ferguson Board for the Chief Executive Officer or the

Chief Executive Officer for the other executives; provided that the Chairman of the Ferguson Board or Chief Executive Officer, as applicable, has provided notice to the executive of such failure and an opportunity to cure such failure within 30 day of such notice if such failure is realistically capable of being cured within 30 days; (d) willfully fails to comply with any valid and legal directive of the Ferguson Board; (e) materially violates Ferguson’s written policies and/or Code of Conduct, including but not limited to, violations related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (f) engages in any material act or acts of fraud, dishonesty, illegal behavior, or other conduct tending to bring the executive or Ferguson into disrepute; (g) commits any act of bankruptcy or takes advantage of any statute for the time being in force offering relief for insolvent debtors; or (h) is indicted for, convicted of, or pleads guilty or nolo contendere to any felony offence or other crime involving dishonesty, fraud or moral turpitude.

For purposes of the Executive Employment Agreements, “Good Reason” is defined as the occurrence of one or more of the following, which is not cured within 30 days of written notice thereof and which is asserted within 90 days of the occurrence thereof: (a) the assignment to the executive of any duties inconsistent in any material adverse respect with the executive’s duties or responsibilities as contemplated by Section 2 and 4 of the Executive Employment Agreement; (b) any reduction in the executive’s Base Salary; (c) any other action by Ferguson that results in material diminishment in the executive’s duties or responsibilities; provided that any change in the number of positions reporting to the executive as a result of a reduction in force will not constitute “Good Reason”; (d) Ferguson’s failure to comply with any material provisions of the Executive Employment Agreement (e) any purported termination of the executive’s employment by Ferguson other than as permitted by the Executive Employment Agreement; or (f) a change in the executive’s reporting relationship that is not mutually agreed upon by the parties.

Management of Compensation Related Risks

Compensation Risk Assessment

In fiscal 2023, Company management engaged Mercer to complete a review of Ferguson’s compensation plans and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on Ferguson. Mercer’s assessment of our compensations plans and programs was reviewed by the Compensation Committee. Based on its assessment, the Compensation Committee has concluded that Ferguson’s compensation policies and practices do not create incentives to take risks that are reasonably likely to have a material adverse effect on Ferguson.

Oversight Policies

Oversight of Stock Ownership, Hedging and Pledging

The Compensation Committee has always supported transparent governance and compliance practices and protecting the interests of Ferguson’s shareholders. To strengthen Ferguson’s practices in these areas, Ferguson has controls over transactions in Ferguson’s securities. Ferguson prohibits its associates, executive officers and Non-Employee Directors from purchasing financial instruments, including prepaid variable forward contracts, instruments for the short sale or purchase or sale of call or put options, equity swaps, collars or units of exchangeable funds that are based on fluctuations of Ferguson’s debt or equity instruments and that are designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of any securities of Ferguson. In addition, unless otherwise previously approved by the Ferguson Board (no such approval has been given), no director, executive officer or associate of Ferguson may, at any time, purchase Company securities on a margin or otherwise pledge Company securities as collateral for a loan.

Clawback Policy

In September 2023, we updated our Executive Compensation Clawback Policy (the “Clawback Policy”) that allows Ferguson to recoup certain incentive-based compensation from our current and former executive officers and Non-Employee Directors under certain circumstances. The Clawback Policy now requires the recoupment of certain executive compensation in compliance with the Exchange Act, the rules promulgated thereunder by the SEC and the NYSE listing standards. The Clawback Policy also provides the Compensation Committee with discretion to recoup certain other executive compensation for certain misconduct pursuant to the terms of the Clawback Policy. A copy of the Clawback Policy is available on the Corporate Governance page of the Investors tab of our website at corporate.ferguson.com under Governance Documents.

Stock Ownership Guidelines for Executive Officers

The Compensation Committee strongly believes that our executive officers should own appropriate amounts of Ferguson Shares to align their interests with those of Ferguson Shareholders. Executive officers can acquire shares through long-term equity-based incentive awards and participation in the ESPP.

The Compensation Committee has adopted the following share ownership guidelines for our executive officers:

Role	Target Multiples (multiple of gross annual base salary)
Chief Executive Officer	6.0x
Chief Financial Officer	3.0x
Other Named Executive Officers	3.0x
Other Executive Officers	2.0x

The Compensation Committee annually reviews compliance with the share ownership guidelines. Shares are counted towards ownership as follows:

•	shares beneficially held directly or indirectly by the executive officer and any person closely associated (as set out in Ferguson’s Share Dealing Policy) with the executive officer;

•	the number of conditional shares awarded, but not vested at the review date, in respect of which there was not any performance condition attached, on an assumed net of tax basis; and

•	vested but unexercised share options and unvested awards with performance conditions attached to them will not count towards this assessment.

Each executive officer has five years from his or her date of appointment into the executive officer role set out above to meet the Target Multiple set forth in the table above. Where there is a change in the executive officer’s share ownership guidelines (e.g., they become a NEO), they have an additional two years to achieve the increased ownership target.

If an executive officer has not achieved her or his target by the end of the time period for compliance set out above, the executive officer should continue to retain all future awards (on a net of tax basis) until compliance is achieved, subject always to the discretion of the Compensation Committee, taking into account any relevant circumstances.

All of our current NEOs are in compliance with the share ownership guidelines.

Severance and Change in Control Arrangements

Change in Control Policy

In July 2022, the Compensation Committee approved the Change in Control Policy, as amended by the Compensation Committee in February 2024, in which our NEOs and certain individuals designated by the Ferguson Board as “executive officers” are eligible to participate. Pursuant to the Change in Control Policy, participants may be entitled to receive the following additional separation benefits upon an involuntary termination of employment in connection with a “Change in Control” or within the 24 months following the effective date of a “Change in Control”: (i) accelerated vesting of the unvested portion of any stock options, stock awards, restricted shares, or performance shares (with performance-based awards vesting based on achievement of performance conditions as reasonably determined by Ferguson in good faith based on performance forecasts available as of the termination date), (ii) a lump sum cash payment equal to the sum of (x) the participant’s target annual bonus for the year of termination, prorated based on the number of days during the performance period that such participant was employed, divided by 365 days, and (y) three times (for the CEO) and two times (for all other participants) the sum of the participant’s base salary and target annual bonus for the year in which the termination date occurs (or, if no target has been set as of the termination date, the target annual cash incentive amount for the prior year), in each case, subject to the participant’s timely execution and non-revocation of a general release of claims in favor of Ferguson and continued compliance with all restrictive covenant obligations. Additionally, if the acquiring entity does not assume Ferguson’s existing share plans following the “Change in Control”, then the remaining unvested portion of any stock options, stock awards, restricted shares or performance shares held by the participants will accelerate and vest (without any proration for time) immediately prior to the effective date of the “Change in Control” (with performance-based awards vesting based on achievement of performance conditions as reasonably determined by Ferguson in good faith based on performance forecasts available as of the effective date of the “Change in Control”). In the event of a participant’s death after becoming eligible for separation benefits pursuant to the Change in Control Policy and executing a general release of claims in favor of Ferguson, the separation benefits for which such participant is eligible under the Change in Control Policy will be paid to the participant’s estate. In the event of a participant’s death after becoming eligible for separation benefits pursuant to the Change in Control Policy but before such participant has executed a general release of claims in favor of Ferguson, no separation benefits for which such participant would have otherwise been eligible will be paid to the participant’s estate unless the participant’s estate executes a comparable release for and on behalf of the participant’s estate. The Change in Control Policy was amended by the Compensation Committee in February 2024 to clarify the scope of corporate events under the

Ferguson 2023 Omnibus Equity Incentive Plan that trigger “Change in Control” entitlements under the Change in Control Policy and that a transaction will not constitute a “Change in Control” under the Change in Control Policy if (x) Ferguson becomes a direct or indirect wholly owned subsidiary of a holding company and (y) the direct or indirect holders of the voting shares of such holding company immediately following that transaction are substantially the same as the holders of Ferguson’s voting shares immediately prior to that transaction. The Merger will not constitute a “Change in Control” under the Change in Control Policy.

Golden Parachute Payments

No change of control payments or additional compensation will be payable to our executive officers in connection with the Merger.

Section 280G of the Internal Revenue Code

Section 280G of the Code, disallows a tax deduction with respect to “excess parachute payments” to certain executive officers of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax penalty on the individual receiving the “excess parachute payment.” Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans or programs and other equity-based compensation. “Excess parachute payments” are parachute payments that exceed a threshold determined under Section 280G of the Internal Revenue Code based on an executive officer’s prior compensation. In approving compensation arrangements for our NEOs in the future, we expect that the Ferguson Board will consider all elements of the cost to Ferguson of providing such compensation, including the potential impact of Section 280G of the Code. However, the Ferguson Board may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility of Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. We do not provide for excise tax gross-ups to our executive officers and do not expect to do so in the future.

Section 162(m) Compliance

Section 162(m) of the Code limits Ferguson to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year.

Section 409A Considerations

Section 409A of the Code affects the manner by which deferred compensation opportunities are offered to our U.S. taxpayer employees. Section 409A of the Code requires, among other things, that “non-qualified deferred compensation” be structured in a manner that limits employees’ abilities to accelerate or further defer certain kinds of deferred compensation. We intend to operate our existing compensation arrangements that are covered by Section 409A of the Code in accordance with the applicable rules thereunder, and we will continue to review and amend our compensation arrangements where necessary to comply with Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“ASC 718”) for our equity-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their equity-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their equity-based awards in their income statements over the period that an employee is required to render service in exchange for the award. Future grants of stock options, restricted stock, restricted stock units and other equity-based awards under our equity incentive award plans will be accounted for under ASC 718. We anticipate that the Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

2023 Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for the fiscal years indicated.

Name	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5) ($)	All Other Compensation ($)(6)	Total ($)
Kevin Murphy	2023	1,194,278	—	2,520,730	1,457,800	—	267,963	5,440,771
Chief Executive Officer and	2022	1,150,050	—	2,047,019	1,380,400	—	288,229	4,865,698
Executive Director	2021	1,114,103	—	1,986,339	1,677,500	—	270,975	5,048,917
Bill Brundage	2023	690,839	—	939,465	608,922	—	189,399	2,428,621
Chief Financial Officer and	2022	635,834	—	816,013	559,533	—	200,656	2,212,036
Executive Director	2021	547,537	—	726,788	603,430	—	206,545	2,084,300
Ian Graham	2023	604,238	—	891,935	448,386	—	261,306	2,205,863
Chief Legal Officer
Sammie Long	2023	604,209	—	889,033	448,364	—	265,080	2,206,686
Chief Human Resources Officer
Bill Thees	2023	620,000	—	912,347	466,283	—	222,470	2,221,100
Senior Vice President of Business and Sales

(1)

The salary received during a fiscal year reflects the actual earnings attributed to base salary during the year and may differ from an NEO’s annual base salary due to changes that typically occur in October of each year as discussed under the Base Salaries section. As a foreign private issuer in fiscal 2021 and fiscal 2022, Ferguson was required to provide executive compensation disclosure on an individual basis only for Messrs. Murphy and Brundage in accordance with the requirements of Form 20-F. In fiscal 2023, Ferguson determined that it no longer qualified as a foreign private issuer effective August 1, 2023, and Ms. Long and Messrs. Graham and Thees became NEOs in fiscal 2023.

(2)

The amounts in this column reflect the aggregate grant date fair value, calculated in accordance with FASB ASC Topic 718 and using the assumptions discussed in Note 15, Share-based compensation, to our Audited Consolidated Financial Statements included in this proxy statement/prospectus, of the LTIP, POSP and OSP shares granted in fiscal 2023, as described under “—Executive Compensation Discussion and Analysis—Fiscal 2023 Bonus Program Performance Metrics and Weightings—Long-Term Equity-Based Incentive Program.”

(3)

The grant date fair value of all performance shares under LTIP and POSP shown in the table are calculated based on target performance achievement. The LTIP and POSPs at Maximum performance achievement earned at the end of the three-year performance period, would be Mr. Murphy ($5,041,551), Mr. Brundage ($1,879,021), Mr. Graham ($1,248,749), Ms. Long ($1,244,746), and Mr. Thees ($1,277,366).

(4)

The amounts in this column reflect the annual short-term incentive awards for each fiscal year, which was paid out on October 13, 2023 for fiscal 2023, based on performance achievement described in more detail in the annual short-term incentive award section.

(5)	None of our NEOs recognized above market or preferential earnings on amounts deferred under non-qualified deferred compensation plans.
(6)

Amounts reported under All Other Compensation for fiscal 2023 includes: (i) annual value of leased vehicles and fuel for Ms. Long and Messrs. Murphy, Brundage and Thees, and the cash vehicle allowance and fuel for Mr. Graham; (ii) the annual premiums paid by FEL for executive universal whole life insurance pursuant to the Ferguson Enterprises, LLC Executive Life Insurance Plan II (“FELIP”) for Ms. Long ($53,013) and Messrs. Murphy ($24,045), Brundage ($19,719), Graham ($54,456) and Thees ($31,424) (this benefit was closed to new entrants in fiscal 2020 and replaced by term life insurance coverage); (iii) tax gross-ups on annual FELIP premiums paid by FEL for executive universal whole life insurance pursuant to the FELIP for Ms. Long ($43,550) and Messrs. Murphy ($19,753), Brundage ($16,199), Graham ($37,776) and Thees ($25,815). While calendar year 2023 annual premiums will be grossed up for tax purposes for the NEOs, calendar year 2024 annual premiums will not be grossed up for tax purposes for the NEOs.; (iv) employer contributions to our 401(k) plan on behalf of each of Ms. Long ($11,550) and Messrs. Murphy ($11,550), Brundage ($11,550), Graham ($7,249) and Thees ($11,550); (v) FERP III matching contributions and the SERP discretionary contributions for fiscal 2023 for Ms. Long ($129,019) and Messrs. Murphy ($163,696), Brundage ($91,294), Graham ($129,802) and Thees ($123,070); (vi) executive long-term disability; (vii) long-term care; (viii) executive physicals; (ix) spousal travel; and (x) the cost associated with filing a U.K. tax return incurred as a result of attending meetings of the Ferguson Board in the U.K.

2023 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards for fiscal 2023 with respect to our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: # of Shares of Stock Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Committee Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin Murphy
Long Term Incentive Plan	10/13/2022	9/22/2022	—	—	—	13,723	27,446	54,893	—	2,520,730
Annual Short-Term Incentive Award	—	—	585,316	1,552,561	2,173,586	—	—	—	—
Bill Brundage
Long Term Incentive Plan	10/13/2022	9/22/2022	—	—	—	5,114	10,229	20,459	—	939,465
Annual Short-Term Incentive Award	—	—	345,696	621,755	870,457	—	—	—	—
Ian Graham
Ordinary Share Plan	10/13/2022	9/22/2022	—	—	—	—	—	—	2,674	267,560
Performance Ordinary Share Plan	10/13/2022	9/22/2022	—	—	—	—	6,240	12,480	—	624,374
Annual Short-Term Incentive Award	—	—	271,907	453,179	634,450	—	—	—	—
Sammie Long
Ordinary Share Plan	10/13/2022	9/22/2022	—	—	—	—	—	—	2,665	266,660
Performance Ordinary Share Plan	10/13/2022	9/22/2022	—	—	—	—	6,220	12,440	—	622,373
Annual Short-Term Incentive Award	—	—	271,894	453,157	634,419	—	—	—	—
Bill Thees
Ordinary Share Plan	10/13/2022	9/22/2022	—	—	—	—	—	—	2,735	273,664
Performance Ordinary Share Plan	10/13/2022	9/22/2022	—	—	—	—	6,383	12,766	—	638,683
Annual Short-Term Incentive Award	—	—	279,000	465,000	651,000	—	—	—	—

(1)

Amounts represent awards payable under our 2023 annual short-term incentive award program. See “—Executive Compensation Discussion and Analysis—Annual Short-Term Incentive Award Program” above for a description of our Bonus Program. Actual amounts paid under our fiscal 2023 Bonus Program are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

Reflects the number of shares eligible to vest for the applicable level of performance of the fiscal 2023 grants made pursuant to the LTIP and POSP, the terms of which are summarized under “—Executive Compensation Discussion and Analysis—Fiscal 2023 Bonus Program Performance Metrics and Weightings—Long-Term Equity-Based Incentive Program.”

(3)

Reflects the fiscal 2023 grants made pursuant to the OSP, the terms of which are summarized under “—Executive Compensation Discussion and Analysis—Fiscal 2023 Bonus Program Performance Metrics and Weightings—Long-Term Equity-Based Incentive Program.”

(4)

Represents the aggregate grant date fair value of the awards pursuant to FASB ASC Topic 718 as of the grant date based on the probable outcome of the applicable performance conditions and using the assumptions discussed in Note 15, Share-based compensation, to our Audited Consolidated Financial Statements included in this proxy statement/prospectus.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards of our NEOs as of July 31, 2023, with respect to the relevant NEO. The market value of the shares in the following table is the fair value of such shares as of July 31, 2023.

			Outstanding Equity Awards at Fiscal Year-End
			Stock Awards
Name	Grant Date	Vesting Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(1)(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(3)(4)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)(3)(4)
Kevin Murphy
FY21 Long Term Incentive Plan	10/16/2020	10/16/2023	—	—	37,900	6,125,398
FY22 Long Term Incentive Plan	10/14/2021	10/14/2024	—	—	28,719	4,641,565
FY23 Long Term Incentive Plan	10/13/2022	10/13/2025	—	—	27,446	4,435,823
Bill Brundage
FY21 Long Term Incentive Plan	11/2/2020	11/2/2023	—	—	14,329	2,315,853
FY22 Long Term Incentive Plan	10/14/2021	10/14/2024	—	—	11,449	1,850,387
FY23 Long Term Incentive Plan	10/13/2022	10/13/2025	—	—	10,229	1,653,211
Ian Graham
FY21 Long Term Incentive Plan	10/16/2020	10/16/2023	—	—	1,360	219,803
FY21 Ordinary Share Plan	10/16/2020	10/16/2023	1,877	303,361	—	—
FY21 Performance Ordinary Share Plan	10/16/2020	10/16/2023	—	—	8,763	1,416,276
FY22 Ordinary Share Plan	10/14/2021	10/14/2024	1,715	277,178	—	—
FY22 Performance Ordinary Share Plan	10/14/2021	10/14/2024	—	—	8,005	1,293,768
FY23 Ordinary Share Plan	10/13/2022	10/13/2025	2,674	432,172	—	—
FY23 Performance Ordinary Share Plan	10/13/2022	10/13/2025	—	—	6,240	1,008,509
Sammie Long
FY21 Long Term Incentive Plan	10/16/2020	10/16/2023	—	—	1,370	221,419
FY21 Ordinary Share Plan	10/16/2020	10/16/2023	1,891	305,623	—	—
FY21 Performance Ordinary Share Plan	10/16/2020	10/16/2023	—	—	8,825	1,426,297
FY22 Ordinary Share Plan	10/14/2021	10/14/2024	1,693	273,623	—	—
FY22 Performance Ordinary Share Plan	10/14/2021	10/14/2024	—	—	7,904	1,277,444
FY23 Ordinary Share Plan	10/13/2022	10/13/2025	2,665	430,717	—	—
FY23 Performance Ordinary Share Plan	10/13/2022	10/13/2025	—	—	6,220	1,005,276
Bill Thees
FY21 Ordinary Share Plan	10/16/2020	10/16/2023	1,707	275,885	—	—
FY21 Performance Ordinary Share Plan	10/16/2020	10/16/2023	—	—	7,966	1,287,465
FY22 Ordinary Share Plan	10/14/2021	10/14/2024	1,631	263,602	—	—
FY22 Performance Ordinary Share Plan	10/14/2021	10/14/2024	—	—	7,612	1,230,251
FY23 Ordinary Share Plan	10/13/2022	10/13/2025	2,735	442,031	—	—
FY23 Performance Ordinary Share Plan	10/13/2022	10/13/2025	—	—	6,383	1,031,620

(1)	All OSP conditional share awards vest on the three-year anniversary of the date of grant subject to continued employment.
(2)	Based on the closing market price of our ordinary shares on July 31, 2023 of $161.62 per share.

(3)

The number of LTIP and POSP conditional share awards in this column is calculated in accordance with share plan rules taking the value of the approved award divided by the fair market value on the grant date to determine the number of shares at target.

(4)	The fiscal 2021 LTIP and fiscal 2022 LTIP and POSP awards are reflected at maximum level of achievement (100%). Fiscal 2023 LTIP and POSP awards are reflected at target level of achievement.

Option Exercises and Stock Vested in the 2023 Fiscal Year

The following table sets forth certain information with respect to the vesting of stock awards during the fiscal year ended July 31, 2023, with respect to our NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Kevin Murphy	46,080	5,849,550
Bill Brundage	11,202	1,199,305
Ian Graham	16,665	1,826,416
Sammie Long	16,874	1,849,307
Bill Thees	12,280	1,314,717

(1)

The vesting of LTIP conditional awards for Ms. Long and Messrs. Murphy and Graham occurred on December 5, 2022. Settlement of 1,577, 46,080 and 1,558 shares in respect of these awards for Ms. Long and Messrs. Murphy and Graham, respectively, occurred December 13, 2022. Mr. Murphy’s vested LTIP conditional award includes 2,455 shares of dividend equivalents that vested when the underlying LTIP award vested.

(2)	Amounts reflect the market value of our ordinary shares of $115.65 on the vesting date (December 5, 2022).

2023 Non-Qualified Deferred Compensation

The following table provides information regarding non-qualified deferred compensation plan benefits for our NEOs for fiscal 2023.

Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)(3)(4)	Aggregate Earnings in Last FY ($)(5)(6)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FY End ($)(6)
Kevin Murphy	44,921	163,696	112,869	—	4,796,938
Bill Brundage	27,977	91,294	280,385	—	2,515,012
Ian Graham	56,827	129,802	31,503	—	683,851
Sammie Long	60,421	129,019	82,544	—	1,190,862
Bill Thees	148,676	123,070	381,074	—	5,321,371

(1)

Ferguson’s executives may elect to defer up to 80% of their base salary and/or up to 80% of their annual Short-Term Incentive Awards under the FERP III, as described in the section titled “—Executive Compensation Discussion and Analysis—Fiscal 2024 Awards—Non-Qualified Deferred Compensation Arrangements.” These amounts shown in this column reflect the deferral elections for fiscal 2023 and are included in the 2023 Summary Compensation Table under Salary and All Other Compensation.

(2)

FEL provides up to a 50% match on any deferrals under the FERP III provided that the maximum matching contribution will not exceed 2.5% of the IRC 401(a)17 qualified compensation limit ($330,000 for 2023). The amounts in this column include this FERP III matching contribution.

(3)

FEL provides for restoration of the retirement plan match above the covered compensation limits by contributing 3.5% of the executive’s compensation above the IRC 401(a)17 qualified plan limits ($330,000 for 2023) to the executive’s FERP III account. This contribution is included in the values shown in this column.

(4)

Based on business results, FEL may also declare a discretionary contribution be credited to the executive’s account. During fiscal 2023, FEL made a discretionary contribution of 9% for Vice Presidents and above which amount is included in the values shown in this column. The total FEL contribution for Messrs. Murphy and Brundage for fiscal 2023 was 16% of base salary and is also shown in this column.

(5)	No amount reported in this column is reported in the 2023 Summary Compensation Table as above market or preferential earnings on amounts deferred under non-qualified deferred compensation plans.

(6)	The amounts in this column reflect deferrals and contributions that have been made under the FERP I, II, and III plans as well as any aggregate earnings on these amounts.

Potential Payments Upon Termination or a Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of our NEOs if his or her employment had been terminated without cause on July 31, 2023. Amounts below reflect potential payments pursuant to the amended employment agreements for such NEOs. For additional discussion of the potential benefits and payments due in connection with a change in control, please see “—Executive Compensation Discussion and Analysis—Severance and Change in Control Arrangements—Change in Control Policy,” “—Executive Compensation Discussion and Analysis—Employment Agreements” and “—Executive Compensation Discussion and Analysis—Annual Short-Term Incentive Award Program” above.

Name	Cash Severance Benefits ($)	Payment of Current Year Bonus (FY23) ($)	Accelerated Vesting of Equity Awards ($)	Other Cash ($)	Total ($)
Kevin Murphy
Retirement(1)	—	—	—	—	—
Death(2)	—	1,552,561	9,431,483	—	10,984,044
Disability(3)	—	1,552,561	—	—	1,552,561
Qualifying Termination(4)	1,202,002	1,552,561	—	11,701	2,766,264
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	15,202,785	—	15,202,785
Change in Control with Qualifying Termination(7)	8,263,690	1,552,561	15,202,785	11,701	25,030,737
Bill Brundage
Retirement(1)	—	—	—	—	—
Death(2)	—	621,755	3,551,231	—	4,172,986
Disability(3)	—	621,755	—	—	621,755
Qualifying Termination(4)	700,006	621,755	—	11,702	1,333,463
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	5,819,451	—	5,819,451
Change in Control with Qualifying Termination(7)	2,643,521	621,755	5,819,451	11,702	9,096,429
Ian Graham
Retirement(1)	—	—	—	—	—
Death(2)	—	453,179	3,306,503	—	3,759,682
Disability(3)	—	453,179	547,811	—	1,000,990
Qualifying Termination(4)	610,026	453,179	547,811	9,886	1,620,902
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	3,595,883	—	3,595,883
Change in Control with Qualifying Termination(7)	2,126,409	453,179	3,595,883	9,886	6,185,357
Sammie Long
Retirement(1)	—	448,364	547,447	—	995,811
Death(2)	—	453,157	3,305,668	—	3,758,825
Disability(3)	—	453,157	547,447	—	1,000,604
Qualifying Termination(4)	608,049	453,157	547,447	7,985	1,616,638
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	3,588,449	—	3,588,449
Change in Control with Qualifying Termination(7)	2,122,412	453,157	3,588,449	7,985	6,172,003
Bill Thees
Retirement(1)	—	466,283	517,171	—	983,454
Death(2)	—	465,000	2,930,804	—	3,395,804
Disability(3)	—	465,000	517,171	—	982,171
Qualifying Termination(4)	624,000	465,000	517,171	11,702	1,617,873
Change in Control w/out Qualifying Termination (LTI Assumed)(5)	—	—	—	—	—
Change in Control w/out Qualifying Termination (LTI Not Assumed)(6)	—	—	3,271,997	—	3,271,997
Change in Control with Qualifying Termination(7)	2,178,000	465,000	3,271,997	11,702	5,926,699

(1)

Pursuant to Ferguson’s Retirement Policy, our NEOs may retire at or after attaining age 55 and informing Ferguson of their intent to retire and not seek other employment. Upon retirement, our NEOs are entitled to receive a pro-rata Bonus for the year in which such retirement occurs, based on actual performance. Additionally, pursuant to the OSP, all outstanding OSP awards automatically vest in full upon such retirement date.

(2)

Pursuant to the Executive Employment Agreements, in the event of a termination of employment due to death, the NEOs are entitled to receive a Pro-Rata Bonus for the year of termination based on then-current projected Company performance to date for the number of days that the NEO was employed during fiscal 2023.

(3)

Pursuant to the Executive Employment Agreements and consistent with our administrative practices for other associates, in the event of termination of employment due to disability, the NEOs are entitled to receive a pro-rata bonus for the year of termination based on the then-current forecasted performance.

(4)

Pursuant to the Executive Employment Agreements, in the event of a termination without Cause or resignation for Good Reason (as defined in the Executive Employment Agreements), subject to the executive director’s execution of a general release of claims, the NEOs are entitled to receive their respective annual base salary (i.e., 12 months) in effect at the time of the notice of termination plus the Pro-Rata Bonus (defined in FN 2 above), the NEOs and their dependents may be eligible for COBRA continuation coverage under Ferguson’s medical benefit plans for 12 months following termination and will be provided a lump sum payment by FEL that would equal the cost for such coverage.

(5)	Reflects LTI awards are assumed upon a change in control.
(6)

Pursuant to Ferguson’s Change in Control Policy, in the event of a change in control, if the acquiring entity does not assume a NEO’s outstanding equity awards following the change in control, then the remaining unvested portion of any stock options, stock awards, restricted shares or performance shares held by each of the NEOs will accelerate and vest (without any proration for time) immediately prior to the effective date of the change in control. Any such awards that are subject to performance-based vesting will vest based on achievement of the applicable performance conditions as reasonably determined by Ferguson in good faith based on performance forecasts available as of the effective date of the change in control. The fiscal 2021 and 2022 LTIP and POSP awards are assumed to vest at maximum performance and the fiscal 2023 LTIP and POSP are at target performance. Pursuant to the Change in Control Policy, these awards would have been settled in shares up to the target amount of shares underlying the applicable award, and any portion of the awards that would have vested due to performance achievement of target would have been settled in cash.

(7)

Pursuant to Ferguson’s Change in Control Policy, upon an involuntary termination of employment in connection with a change in control or within the 24 months following the effective date of a change in control, the NEOs are be entitled to: (i) accelerated vesting of the unvested portion of any stock options, stock awards, restricted shares or performance shares, (ii) a lump sum cash payment equal to the sum of (x) the NEO’s target annual bonus for the year of termination, prorated based on the number of days during the performance period that such NEO was employed, divided by 365 days, and (y) three times (for the CEO) and two times (for all other NEOs) the sum of the NEO’s base salary and target annual bonus for the year in which the termination date occurs (or, if no target has been set as of the termination date, the target annual cash incentive amount for the prior year), in each case, subject to the NEO’s timely execution and non-revocation of a general release of claims in favor of Ferguson. The NEOs and their dependents may be eligible for COBRA continuation coverage under Ferguson’s medical benefit plans for 12 months following termination and will be provided a lump sum payment by FEL that would equal the cost for such coverage.

CEO Pay Ratio

For fiscal 2013, the ratio of our CEO’s Annual Total Compensation to the median associate’s Annual Total Compensation was 75.5 to 1.

To identify our median associate, we used the following methodology, material assumptions, adjustments and estimates:

•

As of May 1, 2023 (the “Determination Date”), we employed approximately 35,206 associates worldwide, including those employed on a full-time, part-time, seasonal or temporary basis, which includes 32,220 associates in the U.S., 2,850 associates in Canada and 196 associates who reside outside of the U.S. and Canada. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our 196 associates who reside outside of the U.S. and Canada (China (102), Switzerland (1), Taiwan (56), Thailand (3), Trinidad and Tobago (4), U.K. (19), and Vietnam (11)), or 0.56% of our total global workforce.

•

We identified our median associate as of the Determination Date by comparing a consistently applied compensation measure consisting of salary, wages and distributions on carried interest and incentive fees, as reflected in our payroll records and as reported to the local tax authorities (the “Estimated Compensation”) for all associates, excluding our CEO, who were employed by us on the Determination Date. No cost-of-living adjustments were made. We annualized the compensation for all associates hired during fiscal 2023.

•	For Canadian associates, we converted their Estimated Compensation to U.S. Dollars from the applicable local currency using the April month-end exchange rate.

•

After identifying the median associate based on Estimated Compensation, we calculated Annual Total Compensation (as defined below) for that associate using the same methodology we used for our NEOs as set forth in the 2023 Summary Compensation Table on page 91.

•	The Annual Total Compensation of our Chief Executive Officer was $5,440,771 and the Annual Total Compensation of our median associate, other than our Chief Executive Officer, was $72,069.

The SEC’s rules for identifying the median compensated associate and calculating the pay ratio based on that associate’s Annual Total Compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their associate populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different associate populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The above information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K (“Annual Total Compensation”) of our median associate and the Annual Total Compensation of our Chief Executive Officer has been provided as required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K.

Pay Versus Performance

The following table sets forth certain information with respect to Ferguson’s financial performance and the compensation paid to our NEOs for the fiscal years ended on July 31, 2021, July 31, 2022 and July 31, 2023.

					Value of Initial Fixed $100 Investment(7) Based On:
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(4)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(4)(5)	Ferguson Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(6)	Net Income ($ in millions)	Adjusted Operating Profit ($ in millions)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2023	5,440,771	9,060,208	2,265,568	2,916,515	194.42	161.85	1,889	2,917
2022	4,865,698	5,460,206	2,212,036	2,532,866	146.64	137.61	2,122	2,951
2021	5,048,917	12,573,301	1,171,378	345,655	160.17	146.43	1,472	2,092

(1)	The principal executive officer (“PEO”) is Kevin Murphy, who has remained the Chief Executive Officer for the duration of the disclosure period.
(2)

In calculating the ‘compensation actually paid’ amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. This valuation assumption used to calculate such fair values did materially differ from those disclosed at the time of grant. We do not have pensions in the U.S.; therefore, an adjustment to the 2023 Summary Compensation Table (“SCT”) totals related to pension value for any of the years reflected in this table is not needed.

(3)

To calculate the Compensation Actually Paid (“CAP”) for the PEO, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

Adjustments to SCT
Fiscal Year	SCT Total for PEO ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in CFY prior to vesting date ($)	CAP for PEO ($)
2023	5,440,771	2,520,730	3,947,882	—	2,331,881	(454,998)	—	315,402	9,060,208
2022	4,865,698	2,047,019	3,494,039	—	(1,138,890)	203,786	—	82,592	5,460,206
2021	5,048,917	1,986,339	5,307,895	—	3,867,497	335,331	—	—	12,573,301

(4)	The non-PEO NEOs represent the following individuals for each of the years shown.

•	2023: Bill Brundage, Chief Financial Officer; Ian Graham, Chief Legal Officer; Sammie Long, Chief Human Resources Officer; Bill Thees, Senior Vice President of Business and Sales.

•	2022: Bill Brundage, Chief Financial Officer.

•	2021: Bill Brundage, Chief Financial Officer; Mike Powell, former Group Chief Financial Officer.

(5)	To calculate the CAP for the non-PEO NEOs, the following adjustments were made to SCT total compensation, calculated in accordance with the SEC methodology for determining CAP for each year shown:

Adjustments to SCT
Year	SCT Total for Non-PEO NEOs ($)	Less, Grant Date Fair Value of Awards Reported in FY SCT ($)	Plus, Year-End Fair Value of Awards granted in FY that are outstanding and unvested as of end of FY ($)	Plus, Vesting Date Fair Value of Awards that are granted and vested in the same FY ($)	Plus, Change in Fair Value of Prior Year Awards outstanding and unvested as of end of FY ($)	Plus, Change in Fair Value of Prior Year Awards that vested in FY ($)	Less, Prior Year Awards that fail to meet vesting conditions during FY ($)	Plus, Dividends or other earnings paid on all awards in CFY prior to vesting date ($)	CAP for Non-PEO NEOs ($)
2023	2,265,568	908,195	998,610	—	778,288	(239,457)	—	21,701	2,916,515
2022	2,212,036	816,013	1,392,846	—	(356,654)	71,623	—	29,028	2,532,866
2021	1,171,378	363,394	1,003,318	—	574,938	180,745	2,221,330	—	345,655

(6)

The selected peer group is the S&P 500 Industrials Index. The comparison of total shareholder returns assumes that $100 was invested on July 31, 2020 in Company ordinary shares and the S&P 500 Index and that dividends were reinvested when and as paid.

(7)

Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link CAP to our NEOs for fiscal 2023 to our Company’s performance, is adjusted operating profit, a non-GAAP measure. Adjusted operating profit is defined as operating profit before acquisition related intangible amortization and certain other non-GAAP adjustments, as further described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information.”

The items listed below represent the most important financial performance measures used by us to link compensation actually paid to our NEOs to Company performance for the fiscal year ended July 31, 2023:

Most Important Performance Measures for PEO and Non-PEO NEOs(1)

•	Adjusted Operating Profit(2)

•	Adjusted Earnings per Share (“EPS”) – Diluted(3)

•	Return on Capital Employed (“ROCE”)(4)

Notes:

(1)

The most important performance measures include our company selected measure and the two financial metrics used for long-term incentive awards with performance-based vesting, as described in “—Executive Compensation Discussion and Analysis—Fiscal 2023 Bonus Program Performance Metrics and Weightings—Long-Term Equity-Based Incentive Program.” Each of these measures is a critical operational metric reported to shareholders.

(2)	See footnote (7) above for the definition of adjusted operating profit.
(3)

Adjusted EPS – diluted is defined as adjusted net income divided by the weighted average diluted shares outstanding. Adjusted net income is defined as income from continuing operations before amortization of acquired intangible assets (net of tax), discrete tax items and other items that are non-recurring (net of tax). See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information” for more information.

(4)

ROCE is defined as adjusted earnings before interest and taxes (Adjusted EBIT) divided by average capital employed. Adjusted EBIT is defined as operating profit from continuing operations excluding certain non-GAAP adjustments, as further described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information,” and including the impact of acquisition related intangible amortization. Average capital employed is defined as the sum of average net debt and average shareholders’ equity and excludes average assets held for sale. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Reconciliations and Supplementary Information” for more information.

Comparative Disclosure

The following graphs set forth the relationship between each of the financial performance measures included in the table above and the amount of compensation actually paid to our NEOs for the years ended on July 31, 2021, July 31, 2022 and July 31, 2023.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax considerations of the Merger generally applicable to Ferguson Shareholders (including beneficial owners of Ferguson Shares underlying U.K. DIs), as well as certain material U.S. federal income tax considerations related to owning and disposing of New TopCo Common Stock that are generally applicable to Non-U.S. Holders (as defined below). This discussion applies only to Ferguson Shareholders that hold Ferguson Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following discussion assumes that the U.K. DIs represent a beneficial entitlement to Ferguson Shares and provides holders with the same rights as holders of Ferguson Shares. Holders of U.K. DIs should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or status, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the U.S.;

•	persons holding Ferguson Shares as part of a hedge, straddle, constructive sale or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	banks, insurance companies and other financial institutions or financial service entities;

•	brokers, dealers or traders in securities or foreign currency;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein);

•	tax-exempt entities or organizations or governmental organizations;

•	taxpayers that are subject to mark-to-market accounting rules;

•	person holding Ferguson Shares through a non-U.S. broker or other non-U.S. intermediary;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who own, or are deemed to own, 5% or more of Ferguson Shares or shares of New TopCo Common Stock;

•	regulated investment companies or real estate investment trusts;

•	tax-qualified retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons subject to special tax accounting rules as a result of any item of income being taken into account in an applicable financial statement;

•	“qualified foreign pension funds”; and

•	persons who received their Ferguson Shares or New TopCo Common Stock pursuant to or in connection with options or other compensation arrangements.

The following does not purport to be a complete analysis of all potential tax effects associated with the cancellation of Ferguson Shares and the receipt of New TopCo Common Stock in the Merger. This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated under the Code (the “U.S. Treasury Regulations”), and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein. This discussion does not address U.S. federal taxes other than those pertaining to U.S. federal income taxation (such as estate or gift taxes, the alternative minimum tax, the Medicare tax on investment income or the special accounting rules in Section 451(b) of the Code), nor does it address any aspects of U.S. state or local or non-U.S. taxation. The following discussion also does not address the tax consequences applicable to holders of options or warrants to acquire Ferguson Shares or holders of shares of Ferguson Shares who exercise dissenters’ rights.

Ferguson has not and does not intend to seek any rulings from the IRS regarding the Merger. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

If you are a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of your partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

THIS DISCUSSION IS NOT INTENDED AS TAX ADVICE. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Treatment of the Merger

For U.S. federal income tax purposes, the Merger is intended to qualify as either a “reorganization” within the meaning of Section 368(a) of the Code, a tax-free exchange within the meaning of Section 351 of the Code, or both (collectively, the “Intended Tax Treatment”). If the U.S. Internal Revenue Service (the “IRS”) were to successfully challenge both the “reorganization” status of the Merger and the status of the Merger as a tax-free exchange within the meaning of Section 351 of the Code, the tax consequences would differ from those set forth herein, and holders of Ferguson Shares could be subject to U.S. federal income tax upon the receipt of New TopCo Common Stock in the Merger.

The following discussion assumes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or as a tax-free exchange within the meaning of Section 351 of the Code, or both.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Ferguson Shares (including Ferguson Shares underlying U.K. DIs) who or that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation organized in or under the laws of the U.S., any state thereof or the District of Columbia,

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996, and has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Effects of the Merger to U.S. Holders

A U.S. Holder generally will not recognize gain or loss as a result of the Merger, which for U.S. federal income tax purposes would be treated as a deemed exchange of Ferguson Shares (including Ferguson Shares underlying U.K. DIs) for New TopCo Common Stock. A U.S. Holder’s aggregate tax basis in New TopCo Common Stock received pursuant to the Merger generally will equal the U.S. Holder’s aggregate tax basis in the Ferguson Shares exchanged therefor. A U.S. Holder’s holding period in New TopCo Common Stock received pursuant to the Merger generally will include the holding period for its Ferguson Shares surrendered in exchange therefor. U.S. Holders who hold shares of Ferguson Shares with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular shares of New TopCo Common Stock received in the Merger.

Passive Foreign Investment Company Status

Ferguson believes that it was not a passive foreign investment company (generally, a non-U.S. corporation that has a specified percentage of “passive” income or assets, after the application of certain “look-through” rules) for U.S. federal income tax purposes for its 2023 taxable year or any prior taxable year and does not expect to be a passive foreign investment company for its 2024 taxable year. If Ferguson were a passive foreign investment company for any taxable year during which a U.S. Holder held Ferguson Shares, certain adverse tax consequences could apply to such U.S. Holder as a result of the Merger. A U.S. Holder should consult its own tax advisor with respect to the U.S. federal income tax consequences of the Merger if such U.S. Holder believes that Ferguson was a passive foreign investment company for any taxable year during which it held Ferguson Shares.

U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of Ferguson Shares (including Ferguson Shares underlying U.K. DIs) who or that is neither a U.S. Holder nor an entity classified as a partnership for U.S. federal income tax purposes.

Effects of the Merger to Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the exchange of Ferguson Shares for New TopCo Common Stock in the Merger. A Non-U.S. Holder generally will not recognize any loss realized on the exchange of Ferguson Shares for New TopCo Common Stock in the Merger for U.S. federal income tax purposes. Assuming a Non-U.S. Holder is not engaged in the conduct of a trade or business within the U.S., no U.S. federal income tax filings will generally be required solely on account of the exchange of Ferguson Shares for New TopCo Common Stock.

Considerations related to Owning and Disposing of New TopCo Common Stock for Non-U.S. Holders

Distributions

In general, any distributions made to a Non-U.S. Holder with respect to New TopCo Common Stock, to the extent paid out of New TopCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non- U.S. Holder’s adjusted tax basis in its New TopCo Common Stock and then, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such New TopCo Common Stock, which will be treated as described under “—Sale, Exchange or Other Disposition of New TopCo Common Stock” below.

Dividends paid by New TopCo to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder) will generally not be subject to U.S. federal withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale, Exchange or Other Disposition of New TopCo Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale or other disposition of New TopCo Common Stock unless:

•

such Non-U.S. Holder is an individual who was present in the U.S. for 183 days or more in the taxable year of such disposition and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

•

the gain is effectively connected with a trade or business of such Non-U.S. Holder in the U.S. (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and any such gain of a Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

New TopCo Common Stock constitutes U.S. real property interests, or “USRPIs,” by reason of New TopCo’s status as a U.S. real property holding corporation, or “USRPHC,” for U.S. federal income tax purposes.

With respect to the third bullet point above, New TopCo does not anticipate becoming a USRPHC. Because the determination of whether New TopCo is a USRPHC depends on the fair market value of its USRPIs relative to the fair market value of its other business assets and its non-U.S. real property interests, however, there can be no assurance New TopCo will not become a USRPHC in the future. Even if New TopCo were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of New TopCo Common Stock will not be subject to U.S. federal income tax if New TopCo Common Stock is “regularly traded,” as defined by applicable U.S. Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of the shares of New TopCo Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible consequences to them if New TopCo were to become a USRPHC.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the U.S. Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including New TopCo Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which New TopCo Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New TopCo Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which will in turn be provided to the U.S. Treasury Department.

All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New TopCo Common Stock.

NON-U.S. HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND OF HOLDING AND DISPOSING OF NEW TOPCO COMMON STOCK, INCLUDING THE EFFECT OF ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.

MATERIAL U.K. TAX CONSIDERATIONS

The following statements are intended only as a general guide to certain U.K. tax considerations and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding or disposing of the Ferguson Shares and New TopCo Common Stock. They are based on current U.K. law and what is understood to be the current practice of His Majesty’s Revenue and Customs (“HMRC”) as at the date of this proxy statement/prospectus, both of which may change, possibly with retroactive effect. They apply only to shareholders who are resident, and in the case of individuals domiciled, for tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold their Ferguson Shares and will hold their New TopCo Common Stock as an investment (other than where a tax exemption applies, for example where the Ferguson Shares or the New TopCo Common Stock are held in an individual savings account or pension arrangement) and who are the absolute beneficial owner of both the Ferguson Shares and New TopCo Common Stock and any dividends paid on them (“U.K. Holders”). The tax position of certain categories of shareholders who are subject to special rules is not considered (except insofar as express reference is made to the treatment of exempt shareholders) and it should be noted that they may incur liabilities to U.K. tax on a different basis to that described below. This includes persons acquiring their Ferguson Shares or New TopCo Common Stock in connection with employment, dealers in securities, insurance companies, collective investment schemes, charities, exempt pension funds, and temporary non-residents and non-residents carrying on a trade, profession or vocation in the U.K.

The statements summarize the current position and are intended as a general guide only. Ferguson Shareholders who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the U.K. are strongly recommended to consult their own professional advisers.

Treatment of U.K. Holders who receive New TopCo Common Stock

The Merger should not be treated as involving a distribution subject to U.K. tax as income for U.K. Holders who receive New TopCo Common Stock.

For the purposes of U.K. CGT, subject to the comments in the paragraph below, the issue of New TopCo Common Stock to Ferguson Shareholders should be treated as a reorganization of share capital. Accordingly, U.K. Holders who receive New TopCo Common Stock should not be treated as making a disposal of all or part of their holding of Ferguson Shares and no liability to U.K. CGT should arise. Instead, the New TopCo Common Stock acquired and the Ferguson Shares which cease to exist should, for U.K. CGT purposes, be treated as the same asset and as having been acquired at the same time as the Ferguson Shares.

If a U.K. Holder alone or together with persons connected with them holds more than 5% of the Ferguson Shares, such U.K. Holder will only be eligible for the treatment described above if the Merger is effected for bona fide commercial reasons and does not form part of a scheme or arrangement of which the main purpose, or one of the main purposes, is avoidance of liability to U.K. CGT. Ferguson Shareholders are advised that statutory clearance has been obtained from HMRC (under section 138 of the Taxation of Chargeable Gains Act 1992) that HMRC are satisfied that the Merger will be effected for bona fide commercial reasons and will not form part of such a scheme or arrangement.

Income from the New TopCo Common Stock

U.K. resident individual shareholders

Under current U.K. tax rules specific rates of tax apply to dividend income. These include a nil rate of tax (the “dividend allowance”) for the first £1,000 of non-exempt dividend income in any tax year and different rates of tax for dividend income that exceeds the dividend allowance. No tax credit attaches to dividend income. For these purposes “dividend income” includes U.K. and non-U.K. source dividends and certain other distributions in respect of shares.

An individual shareholder who is resident for tax purposes in the U.K. and who receives a dividend from New TopCo will not be liable to U.K. tax on the dividend to the extent that (taking account of any other non-exempt dividend income received by the shareholder in the same tax year) that dividend falls within the dividend allowance.

To the extent that (taking account of any other non-exempt dividend income received by the shareholder in the same tax year) the dividend exceeds the dividend allowance, it will be subject to income tax at 8.75% to the extent that it falls below the threshold for higher rate income tax. To the extent that (taking account of other non-exempt dividend income received by the shareholder in the same tax year) it falls above the threshold for higher rate income tax then the dividend will be taxed at 33.75% to the extent that it is within the higher rate band, or 39.35% to the extent that it is within the additional rate band. For the purposes of determining which of the taxable bands dividend income falls into, dividend income is treated as the highest part of a shareholder’s income. In addition, dividends within the dividend allowance which would (if there was no dividend allowance) have fallen within the basic or higher rate bands will use up those bands respectively for the purposes of determining whether the threshold for higher rate or additional rate income tax is exceeded.

U.K. resident corporate shareholders

It is likely that most dividends paid on the New TopCo Common Stock to U.K. resident corporate shareholders would fall within one or more of the classes of dividend qualifying for exemption from corporation tax. However, it should be noted that the exemptions are not comprehensive and are also subject to anti-avoidance rules.

Disposal of shares

U.K. resident shareholders

A disposal or deemed disposal of New TopCo Common Stock by a shareholder who is resident in the U.K. for tax purposes may, depending upon the shareholder’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains.

Non-U.K. resident shareholders

Shareholders who are not resident in the U.K. will not generally be subject to U.K. taxation of capital gains on the disposal or deemed disposal of New TopCo Common Stock unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate shareholder, a permanent establishment) in connection with which the New TopCo Common Stock are used, held or acquired. Non-U.K. tax resident shareholders may be subject to non-U.K. taxation on any gain under local law.

An individual shareholder who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty for a period of five years or less and who disposes of all or part of his or her New TopCo Common Stock during that period may be liable to capital gains tax on his or her return to the U.K., subject to any available exemptions or reliefs.

Stamp duty and SDRT

No U.K. stamp duty or Stamp Duty Reserve Tax (“SDRT”) will be payable in respect of the issue of New TopCo Common Stock to Ferguson Shareholders.

No U.K. stamp duty or SDRT will be payable in respect of transfers of New TopCo Common Stock, provided that no written instrument of transfer is entered into (which should not be necessary).

If New TopCo Common Stock was transferred by way of written instrument, then U.K. stamp duty at the rate of 0.5% (rounded up to the next multiple of £5) of the amount or value of the consideration given would in principle be payable, if the instrument of transfer was executed in the U.K. or related “to any matter or thing done or to be done” in the U.K.

Inheritance tax

Liability to U.K. inheritance tax may arise in respect of New TopCo Common Stock on the death of, or on a gift of New TopCo Common Stock by, an individual holder of such New TopCo Common Stock who is domiciled, or deemed to be domiciled, in the U.K.

The New TopCo Common Stock, if held directly, rather than as New TopCo U.K. DIs, should not be assets situated in the U.K. for the purposes of U.K. inheritance tax. Accordingly, neither the death of a holder of such New TopCo Common Stock nor a gift of such New TopCo Common Stock by a holder should give rise to a liability to U.K. inheritance tax if the holder is neither domiciled nor deemed to be domiciled in the U.K. However, New TopCo U.K. DIs may be treated as assets situated in the U.K. for the purposes of U.K. inheritance tax. Accordingly, the death of a holder of New TopCo U.K. DIs or a gift of New TopCo U.K. DIs by a holder may give rise to a liability to U.K. inheritance tax, even if the holder is neither domiciled nor deemed to be domiciled in the U.K.

For inheritance tax purposes, a transfer of assets at less than full market value may be treated as a gift and particular rules apply to gifts where the donor reserves or retains some benefit. Special rules also apply to close companies and to trustees of settlements who hold New TopCo Common Stock, bringing them within the charge to inheritance tax. Shareholders should consult an appropriate tax adviser if they make a gift or transfer at less than full market value or if they intend to hold any New TopCo Common Stock or New TopCo U.K. DIs through trust arrangements.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

Ferguson plc is a public limited company incorporated in Jersey under the Jersey Companies Law. The Jersey Companies Law and the Ferguson Governing Documents govern the rights of Ferguson Shareholders. The Jersey Companies Law differs in some material respects from laws generally applicable to Delaware corporations and their shareholders. In addition, the New TopCo Proposed Organizational Documents will differ in certain material respects from the Ferguson Governing Documents. As a result, when you become a stockholder of New TopCo, your rights will differ in some regards as compared to when you were a Ferguson Shareholder.

Below is a summary chart outlining important similarities and differences in the corporate governance and stockholder/shareholder rights associated with each of New TopCo and Ferguson plc according to applicable law or the respective organizational documents.

This summary is qualified by reference to the complete texts of the Ferguson Governing Documents and the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws. All Ferguson Shareholders are encouraged to read each of the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex B and Annex C, respectively. You should review each of the New TopCo Proposed Organizational Documents carefully and in their entirety. Your approval of the Merger Proposal will constitute your approval of the Merger Agreement and the transactions contemplated thereby, including the Merger. If the Merger is consummated, the New TopCo Proposed Organizational Documents and the DGCL will govern New TopCo and your rights as a stockholder of New TopCo instead of the Ferguson Governing Documents and the Jersey Companies Law.

	Delaware	Jersey

Authorized Shares

The New TopCo Proposed Organizational Documents authorize 500,000,000 shares, consisting of two classes of stock as follows: 499,900,000 shares of New TopCo Common Stock, par value $0.0001 per share and 100,000 shares of New TopCo Preferred Stock, par value $0.0001 per share.

The New TopCo Proposed Organizational Documents authorize the New TopCo Board to issue all or any shares of New TopCo Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.

The share capital of Ferguson is £50,000,000 divided into 500,000,000 shares of £0.10 each.

Subject to the provisions of the Jersey Companies Law and without prejudice to any rights attached to any existing shares or class of shares, any share may be issued with such rights or restrictions as Ferguson may by ordinary resolution determine or, subject to and in default of such determination, as the Ferguson Board will determine.

Special Meetings of Stockholders/Shareholders

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws.

The New TopCo Proposed Bylaws provide that special meetings of stockholders may only be called by (i) the Chair of the New TopCo Board, (ii) the Chief Executive Officer, (iii) by the Corporate Secretary within 10 calendar days after receipt of a written request of a majority of the members of

Shareholders holding 10% or more of a Jersey company’s voting rights and entitled to vote at the relevant meeting may legally require our directors to call a meeting of shareholders. The Jersey Financial Services Commission may, at the request of any officer, secretary or shareholder, call or direct the calling of an annual general meeting. Failure to call an annual general meeting in accordance with the requirements of the Jersey Companies Law is a Criminal offense on the part of a Jersey company and its directors and secretary.

	Delaware	Jersey

the New TopCo Board then in office or (iv) by the Corporate Secretary after receipt of a written demand from stockholders of record who collectively Own (as defined in the New TopCo Proposed Bylaws), in the aggregate, at least 15% of the total voting power of the outstanding shares of New TopCo then entitled to vote on the matter to be brought before the proposed special meeting, in each case, subject to the requirements and limitations set forth in the New TopCo Proposed Bylaws.

Stockholder/Shareholder Votes for Routine Matters	Under the New TopCo Proposed Organizational Documents, the approval of routine corporate matters (other than the election of directors) that are put to a stockholder vote would require the affirmative vote of a majority in voting power of outstanding shares present in person or represented by proxy at the meeting and entitled to vote on such subject matter, unless a different or minimum vote is required or provided for such matter by law, applicable stock exchange rule or other applicable rule, the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, in which case such different or minimum vote will be the required vote for such matter.	Under the Ferguson Governing Documents, an ordinary resolution of Ferguson is a resolution passed by a simple majority of the members who (being entitled to do so) vote in person, or by proxy, at a general meeting of Ferguson or at a separate meeting of a class of members of Ferguson (as the case may be). Except as otherwise provided by applicable law, rule or regulation, by the rules or regulations of any securities exchange applicable to Ferguson or its securities, or the Ferguson Governing Documents, all matters are decided by the members by ordinary resolution.

Election and Removal of Directors; Vacancies

Under the New TopCo Proposed Organizational Documents, to be elected, director candidates must receive the affirmative vote of the holders of a majority of votes cast at the meeting for the election of directors at which quorum is present, except that in the case of a contested election, the election will be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

In order for any incumbent director to become a nominee of the New TopCo Board for further service on the Board, such person must submit an irrevocable resignation, which resignation will become effective upon (A) that person not receiving a majority of the votes cast in an election that is not a contested election, and (B) acceptance by the New TopCo Board of that resignation in accordance with the policies and procedures adopted by the New TopCo Board for such purpose.

Under the Ferguson Governing Documents, directors are appointed annually by an ordinary resolution of Ferguson at a general meeting called for the purpose of appointing directors.

Any vacancy on the Ferguson Board may be filled by the company by an ordinary resolution of shareholders or the Ferguson Board.

Ferguson may by ordinary resolution remove any director from office.

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Newly created directorships resulting from any increase in the authorized number of directors and vacancies on the New TopCo Board resulting from the death, resignation, disqualification, removal of a director or any other cause will only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director, even though less than a quorum of the New TopCo Board, and not by the stockholders. Any director appointed in this manner will hold office until the first annual meeting of stockholders held after such director’s appointment for the purpose of electing directors and, unless the number of directors is reduced effective at such annual meeting of stockholders in accordance with the provisions of the New TopCo Proposed Organizational Documents, until such director’s successor will have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Subject to the rights of the holders of any series of New TopCo Preferred Stock then outstanding, directors of New TopCo may be removed from office at any time with or without cause by the affirmative vote of the holders representing a majority of the voting power of the then outstanding shares of New TopCo entitled to vote generally in the election of directors, at a meeting of stockholders called for that purpose.

Approval of Corporate Matters by Written Consent

Under the DGCL, unless otherwise specified in a corporation’s certificate of incorporation, stockholders may take action permitted to be taken at an annual or special meeting, without a meeting, notice or a vote, if consents, in writing, setting forth the action, are signed by stockholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated and are only effective if the requisite signatures are collected within 60 days of the earliest dated consent delivered.

The New TopCo Proposed Organizational Documents provide that any action required or permitted to be taken by the stockholders of New TopCo may be taken only at a duly called annual or special meeting of stockholders, and the power of stockholders to act by

If permitted by the articles of association of a company, a written consent signed and passed by the specified majority of members may effect any matter that otherwise may be brought before a shareholders’ meeting, except for the removal of a company’s auditors. Such consent will be deemed effective when the instrument, or the last of several instruments, is signed by the specified majority of members or on such later date as is specified in the resolution.

The Ferguson Governing Documents do not contain provisions regarding shareholder resolutions in writing.

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consent without a meeting is specifically denied; however, any action required or permitted to be taken solely by the holders of New TopCo Preferred Stock may be taken without a meeting to the extent so provided in the resolutions creating such series of New TopCo Preferred Stock.

Business Combinations	With certain exceptions, a merger, consolidation or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and by holders of a majority in voting power of the outstanding shares entitled to vote thereon.

A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the board of directors and, only if the articles of association of the company require, by the shareholders in a general meeting. A merger involving a Jersey company must be generally documented in a merger agreement, which must be approved by special resolution of that company.

In the case of a merger requiring approval by special resolution, the Ferguson Governing Documents specify that a special resolution of Ferguson must be passed by two-thirds of the shareholders who (being entitled to do so) vote in person, or by proxy.

Appraisal Rights

Stockholders of a Delaware corporation participating in certain mergers and other transactions may, depending on the form of consideration the stockholder would receive in the transaction, be entitled to appraisal rights pursuant to which the stockholder would receive, in lieu of the consideration the stockholder would otherwise receive for its shares in the transaction, cash in an amount equal to the fair value of its shares as determined by the Court of Chancery.

Under the New TopCo Proposed Organizational Documents, New TopCo’s stockholders are entitled to appraisal rights only to the extent permitted by Delaware law.

There are no appraisal rights under the Jersey Companies Law.

Inspection of Books and Records

All stockholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a stockholder.

The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge.

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The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Stockholder/Shareholder Lawsuits	Class actions and derivative actions generally are available to the stockholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at least the shareholder making the application.

There may also be customary law personal actions available to shareholders. Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Fiduciary Duties of Directors	Under Delaware law, directors must exercise a duty of care and duty of loyalty (including good faith) to the company and its stockholders.

The Jersey Companies Law provides that a director, in exercising the director’s powers and discharging the director’s duties, will:

(a)   act honestly and in good faith with a view to the best interests of the company; and

(b)   exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

Indemnification of Directors and Officers

A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding (other than an action by or in

A Jersey company may indemnify directors and officers for liabilities: • incurred in defending any civil or criminal legal proceedings where:

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the right of the corporation) by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

For actions by or in the right of the corporation, a Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred in defense of an action, suit or proceeding by reason of his or her position if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation provided that no indemnification can be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation, except under certain limited circumstances.

In addition, the DGCL permits the advancement of expenses incurred by a director or officer in defense of an action, suit or proceeding, and, under certain circumstances, mandates the indemnification of such expenses.

The New TopCo Proposed Organizational Documents provide for the indemnification of directors and certain officers to the fullest extent permitted under the DGCL, provided, however, that if an officer or director is a party to an indemnification agreement with New TopCo, then the terms of the indemnification agreement will apply instead of the provisions in the New TopCo Proposed Organizational Documents.

New TopCo has entered into an indemnification agreement (a form of which is filed with the accompanying registration statement) with each director and executive officer of New TopCo.

•  judgment is given in the person’s favor or the person is acquitted;

•  the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

•  the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

•  incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

•  incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•  incurred in a case in which the company normally maintains insurance for persons other than directors.

The Ferguson Governing Documents provide that Ferguson is required to indemnify every director or other officer of Ferguson (other than any person (whether an officer or not) engaged by Ferguson as auditor) out of its assets against any liability incurred by him or her for negligence, default, breach of duty, breach of trust or otherwise in relation to the affairs of Ferguson. The extent of such indemnities is limited in accordance with the provisions of the Jersey Companies Law.

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Limited Liability of Directors and Officers	The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Under the New TopCo Proposed Organizational Documents, to the fullest extent permitted by the DGCL, a director or officer of New TopCo will not be personally liable to New TopCo or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Currently, the DGCL does not permit exculpation of liability for: (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to New TopCo or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the Corporation.

The Jersey Companies Law constrains the ability of Jersey companies to limit the liabilities of directors for breach of duty.

However, a Jersey company may exempt from liability directors and officers for liabilities:

•  incurred in defending any civil or criminal legal proceedings where:

•  judgment is given in the person’s favor or the person is acquitted;

•  the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

•  the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

•  incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

•  incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

•  incurred in a case in which the company normally maintains insurance for persons other than directors.

Additionally, subject to certain conditions, the shareholders of a Jersey company can ratify or pre-authorize an act or omission of a director that would otherwise constitute a breach of duty (which could include fiduciary duty) owed to the company.

Interested Director Transactions	Under the DGCL, no contract or transaction between a corporation and	An interested director must disclose to the company the nature and extent of any

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one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

•  either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction in good faith upon disclosure of all material facts; or

•  the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware.

Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.

A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.

Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

The Ferguson Governing Documents set out a limited number of transactions and matters in which a director may be interested and in which he or she may vote and be counted in the quorum in relation to a resolution on the matter.

Business Combination or Antitakeover Statutes

Section 203 of the DGCL provides (in general) that, unless certain conditions have been met, a Delaware corporation may not engage in a business combination with an interested stockholder (generally defined as a stockholder of a Delaware corporation, together with his or her affiliates or associates, who owns more than 15% of the corporation’s voting stock) for a period of three years after the time of the transaction in which the person became an interested stockholder. The prohibition on business combinations with interested stockholders does not apply in some cases, including if: (1) the corporation’s board, prior to the time of the transaction in which the stockholder

Although Jersey law is silent on the topic, Ferguson is subject to the United Kingdom City Code on takeover and mergers (the “City Code”), which provides that if an acquisition of an interest in Ferguson’s ordinary shares were to increase the aggregate holding of an acquirer and its “concert parties” to an interest in the company’s ordinary shares carrying 30% or more of the voting rights in the company, the acquirer and, depending upon the circumstance, its concert parties, would be required (except with the consent of the U.K. Takeover Panel) to make an offer in cash (or accompanied by a cash alternative) for the outstanding Ferguson Shares at a price not less than the highest price paid

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became an interested stockholder, approves the business combination or the transaction in which the stockholder becomes an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (excluding stock owned by certain persons) of the corporation outstanding at the time the transaction commenced; or (3) at or after the time of the person became an interested stockholder, the corporation and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve, at an annual or special meeting of stockholders, and not by written consent, the business combination.

The Proposed New TopCo Organizational Documents do not opt New TopCo out of Section 203.

for any interest in Ferguson Shares by the acquirer or its concert parties during the 12 months prior to the announcement of the offer. A similar obligation to make such a mandatory offer would also arise on the acquisition of Ferguson Shares by a person (together with its concert parties) interested in Ferguson’s ordinary shares carrying between 30% and 50% of the voting rights in Ferguson if the effect of such acquisition were to increase the percentage of shares carrying voting rights in which such person is interested. For further information, see the discussion under “ —Comparison of U.K. and Delaware Antitakeover Regimes.”

Distributions and Dividends: Repurchases and Redemptions

Under Delaware law, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of surplus or, if there is no surplus, out of net profits for the current and/or the preceding fiscal year in which the dividend is declared, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in Delaware law as the excess of the net assets over capital, as such capital may be adjusted by the board of directors. Subject to an upward adjustment by the board of directors, the capital of a corporation having par value stock will be the aggregate par value of all issued shares of capital stock.

The New TopCo Proposed Organizational Documents do not provide any additional restrictions with respect to the declaration of dividends.

A Delaware corporation may purchase or redeem shares of any class except when its capital is impaired or would be impaired by the purchase or redemption,

Under the Jersey Companies Law, a Jersey company may make a distribution at any time and out of any source provided that the directors of the company who authorize the distribution make an immediate and 12 month forward-looking cashflow solvency statement.

Likewise, authorizing directors must also make a solvency statement in the event of redeeming or purchasing the company’s shares.

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and it may not purchase, for more than the price at which they may be redeemed, any of its shares which are redeemable at the option of the corporation. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

Cumulative Voting

The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections of directors or at elections under specified circumstances.

The New TopCo Proposed Organizational Documents do not authorize cumulative voting.

There are no provisions in the Jersey Companies Law relating to cumulative voting.

Exclusive Forum

The New TopCo Proposed Certificate of Incorporation requires, that, unless New TopCo consents in writing to the selection of an alternative forum, the Court of Chancery (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New TopCo, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of New TopCo to New TopCo or New TopCo’s stockholders, (iii) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo arising out of or relating to any provision of the DGCL, the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (v) any action asserting a claim against New TopCo or

The Ferguson Governing Documents provide that the Courts of Jersey will be the exclusive forum for any member to bring any action (other than as set out in Article 235) including: (i) any derivative action or proceeding brought on behalf of Ferguson; (ii) any action, including any action commenced by a member of Ferguson in its own name or on behalf of Ferguson, asserting a claim of breach of any fiduciary or other duty owed by any director, officer or other employee of Ferguson to Ferguson; (iii) any action asserting a claim arising out of or in connection with any provision of the laws of Jersey or Ferguson’s Articles of Association (in each case, as they may be amended from time to time); or (iv) any action asserting a claim in any way relating to the constitution or conduct of Ferguson

Moreover, the Ferguson Governing Documents provide that the federal district courts of the U.S. will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against Ferguson or any director, officer, employee or agent of Ferguson.

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any current or former director, officer, employee, agent or stockholder of New TopCo governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery. This exclusive forum provision may not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the U.S. Securities Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the New TopCo Proposed Certificate of Incorporation provides that, unless New TopCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the U.S. Securities Act against New TopCo or any director, officer, employee or agent of New TopCo.

Staggered Boards

Under Delaware law, staggered or classified boards are permitted. Where a corporation has a staggered or classified board, the directors are divided into three classes, with one-third of the directors elected annually and each director serving for a three-year term.

The New TopCo Proposed Organizational Documents do not provide for a classified board, and all directors will be elected annually.

The Jersey Companies Law does not prohibit staggered boards. The Ferguson Governing Documents provide for an unclassified board, with all directors elected for one-year terms.

Amendments to Governing Documents	The DGCL governs the procedures under which a Delaware corporation may amend its certificate of incorporation. Subject to certain exceptions, the DGCL generally requires any amendment of the certificate of incorporation to be approved by (a) the board of directors of the corporation and (ii) the holders of a majority of the then outstanding shares of capital stock of the corporation, unless the certificate of incorporation requires a higher vote. If the capital stock of a corporation is classified into different classes, certain amendments to the certificate of incorporation of a Delaware corporation also require a separate class

The memorandum of association and the articles of association of a Jersey company may only be amended by special resolution (being a two-thirds majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution signed by all the shareholders entitled to vote.

The Ferguson Governing Documents specify that a special resolution of Ferguson is required to be passed by two-thirds of the shareholders who (being entitled to do so) vote in person, or by proxy.

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vote. Furthermore, Delaware corporations are also permitted to amend their certificate of incorporation without a stockholder vote to change the name of the corporation and to effect certain types of forward stock splits and associated increases in the authorized number of shares. The New TopCo Proposed Certificate of Incorporation provides that any provisions therein may be amended, altered or repealed in the manner prescribed by the DGCL.

Under the DGCL, the power to adopt, amend or repeal the bylaws of a corporation will be vested in the stockholders entitled to vote. Notwithstanding the foregoing, a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal the bylaws of a corporation upon the directors. The fact that such power has been so conferred upon the directors, will not divest the stockholders or members of the power, nor limit their power, to adopt, amend or repeal the bylaws of a corporation.

The New TopCo Proposed Organizational Documents provide that the New TopCo Proposed Bylaws may be amended, altered or repealed from time to time by either (i) the New TopCo Board or (ii) the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, which vote will be in addition to any vote of the holders of any class or series of capital stock of New Topco required by the New TopCo Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New TopCo Preferred Stock).

Dissolution

Under the DGCL, a corporation may voluntarily dissolve (i) if the board of directors adopts a resolution to that effect by a majority vote of the whole board, followed by the affirmative vote of holders of a majority of the voting power of the outstanding stock of the corporation entitled to vote thereon and a certificate of dissolution is filed with the Delaware Secretary of State, or (ii) without action of the directors of the corporation if all the stockholders entitled to vote thereon consent in writing and a certificate of dissolution is

Under the Jersey Companies Law, a company may be wound up voluntarily (summary winding up), under supervision (creditors’ winding up), or by the courts of Jersey (winding up on just and equitable grounds). A special resolution of a company is required to approve a summary winding up. A creditors’ winding up can either be commenced by a special resolution of the shareholders or by a creditor with a claim of not less than £3,000 against a Jersey company making an application to the Royal Court for an order commencing a

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	filed with the Delaware Secretary of State. In addition, upon motion by the Attorney General, the Court of Chancery has jurisdiction to revoke or forfeit the charter of any corporation for abuse, misuse or nonuse of its corporate powers, privileges or franchises.	creditors’ winding-up. In the case of a winding up on just and equitable grounds, a company may be wound up by the Jersey court if the court is of the opinion that it is (i) just and equitable to do so; or (ii) it is expedient and in the public interest to do so.

Pre-emptive Rights

Under the DGCL, no security holders of a corporation have pre-emptive rights unless, and except to the extent that, such rights are provided in the corporation’s certificate of incorporation.

The New TopCo Proposed Governing Documents do not provide for pre-emptive rights to New TopCo security holders.

The Ferguson Governing Documents provide for pre-emptive rights for existing Ferguson Shareholders in the case of an allotment of unissued equity securities of Ferguson wholly for cash (other than pursuant to any equity incentive plans), in proportion to such Ferguson Shareholders’ existing holdings, unless otherwise authorized or approved by way of a special resolution.

Quorum	Under the New TopCo Proposed Organizational Documents, at each meeting of stockholders, a majority in voting power of the outstanding shares of New TopCo entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum.	Under the Ferguson Governing Documents, a member who holds, or members together who hold, a majority of the shares entitled to be voted at the meeting will constitute a quorum.

Comparison of U.K. and U.S. Antitakeover Regimes

The City Code applies to all offers for companies which have their registered office in the U.K., the Channel Islands or the Isle of Man if any of their equity share capital or other transferable securities carrying voting rights are admitted to trading on a U.K. regulated market or a U.K. multilateral trading facility or on any stock exchange in the Channel Islands or the Isle of Man.

As a company incorporated in Jersey with a listing on the Main Market of the LSE, the City Code currently applies to any takeover offer for Ferguson plc. However, pursuant to the terms of the Merger, the City Code will not apply to any takeover offer for New TopCo due to its incorporation in Delaware, meaning that Ferguson Shareholders who will become holders of New TopCo Common Stock will, from the Effective Time, no longer be afforded the specific protections provided by the City Code. This includes the requirement for a mandatory cash offer to be made if either:

(i)

a person acquires an interest in shares which, when taken together with the shares in which persons acting in concert with it are interested, increases the percentage of shares carrying voting rights in which it is interested to 30% or more; or

(ii)

a person, together with persons acting in concert with it, is interested in shares which in the aggregate carry not less than 30% of the voting rights of a company but does not hold shares carrying more than 50% of such voting rights and such person, or any person acting in concert with it, acquires an interest in any other shares which increases the percentage of shares carrying voting rights in which it is interested.

Brief details of the Takeover Panel, and of the protections afforded by the City Code (which will cease to apply following the Merger), are described below. Before voting on any of the Proposals, you may want to take independent professional advice from an appropriate independent financial adviser.

The City Code

The City Code is issued and administered by the Takeover Panel. The City Code currently applies to Ferguson and, accordingly, its shareholders are entitled to the protections afforded by the City Code. The City Code and the Takeover Panel

operate principally to ensure that shareholders are treated fairly and are not denied an opportunity to decide on the merits of a takeover, and that shareholders of the same class are afforded equivalent treatment by an offeror. The City Code also provides an orderly framework within which takeovers are conducted. In addition, it is designed to promote, in conjunction with other regulatory regimes, the integrity of the financial markets.

The General Principles and Rules of the City Code

The City Code is based upon a number of General Principles which are essentially statements of standards of commercial behavior. The General Principles apply to takeovers and all other matters with which the City Code is concerned. They are applied by the Takeover Panel in accordance with their spirit to achieve their underlying purpose.

In addition to the General Principles, the City Code contains a series of Rules. Some of the Rules provide more detail on how the General Principles will be applied by the Takeover Panel and others govern specific aspects of takeover procedure. Like the General Principles, the Rules are to be interpreted to achieve their underlying purpose. Therefore, their spirit must be observed as well as their letter. The Takeover Panel may derogate or grant a waiver to a person from the application of a Rule in certain circumstances.

Giving up the protection of the City Code

The following is a summary of key provisions of the City Code which apply to transactions to which the City Code applies.

You are encouraged to read this information carefully as it outlines certain important protections which you will be giving up if you agree to the Merger.

Where similar or equivalent rules or practices to those being given up will apply to New TopCo by virtue of Delaware law and/or SEC rules, this has also been noted in the following summary.

Equality of treatment

General Principle 1 of the City Code states that all holders of the securities of an offeree company of the same class must be afforded equivalent treatment. Furthermore, Rule 16.1 requires that, except with the consent of the Takeover Panel, special arrangements may not be made with certain shareholders if there are favorable conditions attached which are not being extended to all shareholders.

Under Delaware law, any disparate treatment of shareholders in a takeover would be subject to enhanced scrutiny equitable review by the Delaware courts.

Information to Shareholders

General Principle 2 requires that the holders of the securities of an offeree company must have sufficient time and information to enable them to reach a properly informed decision on the takeover bid. Consequently, a document setting out full details of an offer must be sent to the offeree company’s shareholders.

For U.S. public companies, SEC requirements and the type of takeover transaction will determine the form and content of information received by shareholders. In a “one-step” statutory merger where shareholder approval of the transaction is obtained through a vote, the shareholders will be provided with a proxy statement, which will include the disclosures required by SEC rules and will be subject to SEC review. Pursuant to Delaware law, the notice of meeting and related proxy statement must be provided to shareholders at least 20 days prior to the date of the shareholder meeting relating to the approval of the merger.

For tender offers, SEC rules require similarly detailed disclosures that are also subject to SEC review. SEC rules also regulate various procedural matters, such as requiring an offer to be held open for at least 20 business days from the commencement of the tender offer and for at least 10 business days after a material change to the offer price, the amount of securities sought or other significant changes (and at least five business days for other material changes).

In addition to disclosure requirements mandated by the SEC, pursuant to Delaware law, shareholders have a right to receive: (i) a copy of the merger agreement or a summary thereof; and (ii) a copy of the appraisal rights statute, if appraisal rights are available. Furthermore, under Delaware law, fiduciary duty principles are applicable to soliciting shareholder votes with respect to mergers (the duty of disclosure). Pursuant to this duty, shareholders are entitled to all information in the board’s possession that could be material to their decision. Materiality under the Delaware duty of disclosure has been interpreted to go beyond what is required to be disclosed under the SEC rules.

The Opinion of the Offeree Board and Independent Advice

The board of the offeree company is required by Rule 3.1 of the City Code to obtain competent independent advice as to whether the financial terms of an offer are fair and reasonable and the substance of such advice must be made known to shareholders. Rule 25.2 requires the board of the offeree company to send to shareholders and persons with information rights its opinion on the offer and its reasons for forming that opinion. That opinion must include the board’s views on: (i) the effects of implementation of the offer on all the company’s interests, including, specifically, employment; and (ii) the offeror’s strategic plans for the offeree company and their likely repercussions on employment and the locations of the offeree company’s places of business.

The document sent to shareholders must also deal with other matters, such as interests and recent dealings in the securities of the offeror and the offeree company by relevant parties and whether the directors of the offeree company intend to accept or reject the offer in respect of their own beneficial shareholdings.

Rule 20.1 states that, except in certain circumstances, information and opinions relating to an offer or a party to an offer must be made equally available to all offeree company shareholders and persons with information rights as nearly as possible at the same time and in the same manner.

The board of directors of a Delaware public company will typically obtain independent advice on the fairness of the financial terms of a proposed takeover transaction in conjunction with the board’s satisfaction of its duty of care. If such advice is obtained and relied upon by the board in making its recommendation to shareholders, the board’s duty of disclosure would require that a fair summary of that financial advice obtained be disclosed to shareholders. Additionally, SEC regulations require that any report, opinion or appraisal from an outside party that is materially related to a takeover transaction be described in accordance with specified SEC requirements in the proxy statement sent to shareholders in connection with the solicitation of votes for the takeover transaction.

Optionholders (Including Participants of Ferguson Compensation and Benefit Plans)

Rule 15 of the City Code provides that when an offer is made and the offeree company has convertible securities outstanding (including pursuant to compensation or benefit plans), the offeror must make an appropriate offer or proposal to the holders of those securities to ensure their interests are safeguarded. Rule 15 also applies in relation to holders of options and other subscription rights.

For a Delaware-incorporated company, the treatment of securities convertible into common stock, including equity compensation awards, is governed by the terms of the underlying contract (i.e., an equity compensation plan and award agreement) and the merger agreement. There is no requirement to solicit the votes of holders of equity awards in connection with a merger and they have no ability to vote on a transaction unless they become shareholders and are shareholders on the record date for determining stockholders entitled to vote on the merger. In addition, only shareholders are typically permitted to tender their common stock in a tender offer and such offers are not open to holders of equity awards unless they become shareholders. Unlike shareholders, there are no fiduciary duties owed to holders of equity awards in a merger unless and until they become shareholders.

DESCRIPTION OF CAPITAL STOCK OF NEW TOPCO AFTER THE MERGER

The following summary of certain provisions of New TopCo’s capital stock does not purport to be complete and is subject to the New TopCo Proposed Organizational Documents and the provisions of applicable law. All Ferguson Shareholders are encouraged to read each of the New TopCo Proposed Certificate of Incorporation and the New TopCo Proposed Bylaws, substantially in the form attached hereto as Annex B and Annex C, respectively.

Authorized Capitalization

The total amount of our authorized capitalized stock will consist of 499,900,000 shares of New TopCo Common Stock and 100,000 shares of New TopCo Preferred Stock immediately after the consummation of the Merger. We expect to have approximately 202,534,879 shares of New TopCo Common Stock (calculated based on the number of Ferguson Shares issued and outstanding as of April 2, 2024, without giving effect to share repurchases and any shares that may be issued with respect to outstanding equity awards) and no shares of New TopCo Preferred Stock outstanding immediately after the consummation of the Merger.

New TopCo Common Stock

Voting Rights. Each holder of New TopCo Common Stock will be entitled to one (1) vote in person or by proxy for each share of the New TopCo Common Stock held of record by such holder. The holders of shares of New TopCo Common Stock will not have cumulative voting rights. Except as otherwise required in the New TopCo Proposed Certificate of Incorporation or by applicable law, the holders of New TopCo Common Stock will vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend Rights. Subject to the rights of the holders of New TopCo Preferred Stock, and subject to any other provisions of the New TopCo Proposed Certificate of Incorporation and applicable law, holders of New TopCo Common Stock will be entitled to receive such dividends and other distributions in cash, securities or other property of New TopCo when, as and if declared thereon by the New TopCo Board from time to time out of assets or funds of New TopCo legally available therefor.

Rights upon Liquidation. In the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, holders of shares of New TopCo Common Stock will be entitled to receive equally on a per share basis the remaining assets of New TopCo available for distribution after payment of all debts and other liabilities and subject to the rights of any holders of any outstanding series of New TopCo Preferred Stock or any class or series of stock having a preference over or the right to participate with the New TopCo Common Stock then may at the time be outstanding.

New TopCo Preferred Stock

The New Topco Board is expressly authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions, for the issuance of shares of New TopCo Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of New TopCo Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The issuance of New TopCo Preferred Stock could have the effect of decreasing the trading price of New TopCo Common Stock, restricting dividends on the capital stock of New TopCo, diluting the voting power of New TopCo Common Stock, impairing the liquidation rights of the capital stock of New TopCo, or delaying or preventing a change in control of New TopCo.

Dividends

The New TopCo Board has discretion over whether to distribute dividends, subject to the New TopCo Proposed Organizational Documents and certain requirements of Delaware law. If we decide to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the New TopCo Board may deem relevant.

Annual Stockholder Meetings

The New TopCo Proposed Bylaws provide that the annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with the New TopCo Proposed Bylaws will be held at such date, time and place, if any, as will be determined by the New TopCo Board. To the extent permitted under applicable law, the meeting can be held in whole or in part by means of remote communication.

Election and Removal of Directors; Vacancies

New TopCo will have an unclassified board and, in accordance with Ferguson’s usual practice, members of the New TopCo Board will stand for election each year. To be elected, director candidates must receive the affirmative vote of the holders of a majority of votes cast at the meeting for the election of directors at which quorum is present, except that in the case of a contested election, the election will be determined by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. The New TopCo Proposed Bylaws also provide for a resignation policy. In order for any incumbent director to become a nominee of the New TopCo Board for further service on the Board, such person must submit an irrevocable resignation, which resignation will become effective upon (A) that person not receiving a majority of the votes cast in an election that is not a contested election, and (B) acceptance by the New TopCo Board of that resignation in accordance with the policies and procedures adopted by the New TopCo Board for such purpose.

Subject to the rights of the holders of any series of New TopCo Preferred Stock then outstanding, directors of New TopCo may be removed from office at any time with or without cause by the affirmative vote of the holders representing a majority of the voting power of the then outstanding shares of New TopCo entitled to vote generally in the election of directors, at a meeting of stockholders called for that purpose. Subject to the rights of the holders of any series of New TopCo Preferred Stock then outstanding, the New TopCo Board has the power to determine the number of directors from time to time by resolution. Newly created directorships resulting from any increase in the authorized number of directors and vacancies on the New TopCo Board resulting from the death, resignation, disqualification, removal of a director or any other cause will only be filled by the affirmative vote of a majority of the directors then in office or by a sole remaining director, even though less than a quorum of the New TopCo Board, and any director appointed in this manner will hold office until the first annual meeting of stockholders held after such director’s appointment for the purpose of electing directors and, unless the number of directors is reduced effective at such annual meeting of stockholders in accordance with the provisions of the New TopCo Proposed Organizational Documents, until such director’s successor will have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Quorum

Unless otherwise required by law or the New TopCo Proposed Organizational Documents, at each meeting of stockholders, a majority in voting power of the outstanding shares of New TopCo entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If, however, such quorum will not be present or represented by proxy at any meeting of the stockholders, the stockholders present in person or represented by proxy will have the power, by the affirmative vote of a majority in voting power present and entitled to vote thereon, to adjourn the meeting from time to time, in the manner provided in the New TopCo Proposed Bylaws, until a quorum will be present or represented by proxy.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as the New TopCo Common Stock remains listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of New TopCo Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the New TopCo Board to issue shares to persons friendly to current management without offering pre-emptive rights to existing stockholders, which issuance could render more difficult or discourage an attempt to obtain control of New TopCo by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of New TopCo Common Stock at prices higher than prevailing market prices.

Special Meetings

Unless otherwise required by law or by the New TopCo Proposed Organizational Documents, special meetings of stockholders, for any purpose or purposes, may be called by (i) the Chair of the New TopCo Board or the Chief Executive Officer, (ii) the Corporate Secretary within 10 calendar days after receipt of a written request of a majority of the New TopCo Board to call a special meeting of stockholders, or (iii) the Corporate Secretary after receipt of a written request to call a special meeting of stockholders from stockholders of record (a “Special Meeting Request”) who collectively Own (as defined in the New

TopCo Proposed Bylaws), in the aggregate, at least 15% of the voting power of the outstanding shares of New TopCo then entitled to vote on the matter to be brought before the proposed special meeting, in each case, subject to the requirements and limitations set forth in the New TopCo Proposed Bylaws. The New TopCo Proposed Bylaws limit business transacted at a special meeting of stockholders to only such business brought before the meeting pursuant to New TopCo’s notice of meeting and the purpose stated by the person calling the special meeting or, in the case of a New TopCo Stockholder Requested Special Meeting, the purpose stated in the Special Meeting Request, provided that the New TopCo Board is not prohibited from submitting matters to the stockholders at any special meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control or management of New TopCo.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of a corporation’s stock entitled to vote thereon were present and voted, unless the corporation’s certificate of incorporation provides otherwise. The New TopCo Proposed Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders of New TopCo may be taken only at a duly called annual or special meeting of stockholders, and the power of stockholders to act by consent without a meeting is specifically denied; however, any action required or permitted to be taken solely by the holders of New TopCo Preferred Stock may be taken without a meeting to the extent so provided in the resolutions creating such series of New TopCo Preferred Stock.

Amendments to the New TopCo Proposed Organizational Documents

The DGCL governs the procedures under which a Delaware corporation may amend its certificate of incorporation. Subject to certain exceptions, the DGCL generally requires any amendment of the certificate of incorporation to be approved by (a) the board of directors of the corporation and (ii) the holders of a majority of the then outstanding shares of capital stock of the corporation, unless the certificate of incorporation requires a higher vote. If the capital stock of a corporation is classified into different classes, certain amendments to the certificate of incorporation of a Delaware corporation also require a separate class vote. Furthermore, Delaware corporations are also permitted to amend their certificate of incorporation without a stockholder vote to change the name of the corporation and to effect certain types of forward stock splits and associated increases in the authorized number of shares. The New TopCo Proposed Certificate of Incorporation provides that any provisions therein may be amended, altered or repealed in the manner prescribed by the DGCL.

The New TopCo Proposed Organizational Documents provide that the New TopCo Proposed Bylaws may be amended, altered or repealed from time to time by either (i) the New TopCo Board or (ii) the affirmative vote of holders of a majority of the voting power of the then outstanding shares of New TopCo entitled to vote thereon, which vote will be in addition to any vote of the holders of any class or series of capital stock of New TopCo required by the New TopCo Proposed Certificate of Incorporation (including any certificate of designation relating to any series of New TopCo Preferred Stock).

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and certain officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Under the New TopCo Proposed Organizational Documents, to the fullest extent permitted by the DGCL, a director or officer of New TopCo will not be personally liable to New TopCo or any of its stockholders for monetary damages for any breach of fiduciary duty as a director or officer. Currently, the DGCL does not permit exculpation of: (i) a director or officer for breach of the director’s or officer’s duty of loyalty to New TopCo or its stockholders; (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) a director for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the DGCL; (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the Corporation. Under the New TopCo Proposed Organizational Documents, New TopCo is required to indemnify each of its directors and certain of its officers, to the fullest extent permitted by the DGCL, subject to certain exceptions.

Exclusive Jurisdiction of Certain Actions

The New TopCo Proposed Certificate of Incorporation requires, unless New TopCo consents in writing to the selection of an alternative forum, that the Court of Chancery (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of New TopCo, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of New TopCo to New TopCo or New TopCo’s stockholders, (iii) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo arising out of or relating to any provision of the DGCL, the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of the New TopCo Proposed Certificate of Incorporation or the New TopCo Proposed Bylaws, (v) any action asserting a claim against New TopCo or any current or former director, officer, employee, agent or stockholder of New TopCo governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery. This exclusive forum provision may not apply to suits brought to enforce a duty or liability vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, such as those created by the U.S. Securities Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, the New TopCo Proposed Certificate of Incorporation provides that unless New TopCo consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the U.S. will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action under the U.S. Securities Act against New TopCo or any director, officer, employee or agent of New TopCo.

The New TopCo Proposed Organizational Documents

If the Merger is consummated, the New TopCo Proposed Organizational Documents and the DGCL will govern New TopCo and your rights as a stockholder of New TopCo instead of the Ferguson Governing Documents and the Jersey Companies Law. From and after the Effective Time, the Ferguson Governing Documents will be amended and restated by the deletion in their entirety and be substituted with the form of organizational documents attached to the Merger Agreement, which will reflect, among other things, the modified corporate structure wherein Ferguson will be a wholly owned subsidiary of New TopCo. Prior to the Effective Time, the organizational documents of New TopCo will be amended and restated by the deletion in their entirety and be substituted with the New TopCo Proposed Organizational Documents.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policy and Procedures for Review and Approval of Related Party Transactions

The Ferguson Board has adopted a written policy (the “Existing RPT Policy”) and procedures for review, approval and monitoring of transactions involving Ferguson and related parties (including current executive officers and directors, or director nominees and persons who served in those roles at any time since the beginning of Ferguson’s last fiscal year, greater than 5% beneficial owners of Ferguson plc’s voting securities, immediate family members of such persons and related entities of such persons, including entities in which any of such persons is employed, is a general partner or principal or in which such person has a 10% or greater beneficial ownership interest) (a “Related Party”). The Existing RPT Policy covers any related party transaction in which Ferguson plc or any of its controlled subsidiaries was, is or will be a participant, where the amount involved exceeds $120,000, and in which a Related Party had, has or is expected to have a direct or indirect material interest (any such transaction, a “Related Party Transaction”). Upon effectiveness of the Merger, New TopCo will have in place a written policy and procedures for review, approval and monitoring of transactions involving New TopCo and its Related Parties on substantially the same terms as the Existing RPT Policy.

The Existing RPT Policy requires that Related Party Transactions must be reviewed and approved by the Audit Committee of the Ferguson Board. In considering the transaction, the Audit Committee is required to consider all of the relevant facts and circumstances available to it related to the Related Party Transaction, including:

•	whether the transaction was undertaken in the ordinary course of business of Ferguson;

•	whether the Related Party Transaction was initiated by Ferguson or the Related Party;

•	the purpose, and the potential benefits to Ferguson, of the Related Party Transaction;

•

the impact on a director’s independence in the event that the Related Party is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder (or equivalent) or executive officer;

•	if there was a competitive bidding process and the results thereof;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction;

•	the approximate dollar value of the amount involved in the Related Party Transaction, particularly as it relates to the Related Party;

•	the importance, nature and extent of the interest (financial or otherwise) and involvement of the Related Party in the Related Party Transaction;

•

whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to Ferguson than terms that could have been reached with an unrelated third party or with associates generally; and

•	any other information regarding the Related Party Transaction or the Related Party that would be material to investors in light of the circumstances of the particular transaction.

Prior to entering into a transaction that may be a Related Party Transaction, the Related Party must report the transaction to the Chief Legal Officer. If the Chief Legal Officer determines that the proposed transaction may or would be a Related Party Transaction, the Chief Legal Officer must report the Related Party Transaction to the Audit Committee for approval at the next meeting of the Audit Committee. If the Chief Legal Officer determines that it is not appropriate to postpone review until the next Audit Committee meeting, the Chairperson of the Audit Committee may review and approve the Related Party Transaction. Any such approval must be reported to the Audit Committee at its next meeting. If a director is involved in the transaction, he or she will be recused from all discussions and decisions relating to the transaction. The Audit Committee may approve only those Related Party Transactions that are in, or are not inconsistent with, the best interests of Ferguson and its shareholders, as the Audit Committee determines in good faith.

Approved Related Party Transactions

Described below are Related Party Transactions involving Ferguson since the beginning of fiscal 2021.

Thomas Schmitt, an independent Non-Employee Director on the Ferguson Board, previously served as the chairman and chief executive officer of Forward Air Corporation from which Ferguson purchases certain delivery, installation and related administrative services. In fiscal 2021, 2022 and 2023, Ferguson paid to subsidiaries of Forward Air Corporation approximately

$24 million, $22 million and $27 million respectively, for services provided to Ferguson. During the first six months of fiscal 2024, Ferguson paid approximately $8 million to subsidiaries of Forward Air Corporation. These services were purchased on an arm’s-length basis. This transaction was reviewed and approved in accordance with the Existing RPT Policy. In December 2023, this related party relationship ended. As such, we do not expect any future services provided by this business to constitute a Related Party Transaction.

An entity owned by Robert Murphy, the father of Ferguson’s Chief Executive Officer, Kevin Murphy, is the lessor (the “Lessor”) of a property leased by Ferguson in the ordinary course of its business. During fiscal 2021, fiscal 2022 and fiscal 2023, Ferguson paid $168,000, $168,000 and $168,000 respectively to the Lessor for the use of the property. During the first six months of fiscal 2024, Ferguson paid $84,000 to the Lessor for use of the property. The lease for the property was entered into on an arm’s-length basis. This ongoing transaction is reviewed and approved in accordance with the Existing RPT Policy, and will be reviewed and approved on substantially similar terms in accordance with New TopCo’s policy on related party transactions.

Other than as described in this section, there were no transactions and there are no currently proposed transactions involving Ferguson or New TopCo, that would require disclosure under Item 404 of Regulation S-K.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our management’s discussion and analysis of financial condition and results of operations is intended to convey management’s perspective regarding operational and financial performance and should be read in conjunction with the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. Effective August 1, 2021, Ferguson transitioned from International Financial Reporting Standards to U.S. GAAP. Our management’s discussion and analysis of financial condition and results of operations, including all periods presented, have been presented and analysed under U.S. GAAP.

The following discussion contains trend information and forward-looking statements. Actual results could differ materially from those discussed in these forward-looking statements, as well as from our historical performance, due to various factors, including, but not limited to, those discussed in the “Risk Factors” and “Forward-Looking Statements and Risk Factors Summary” sections and elsewhere in this proxy statement/prospectus.

Overview

Ferguson is a value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia.

The following table presents highlights of our performance for the periods below:

	Three months ended January 31,		Six months ended January 31,		Years ended July 31,
(In millions, except per share amounts)	2024	2023	2024	2023	2023	2022	2021
Net sales	$6,673	$6,825	$14,381	$14,756	$29,734	$28,566	$22,792
Operating profit	477	549	1,216	1,380	2,659	2,820	1,950
Income from continuing operations	322	374	841	969	1,889	2,099	1,630

Earnings per share – diluted	1.58	1.80	4.12	4.64	9.12	9.69	6.55

Net cash provided by operating activities			863	1,171	2,723	1,149	1,382

Supplemental non-GAAP financial measures:(1)
Adjusted operating profit	520	582	1,293	1,446	2,917	2,951	2,092
Adjusted earnings per share – diluted	1.74	1.91	4.40	4.87	9.84	9.76	6.75

(1)	Ferguson uses certain non-GAAP measures, which are not defined under U.S. GAAP. See the section titled “ —Non-GAAP Reconciliations and Supplementary Information.”

Net Sales

For fiscal 2022, net sales increased by 25.3%, primarily driven by our ability to manage and pass on price inflation (approximately 19%) and volume growth across our residential and non-residential end markets in both the U.S. and Canada.

For fiscal 2023, net sales increased by 4.1%, primarily driven by price inflation (approximately 8%), as well as a 2.5% increase in sales from acquisitions, partially offset by lower volume compared with fiscal 2022.

For the second quarter of fiscal 2024, net sales decreased by 2.2% compared to the second quarter of fiscal 2023, primarily due to price deflation (approximately 2%) and lower sales volume, partially offset by incremental revenue from acquisitions.

Operating Profit

For fiscal 2022, operating profit increased 44.6% (adjusted operating profit increased 41.1%) compared to fiscal 2021. This increase was primarily driven by strong sales and operating cost leverage.

For fiscal 2023, operating profit decreased 5.7% (adjusted operating profit decreased 1.2%) compared to fiscal 2022. This decrease was primarily due to impairment and other charges related to a certain IT project and branch closures.

For the second quarter of fiscal 2024, operating profit decreased by 13.1% (adjusted operating profit declined 10.7%), compared with the second quarter of fiscal 2023. This decrease was primarily due to higher operating costs in certain categories, as well as lower gross profit in connection with lower sales.

Diluted Earnings Per Share

For fiscal 2022, diluted earnings per share was $9.69 (adjusted diluted earnings per share: $9.76) and increased 47.9% compared to fiscal 2021 (44.6% on an adjusted basis), primarily driven by growth in net income, as well as the impact from share repurchases.

For fiscal 2023, diluted earnings per share was $9.12 (adjusted diluted earnings per share: $9.84), decreasing 5.9% compared to fiscal 2022, due to lower net income, partially offset by the impact of share repurchases. Adjusted diluted earnings per share increased 0.8%, primarily due to the slightly lower adjusted operating profit and higher interest expense, offset by the impact of Ferguson’s share repurchases.

For the second quarter of fiscal 2024, diluted earnings per share was $1.58 (adjusted diluted earnings per share: $1.74), decreasing 12.2% compared to the prior fiscal year period (8.9% on an adjusted basis) due to lower net income, partially offset by the impact of share repurchases.

Net Cash Provided By Operating Activities

Net cash provided by operating activities decreased to $1.1 billion for fiscal 2022 compared to $1.4 billion for fiscal 2021, primarily reflecting improved cash earnings more than offset by investments in working capital compared to fiscal 2021.

Net cash provided by operating activities increased to $2.7 billion for fiscal 2023 compared to $1.1 billion for fiscal 2022, primarily reflecting improved working capital management, particularly inventory.

Net cash provided by operating activities decreased to $863 million in the year-to-date period of fiscal 2024 compared with $1,171 million in the same period in fiscal 2023, primarily reflecting changes in inventory period-over-period and lower net income.

Results of Operations

The table below summarizes Ferguson’s consolidated statements of earnings for the periods indicated.

	Three months ended January 31,		Six months ended January 31,		Years ended July 31,
(In millions)	2024	2023	2024	2023	2023	2022	2021
Net sales	$6,673	$6,825	$14,381	$14,756	$29,734	$28,566	$22,792
Cost of sales	(4,644)	(4,763)	(10,021)	(10,273)	(20,709)	(19,810)	(15,812)

Gross profit	2,029	2,062	4,360	4,483	9,025	8,756	6,980
Selling, general and administrative expenses	(1,469)	(1,432)	(2,981)	(2,941)	(5,920)	(5,635)	(4,732)
Impairments and other charges	—	—	—	—	(125)	—	—
Depreciation and amortization	(83)	(81)	(163)	(162)	(321)	(301)	(298)

Operating profit	477	549	1,216	1,380	2,659	2,820	1,950
Interest expense, net	(44)	(47)	(89)	(88)	(184)	(111)	(98)
Other (expense) income, net	—	(7)	(3)	(5)	(11)	(1)	10

Income before income taxes	433	495	1,124	1,287	2,464	2,708	1,862
Provision for income taxes	(111)	(121)	(283)	(318)	(575)	(609)	(232)

Income from continuing operations	322	374	841	969	1,889	2,099	1,630
Income (loss) from discontinued operations (net of tax)	—	—	—	—	—	23	(158)
Net income	$322	$374	$841	$969	$1,889	$2,122	$1,472

Comparison of the second quarter and year-to-date period of fiscal 2024 to the second quarter and year-to-date period of fiscal 2023

Net sales

Net sales were $6.7 billion in the second quarter of fiscal 2024, a decrease of $0.2 billion, or 2.2%, compared with the same period in fiscal 2023. The decrease in net sales was primarily driven by price deflation of approximately 2%, mainly within certain commodity categories, as well as lower sales volume. These decreases were partially offset by incremental sales from acquisitions of 1.5%. Ferguson’s decrease in net sales was primarily driven by its U.S. segment, mainly due to declines in residential sales.

Net sales were $14.4 billion in the year-to-date period of fiscal 2024, a decrease of $0.4 billion, or 2.5% compared with the same period in fiscal 2023. The factors impacting the year-to-date comparison were largely the same as those noted above for the quarter.

For further discussion on Ferguson’s net sales, see the “ —Segment results for the second quarter and year-to-date period of fiscal 2024 and the second quarter and year-to-date period of fiscal 2023” section below.

Gross profit

Gross profit in the second quarter of fiscal 2024 decreased $33 million, or 1.6%, compared with the same period in fiscal 2023, primarily reflecting decreased net sales. Gross profit as a percentage of sales was 30.4% and 30.2% in the second quarters of fiscal 2024 and fiscal 2023, respectively. The increase of 0.2% primarily reflected favorable product mix, partially offset by deflation in certain commodity categories.

Gross profit in the year-to-date period of fiscal 2024 decreased $123 million, or 2.7%, compared with the same period in fiscal 2023, primarily reflecting lower sales. Gross profit as a percentage of sales was 30.3% and 30.4% in the year-to-date periods of fiscal 2024 and fiscal 2023, respectively. The decrease of 0.1% primarily reflected deflation in certain commodity categories.

Selling, general and administrative (“SG&A”) expenses

SG&A expenses in the second quarter of fiscal 2024 increased $37 million, or 2.6%, compared with the same period in fiscal 2023. SG&A as a percentage of sales was 22.0% and 21.0% in the second quarters of fiscal 2024 and fiscal 2023, respectively. The increase in SG&A as a percent of sales primarily reflects lower sales and the impact of wage and infrastructure cost inflation.

SG&A expenses in the year-to-date period of fiscal 2024, increased $40 million, or 1.4% compared with the same period in fiscal 2023. SG&A as a percentage of sales was 20.7% and 19.9% in the year-to-date period of fiscal 2024 and fiscal 2023, respectively. The increase in SG&A as a percent of sales primarily reflects lower sales and the impact of wage and infrastructure cost inflation that were offset, in part, by improved productivity and lower headcount.

Net interest expense

Net interest expense was $44 million and $89 million in the second quarter and year-to-date periods of fiscal 2024, respectively, and was approximately flat compared with the respective periods of fiscal 2023.

Income tax expense

Income tax expense was $111 million for the second quarter of fiscal 2024, a decrease of $10 million, or 8.3%, compared to the same period in fiscal 2023 in connection with lower income before income taxes. In the year-to-date period of fiscal 2024, income tax expense was $283 million, a decrease of $35 million, or 11.0%, compared to the same period in fiscal 2023. Ferguson’s effective tax rates attributable to continuing operations were 25.6% and 24.4% for the second quarters of fiscal 2024 and 2023, respectively. Ferguson’s effective tax rates were 25.2% and 24.7% for the year-to-date periods of fiscal 2024 and 2023, respectively. For each of the year-over-year comparisons, the increase in the effective tax rate was primarily due to an increase in the tax rates in certain jurisdictions in which we operate.

Net income

Net income for the second quarter and year-to-date periods of fiscal 2024 was $322 million and $841 million, respectively. These represented decreases in net income of $52 million, or 13.9%, and $128 million, or 13.2%, compared to the respective periods in fiscal 2023 due to the various elements described in the sections above.

Comparison of fiscal 2023 to fiscal 2022

Net sales

Net sales were $29.7 billion in fiscal 2023, an increase of $1.2 billion, or 4.1%, compared with the same period in fiscal 2022. The increase in net sales was primarily driven by price inflation of approximately 8%, as well as a 2.5% increase in sales from acquisitions, partially offset by lower sales volume. Ferguson’s sales growth was driven by its U.S. segment, which grew 4.5%, mainly due to growth in the non-residential end markets, as well as growth in RMI related sales within the residential end market.

Gross profit

Gross profit was $9.0 billion in fiscal 2023, an increase of $0.3 billion, or 3.1%, compared with fiscal 2022, reflecting increased net sales. Gross profit as a percent of net sales was 30.4% in fiscal 2023 compared with 30.7% in fiscal 2022. The decrease of 0.3% primarily reflected the price realization benefit in fiscal 2022 due to price inflation that exceeded the weighted average cost of inventory sold in certain commodity categories.

Selling, general and administrative expenses

SG&A expenses were $5.9 billion in fiscal 2023, an increase of $285 million, or 5.1%, compared with fiscal 2022. SG&A as a percentage of sales was 19.9% and 19.7% in fiscal 2023 and fiscal 2022, respectively. The increase in SG&A as a percent of sales primarily reflects wage inflation that was offset, in part, by productivity and headcount management, as well as increased infrastructure costs.

Impairments and other charges

Internal use software

Ferguson has been upgrading portions of its IT systems to enhance customer experience and associate productivity. One of the solutions developed targeted certain branch transactional processes and was piloted at select locations. In the third quarter of fiscal 2023, Ferguson determined that this solution did not meet our customer service, speed and efficiency goals. As a result, Ferguson chose not to proceed with this component and recorded a non-cash impairment charge of $107 million of previously capitalized software costs in the U.S.

Branch closures

During fiscal 2023, Ferguson recorded charges of $18 million related to the closure of certain smaller, underperforming branches in the U.S., primarily related to impairment of lease assets and related fixed assets.

Net interest expense

Net interest expense was $184 million in fiscal 2023, an increase of $73 million, or 65.8% compared with fiscal 2022. The change in net interest expense was primarily due to an increase in average debt, and to a lesser extent, increased interest rates on Ferguson’s variable rate debt.

Income tax expense

Income tax expense was $575 million for fiscal 2023, a decrease of $34 million, or 5.6%, compared with fiscal 2022. Ferguson’s effective tax rate for continuing operations was 23.3% for fiscal 2023 compared with 22.5% for fiscal 2022. The decrease in income tax expense was primarily driven by a decrease in pre-tax income in fiscal 2023 compared with fiscal 2022, partially offset by the increase in the effective tax rate. The increase in the effective tax rate was mainly due to discrete tax benefits recorded in fiscal 2022 related to prior year adjustments and releases of uncertain tax positions following the closure of tax audits, and to a lesser extent, an increase in our statutory tax rates in specific jurisdictions.

Income from continuing operations

Income from continuing operations for fiscal 2023 was $1.9 billion, a decrease of $210 million, or 10.0%, compared with fiscal 2022 due to the elements described in the sections above.

Comparison of fiscal 2022 to fiscal 2021

Net Sales

Net sales were $28.6 billion in fiscal 2022, an increase of $5.8 billion, or 25.3%, compared with fiscal 2021. The increase in net sales was primarily driven by price inflation and higher volume, collectively contributing $5.4 billion, within both residential and non-residential end markets, as well as acquisitions which contributed $0.4 billion. Ferguson’s sales within its residential markets grew in both RMI and new construction, particularly in the first half of fiscal 2022, and non-residential markets also grew, particularly within the civil/infrastructure market compared to fiscal 2021. The impact of price inflation was approximately 19% for fiscal 2022.

Gross profit

Gross profit was $8.8 billion in fiscal 2022, an increase of $1.8 billion, or 25.4%, compared with fiscal 2021, reflecting increased net sales. The gross profit margin of 30.7% increased 10 basis points from 30.6% in the prior year, due to price realization, particularly during the first half of fiscal 2022, being partially offset by business mix and commodity pricing during the second half of the year.

Selling, general and administrative expenses

Selling, general and administrative expenses were $5.6 billion in fiscal 2022, an increase of $903 million, or 19.1%, compared with fiscal 2021. The increase in SG&A was primarily driven by higher variable costs (due to the overall growth in net sales), particularly labor, infrastructure and distribution-related costs. While Ferguson incurred higher variable costs in connection with net sales growth, SG&A growth of 19.1% was below net sales growth of 25.3%, generating strong operating cost leverage.

Net interest expense

Net interest expense was $111 million in fiscal 2022, an increase of $13 million, or 13.3% compared with fiscal 2021. The increase was primarily due to a net increase in debt in connection with Ferguson’s $1.0 billion bond offering at the end of the third quarter of fiscal 2022.

Income tax expense

Income tax expense was $609 million for fiscal 2022, an increase of $377 million, or 162.5%, compared with fiscal 2021. Ferguson’s effective tax rate attributable to continuing operations was 22.5% for fiscal 2022 compared with 12.5% for fiscal 2021. The increase in income tax expense was primarily driven by increases in pre-tax income in fiscal 2022 as well as the release of provisions against uncertain tax positions following the closure of tax authority audits and the lapsing of statute of limitations periods in fiscal 2021, which did not recur in fiscal 2022 to the same level of magnitude. The increase in the effective tax rate was primarily driven by the release of provisions against uncertain tax positions in fiscal 2021 which did not recur to the same level of magnitude in fiscal 2022.

Income from continuing operations

Income from continuing operations for fiscal 2022 was $2.1 billion, an increase of $469 million, or 28.8%, compared with fiscal 2021. This increase was primarily a result of net sales growth while improving operating cost leverage.

Segments

Ferguson reports its financial results of operations on a geographical basis in the following two reportable segments: U.S. and Canada. Each segment generally derives its revenues in the same manner. Ferguson uses adjusted operating profit as its measure of segment profit. Adjusted operating profit is defined as profit before tax, excluding central and other costs, restructuring costs, impairments and other charges, amortization of acquired intangible assets, net interest expense, as well as other items typically recorded in net other (expense) income such as (loss)/gain on disposal of businesses, pension plan changes/closure costs and amounts recorded in connection with Ferguson’s interests in investees. Certain income and expenses are not allocated to Ferguson’s segments and, thus, the information that management uses to make operating decisions and assess performance does not reflect such amounts. For further segment information, see Note 2, Revenue and segment information to the Consolidated Financial Statements included elsewhere in this proxy statement/prospectus.

Segment results for the second quarter and year-to-date period of fiscal 2024 and the second quarter and year-to-date period of fiscal 2023

U.S.

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Net sales	$6,364	$6,504	$13,693	$14,036
Adjusted operating profit	525	579	1,291	1,424

Net sales for the U.S. segment were $6.4 billion in the second quarter of fiscal 2024, a decrease of $0.1 billion, or 2.2%, compared to the same period in fiscal 2023. The decrease in net sales was primarily driven by price deflation of approximately 2%, mainly within certain commodity categories, as well as lower sales volume. These decreases were partially offset by incremental sales from acquisitions of 1.5%. Sales in residential markets decreased 3.5%, driven by a reduction in new construction activity and lower RMI sales. Sales in non-residential markets decreased 0.6% compared with the same period in fiscal 2023.

On a year-to-date basis, net sales for the U.S. segment were $13.7 billion in fiscal 2024, a decrease of $0.3 billion, or 2.4%, compared to the same period in fiscal 2023. Sales in residential markets decreased 5.2%, while sales in non-residential markets increased 0.6%. The factors impacting the year-to-date comparison were largely the same as those noted above for the quarter.

Adjusted operating profit for the U.S. segment was $525 million for the second quarter of fiscal 2024, a decrease of $54 million, or 9.3%, compared to the same period in fiscal 2023, primarily reflecting lower gross profit due to lower sales, as well as the impact of wage and infrastructure cost inflation.

On a year-to-date basis, adjusted operating profit for the U.S. segment was $1,291 million in fiscal 2024, a decrease of $133 million, or 9.3%, compared to the same period in fiscal 2023. The factors impacting the year-to-date comparison were largely the same as those noted above for the quarter.

Canada

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Net sales	$309	$321	$688	$720
Adjusted operating profit	9	14	32	47

Net sales for the Canada segment were $309 million in the second quarter of fiscal 2024, a decrease of $12 million, or 3.7%, compared to the same period in fiscal 2023. This decrease in net sales was primarily due to lower sales volumes in residential end markets, as well as a 0.4% impact of foreign currency exchange rates. These impacts were partially offset by sales price inflation of approximately 2%.

On a year-to-date basis, net sales for the Canada segment were $688 million in fiscal 2024, a decrease of $32 million, or 4.4%, compared to the same period in fiscal 2023. The factors impacting the year-over year comparison were largely the same as for the quarter, though the impact of foreign currency exchange rates was 1.1%.

Adjusted operating profit for the Canada segment in the second quarter and year-to-date periods of fiscal 2024 decreased compared to the same periods in fiscal 2023 due to lower sales.

Segment results of operations for fiscal 2023 and fiscal 2022

U.S.

	Years ended July 31,
(In millions)	2023	2022
Net sales	$28,291	$27,067
Adjusted operating profit	2,892	2,893

Net sales for the U.S. segment were $28.3 billion in fiscal 2023, an increase of $1.2 billion, or 4.5%, compared with the prior year. The increase in net sales was primarily driven by price inflation of 8% as well as a 2.6% increase in sales from acquisitions. These increases were partially offset by lower volume. Sales growth in the non-residential markets (comprising approximately 48% of segment sales), was 8.5%, with growth in each of the civil/infrastructure, commercial and industrial end markets. Sales growth in the residential markets (comprising approximately 52% of segment sales) increased by 1.1%, driven by higher RMI sales, partially offset by lower sales in new construction in light of housing starts and permit activity that were below prior year levels.

Adjusted operating profit in the U.S. of $2.9 billion was flat compared with the prior year, as sales growth was generally offset by higher SG&A costs, primarily reflecting wage inflation that was offset, in part, by productivity and headcount management, as well as increased infrastructure costs.

Canada

	Years ended July 31,
(In millions)	2023	2022
Net sales	$1,443	$1,499
Adjusted operating profit	76	112

Net sales for the Canada segment were $1.4 billion in fiscal 2023, a decrease of $56 million, or 3.7%, compared with the prior year. This decrease in net sales was primarily due to lower sales volumes, as well as a 5.5% unfavorable impact from foreign currency exchange rates. These impacts were partially offset by sales price inflation of approximately 8%.

Adjusted operating profit for the Canada segment decreased compared with the prior year, primarily due to lower sales and associated lower gross profit, as well as higher SG&A costs due to intentional infrastructure investments in new branches.

Segment results of operations for fiscal 2022 and fiscal 2021

U.S.

	Years ended July 31,
(In millions)	2022	2021
Net sales	$27,067	$21,478
Adjusted operating profit	2,893	2,070

Net sales for the U.S. segment were $27.1 billion in fiscal 2022, an increase of $5.6 billion, or 26.0%, compared with the prior year. The increase in net sales was primarily driven by price inflation and higher volume, collectively contributing $5.2 billion, within both residential and non-residential end markets as well as acquisitions which contributed $0.4 billion. Ferguson’s sales within its residential markets increased by 22.2% driven by growth in both RMI and new construction, particularly in the first half of fiscal 2022 while non-residential markets increased by 30.8%, particularly within the civil/infrastructure market compared to fiscal 2021. The impact of price inflation was approximately 20% for fiscal 2022.

Adjusted operating profit for the U.S. segment was $2.9 billion for fiscal 2022, an increase of $823 million, or 39.8%, compared with the prior year. This increase was primarily due to net sales growth of 26.0% while improving operating cost leverage through well-controlled operating cost growth of only 19.4%.

Canada

	Years ended July 31,
(In millions)	2022	2021
Net sales	$1,499	$1,314
Adjusted operating profit	112	76

Net sales for the Canada segment were $1.5 billion in fiscal 2022, an increase of $185 million, or 14.1%, compared with fiscal 2021. The increase in net sales was primarily due to sales price inflation of approximately 13% in fiscal 2022.

Adjusted operating profit for the Canada segment was $112 million in fiscal 2022, an increase of $36 million, or 47.4%, compared with fiscal 2021. This increase was primarily due to gross margin expansion and operating cost leverage.

Non-GAAP Reconciliations and Supplementary Information

Ferguson reports its financial results in accordance with U.S. GAAP. However, Ferguson believes certain non-GAAP financial measures provide users of Ferguson’s financial information with additional meaningful information to assist in understanding financial results and assessing Ferguson’s performance from period to period. These non-GAAP financial measures include adjusted operating profit, adjusted net income and adjusted earnings per share (“adjusted EPS”) – diluted. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the Ferguson Board. Such non-GAAP adjustments include amortization of acquired intangible assets, discrete tax items, and any other items that are non-recurring. Non-recurring items may include various restructuring charges, gains or losses on the disposals of businesses which by their nature do not reflect primary operations, as well as certain other items deemed non-recurring in nature and/or that are not a result of Ferguson’s primary operations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These non-GAAP financial measures should not be considered in isolation or as a substitute for results reported under U.S. GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with U.S. GAAP results, provide a more complete understanding of the business. Ferguson strongly encourages investors and shareholders to review Ferguson’s financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

Reconciliation of net income to adjusted operating profit

The following table reconciles net income (U.S. GAAP) to adjusted operating profit (non-GAAP):

	Three months ended January 31,		Six months ended January 31,		Years ended July 31,
(In millions)	2024	2023	2024	2023	2023	2022	2021
Net income	$322	$374	841	969	$1,889	$2,122	$1,472
(Income) loss from discontinued operations (net of tax)	—	—	—	—	—	(23)	158
Income from continuing operations	$322	374	841	969	1,889	2,099	1,630
Provision for income taxes	111	121	283	318	575	609	232
Interest expense, net	44	47	89	88	184	111	98
Other expense (income), net	—	7	3	5	11	1	(10)

Operating profit	477	549	1,216	1,380	2,659	2,820	1,950
Business restructurings(1)	—	—	—	—	—	—	(11)
Corporate restructurings(2)	8	—	8	—	—	17	22
Impairments and other charges(3)	—	—	—	—	125	—	—
Amortization of acquired intangibles	35	33	69	66	133	114	131

Adjusted operating profit	$520	$582	$1,293	$1,446	$2,917	$2,951	$2,092

(1)	For fiscal 2021, business restructuring reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020.
(2)

For the three and six months ended January 31, 2024, corporate restructuring costs related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the U.S. For fiscal 2022 and fiscal 2021, corporate restructuring costs primarily related to the incremental costs of Ferguson’s listing in the U.S.

(3)

For fiscal 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the U.S.

Reconciliation of net income to adjusted net income and adjusted EPS—diluted

The following table reconciles net income (U.S. GAAP) to adjusted net income and adjusted EPS—diluted (non-GAAP):

	Three months ended January 31,				Six months ended January 31,				Years ended July 31,
(In millions, except per share amounts)	2024		2023		2024		2023		2023		2022		2021
		per share(1)		per share(1)		per share(1)		per share(1)		per share(1)		per share(1)		per share(1)
Net income	$322	$1.58	$374	$1.80	$841	$4.12	$969	$4.64	$1,889	$9.12	$2,122	$9.69	$1,472	$6.55
(Income) loss from discontinued operations (net of tax)	—	—	—	—	—	—	—	—	—	—	(23)	(0.10)	158	0.70
Income from continuing operations	322	1.58	$374	$1.80	$841	$4.12	$969	$4.64	1,889	9.12	2,099	9.59	1,630	7.25
Business restructurings(2)	—	—	—	—	—	—	—	—	—	—	—	—	(11)	(0.05)
Corporate restructurings(3)	8	0.04	—	—	8	0.04	—	—	—	—	17	0.08	22	0.10
Impairments and other charges(4)	—	—	—	—	—	—	—	—	125	0.60	—	—	—	—
Amortization of acquired intangibles	35	0.17	33	0.16	69	0.34	66	0.32	133	0.64	114	0.52	131	0.58
Discrete tax adjustments(5)	(2)	(0.01)	(3)	(0.01)	(2)	(0.01)	(3)	(0.01)	(36)	(0.17)	(72)	(0.33)	(203)	(0.90)
Tax impact on non-GAAP adjustments(6)	(8)	(0.04)	(8)	(0.04)	(18)	(0.09)	(16)	(0.08)	(73)	(0.35)	(21)	(0.10)	(51)	(0.23)

Adjusted net income	$355	$1.74	$396	$1.91	$898	$4.40	$1,016	$4.87	$2,038	$9.84	$2,137	$9.76	$1,518	$6.75

Diluted weighted average shares outstanding		203.9		207.8		204.2		208.8		207.2		218.9		224.8

(1)	Per share on a dilutive basis.
(2)	For fiscal 2021, business restructuring reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020.
(3)

For the three and six months ended January 31, 2024, corporate restructuring costs related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the U.S. For fiscal 2022 and fiscal 2021, corporate restructuring costs primarily related to the incremental costs of Ferguson’s listing in the U.S.

(4)

For fiscal 2023, impairments and other charges related to the $107 million in software impairment charges and $18 million in charges associated with the closure of certain smaller, underperforming branches in the U.S.

(5)

For the three and six months ended January 31, 2024, discrete tax adjustments mainly related to the tax treatment of certain compensation items that were not individually significant. For the three and six months ended January 31, 2023, discrete tax items primarily related to adjustments in connection with amended returns. For fiscal 2023, discrete tax adjustments primarily related to the release of uncertain positions following the lapse of statute of limitations, as well as adjustments in connection with amended returns. In fiscal 2022, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits and prior year adjustments, including amended tax return items. In fiscal 2021, the discrete tax adjustments primarily related to the release of uncertain tax positions following the closure of tax audits, as well as the impact of changes in tax rates.

(6)

For the three and six months ended January 31, 2024 and 2023, the tax impact on non-GAAP adjustments primarily related to the amortization of acquired intangibles. For fiscal 2023, the tax impact on non-GAAP adjustments primarily related to the impairments and other charges and amortization of acquired intangibles. For fiscal 2022 and fiscal 2021, the tax impact of non-GAAP adjustments primarily related to the amortization of acquired intangibles.

Liquidity and Capital Resources

Ferguson believes its current cash position coupled with cash flow anticipated to be generated from operations and access to capital should be sufficient to meet its operating cash requirements for the next 12 months and would also enable Ferguson to invest and fund acquisitions, capital expenditures, dividend payments, share repurchases, required debt payments and other contractual obligations through the next several fiscal years. Ferguson also anticipates that it will have the ability to obtain alternative sources of financing, if necessary.

Ferguson’s material cash requirements include contractual and other obligations arising in the normal course of business. These obligations primarily include debt service and related interest payments, operating lease obligations and other purchase obligations.

Cash flows

As of January 31, 2024 and July 31, 2023, 2022 and 2021, Ferguson had cash and cash equivalents of $639 million and $601 million, $771 million and $1.3 billion, respectively. In addition to cash, Ferguson had $2.4 billion of available liquidity from undrawn debt facilities as of January 31, 2024.

As of January 31, 2024, Ferguson’s total debt was $3.7 billion. Ferguson anticipates that it will be able to meet its debt obligations as they become due.

Cash flows from operating activities

	For the six months ended January 31,		For the years ended July 31,
(In millions)	2024	2023	2023	2022	2021
Net cash provided by operating activities	$863	$1,171	$2,723	$1,149	$1,382

Net cash provided by operating activities was $863 million for the year-to date period of fiscal 2024 compared to $1,171 million in the same period in fiscal 2023. The $308 million decrease was primarily driven by changes in inventory period over period. In fiscal year 2024, inventory levels have stabilized in line with customer demand compared to fiscal year 2023 where inventory was decreasing to normalized levels following periods of supply chain disruption. The decreases in cash flow were partially offset by a year-over-year decrease in cash taxes, as well as improved cash collections of receivables.

Net cash provided by operating activities was $2.7 billion in fiscal 2023 compared to $1.1 billion and $1.4 billion in fiscal 2022 and fiscal 2021, respectively. The $1.6 billion increase in fiscal 2023 was primarily driven by improved working capital management, particularly inventory and receivables, compared with fiscal 2022 when Ferguson made strategic investments in working capital to better serve customers during times of significant supply chain disruption. These improvements were partially offset by a net decrease in payables, due to the timing of vendor payments and obligations, as well as higher cash paid for interest. The $233 million decrease in fiscal 2022 as compared to fiscal 2021 was primarily driven by changes in working capital, partially offset by an increase to net income compared to fiscal 2021. Working capital was impacted by higher investment in inventory during fiscal 2022 in our efforts to maintain product availability to service our customers during a time of industry supply chain disruption as well as by the timing of vendor payments.

Cash flows from investing activities

	For the six months ended January 31,		For the years ended July 31,
(In millions)	2024	2023	2023	2022	2021
Net cash used in investing activities	($231)	($425)	($1,054)	($922)	($125)

Net cash used in investing activities was $231 million for the year-to-date period of fiscal 2024 compared to $425 million in the same period in fiscal 2023.

Net cash used in investing activities was $1.1 billion in fiscal 2023 compared with $0.9 billion in fiscal 2022 and $0.1 billion in fiscal 2021.

Capital expenditures totaled $192 million and $242 million for the year-to-date period of fiscal 2024 and fiscal 2023, respectively. These investments were primarily for strategic projects to support future growth, such as new market distribution centers, our branch network and new technology. In addition, Ferguson invested $67 million and $179 million in new acquisitions for the year-to-date period of fiscal 2024 and fiscal 2023, respectively.

Capital expenditures totaled $441 million, $290 million and $241 million in fiscal 2023, fiscal 2022, and fiscal 2021 respectively. These investments were primarily for strategic projects to support future growth, such as new market distribution centers, our branch network and new technology. In addition, Ferguson invested $616 million, $650 million, and $286 million in new acquisitions in fiscal 2023, fiscal 2022 and fiscal 2021 respectively.

Partially offsetting the capital spending in fiscal 2022 were proceeds from the sale of long-term assets and investments in investees of $4 million and $18 million in fiscal 2022 and fiscal 2021. Ferguson also completed a number of disposals in fiscal 2021, most significantly the sale of its U.K. business for proceeds of $380 million on January 29, 2021, in order to focus its business on North America.

In fiscal 2022, Ferguson received proceeds related to property which was sold in connection with a previously discontinued operation in a prior year. Net cash flow from investing activities related to discontinued operations was an inflow of $24 million and $390 million during fiscal 2022 and fiscal 2021, respectively.

Cash flows from financing activities

	For the six months ended January 31,		For the years ended July 31,
(In millions)	2024	2023	2023	2022	2021
Net cash used in financing activities	($597)	($906)	($1,807)	($744)	($2,051)

Net cash used in financing activities was $597 million for the year-to-date period of fiscal 2024 compared with $906 million in the same period in fiscal 2023.

Net cash used in financing activities was $1.8 billion and $0.7 billion in fiscal 2023 and 2022, respectively.

Net cash used in financing activities was $0.7 billion in fiscal 2022 compared to $2.1 billion in fiscal 2021. The decrease in cash used in financing activities was primarily driven by higher proceeds from debt due to the $1.0 billion bond offering in fiscal 2022, additional net borrowings of $455 million under the Receivables Facility (as defined below) and $498 million in lower dividends paid in fiscal 2022 compared to fiscal 2021 due to a special dividend which was paid in connection with the sale of the U.K. business and higher final dividend paid in fiscal 2021 due to the suspension of the interim dividend during fiscal 2020 in light of the COVID-19 pandemic. These increases were partially offset by the Company’s $1.2 billion higher share repurchases in fiscal 2022.

Dividends paid to shareholders were $305 million and $403 million for the year-to-date periods of fiscal 2024 and 2023, respectively.

Dividends paid to shareholders were $711 million, $538 million and $1,036 million in fiscal 2023, fiscal 2022 and fiscal 2021, respectively.

Share repurchases under Ferguson’s announced share repurchase program were $250 million and $564 million for the year-to-date periods of fiscal 2024 and fiscal 2023, respectively.

Share repurchases under Ferguson’s announced share repurchase program were $908 million, $1,545 million and $400 million in fiscal 2023, fiscal 2022 and fiscal 2021, respectively.

Net repayments of debt were $30 million compared with net proceeds from debt of $70 million for the year-to-date periods of fiscal 2024 and fiscal 2023, respectively. In the year-to-date period of fiscal 2024, Ferguson repaid $55 million in connection with the maturity of certain Private Placement Notes (as defined below), which was partially offset by net proceeds of $25 million (net of repayments) borrowed under the Receivables Facility. In the same year-to-date period of fiscal 2023, Ferguson borrowed $500 million of term loans, partially offset by the repayment of $250 million due to the maturity of certain Private Placement Notes and $180 million in net repayments of the Receivables Facility.

Net repayments of debt were $155 million in fiscal 2023, net proceeds from debt were $1,444 million in fiscal 2022 and net repayments of debt were $371 million in fiscal 2021. In fiscal 2023, Ferguson borrowed $500 million of term loans, partially offset by the repayment of $250 million due to the maturity of certain Private Placement Notes and $405 million in net repayments of the Receivables Facility. In fiscal 2022, Ferguson received $989 million in connection with the issuance of its unsecured senior notes, as well as net proceeds of $455 million under the Receivables Facility.

Reinvestment of unremitted earnings

We consider foreign earnings of specific subsidiaries to be indefinitely reinvested. As of July 31, 2023, July 31, 2022 and July 31, 2021, these permanently reinvested earnings of foreign subsidiaries amounted to $725 million, $658 million and $551 million, respectively. If at some future date, Ferguson ceases to be permanently reinvested in these specific foreign subsidiaries, Ferguson may be subject to foreign withholding and other taxes on these undistributed earnings and may need to record a deferred tax liability for any outside basis difference on these specific foreign subsidiaries.

Debt facilities

The following section summarizes certain material provisions of Ferguson’s long-term debt facilities and current obligations. The following description is only a summary, does not purport to be complete and is qualified in its entirety by reference to the documents governing such indebtedness. In connection with, and conditional upon, the Merger, New TopCo will assume the obligations of Ferguson under these long-term debt facilities and notes and/or be added as a guarantor thereunder.

	As of
(In millions)	January 31, 2024	July 31, 2023
Short-term debt	$150	$55
Long-term debt	3,595	3,711

Total debt	$3,745	$3,766

Private Placement Notes

In June 2015 and November 2017, Wolseley Capital, Inc., a wholly-owned subsidiary of Ferguson, privately placed fixed rate notes in an aggregate principal amount of $800 million and $355 million, respectively (collectively, the “Private Placement Notes”). In November 2023, Ferguson repaid $55 million of Private Placement Notes that matured. In November 2024, an additional $150 million of such notes will mature.

Unsecured Senior Notes

Ferguson Finance plc, a wholly-owned subsidiary of Ferguson, has issued $2.35 billion in various issuances of unsecured senior notes (collectively, the “Unsecured Senior Notes”).

The Unsecured Senior Notes are fully and unconditionally guaranteed on a direct, unsubordinated and unsecured senior basis by Ferguson and generally carry the same terms and conditions with interest paid semi-annually. The Unsecured Senior Notes may be redeemed, in whole or in part, (i) at 100% of the principal amount on the notes being redeemed plus a “make-whole” prepayment premium at any time prior to three months before the maturity date (the “Notes Par Call Date”) or (ii) after the Notes Par Call Date at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal being redeemed. The Unsecured Senior Notes include covenants, subject to certain exceptions, which include limitations on the granting of liens and on mergers and acquisitions.

Term Loan

In October 2022, Ferguson and Ferguson UK Holdings Limited (“Ferguson UK”) entered into, and Ferguson UK borrowed in full, the $500 million of term loans available under the Company’s Credit Agreement, dated October 7, 2022 (the “Term Loan Agreement”). The proceeds of the term loans may be used for general corporate purposes. The Term Loan Agreement will mature on October 7, 2025.

Revolving Credit Facility

Ferguson maintains a revolving credit facility (the “Revolving Facility”) with aggregate total available credit commitments of $1.35 billion.

As of January 31, 2024, no borrowings were outstanding under the Revolving Facility.

Receivable Securitization Facility

Ferguson maintains a Receivables Securitization Facility (as amended from time to time, the “Receivables Facility”) with an aggregate total available amount of $1.1 billion, including a swingline for up to $100 million in same day funding. Ferguson has the ability to increase the aggregate total available amount under the Receivables Facility up to a total of $1.5 billion from time to time, subject to lender participation.

As of January 31, 2024, $75 million borrowings were outstanding under the Receivables Facility.

Other

Ferguson was in compliance with all debt covenants that were in effect as of January 31, 2024.

See Note 5, Debt to the Unaudited Interim Condensed Consolidated Financial Statements for further details regarding the Company’s debt, as well as Note 9, Debt to the Audited Consolidated Financial Statements included elsewhere this proxy statement/prospectus.

There have been no significant changes to Ferguson’s policies on accounting for, valuing or managing the risk of financial instruments during fiscal 2023 or the second quarter of fiscal 2024.

Contractual obligations

The table below sets forth Ferguson’s anticipated contractual cash outflows on an undiscounted basis as of July 31, 2023. The nature and composition of such cash requirements have not materially changed since July 31, 2023.

	As of July 31, 2023
(In millions)	Total	Fiscal 2024	Fiscal 2025 & 2026	Fiscal 2027 & 2028	Fiscal 2028 & beyond
Debt – principal(a)	$3,805	$55	$1,100	$600	$2,050
Debt – interest only(b)	1,037	178	301	211	347
Operating leases	1,689	377	646	371	295
Leases not yet commenced	223	174	49	—	—
U.K. pension contributions(c)	137	31	56	50	—
Share repurchase liability(d)	84	84	—	—	—
Other purchase obligation(e)	1,842	1,842	—	—	—

Total	$8,817	$2,741	$2,152	$1,232	$2,692

(a)	See Note 9, Debt to our Audited Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for further detail related to debt.
(b)	Interest on debt is calculated using the prevailing spot interest rate as of the balance sheet date.
(c)

As required by U.K. pensions regulation, the U.K. Plan completed its triennial actuarial valuation exercise, which is measured on a technical provisions basis, based on the U.K. Plan’s financial position as of April 30, 2022. The triennial valuation resulted in a need for deficit reduction contributions by Ferguson of £133 million spread over the period to January 31, 2026, of which Ferguson has paid £38 million as of January 31, 2024. The related obligations in the table above have been converted to U.S. dollars using a year-end spot rate, which may be different when amounts are actually paid.

(d)

Share repurchases are being made under an authorization that allows up to $3.0 billion in share repurchases. As of July 31, 2023, Ferguson purchased shares under an irrevocable and non-discretionary arrangement with $84 million in accrued repurchases remaining, which is recorded as a current liability in the consolidated balance sheets. As of January 31, 2024, Ferguson has completed $2.7 billion of the total announced $3.0 billion share repurchase program. Ferguson is currently purchasing shares under a revocable purchase arrangement with repurchases recorded directly to treasury shares as incurred.

(e)

Other purchase obligations primarily include commitments to purchase inventory and other goods and services and uncompleted additions to property, buildings and equipment that are expected to be satisfied within the next 12 months. Purchase obligations are made in the normal course of business to meet operating needs. While purchase orders for both inventory purchases and non-inventory purchases are generally cancellable without penalty, certain vendor agreements provide for cancellation fees or penalties depending on the terms of the contract.

Critical Accounting Estimates

In applying Ferguson’s accounting policies, various transactions and balances are valued using estimates or assumptions. Should these estimates or assumptions prove incorrect, there may be an impact on the following year’s financial statements. Management believes that the estimates and assumptions that have been applied would not give rise to a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next fiscal year.

Ferguson’s significant accounting policies that require estimates include the allowance for doubtful accounts, inventories, considerations around goodwill impairment, leases and revenue recognition. These policies and related estimates are described in Note 1, Summary of significant accounting policies to the Audited Consolidated Financial Statements included elsewhere in this proxy statement/prospectus. Some of these accounting policies may require management to make difficult, subjective or complex judgments about Ferguson’s estimates.

Ferguson considers an accounting policy to be a critical estimate if: (1) it involves assumptions that are uncertain when judgment was applied, and (2) changes in the estimate assumptions, or selection of a different estimate methodology, could have a significant impact on Ferguson’s consolidated financial position and results. Ferguson has determined that its estimates around inventories and pension obligations represent its most critical accounting estimates.

Inventories

Inventory reserves are recorded against slow-moving, obsolete and damaged inventories for which the net realizable value is estimated to be less than the cost. The reserve is estimated based on Ferguson’s current knowledge with respect to inventory levels, sales trends and historical experience.

Pensions

Ferguson considers that the most sensitive assumptions are the discount rate on the benefit obligation, the wage inflation growth rate and life expectancy in connection with Ferguson’s pension plan in the U.K. Changes in the assumption related to the pension plan in Canada do not result in significant changes.

Ferguson measures discount rates by reference to corporate bond yields, which can also vary significantly between reporting periods, particularly in light of macroeconomic factors that can impact corporate bond yields. The most sensitive assumption used for Ferguson’s U.K. pension plan were as follows:

Rate assumption:	2023	2022	2021
Discount rate, benefit obligation	5.05%	3.45%	1.70%

The sensitivity analyses below show the (increase)/decrease in Ferguson’s defined benefit plan net asset/liability of reasonably possible changes of the respective assumptions occurring at the end of the reporting period, while holding all other assumptions constant.

(In millions)	Change	U.K.
Discount rate, benefit obligation	+0.25%	($39)
	(0.25)%	42
Wage inflation growth rate, benefit obligation	+0.25%	37
	(0.25)%	(30)
Life expectancy	+1 year	51

Accounting developments and changes

Refer to Note 1, Summary of significant accounting policies to the Audited Consolidated Financial Statements and the Unaudited Interim Condensed Consolidated Financial Statements included elsewhere in this proxy statement/prospectus for a discussion of new accounting pronouncements.

Change in Independent Public Accountant

For fiscal 2021 and 2022, Deloitte LLP (“Deloitte U.K.”) served as Ferguson’s independent registered public accounting firm. On October 25, 2022 (the “engagement date”), Ferguson engaged Deloitte & Touche LLP (“Deloitte U.S”). as its independent registered public accounting firm for the year ending July 31, 2023. The engagement of Deloitte U.S. followed Ferguson’s transfer of its primary listing from the LSE to the NYSE. In addition, on the engagement date, Deloitte U.K. confirmed that it would resign as Ferguson’s independent registered public accounting firm, given the engagement of Deloitte U.S. The decision to change Ferguson’s independent registered public accounting firm was approved by the Audit Committee of the Board and by the Board. Following its resignation as Ferguson’s independent registered public accounting firm, Deloitte U.K. continued to serve as Ferguson’s statutory auditor under Jersey law.

The audit reports of Deloitte U.K. on Ferguson’s consolidated financial statements for fiscal 2022 and 2021, and Ferguson’s effectiveness of internal control over financial reporting as of July 31, 2022, did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During fiscal 2022 and 2021, and through the engagement date, (i) there were no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto, with Deloitte U.K. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte U.K., would have caused Deloitte U.K. to make reference to the subject matter of such disagreement(s) in connection with its audit reports on Ferguson’s consolidated financial statements for fiscal 2022 and 2021, and (ii) there was no reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.

During fiscal 2022 and 2021, and through the engagement date, neither Ferguson nor anyone on its behalf consulted with Deloitte U.S. regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on Ferguson’s consolidated financial statements, and neither a written report to Ferguson nor oral advice was provided that Deloitte U.S. concluded was an important factor considered by Ferguson in reaching a decision as to any accounting, auditing or financial reporting issue, (ii) any matter that was subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the instructions relating thereto, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K and the instructions relating thereto.

The change in Ferguson’s independent registered public accounting firm was previously disclosed in Ferguson’s Current Report on Form 8-K filed with the SEC on October 25, 2022, and Definitive Proxy Statement on Schedule 14A, filed with the SEC on October 17, 2023. A copy of Deloitte U.K.’s related letter, dated October 25, 2022, was included as an exhibit to such Form 8-K filing and is incorporated by reference in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Ferguson is exposed to market risks arising from changes in foreign currency exchange rates, interest rates and commodity prices. Ferguson has well-defined risk management policies, which have been consistently applied during fiscal 2023, fiscal 2022 and fiscal 2021. We use derivative and non-derivative instruments to hedge a portion of our risks, none of which are for trading or speculative purposes. There have been no changes since the previous year in the major financial risks faced by Ferguson.

Foreign currency exchange rates risk

We are exposed to risks from foreign currency exchange rate fluctuations on the translation of our foreign operations into U.S. dollars and on the purchase of goods and services by these foreign operations that are not denominated in their local currencies. Our foreign currency related hedging arrangements outstanding at the end of fiscal 2023 were not material. A hypothetical 10% change in the relative value of the U.S. dollar would not materially impact Ferguson’s net earnings for fiscal 2023.

Interest rate risks

Ferguson is exposed to interest rate risk on its debt. In connection with certain of its Private Placement Notes, Ferguson entered into interest rate swaps, designated as fair value hedges, to manage its exposure to interest rate movements on its debt. If short-term interest rates varied by 10%, the impact on Ferguson’s variable-rate debt obligations would not have a material impact on Ferguson’s net earnings.

Commodity price risk

Some of Ferguson’s products contain significant amounts of commodity-priced materials, predominantly plastic, copper and steel, and other components which are subject to price changes based upon fluctuations in the commodities market. Ferguson is also exposed to fluctuations in the price of fuel, which could affect transportation costs. This price volatility could potentially have a material impact on our financial condition and/or our results of operations. Ferguson regularly monitors commodity trends and has alternative sourcing plans in place to mitigate the risk of supplier concentration, passing commodity-related inflation to customers or suppliers, and continuing to scale its distribution networks, including its transportation infrastructure.

Safe harbor

Quantitative and qualitative disclosures about market risk include forward-looking statements with respect to management’s opinion about risks associated with Ferguson’s operations, debt and derivative positions. Actual results may differ materially from these forward-looking statements due to the inherent limitations associated with predicting the timing and amount of changes in interest rates, foreign currency exchange rates, prices of raw materials and Ferguson’s actual exposures and positions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Pro forma financial statements for Ferguson to reflect the Merger are not presented in this proxy statement/prospectus because no significant pro forma adjustments are required to be made as a result of the Merger to the audited financial statements of Ferguson for the year ended July 31, 2023 filed in its Annual Report on Form 10-K on September 26, 2023 or the unaudited financial statements of Ferguson for the three and six months ended January 31, 2024 filed in its Quarterly Report on Form 10-Q on March 6, 2024.

OTHER INFORMATION

Future Shareholder Proposals and Nominations

New TopCo (After Completion of the Merger)

If the Merger is completed, New TopCo will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting of stockholders (the “2024 New TopCo AGM”) will be held. Under SEC Rule 14a-8 under the U.S. Securities Exchange Act, New TopCo stockholders who would wish to present a proposal for inclusion in New TopCo’s proxy materials to be distributed in connection with the 2024 New TopCo AGM will be eligible to do so in accordance with such rule’s requirements by submitting such proposals at a reasonable time before New TopCo prints and sends proxy materials relating to the 2024 New TopCo AGM. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

The New TopCo Proposed Bylaws require that stockholders who intend to propose, outside of Rule 14a-8 under the U.S. Securities Exchange Act, any proposal, including nominating candidates for election as directors, at the 2024 New TopCo AGM must provide notice of such proposals in writing to New TopCo’s Corporate Secretary at the address set forth below no earlier than on July 31, 2024, and no later than at the close of business on August 30, 2024. However, if the date of the 2024 New TopCo AGM is more than 30 days before or more than 70 days after November 28, 2024, such shareholder’s notice must be delivered in writing not earlier than the 120th day prior to the 2024 New TopCo AGM and not later than the close of business on the later of: (A) the 90th day prior to the 2024 New TopCo AGM or (B) the 10th day following the day on which public announcement of the date of the 2024 New TopCo AGM is first made by New TopCo. The notice must set forth the information required by the New TopCo Proposed Bylaws, including, if the proposal involves a director nomination, prescribed information about the candidate and about the stockholder proposing the candidate. In addition to satisfying the requirements of the New TopCo Proposed Bylaws, to comply with the SEC’s universal proxy rules, New TopCo stockholders who intend to solicit proxies in support of director nominees, other than New TopCo’s nominees, must provide a notice that complies with the requirements of Rule 14a-19 under the U.S. Securities Exchange Act no later than 60 days prior to the date of the 2024 New TopCo AGM or the 10th day following the day on which public announcement of the date of the 2024 New TopCo AGM is first made by New TopCo.

Proposals should be sent to New TopCo’s Corporate Secretary in writing to Ferguson Enterprises Inc., Attn: Corporate Secretary, 751 Lakefront Commons, Newport News, Virginia 23606. To be included in New TopCo’s proxy materials, the proposal must comply with the requirements as to form and substance established by the SEC and the New TopCo Proposed Bylaws.

Ferguson (If Merger is Not Completed)

If the Merger is completed, Ferguson plc will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the Merger is not completed, Ferguson Shareholders can present proposals and nominations at Ferguson’s 2024 Annual General Meeting (the “2024 Ferguson AGM”) in accordance with the procedures described below.

Ferguson Shareholders who wish to present a proposal in accordance with SEC Rule 14a-8 under the U.S. Securities Exchange Act for inclusion in Ferguson’s proxy materials to be distributed in connection with Ferguson’s 2024 Ferguson AGM must submit their proposal in accordance with such rule’s requirements, including ensuring it is received by Ferguson’s Company Secretary at the address set forth below no later than the close of business on June 19, 2024. Under such rule, if the date of the 2024 Ferguson AGM is more than 30 days before or after November 28, 2024, then the deadline to timely receive such material will be a reasonable time before Ferguson begins to print and send proxy materials relating to the 2024 Ferguson AGM. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.

The Ferguson Articles require that Ferguson Shareholders who intend to propose, outside of Rule 14a-8 under the U.S. Securities Exchange Act, any resolution, including nominating candidates for election as directors, at the 2024 Ferguson AGM must provide notice of such proposals in writing to Ferguson’s Company Secretary at the address set forth below no earlier than the close of business on July 1, 2024, and no later than the close of business on July 31, 2024. However, if the date of the 2024 Ferguson AGM is more than 30 days before or more than 70 days after November 28, 2024, such shareholder’s notice must be delivered in writing not earlier than the close of business on the 150th day prior to the 2024 Ferguson AGM and not later than the close of business on the later of: (A) the 120th day prior to the 2024 Ferguson AGM or (B) the 10th day following the day on which public announcement of the date of the 2024 Ferguson AGM is first made by Ferguson. The notice must set forth the information required by the Ferguson Articles, including, if the proposal involves a director nomination, prescribed information about the candidate and about the shareholder proposing the candidate. In addition to satisfying the requirements of the Ferguson Articles, to comply with the SEC’s universal proxy rules, Ferguson Shareholders who intend to solicit proxies in support of director nominees, other than Ferguson’s nominees, must provide a notice that complies with the requirements of Rule 14a-19 under the U.S. Securities Exchange Act no later than September 29, 2024, or if the date of the 2024 Ferguson AGM is more than 30 days before or after November 28, 2024, then such notice must be provided by the later of 60 days prior to the date of the 2024 Ferguson AGM or the 10th day following the day on which public announcement of the date of the 2024 Ferguson AGM is first made by Ferguson.

Proposals should be sent to Ferguson’s Company Secretary in writing to Ferguson plc, Attn: Company Secretary, 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, U.K. To be included in Ferguson’s proxy materials, the proposal must comply with the requirements as to form and substance established by the SEC and the Ferguson Articles and must be a proper subject for shareholder action under Jersey law.

Shareholder Communications

Ferguson Shareholders and other interested parties may contact any member (or all members) of the Ferguson Board by mail. Such correspondence should be sent to: Ferguson plc, Attn: Company Secretary, 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, U.K. Other methods by which a person may contact the Ferguson Board may be set forth on Ferguson’s website. All communications received as set forth above will be opened by Ferguson’s Company Secretary for the sole purpose of determining whether the contents represent a message to Ferguson’s directors. Ferguson’s Company Secretary will forward copies of all correspondence that, in the opinion of Ferguson’s Company Secretary, deals with the functions of the Ferguson Board or its committees or that Ferguson’s Company Secretary otherwise determines requires the attention of any member, group or committee of the Ferguson Board. Ferguson’s Company Secretary will not forward communications received that are unrelated to the responsibilities of the Ferguson Board, including mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or patently offensive or otherwise inappropriate material.

Householding

As permitted by the U.S. Securities Exchange Act, we utilize a procedure called “householding.” If two or more shareholders share a mailing address, we will send only one copy of this proxy statement/prospectus to those shareholders, unless one or more of them notifies us that they would like to receive individual copies. This practice reduces our printing and mailing costs and the environmental impact of our General Meetings. Accordingly, a single mailing with the copy of this proxy statement/prospectus will be delivered to multiple shareholders sharing an address, unless contrary instructions have been received from one or more of those shareholders.

If one set of these materials was sent to your household for use by all Ferguson Shareholders in your household and one or more of you would prefer to receive an additional set, please contact Morrow Sodali, Ferguson’s proxy solicitor, by telephone at 800-662-5200 (from the U.S. and Canada), 203-658-9400 (from the U.K.), and 203-658-9400 (from outside the U.S., Canada and U.K.), or banks and brokers can call collect at 203-658-9400; or by emailing ferg.info@investor.morrowsodali.com. We will promptly deliver upon written or oral request a separate copy of this proxy statement/prospectus in response to your request.

If one set of these materials was sent to your household and you do not wish to participate in householding in the future, or if multiple copies of these materials were sent to your household and you want to receive one set in the future, please contact Ferguson’s transfer agent, Computershare, Computershare Proxy Services, at P.O. Box 43101, Providence Rhode Island, 02940-5067, United States; 1-866-742-1064 (U.S. and Canada); 0370 703 6203 (U.K.); or 1-781-575-3023 (outside U.K., U.S. and Canada); or web.queries@computershare.com. If a broker or other nominee holds your shares, you may continue to receive multiple mailings. Please contact your broker or other nominee directly to discontinue multiple mailings from them.

LEGAL MATTERS

Kirkland & Ellis LLP has passed upon the validity of the securities of Ferguson Enterprises Inc. offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus. Certain legal matters relating to the U.K. tax consequences of the Merger have been passed upon by Freshfields Bruckhaus Deringer LLP.

EXPERTS

The financial statements of Ferguson plc as of and for the year ended July 31, 2023 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of Ferguson plc as of July 31, 2022, and for each of the two years in the period ended July 31, 2022, included in this proxy statement/prospectus, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Ferguson files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that Ferguson files electronically with the SEC at http://www.sec.gov.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. We also incorporate by reference additional documents that Ferguson may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act on or after the date of this proxy statement/prospectus and prior to the consummation of the Merger.

You may request copies of this proxy statement/prospectus and any of the documents (excluding exhibits, unless these are specifically incorporated by reference) incorporated by reference into this proxy statement/prospectus, without charge, in writing by mail to Ferguson’s Company Secretary at 1020 Eskdale Road, Winnersh Triangle, Wokingham, Berkshire, RG41 5TS, U.K., by email at investor@ferguson.com or by telephone request at +44 (0) 118 927 3800; or by request to Morrow Sodali, Ferguson’s proxy solicitor, by calling 800-662-5200 or banks and brokers can call collect at 203-658-9400, or by emailing ferg.info@investor.morrowsodali.com, or from the SEC through the SEC website at the address provided above.

In order to receive timely delivery of the documents in advance of the Special Meeting, you must make your request no later than May 22, 2024 (five business days prior to the date of the Special Meeting). We will promptly deliver the materials that you request.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements for the year ended July 31, 2023

Unaudited Condensed Consolidated Financial Statements for the three and six months ended January 31, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Ferguson plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Ferguson plc and subsidiaries (the “Company”) as of July 31, 2023, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows for the year ended July 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2023, and the results of its operations and its cash flows for the year ended July 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of July 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 26, 2023, expressed an unqualified opinion on the Company’s internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Inventory Reserves— Refer to Note 1 to the financial statements

Critical Audit Matter Description

The Company had inventories of $3.9 billion as of July 31, 2023.

Inventory reserves are recorded against slow-moving, obsolete, and damaged inventories for which the net realizable value is estimated to be less than the cost. The reserve is estimated based on the Company’s current knowledge with respect to inventory levels, sales trends, and historical experience.

We identified certain components of the inventory reserve as a critical audit matter due to the inherent uncertainty and higher degree of auditor judgment and effort needed to evaluate sales trends and experience that were used in determining the inventory reserve.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to certain components of the inventory reserve included the following:

•	tested the Company’s process for determining the inventory reserve by recalculating the inventory reserve for a sample of certain inventory items;

•	developed an independent expectation of the inventory reserve at year end based on historical ratios and compared the inventory reserve against our expectation; and

•

for a selection of prior year inventory items, evaluated management’s estimated sales activity by comparing actual subsequent sales activity to management’s prior year estimate of sales used in developing certain inventory reserves

/s/ Deloitte & Touche LLP

Richmond, VA

September 26, 2023

We have served as the Company’s auditor since 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Ferguson plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Ferguson plc and subsidiaries (the “Company”) as of July 31, 2022, the related consolidated statements of earnings, comprehensive income, shareholders’ equity, and cash flows, for each of the two years in the period ended July 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2022, and the results of its operations and its cash flows for each of the two years in the period ended July 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte LLP

London, United Kingdom September 27, 2022

We began serving as the Company’s auditor in 2016. In 2022 we became the predecessor auditor.

Ferguson plc

Consolidated Statements of Earnings

	For the years ended July 31,
(In millions, except per share amounts)	2023	2022	2021
Net sales	$29,734	$28,566	$22,792
Cost of sales	(20,709)	(19,810)	(15,812)

Gross profit	9,025	8,756	6,980
Selling, general and administrative expenses	(5,920)	(5,635)	(4,732)
Impairments and other charges	(125)	—	—
Depreciation and amortization	(321)	(301)	(298)

Operating profit	2,659	2,820	1,950
Interest expense, net	(184)	(111)	(98)
Other (expense) income, net	(11)	(1)	10

Income before income taxes	2,464	2,708	1,862
Provision for income taxes	(575)	(609)	(232)

Income from continuing operations	1,889	2,099	1,630
Income (loss) from discontinued operations (net of tax)	—	23	(158)

Net income	$1,889	$2,122	$1,472

Earnings per share - Basic:
Continuing operations	$9.15	$9.64	$7.29
Discontinued operations	—	0.11	(0.70)

Total	$9.15	$9.75	$6.59

Earnings per share - Diluted:
Continuing operations	$9.12	$9.59	$7.25
Discontinued operations	—	0.10	(0.70)

Total	$9.12	$9.69	$6.55

Weighted average number of shares outstanding:
Basic	206.4	217.7	223.5
Diluted	207.2	218.9	224.8

See accompanying Notes to the Consolidated Financial Statements.

Ferguson plc

Consolidated Statements of Comprehensive Income

	For the years ended July 31,
(In millions)	2023	2022	2021
Net income	$1,889	$2,122	$1,472
Other comprehensive (loss) income:
Foreign currency translation adjustments	(9)	(24)	170
Pension (loss) income, net of tax benefit (expense) of $16, ($11) and ($17), respectively.	(49)	(10)	79

Total other comprehensive (loss) income, net of tax	(58)	(34)	249

Comprehensive income	$1,831	$2,088	$1,721

See accompanying Notes to the Consolidated Financial Statements.

Ferguson plc

Consolidated Balance Sheets

	As of July 31,
(In millions, except share amounts)	2023	2022
Assets
Cash and cash equivalents	$601	$771
Accounts receivable, less allowances of $27 and $27, respectively	3,597	3,610
Inventories	3,898	4,333
Prepaid and other current assets	953	834
Assets held for sale	28	3

Total current assets	9,077	9,551
Property, plant and equipment, net	1,595	1,376
Operating lease right-of-use assets	1,474	1,200
Deferred income taxes, net	300	177
Goodwill	2,241	2,048
Other intangible assets, net	783	782
Other non-current assets	524	527

Total assets	$15,994	$15,661

Liabilities and shareholders’ equity
Accounts payable	$3,408	$3,607
Short-term debt	55	250
Current portion of operating lease liabilities	366	321
Share repurchase liability	84	324
Other current liabilities	1,516	1,297

Total current liabilities	5,429	5,799
Long-term debt	3,711	3,679
Long-term portion of operating lease liabilities	1,126	878
Other long-term liabilities	691	640

Total liabilities	10,957	10,996

Shareholders’ equity:
Ordinary shares, par value 10 pence: 500,000,000 shares authorized, 232,171,182 shares issued	$30	$30
Paid-in capital	809	760
Retained earnings	8,557	7,594
Treasury shares, 27,893,680 and 21,078,577 shares, respectively at cost	(3,425)	(2,782)
Employee Benefit Trust, 274,031 and 846,491 shares, respectively at cost	(46)	(107)
Accumulated other comprehensive loss	(888)	(830)

Total shareholders’ equity	5,037	4,665

Total liabilities and shareholders’ equity	$15,994	$15,661

See accompanying Notes to the Consolidated Financial Statements.

Ferguson plc

Consolidated Statements of Shareholders’ Equity

(In millions, except per share data)	Ordinary Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Employee Benefit Trust	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance at July 31, 2020	$30	$624	$5,658	($570)	($88)	($1,045)	$4,609
Share-based compensation	—	80	—	—	—	—	80
Net income	—	—	1,472	—	—	—	1,472
Other comprehensive income	—	—	—	—	—	249	249
Cash dividends: $4.611 per share	—	—	(1,034)	—	—	—	(1,034)
Share repurchases	—	—	—	(400)	—	—	(400)
Shares issued under employee share plans	—	—	(51)	39	30	—	18
Other	—	—	9	—	—	—	9

Balance at July 31, 2021	$30	$704	$6,054	($931)	($58)	($796)	$5,003
Share-based compensation	—	56	—	—	—	—	56
Net income	—	—	2,122	—	—	—	2,122
Other comprehensive loss	—	—	—	—	—	(34)	(34)
Cash dividends: $2.505 per share	—	—	(550)	—	—	—	(550)
Share repurchases	—	—	—	(1,872)	(92)	—	(1,964)
Shares issued under employee share plans	—	—	(51)	21	43	—	13
Other	—	—	19	—	—	—	19

Balance at July 31, 2022	$30	$760	$7,594	($2,782)	($107)	($830)	$4,665
Share-based compensation	—	49	—	—	—	—	49
Net income	—	—	1,889	—	—	—	1,889
Other comprehensive loss	—	—	—	—	—	(58)	(58)
Cash dividends: $4.160 per share	—	—	(858)	—	—	—	(858)
Share repurchases	—	—	—	(667)	—	—	(667)
Shares issued under employee share plans	—	—	(68)	24	61	—	17

Balance at July 31, 2023	$30	$809	$8,557	($3,425)	($46)	($888)	$5,037

See accompanying Notes to the Consolidated Financial Statements.

Ferguson plc

Consolidated Statements of Cash Flows

(In millions)	For the years ended July 31,
	2023	2022	2021
Cash flows from operating activities:
Net income	$1,889	$2,122	$1,472
(Income) loss from discontinued operations	—	(23)	158

Income from continuing operations	1,889	2,099	1,630
Depreciation and amortization	321	301	298
Share-based compensation	51	57	77
Non-cash impact of impairments	125	15	—
Changes in deferred income taxes	(104)	41	(185)
Decrease (increase) in inventories	607	(927)	(748)
Increase in receivables and other assets	(1)	(780)	(756)
(Decrease) increase in accounts payable and other liabilities	(196)	436	1,012
Increase (decrease) in income taxes payable	24	(103)	15
Other operating activities	11	10	(6)

Net cash provided by operating activities of continuing operations	2,727	1,149	1,337
Net cash (used in) provided by operating activities of discontinued operations	(4)	—	45

Net cash provided by operating activities	2,723	1,149	1,382

Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(616)	(650)	(286)
Capital expenditures	(441)	(290)	(241)
Other investing activities	3	(6)	12

Net cash used in investing activities of continuing operations	(1,054)	(946)	(515)
Net cash provided by investing activities of discontinued operations	—	24	390

Net cash used in investing activities	(1,054)	(922)	(125)

Cash flows from financing activities:
Purchase of own shares by Employee Benefit Trust	—	(92)	—
Purchase of treasury shares	(908)	(1,545)	(400)
Proceeds from sale of treasury shares	17	13	18
Repayments of debt	(2,930)	(575)	(375)
Proceeds from debt	2,775	2,019	4
Change in bank overdrafts	(15)	(4)	(213)
Cash dividends	(711)	(538)	(1,036)
Other financing activities	(35)	(22)	(49)

Net cash used in financing activities	(1,807)	(744)	(2,051)

Change in cash, cash equivalents and restricted cash	(138)	(517)	(794)
Effects of exchange rate changes	22	(40)	6
Cash, cash equivalents and restricted cash, beginning of period	785	1,342	2,130

Cash, cash equivalents and restricted cash, end of period	$669	$785	$1,342

Supplemental Disclosures:
Cash paid for income taxes	$656	$670	$404
Cash paid for interest	182	94	104
Accrued capital expenditures	17	16	10
Accrued dividends	152	—	—

See accompanying Notes to the Consolidated Financial Statements.

Ferguson plc

Notes to the Consolidated Financial Statements

Note 1:

Summary of significant accounting policies

Background

Ferguson plc (the “Company”) (NYSE: FERG; LSE: FERG) is a public company limited by shares incorporated in Jersey under the Companies (Jersey) Law 1991 (as amended). The Company is a value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the U.K., with its operations and associates solely focused on North America and managed from Newport News, Virginia. The Company’s registered office is 13 Castle Street, St Helier, Jersey, JE1 1ES, Channel Islands.

Basis of consolidation

These consolidated financial statements include the results of the Company and its wholly-owned subsidiaries. All intercompany transactions are eliminated from the consolidated financial statements.

In the current year, the Company has disaggregated the Increase (decrease) in income taxes within Cash flows from operating activities into Changes in deferred income taxes and Increase (decrease) in income taxes payable. Prior year amounts have also been disaggregated to conform to current year presentation. The disaggregation did not result in any changes to total Cash flows from operating activities.

Fiscal year

Except as otherwise specified, references to years indicate our fiscal year ended July 31 of the respective year. For example, references to “fiscal 2023” or similar references refer to the fiscal year ended July 31, 2023.

Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions affecting reported amounts in the consolidated financial statements and accompanying notes. Actual results may differ from those estimates.

Accounts receivables

Accounts receivables are stated at their estimated net realizable value. An allowance for doubtful accounts is estimated based on historical write-offs, the age of past due receivables, as well as consideration for forward-looking expectations where appropriate. Accounts receivables are written off when recoverability is assessed as being remote. The charges associated with the allowance for doubtful accounts are recognized in selling, general and administrative expenses (“SG&A”). Subsequent recoveries of amounts previously written off are credited to SG&A.

Advertising and marketing costs

Advertising costs, including digital, television, radio and print, are expensed when the advertisement first appears. Certain marketing, or co-op, contributions are received to fund marketing activities of specific, incremental, and identifiable costs incurred to promote suppliers’ products or activities, which are recorded in SG&A as reductions of the related marketing costs. The following table presents net advertising expenses included in SG&A:

	For the years ended July 31,
(In millions)	2023	2022	2021
Net advertising and marketing costs	$403	$389	$299

Business combinations

The assets and liabilities of acquired businesses are recorded at their fair values at the date of acquisition. The excess of the purchase price over the fair value of the identifiable assets acquired and liabilities assumed is recorded as goodwill. During the measurement period, which is up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits with banks with original maturities of three months or less and overdrafts to the extent there is a legal right of offset and practice of net settlement with cash balances.

Restricted cash consists of deferred consideration for business combinations, subject to various settlement agreements, as well as funds used to collateralize certain letters of credit. These amounts are recorded in prepaid and other current assets and other non-current assets in the Company’s consolidated balance sheets.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows.

	As of July 31,
(In millions)	2023	2022
Cash and cash equivalents	$601	$771
Restricted cash	68	14

Total cash, cash equivalents and restricted cash	$669	$785

Concentrations of credit risk

The Company monitors credit risk associated with those financial institutions with which it conducts significant business. Credit risk, including but not limited to counterparty non-performance under derivative instruments and our credit facilities, is not considered significant, as we primarily conduct business with large, well-established financial institutions. This risk is managed by setting credit and settlement limits for approved counterparties. In addition, the Company has established guidelines that it follows regarding counterparty credit ratings which are monitored regularly, seeking to limit its exposure to any individual counterparty. The concentration of credit risk was deemed not significant as of July 31, 2023 and 2022.

Cost of sales

Cost of sales includes the cost of goods purchased for resale, net of earned rebates, and the cost of bringing inventory to a sellable location and condition. As the Company does not produce or manufacture products, its inventories are finished goods and therefore depreciation related to warehouse facilities and equipment is presented separately within operating expenses.

Derivative instruments and hedging activity

Derivative financial instruments, in particular interest rate swaps and foreign exchange swaps, are used to manage the financial risks arising from the Company’s business activities and the financing of those activities. Derivatives are not used for speculative purposes or trading activities and have generally not been significant.

Derivatives are measured at their fair values and included in other assets and other liabilities in the consolidated balance sheets.

When the hedging relationship is classified as an effective fair value hedge, the carrying amount of the hedged asset or liability is adjusted by the change in its fair value attributable to the hedged risk and the resulting gain or loss is recognized in the consolidated statements of earnings where it will be offset by the change in the fair value of the hedging instrument.

When the hedging relationship is classified as an effective cash flow hedge or as a net investment hedge, changes in the fair value of the hedging instrument arising from the hedged risk are recorded in other comprehensive income. When the hedged item is recognized in the financial statements, the unrealized gains and losses in accumulated other comprehensive loss are either recognized in the consolidated statements of earnings or, if the hedged item results in a non-financial asset, are recognized as an adjustment to its initial carrying amount.

Discontinued operations

When the Company has disposed of, or classified as held for sale, a business component that represents a strategic shift with significant effect on the Company’s operations and financial results, it classifies that business component as a discontinued

operation and retrospectively presents discontinued operations for the comparable periods. The post-tax income, or loss, of discontinued operations are shown as a single line on the face of the consolidated statements of earnings. The disposal of the discontinued operation would also result in a gain or loss upon final disposal.

Fair value measurements

The applicable accounting guidance for fair value measurements established a fair value hierarchy. The fair value hierarchy established under this guidance prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted prices, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value from the perspective of a market participant.

Foreign currency

The consolidated financial statements are presented in U.S. dollars.

Results of operations of foreign subsidiaries are translated into U.S. dollars using average exchange rates during the year. The assets and liabilities of those subsidiaries are translated into U.S. dollars using exchange rates at the current rate of exchange on the last day of the reporting period. These foreign currency translation adjustments are included in accumulated other comprehensive loss. Foreign currency transaction gains and losses are not material.

In the event that the Company disposes of a subsidiary that uses a non-U.S. dollar functional currency, the gain or loss on disposal recognized in the consolidated statements of earnings includes the cumulative currency translation adjustments attributable to the subsidiary.

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Company’s share of the net identifiable assets of the acquired business at the date of acquisition. Goodwill is not amortized but is carried at cost less accumulated impairment losses. The Company performs an annual impairment assessment in the fourth quarter of each fiscal year, or more frequently if changes in circumstances indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying amount.

The annual impairment assessment begins with an option to assess qualitative factors to determine whether a quantitative evaluation is appropriate for determining potential goodwill impairment. The quantitative impairment assessment compares the fair value of the reporting unit to its carrying value. The reporting units represent the lowest level within the Company at which the associated goodwill is monitored for management purposes and are based on the markets where the business operates.

The fair value of a reporting unit is determined using the income approach, which requires significant assumptions regarding future operations and the ability to generate cash flows. These assumptions include a forecast of future operating cash flows, capital requirements and a discount rate. Where the carrying value of a reporting unit exceeds the fair value, an impairment loss is recorded in the consolidated statements of earnings.

Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity sold.

Other intangible assets

Definite-lived intangible assets are primarily comprised of customer relationships, trade names and other intangible assets, acquired as part of business combinations and are capitalized separately from goodwill and carried at cost less accumulated amortization and accumulated impairment losses.

Computer software that is not integral to an item of property, plant and equipment is recognized separately as an intangible asset and is carried at cost less accumulated amortization and accumulated impairment losses. Costs may include software licenses and external and internal costs directly attributable to the development, design and implementation of the computer software. Costs in respect of training and data conversion are expensed as incurred.

Customer relationship amortization is calculated using a systematic, accelerated approach based on the timing of future expected cash flows. The straight-line method is used for all other intangible assets.

The estimated useful life of the respective intangible assets are as follows:

Customer relationships	4 –15 years
Trade names and brands	1 –15 years
Software	3 – 5 years
Other	1 – 5 years

Impairment of long-lived assets

The recoverability of long-lived assets, including property, plant and equipment, right of use assets and definite-lived intangible assets, is evaluated when events or changes in circumstances indicate that the carrying amounts of an asset group may not be recoverable. Long-lived depreciable and amortizable assets are tested for impairment in asset groups, which are defined as the lowest level of assets that generate identifiable cash flows that are largely independent of the cash flows of other asset groups. A potential impairment has occurred for an asset group if projected future undiscounted cash flows expected to result from the use and eventual disposition of the assets are less than the carrying amounts of the assets.

During fiscal 2023, the Company recorded charges of $18 million related to the closure of certain smaller, underperforming branches in the United States, primarily related to impairment of lease assets and related fixed assets. This item was included in the Impairments and other charges line of the Company’s consolidated statements of earnings.

Inventories

Inventories, which comprise goods purchased for resale, are stated at the lower of cost or net realizable value. Cost is primarily determined using the average cost method. The cost of goods purchased for resale includes import and custom duties, transport and handling costs, freight and packing costs and other attributable costs less trade discounts and rebates. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses.

Inventory reserves are recorded against slow-moving, obsolete and damaged inventories for which the net realizable value is estimated to be less than the cost. The reserve is estimated based on the Company’s current knowledge with respect to inventory levels, sales trends and historical experience.

Leases

The Company enters into contractual arrangements for the utilization of certain non-owned assets. These principally relate to property for the Company’s branches, distribution centers and offices which have varying terms including extension and termination options and periodic rent reviews.

The Company determines if an arrangement is a lease at inception. Leases are evaluated at commencement to determine proper classification as an operating lease or a finance lease. The Company’s leases primarily consist of operating leases. The Company recognizes a right-of-use (“ROU”) asset and lease liability at lease commencement based on the present value of lease payments over the lease term.

The Company generally uses its incremental borrowing rate as the discount rate as most of the Company’s lease arrangements do not provide an implicit borrowing rate. The incremental borrowing rate is estimated using a combination of U.S. Treasury note rates corresponding to lease terms, as well as a blended credit risk spread.

For operating leases, fixed lease payments are recognized on a straight-line basis over the lease term. The Company has elected to not separate lease and non-lease components. Certain lease agreements include variable lease payments that depend on an index, as well as payments for non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance. In instances where these payments are fixed, they are included in the measurement of our lease liabilities, and when variable, are excluded and recognized in the period in which the obligations for those payments are incurred. The Company’s leases do not contain any material residual value guarantees or payments under purchase and termination options which are reasonably certain to be exercised.

Lease terms are initially determined as the non-cancelable period of a lease adjusted for options to extend or terminate a lease that are reasonably certain to be exercised. Generally, the Company’s real estate leases have initial terms of three to 10 years and up to four extension periods that range from two to five years each. Renewal options are typically not included in the lease term as it is not reasonably certain at commencement date that the Company would exercise the extension options. Lease liabilities are subsequently measured at amortized cost using the effective interest method.

Right of use assets are carried at cost less accumulated amortization, impairment losses, and any subsequent remeasurement of the lease liability. Initial cost comprises the lease liability adjusted for lease payments at or before the commencement date, lease incentives received, initial direct costs and an estimate of restoration costs. The Company recognizes minimum rent expense on a straight-line basis over the lease term.

Leases that have an original term of 12 months or less are not recognized on the Company’s consolidated balance sheet, and the lease expense related to those short-term leases is recognized over the lease term.

Property, plant and equipment (“PPE”)

PPE is recorded at cost less accumulated depreciation. Cost includes expenditures necessary to acquire and prepare PPE for its intended use. In addition, subsequent costs that increase the productive capacity or extend the useful life of PPE are capitalized. The cost of repairs and maintenance are expensed as incurred.

Assets are depreciated to their estimated residual value using the straight-line method over their estimated useful lives as follows:

Owned buildings	20 - 50 years
Leasehold improvements	Period of lease
Plant and machinery	10 years
Computer hardware	3 - 5 years
Furniture, fixtures, equipment	5 - 7 years
Vehicles	4 years

Rebates

The Company has agreements (“supplier rebates”) with a number of its suppliers whereby volume-based rebates and other discounts are received in connection with the purchase of goods for resale from those suppliers.

The majority of volume-based supplier rebates are determined by reference to guaranteed rates of rebate. These calculations require minimal judgment. A small proportion of volume-based supplier rebates are subject to tiered targets where the rebate percentage increases as volumes purchased reach agreed targets within a set period of time. The Company estimates supplier rebates based on forecasts which are informed by historical trading patterns, current performance and trends.

Rebates relating to the purchase of goods for resale are accrued as earned and are recorded initially as a deduction to the cost of inventory with a subsequent reduction in cost of sales when the related goods are sold. When the Company has the right to offset and net settles with the supplier, the supplier rebate receivables are offset with amounts owed to the supplier at the balance sheet date and are included within accounts payable. When the Company does not have the legal right of offset, the supplier rebate receivables are recorded in prepaid and other current assets in the consolidated balance sheets.

Revenue recognition

The Company recognizes revenue when a sales arrangement with a customer exists (e.g., contract, purchase orders, others), the transaction price is fixed or determinable, collection of consideration is probable and the Company has satisfied its performance obligation per the sales arrangement. The majority of the Company’s revenue originates from sales arrangements with a single performance obligation to deliver products, whereby performance obligations are satisfied when control of the product is transferred to the customer which is the point they are delivered to, or collected by, the customer. Therefore, shipping and handling activities are not deemed a separate performance obligation. Payment terms between the Company and its customers vary by the type of customer, country of sale and the products sold. The Company does not have significant financing components in its contracts and the payment due date is typically shortly after sale.

In some limited cases, the Company’s contracts contain services and products that are deemed one performance obligation as the services are highly interdependent and interrelated with the products or are significantly integrated with the products. Contracts in which services provided are a separately identifiable performance obligation are not material.

In some instances, goods are delivered directly to the customer by the supplier. The Company has concluded that it is the principal in these transactions as it is primarily responsible to the customer for fulfilling the obligation and has the responsibility for identifying and directing the supplier to deliver the goods to the customer.

The Company offers a right of return to its customers for most goods sold. Revenue is reduced by the amount of expected returns in the period in which the related revenue is recorded with a corresponding liability recorded in other current liabilities. The Company also recognizes a returned asset in prepaid and other current assets with a corresponding adjustment to cost of sales, for the right to recover the returned goods, measured at the former carrying value, less any expected recovery costs.

Share-based compensation

Share-based incentives are provided to associates under the Company’s long-term incentive plans and all-employee sharesave plans. The Company recognizes a compensation cost in respect of these plans that is primarily based on the fair value of the awards. For equity-settled plans, the fair value is determined at the date of grant and is not subsequently remeasured unless the conditions on which the award was granted are modified. For liability-settled plans, the fair value is initially determined at the date of grant and is remeasured at each balance sheet date until the liability is settled. The related liability is recorded in other current liabilities and other long-term liabilities. Generally, the compensation cost is recognized on a straight-line basis over the vesting period, utilizing cumulative catch-up for changes in the liability-settled plans. Estimates of expected forfeitures are made at the date of grant based on historical experience to appropriately reduce expense for those grants expected not to satisfy service conditions, or based on expected performance for non-market performance conditions. The estimated forfeitures are adjusted when facts and circumstances indicate the prior estimate is no longer appropriate.

Tax

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) for the expected future tax consequences of events that have been included in the financial statements. Under this method, the Company determines DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.

The Company recognizes DTAs to the extent that it believes these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of recent operations. If the Company determines that it would be able to realize our DTAs in the future in excess of their net recorded amount, the DTA valuation allowance would be appropriately adjusted, which would reduce the provision for income taxes.

The Company records uncertain tax positions in accordance with Accounting Standard Codification (“ASC”) 740 on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

Recently issued accounting pronouncements

In September 2022, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2022-04, “Liabilities—Supplier Finance Programs (Topic 405-50)—Disclosure of Supplier Finance Program Obligations.” The standard aims to enhance transparency of supplier finance programs used in connection with the purchase of goods and services. The standard requires entities to disclose the key terms, including a description of payment terms, the confirmed amount outstanding under such programs, a description of where those obligations are presented on the balance sheet, and an annual rollforward, including the amount of obligations confirmed and the amount paid during the period. The guidance does not affect the recognition, measurement, or financial statement presentation of obligations covered by supplier finance programs. ASU No. 2022-04 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the required rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company will adopt ASU No. 2022-04 as of August 1, 2023. As of July 31, 2023, activity under the Company’s supplier finance agreements was not material. The Company will continue to evaluate for future disclosure.

Recent accounting pronouncements pending adoption that are not discussed above are either not applicable, or will not have, or are not expected to have, a material impact on our consolidated financial condition, results of operations or cash flows.

Note 2:

Revenue and segment information

The Company reports its financial results of operations on a geographical basis in the following two reportable segments: United States and Canada. Each segment generally derives its revenues in the same manner as described in Note 1, Summary of significant accounting policies. The Company uses adjusted operating profit as its measure of segment profit. Adjusted operating profit is defined as profit before tax, excluding central and other costs, restructuring costs, amortization of acquired intangible assets, net interest expenses, as well as other items typically recorded in net other (expense) income such as (loss)/gain on disposal of businesses, pension plan changes/closure costs and amounts recorded in connection with the Company’s interests in investees. Certain income and expenses are not allocated to the Company’s segments and, thus, the information that management uses to make operating decisions and assess performance does not reflect such amounts.

Segment results were as follows:

	For the years ended July 31,
(In millions)	2023	2022	2021
Net sales:
United States	$28,291	$27,067	$21,478
Canada	1,443	1,499	1,314

Total net sales	$29,734	$28,566	$22,792

Adjusted operating profit:
United States	$2,892	$2,893	$2,070
Canada	76	112	76

Central and other costs	(51)	(54)	(54)
Business restructurings(1)	—	—	11
Corporate restructurings(2)	—	(17)	(22)
Impairment and other charges(3)	(125)	—	—
Amortization of acquired intangible assets	(133)	(114)	(131)
Interest expense, net	(184)	(111)	(98)
Other (expense) income, net	(11)	(1)	10

Income before income taxes	$2,464	$2,708	$1,862

(1)	For fiscal 2021, business restructuring reflects the release of provisions in connection with previously anticipated COVID-19 cost actions recorded in fiscal 2020.
(2)	For fiscal 2022 and 2021, corporate restructuring costs primarily related to the incremental costs of the Company’s listing in the United States.
(3)	See Note 8, Other intangible assets for further information.

An additional disaggregation of net sales by end market for continuing operations is as follows:

	For the years ended July 31,
(In millions)	2023	2022	2021
United States:
Residential	$14,820	$14,657	$11,990
Non-residential:
Commercial	9,213	8,600	6,661
Civil/Infrastructure	2,344	2,163	1,506
Industrial	1,914	1,647	1,321

Total Non-residential	13,471	12,410	9,488

Total United States	28,291	27,067	21,478
Canada	1,443	1,499	1,314

Total net sales	$29,734	$28,566	$22,792

No sales to an individual customer accounted for more than 10% of net sales during any of the last three fiscal years.

The Company is a value-added distributor in North America of products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We offer a broad line of products, and items are regularly added to and removed from the Company’s inventory. Accordingly, it would be impractical to provide sales information by product category due to the way the business is managed, and the dynamic nature of the inventory offered.

Capital expenditures and depreciation and amortization by segment were as follows:

	For the years ended July 31,
(In millions)	2023	2022	2021
Capital expenditures:
United States	$423	$283	$232
Canada	18	7	9

Total capital expenditures	$441	$290	$241

Depreciation and amortization:
United States(1)	$313	$292	$288
Canada	8	9	9
Corporate	—	—	1

Total depreciation and amortization	$321	$301	$298

(1)

Includes amortization of acquired intangible assets of $133 million, $114 million and $131 million in 2023, 2022 and 2021, respectively. These amounts are not included in the United States segment adjusted operating profit.

Assets by segment included:

	As of July 31,
(In millions)	2023	2022
Assets:
United States	$14,167	$13,747
Canada	795	802
Corporate	1,032	1,112

Total assets	$15,994	$15,661

As of July 31, 2023 and 2022, long-lived assets located in the United States were $1,545 million and $1,336 million, respectively.

Note 3:

Earnings per share

Basic earnings per share is calculated using our weighted average outstanding common shares. Diluted earnings per share is calculated using our weighted average outstanding common shares including the dilutive effect of share awards as determined under the treasury stock method.

The following table shows the calculation of diluted shares:

	For the years ended July 31,
(In millions, except per share amounts)	2023	2022	2021
Income from continuing operations	$1,889	$2,099	$1,630
Income (loss) from discontinued operations (net of tax)	—	23	(158)

Net income	$1,889	$2,122	$1,472

Weighted average number of shares outstanding:
Basic weighted average shares	206.4	217.7	223.5
Effect of dilutive shares	0.8	1.2	1.3

Diluted weighted average shares	207.2	218.9	224.8

Earnings per share - Basic:
Continuing operations	$9.15	$9.64	$7.29
Discontinued operations	—	0.11	(0.70)

Total	$9.15	$9.75	$6.59

Earnings per share - Diluted:
Continuing operations	$9.12	$9.59	$7.25
Discontinued operations	—	0.10	(0.70)

Total	$9.12	$9.69	$6.55

Excluded anti-dilutive shares	0.1	0.1	0.1

Note 4:

Income tax

Income before income tax by geographical area consisted of the following:

	For the years ended July 31,
(In millions)	2023	2022	2021
United Kingdom	$80	$102	$123
United States	2,011	2,222	1,385
International	373	384	354

Total	$2,464	$2,708	$1,862

Provision for income taxes consisted of the following:

	For the years ended July 31,
(In millions)	2023	2022	2021
Current:
United Kingdom	$—	($18)	$5
Federal and state (U.S.)	624	528	364
International	55	58	48

Total current	$679	$568	$417

Deferred:
United Kingdom	$17	$20	($8)
Federal and state (U.S.)	(120)	20	(176)
International	(1)	1	(1)

Total deferred	($104)	$41	($185)

Provision for income taxes	$575	$609	$232

The following is a reconciliation of income tax expense with income taxes at the U.K. statutory rate:

	For the years ended July 31,
(In millions)	2023		2022		2021
Provision for income taxes at U.K. statutory rate(1)	$518	21.0%	$515	19.0%	$354	19.0%
Non-U.K. tax rate differentials	68	2.8	127	4.7	68	3.7
Impact of change in reserves	8	0.3	8	0.2	(138)	(7.4)
Tax rate change	—	—	—	—	(29)	(1.6)
Tax credits	(15)	(0.6)	(9)	(0.3)	(12)	(0.6)
Non-taxable income	(6)	(0.2)	(9)	(0.3)	(18)	(1.0)
Other	2	—	(23)	(0.8)	7	0.4

Income tax expense	$575	23.3%	$609	22.5%	$232	12.5%

(1)

Ferguson plc is tax resident in the U.K. Therefore, the Company has utilized the U.K. statutory rate. Since the change in statutory rate transitioned between fiscal years, the Company utilized a prorated statutory rate during fiscal 2023.

Deferred Taxes

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of July 31,
(In millions)	2023	2022
Assets:
Deferred compensation	$69	$48
Tax loss carryforwards	186	184
Lease liabilities	378	306
Sales returns and other liabilities	123	103
Inventory	46	50
Capitalized research and development	44	—
Other	48	51

Total deferred tax assets	894	742

Valuation allowance	(81)	(77)

Total deferred tax assets, net of valuation allowance	$813	$665

Liabilities:
Right of use assets	($374)	($306)
Goodwill and intangible assets	(118)	(119)
Property, plant and equipment	(21)	(14)
Tax method change	—	(49)

Total deferred tax liabilities	(513)	(488)

Net deferred tax assets	$300	$177

We recognize a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of a deferred tax asset will not be realized. Our valuation allowance at July 31, 2023 and 2022 relates to foreign net capital loss carryforwards in the U.K. and Canada which are not expected to be realizable. For the year ended July 31, 2023, there was a $4 million change in the valuation allowance (2022: $0 million and 2021: $30 million).

As of July 31, 2023, the Company had $720 million of loss carryforwards related to the United Kingdom operations. At July 31, 2023, the Company had U.S. federal and state operating loss carryforwards for income tax purposes of $15 million and $19 million, respectively. Some of the loss carryforwards may expire at various dates through 2039. At July 31, 2023, the Company had $8 million of loss carryforwards related to international operations. A portion of these losses related to capital losses were offset with valuation allowances.

Unrecognized Tax Benefits

The following table reconciles the beginning and ending amount of our gross unrecognized tax benefits:

	For the years ended July 31,
(In millions)	2023	2022	2021
Unrecognized tax benefits at beginning of fiscal year	$140	$132	$245
Additions based on tax positions related to current year	27	27	28
Additions for tax positions of prior years	2	11	2
Reductions for tax positions of prior years	—	—	(8)
Reductions due to lapse of statute of limitations	(25)	(30)	(135)

Unrecognized tax benefits	$144	$140	$132

As of July 31, 2023, the unrecognized tax benefits that, if recognized, would impact the effective tax rate were $144 million (2022: $140 million and 2021: $132 million). The Company recognizes interest and penalties in the income tax provision in its consolidated statements of earnings. As of July 31, 2023, the Company had accrued interest of $23 million (2022: $17 million and 2021: $16 million). For the year end July 31, 2023, the interest included in income tax expense was an expense of $6 million (2022: expense $1 million and 2021: benefit $42 million). Penalties related to these positions were not material for all periods presented.

The total amount of unrecognized tax benefits relating to the Company’s tax positions is subject to change based on future events including, but not limited to, the settlement of ongoing tax audits and assessments and the expiration of applicable statutes of limitations. The Company anticipates that the balance of gross unrecognized tax benefits, excluding interest and penalties, will be reduced by $12 million during the next 12 months, primarily due to the anticipated settlement of tax examinations and statute of limitation expirations. However, the outcomes and timing of such events are highly uncertain and changes in the occurrence, expected outcomes and timing of such events could cause the Company’s current estimate to change materially in the future.

Reinvestment of Unremitted earnings

We consider foreign earnings of specific subsidiaries to be indefinitely reinvested. These permanently reinvested earnings of foreign subsidiaries at July 31, 2023 amounted to $725 million (2022: $658 million). The Company is not recording a deferred tax liability, if any, on such amounts. If at some future date, the Company ceases to be permanently reinvested in these specific foreign subsidiaries, the Company may be subject to foreign withholding and other taxes on these undistributed earnings and may need to record a deferred tax liability for any outside basis difference on these specific foreign subsidiaries.

Tax Return Examination Status

The Company files income tax returns in the U.K., U.S. and in various foreign, state and local jurisdictions. We are subject to tax audits in the various jurisdictions until the respective statutes of limitation expire. The Company is no longer subject to U.K. examinations by tax authorities for fiscal years before 2020 and U.S. federal income tax examinations by tax authorities for fiscal years before 2020. There are ongoing U.S. state and local audits and other foreign audits covering fiscal 2008-2020. We do not expect the results from any ongoing income tax audit to have a material impact on our consolidated financial condition, results of operations or cash flows.

Note 5:

Property, plant and equipment

Property, plant and equipment consisted of the following:

	As of July 31,
(In millions)	2023	2022
Land	$348	$273
Buildings	1,134	1,103
Leasehold improvements	529	455
Plant and machinery	834	719
Other equipment	156	146

Property, plant and equipment	3,001	2,696
Less: Accumulated depreciation	(1,406)	(1,320)

Property, plant and equipment, net	$1,595	$1,376

Depreciation related to property, plant and equipment included in operating costs for fiscal 2023 was $148 million (2022: $140 million and 2021: $130 million).

Note 6:

Leases

Lease-related assets and liabilities consisted of the following:

	As of July 31,
(In millions)	2023	2022
Assets:
Operating lease right-of-use assets	$1,474	$1,200

Liabilities:
Current portion of operating lease liabilities	$366	$321
Long-term portion of operating lease liabilities	1,126	878

Total lease liabilities	$1,492	$1,199

The components of leasing costs, included in SG&A, consisted of the following:

	For the years ended July 31,
(In millions)	2023	2022	2021
Operating lease costs	$390	$349	$318
Variable lease costs	85	72	62
Short-term lease costs	23	14	1

Total lease costs	$498	$435	$381

Variable lease costs represent costs incurred in connection with non-lease components, such as common area maintenance, and certain pass-through operating expenses such as real estate taxes and insurance.

The weighted average remaining lease terms and discount rates for the Company’s operating leases were as follows:

	As of July 31,
	2023	2022
Weighted average remaining lease term (years)	5.5	5.1
Weighted average discount rate	4.0%	3.3%

The future minimum rental payments under operating lease obligations, having initial or remaining non-cancelable lease terms in excess of one year are summarized as follows:

As of July 31,
(In millions)	2023
2024	$377
2025	357
2026	289
2027	214
2028	157
Thereafter	295

Total undiscounted lease payments	1,689
Less: imputed interest	(197)

Present value of liabilities	$1,492

The future minimum lease payments in the table above exclude payments for leases that have not yet commenced.

Supplemental cash flow information related to leases from continuing operations consisted of the following:

	For the years ended July 31,
(In millions)	2023	2022	2021
Cash paid for operating leases (operating cash flows)	$379	$337	$321
Lease assets obtained in exchange for new operating lease liabilities (non-cash)	309	362	158

As of July 31, 2023, the Company had $223 million of non-cancelable operating leases with terms similar to the Company’s current operating leases that have not yet commenced. Of this amount, $174 million is expected to commence in fiscal year 2024 with the remaining $49 million expected to commence in fiscal year 2025.

Note 7:

Goodwill

The Company completed its annual impairment analysis for goodwill during the fourth quarter of fiscal 2023. Based on the results of the Company’s analysis, the Company concluded that the fair value of each reporting unit was substantially in excess of its respective carrying value. There were no impairment charges related to goodwill in fiscal 2023, 2022 or 2021.

The following table presents the changes in the net carrying amount of goodwill allocated by reportable segment for the years ended July 31, 2023 and 2022:

(In millions)	United States	Canada	Total
Balance as of July 31, 2021	$1,670	$158	$1,828
Acquisitions	224	—	224
Effect of currency translation adjustment	—	(4)	(4)

Balance as of July 31, 2022	1,894	154	2,048
Acquisitions	198	—	198
Effect of currency translation adjustment	—	(5)	(5)

Balance as of July 31, 2023	$2,092	$149	$2,241

Cumulative goodwill impairment as of July 31, 2023	$108	$11	$119

Cumulative balance of historical goodwill impairments as of July 31, 2023, as shown above, was the same for all periods presented herein. See Note 16, Acquisitions for further information on the additions to goodwill in fiscal 2023 and 2022.

Note 8:

Other intangible assets

The Company’s major categories of definite-lived intangible assets and the respective weighted average remaining useful lives consisted of the following:

		As of July 31, 2023		As of July 31, 2022
(In millions, except remaining useful life)	Weighted average remaining useful life (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Software	4	$283	($197)	$370	($198)
Customer relationships*	8	1,345	(750)	1,138	(662)
Tradenames and brands*	4	268	(200)	258	(171)
Other*	3	209	(175)	206	(159)

Total intangible assets		$2,105	($1,322)	$1,972	($1,190)

*	Acquired intangible assets

Amortization expense of intangible assets for the year ended July 31, 2023 was $173 million (2022: $161 million and 2021: $168 million).

As of July 31, 2023, expected amortization expense for the unamortized definite-lived intangible assets for the next five years and thereafter is as follows:

As of July 31,
(In millions)	2023
2024	$164
2025	160
2026	123
2027	103
2028	85
Thereafter	148

Total	$783

Impairments

The Company has been upgrading portions of its IT systems to enhance customer experience and associate productivity. One of the solutions developed targeted certain branch transactional processes and was piloted at select locations. In the third quarter of fiscal 2023, the Company determined that this solution did not meet its customer service, speed and efficiency goals. As a result, the Company chose not to proceed with this component and recorded a non-cash charge of $107 million of previously capitalized software costs in the United States. This item was included in the Impairments and other charges line of the Company’s consolidated statements of earnings.

In the second quarter of fiscal 2022, the Company recorded a $15 million non-cash impairment charge in SG&A related to internal use software projects in the United States as the Company determined the benefits of the work capitalized would not be realized.

Note 9:

Debt

The Company’s debt obligations consisted of the following:

	As of July 31,
(In millions)	2023	2022
Variable-rate debt:
Receivables Facility	$50	$455
Term Loan	500	—
Private Placement Notes:
3.43% due September 2022	—	250
3.30% due November 2023	55	55
3.44% due November 2024	150	150
3.73% due September 2025	400	400
3.51% due November 2026	150	150
3.83% due September 2027	150	150
Unsecured Senior Notes:
4.50% due October 2028	750	750
3.25% due June 2030	600	600
4.25% due April 2027	300	300
4.65% due April 2032	700	700

Subtotal	$3,805	$3,960
Less: current maturities of debt	(55)	(250)
Unamortized discounts and debt issuance costs	(22)	(24)
Interest rate swap—fair value adjustment	(17)	(7)

Total long-term debt	$3,711	$3,679

Private Placement Notes

In June 2015 and November 2017, Wolseley Capital, Inc. (“Wolseley Capital”), a wholly owned subsidiary of the Company, privately placed fixed rate notes in an aggregate principal amount of $800 million and $355 million, respectively (collectively, the “Private Placement Notes”). Interest on the Private Placement Notes is payable semi-annually. During the first quarter of fiscal 2023, the 3.43% notes due in September 2022 were repaid at maturity.

As of July 31, 2023 and 2022, the Company had interest rate swaps with a notional value of $355 million in connection with the Private Placement Notes entered into in November 2017. See Note 10, Fair value measurements for further information.

Wolseley Capital’s obligations under the note and guarantee agreements are unconditionally guaranteed by the Company and Ferguson UK Holdings Limited (“Ferguson UK”). Wolseley Capital may repay the outstanding Private Placement Notes, in whole or in part, at any time at a price equal to 100% of the principal amount being prepaid plus a “make-whole” prepayment premium.

The note and guarantee agreements relating to the Private Placement Notes contain certain customary affirmative covenants, as well as certain customary negative covenants that, among other things, restrict, subject to certain exceptions, the Company’s non-guarantor subsidiaries’ ability to incur indebtedness and the Company’s ability to enter into affiliate transactions, grant liens on its assets, sell assets, or engage in acquisitions, mergers or consolidations. In addition, subject to certain exceptions, the note and guarantee agreements require us to maintain a leverage ratio.

The outstanding Private Placement Notes also contain customary events of default. Upon an event of default and an acceleration of the Private Placement Notes, the Company must repay the outstanding Private Placement Notes plus a make-whole premium and accrued and unpaid interest.

Unsecured Senior Notes

Ferguson Finance, plc (“Ferguson Finance”) has issued $2.35 billion in unsecured senior notes (collectively, the “Unsecured Senior Notes”) which are guaranteed by the Company and Ferguson UK.

The Unsecured Senior Notes are fully and unconditionally guaranteed on a direct, unsubordinated and unsecured senior basis by the Company and generally carry the same terms and conditions with interest paid semi-annually. The Unsecured Senior Notes may be redeemed, in whole or in part (i) at 100% of the principal amount on the notes being redeemed plus a “make-whole” prepayment premium at any time prior to three months before the maturity date (the “Notes Par Call Date”) or (ii) after the Notes Par Call Date at 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest on the principal being redeemed. The Unsecured Senior Notes include covenants, subject to certain exceptions, which include limitations on the granting of liens and on mergers and acquisitions.

Term Loan Agreement

The Credit Agreement, dated October 7, 2022, among the Company, Ferguson UK, the lenders party thereto and the agent of the lenders party thereto (the “Term Loan Agreement”) provides for term loans in an aggregate principal amount of $500 million, the proceeds of which may be used for general corporate purposes. The Term Loan Agreement will mature on October 7, 2025.

Term loans will bear interest at a rate per annum of the Term SOFR Rate, as defined in the Term Loan Agreement, plus a credit spread adjustment of 10 basis points plus a margin ranging from 100 to 150 basis points, determined on the basis of the Company’s corporate credit ratings (or if public credit ratings are not published, senior unsecured debt ratings). Interest rates for the term loans ranged from 4.4% to 6.4% during fiscal 2023.

Ferguson UK may voluntarily prepay the term loans, in whole or in part, without premium or penalty, but subject to reimbursement of funding losses with respect to certain prepayments. Term loans that are prepaid may not be reborrowed.

The Term Loan Agreement contains representations and warranties and affirmative and negative covenants and events of default, including, but not limited to, restrictions on the incurrence of non-guarantor subsidiary indebtedness, additional liens, mergers and sales of assets and changes in nature of business, in each case, subject to certain conditions, exceptions and thresholds. The Term Loan Agreement also requires the Company to maintain on a consolidated basis, as of the last day of each fiscal quarter, a maximum net leverage ratio of 3.50 to 1.00, with a step-up to 4.00 to 1.00 with respect to each of the four fiscal quarters ending immediately after certain material acquisitions. The Company unconditionally and irrevocably guarantees the term loans.

Revolving Credit Facility

The Company maintains a revolving credit facility (the “Revolving Facility”) under the Amendment and Restatement Agreement, dated October 7, 2022, among the Company, Ferguson UK, the lenders party thereto, and the agent of the lenders party thereto (as amended from time to time, the “Revolving Facility Agreement”). The Revolving Facility has aggregate total available credit commitments of $1.35 billion. Borrowings under the Revolving Facility bear interest at a per annum rate of Term SOFR (as defined in the Revolving Facility Agreement) plus a credit spread adjustment of 10 basis points plus a margin ranging from 20 to 75 basis points, determined on the basis of the Company’s corporate credit ratings (or if public credit ratings are not published, senior unsecured debt ratings).

The Company is required to pay a quarterly commitment fee and utilization fee in certain circumstances. All obligations under the Revolving Facility Agreement are unconditionally guaranteed by the Company and Ferguson UK, to the extent each entity is not the borrower with respect to such obligation.

The Revolving Facility Agreement contains affirmative and negative covenants that, among other things, restrict, subject to certain conditions, exceptions and thresholds, the ability of the Company and its subsidiaries to incur indebtedness, grant liens on present or future assets or revenues, sell assets or engage in mergers or consolidations. The Revolving Facility Agreement also contains events of default, including, among others, cross-default and cross-acceleration provisions, in each case, subject to grace periods and thresholds. The Revolving Facility terminates in March 2026.

As of July 31, 2023 and 2022, no borrowings were outstanding under the Revolving Facility.

Receivables Securitization Facility

The Company maintains a Receivables Securitization Facility (the “Receivables Facility”) which is primarily governed by the Receivables Purchase Agreement, dated July 31, 2013, as amended from time to time, among the Company, Ferguson Enterprises, LLC and certain of its subsidiaries; the conduit purchasers, committed purchasers, and letter of credit banks from time to time party thereto; and Royal Bank of Canada, as administrative agent.

The Receivables Facility consists of funding for up to $1.1 billion, including a swingline for up to $100 million in same day funding, terminating on October 7, 2025. The Company has available to it an accordion feature whereby the facility may be increased up to $1.5 billion subject to lender participation. Interest is payable under the Receivables Facility at a rate of Term SOFR (as defined in the Receivables Facility) plus a credit spread adjustment of 10 basis points plus a margin or, in the case of the lending banks that fund, through a conduit, by the issuance of commercial paper, at a rate equal to the per annum rate payable of the related commercial paper issued by such conduit plus a margin. Interest rates under the Receivables Facility ranged from 3.4% to 6.2% during fiscal 2023. The Company does not factor its accounts receivable.

The Receivables Facility contains affirmative and negative covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and its subsidiaries party thereto from granting additional liens on the accounts receivable, selling certain assets or engaging in acquisitions, mergers or consolidations, or, in the case of the borrower, incurring other indebtedness.

The Receivables Facility also contains events of default and cross-default provisions, including requirements that our performance in relation to accounts receivable remains at set levels (specifically, among other things, relating to timely payments being received from debtors on the accounts receivable and to the amount of accounts receivable written off as bad debt) and that a required level of accounts receivable be generated and available to support the borrowings under the arrangements.

The Company pays customary fees regarding unused amounts to maintain the availability under the Receivables Facility.

The Company was in compliance with all debt covenants for all of these debt obligations and facilities that were in effect as of July 31, 2023.

Debt maturities, exclusive of unamortized original issue discounts, unamortized debt issuance costs, fair-value hedge adjustments, and finance lease obligations, for the next five fiscal years and thereafter are as follows:

As of July 31,
(In millions)	2023
2024	$55
2025	150
2026	950
2027	450
2028	150
Thereafter	2,050

Total	$3,805

Note 10:

Fair value measurements

Derivative Instruments

The Company’s derivatives relate principally to interest rate swaps, designated as fair value hedges, to manage its exposure to interest rate movements on its debt. They are measured at fair value on a recurring basis through profit and loss using forward interest curves which are Level 2 inputs. The Company’s derivatives are not material. The notional amount of the Company’s outstanding fair value hedges as of July 31, 2023 and 2022 was $355 million.

Equity investments

The fair value of the Company’s equity investments is measured on a recurring basis using market derived valuation methods upon occurrence of orderly transactions for identical or similar assets which is deemed a Level 3 input. The fair value of equity investments was $34 million and $26 million as of July 31, 2023 and 2022, respectively, and the activity during fiscal 2023 was not material.

Other Fair Value Disclosures

Due to their short maturities, or their insignificance, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and short-term debt approximated their fair values at July 31, 2023 and 2022.

Non-recurring fair value measurements

Fair value estimates are made in connection with the Company’s acquisitions. See Note 16, Acquisitions for further details.

Liabilities for which fair value is only disclosed

Carrying amounts and the related estimated fair value of the Company’s long-term debt were as follows:

(In millions)	As of July 31,
	2023		2022
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Unsecured Senior Notes	$2,330	$2,195	$2,328	$2,350
Private Placement Notes	904	871	1,153	1,142

The difference in fair values results from changes, since issuance, in the corporate debt markets and investor preferences. The fair value of the Unsecured Senior Notes and Private Placement Notes are classified as Level 2 fair value measurements, and were estimated using observable market prices as provided in secondary markets that consider the Company’s credit risk and market-related conditions.

Note 11:

Commitments and contingencies

The Company is, from time to time, involved in various legal proceedings considered to be normal course of business in relation to, among other things, the products that we supply, contractual and commercial disputes and disputes with employees. Provision is made if, on the basis of current information and professional advice, liabilities are considered probable. In the case of unfavorable outcomes, the Company may benefit from applicable insurance protection. The Company does not expect any of its pending legal proceedings to have a material adverse effect on its results of operations, financial position or cash flows.

Note 12:

Accumulated other comprehensive loss

The change in accumulated other comprehensive loss was as follows:

(In millions, net of tax)	Foreign currency translation	Pensions	Total
Balance at July 31, 2020	($566)	($479)	($1,045)

Other comprehensive income before reclassifications	35	66	101
Amounts reclassified from accumulated other comprehensive loss	135	13	148

Other comprehensive income	170	79	249

Balance as of July 31, 2021	($396)	($400)	($796)

Other comprehensive loss before reclassifications	(24)	(18)	(42)
Amounts reclassified from accumulated other comprehensive loss	—	8	8

Other comprehensive loss	(24)	(10)	(34)

Balance as of July 31, 2022	($420)	($410)	($830)

Other comprehensive loss before reclassifications	(9)	(57)	(66)
Amounts reclassified from accumulated other comprehensive loss	—	8	8

Other comprehensive loss	(9)	(49)	(58)

Balance as of July 31, 2023	($429)	($459)	($888)

Amounts reclassified from accumulated other comprehensive loss related to pension and other post-retirement items include the related income tax impacts. Such amounts consisted of the following:

	For the years ended July 31,
(In millions)	2023	2022	2021
Amortization of actuarial losses	$11	$10	$18
Tax benefit	(3)	(2)	(5)

Amounts reclassified from accumulated other comprehensive loss, net of tax	$8	$8	$13

Note 13:

Retirement benefit obligations

The Company provides various retirement benefits to eligible employees, including pension benefits associated with defined benefit plans, contributions to defined contribution plans, post-retirement benefits and other benefits. Eligibility requirements and benefit levels vary depending on associate location.

The Company provides defined benefit plans to its employees in Canada. In the United Kingdom there is a legacy defined benefit plan which is closed to further benefit accrual.

The majority of the Canadian defined benefit plans are funded. Post-retirement benefit obligations are not material and have been included in all amounts presented herein.

The principal U.K. defined benefit plan is the Wolseley Group Retirement Benefits Plan which provides benefits based on final pensionable salaries. The assets are held in separate trustee administered funds. The plan was closed to new entrants in 2009, closed to future service accrual in December 2013 and closed to future non-inflationary salary accrual on the disposal of the U.K. business in 2021.

In 2017, the Company secured a buy-in insurance policy with Pension Insurance Corporation for the U.K. defined benefit plan. This policy covers all benefit payments to a certain portion of participants in the plan. The insurance asset is exactly equal to the related insured liabilities.

In 2021, prior to the disposal of the U.K. business, Wolseley UK Limited, the liabilities of the disposed entities to the U.K. defined benefit plan were transferred to Ferguson UK Holdings Limited.

The funded status of the Company’s plans was as follows, valued with a measurement date of July 31 for each year:

	For the years ended July 31,
(In millions)	2023	2022
Change in net benefit obligations:
Beginning balance	$1,402	$2,208
Interest cost	51	41
Actuarial gain	(245)	(554)
Benefits paid	(57)	(71)
Exchange rate adjustment	67	(222)

Ending balance	$1,218	$1,402

Change in assets at fair value:
Beginning balance	$1,508	$2,304
Actual return on plan assets	(279)	(506)
Company contributions	24	15
Benefits paid	(57)	(71)
Exchange rate adjustment	74	(234)

Ending balance at fair value	$1,270	$1,508

Funded status of plans	$52	$106

As required by United Kingdom pensions regulation, the United Kingdom Plan completed its triennial actuarial valuation exercise, which is measured on a technical provisions basis, based on the United Kingdom Plan’s financial position as of April 30, 2022. The triennial valuation resulted in required contributions by the Company of £133 million to be spread over the period to January 31, 2026, of which the Company has paid £26 million as of July 31, 2023.

Total expected employer contributions to the defined benefit plans for the year ending July 31, 2024 are estimated to be $35 million, which includes amounts due from the triennial funding valuation.

Amounts recognized in the consolidated balance sheets consisted of:

	As of July 31,
(In millions)	2023	2022
Non-current asset	$55	$114
Non-current liability	(3)	(8)

Amounts recognized in accumulated other comprehensive loss:

	As of July 31,
(In millions)	2023	2022
Net actuarial loss	$602	$537
Income tax impact	(143)	(127)

Accumulated other comprehensive loss	$459	$410

Components of other comprehensive loss (income) consisted of the following:

	For the years ended July 31,
(In millions)	2023	2022	2021
Net actuarial loss (gain)	$83	($3)	($78)
Amortization of net actuarial loss	(11)	(10)	(18)
Impact of exchange rates	(7)	12	—
Income tax impact	(16)	11	17

Other comprehensive loss (income), net of tax	$49	$10	($79)

The components of net periodic pension costs associated with all of the Company’s plans were as follows:

	For the years ended July 31,
(In millions)	2023	2022	2021
Selling, general and administrative expenses
Service costs	$—	$—	$3
Other expense (income), net
Amortization of net actuarial losses	11	10	18
Interest cost	51	41	32
Expected return on plan assets	(49)	(45)	(60)

Net periodic cost (income)	$13	$6	($7)

Weighted average assumptions:
Discount rate, net periodic benefit cost	3.53%	1.78%	1.56%
Discount rate, benefit obligations	5.05%	3.53%	1.78%
Expected return on plan assets	3.41%	2.12%	2.60%
Wage inflation growth rate	2.50%	2.35%	2.13%

The Company determines the discount rate primarily by reference to rates on high-quality, long-term corporate and government bonds that mature in a pattern similar to the expected payments to be made under the various plans.

The Company has established strategic asset allocation percentage targets for significant asset classes with the aim of achieving an appropriate balance between risk and return. The Company periodically revises asset allocations, where appropriate, in an effort to improve return and/or manage risk. The expected return on plan assets is determined based on the expected long-term rate of return on plan assets and the market-related value of plan assets. The market-related value of plan assets is based on long-term expectations given current investment objectives and historical results.

Investment Strategy

The Company’s investment strategy for its funded post-employment plans is decided locally and, if relevant, by the trustees of the plan and takes account of the relevant statutory requirements. The Company’s objective for the investment strategy is to achieve a target rate of return in excess of the increase in the liabilities, while taking an acceptable amount of investment risk relative to the liabilities. This objective is implemented by using specific allocations to a variety of asset classes that are expected over the long term to deliver the target rate of return.

For the U.K. plan, the guaranteed insurance policy represents approximately 35% of the plan assets. For the remaining assets, the strategy is to invest in a mix of equities, bonds and other income-generating asset classes so that expected cash flows broadly match a high proportion of the cash flows of the plan’s expected liabilities. The investment strategy is subject to regular review by the trustees of the plan in consultation with the Company.

For the plans in Canada, the investment strategy is to invest predominantly in equities and bonds.

The Company’s weighted average asset allocations by asset category were as follows:

	As of July 31,
	2023	2022
Asset category:
Equity securities	3%	2%
Fixed income securities	61	67
Cash, cash equivalents and other short-term investments	2	2
Guaranteed insurance policies	34	29

Total	100%	100%

The following tables present the fair value of the Company’s plan assets using the fair value hierarchy:

	As of July 31, 2023
(In millions)	Total	Level 1	Level 2	Level 3
U.K. Plan assets:
Fixed income securities:
Corporate	$319	$2	$224	$93
Asset backed	1	—	1	—
Government	410	406	4	—
Cash, cash equivalents and other short-term investments	29	28	1	—
Insurance policies	417	—	—	417

Canada Plan assets:
Equity securities	33	33	—	—
Fixed income securities:
Corporate	9	—	9	—
Government	32	—	32	—
Cash and cash equivalents	1	1	—	—
Other	19	11	8	—

	$1,270	$481	$279	$510

	As of July 31, 2022
(In millions)	Total	Level 1	Level 2	Level 3
U.K. Plan assets:
Fixed income securities:
Corporate	$639	$8	$492	$139
Asset backed	80	16	58	6
Government	246	—	239	7
Cash and cash equivalents	25	22	3	—
Insurance policies	418	—	—	418

Canada Plan assets:
Equity securities	35	35	—	—
Fixed income securities:
Corporate	7	—	7	—
Government	32	—	32	—
Cash and cash equivalents	1	1	—	—
Other	25	14	11	—

	$1,508	$96	$842	$570

The following table presents a reconciliation of the beginning and ending balances of the fair value measurements using significant unobservable inputs (Level 3):

	For the years ended July 31,
(In millions)	2023	2022
Beginning balance	$570	$786
Transfers into Level 3	67	—
Transfers out of Level 3	(131)	—
Actual returns	1	(108)
Purchases, sales and settlements, net	(24)	(20)
Impact of exchange rates	27	(88)

Ending balance	$510	$570

The Company expects the following benefit payments related to its defined benefit pension plans over the next 10 years:

As of July 31,
(In millions)	2023
2024	$60
2025	61
2026	63
2027	64
2028	66
2029-2033	351

Total	$665

Defined Contribution Plans

The principal plans operated for employees in the United States are defined contribution plans, which are established in accordance with 401(k) rules in the United States. The Company’s Canadian employees are covered by defined contribution plans including a Post Retirement Benefit Plan and Supplemental Executive Retirement Plan. Under the Canadian plans, the Company’s employees are able to make personal contributions.

Total expense related to defined contribution plans in fiscal 2023 was $93 million (2022: $87 million and 2021: $74 million).

In addition, Ferguson Enterprises, LLC, a subsidiary of the Company, sponsors a non-qualified deferred compensation plan for the benefit of U.S.-based executives and certain other senior associates. For the year ended July 31, 2023, the Company’s obligations related to the plan total $323 million (2022: $297 million), including a current portion of the liability of $16 million (2022: $29 million). The Company has investments in Company-owned life insurance policies that are intended to fund these obligations, however, these assets are subject to the general claims of the Company’s creditors. The assets are recorded at cash surrender value with changes recognized in earnings. The non-current assets total $322 million (2022: $295 million).

Note 14:

Shareholders’ equity

The following table presents a summary of the Company’s share activity:

	For the years ended July 31,
	2023	2022	2021
Ordinary shares:
Balance at beginning of period	232,171,182	232,171,182	232,171,182
Change in shares issued	—	—	—

Balance at end of period	232,171,182	232,171,182	232,171,182

Treasury shares:
Balance at beginning of period	(21,078,577)	(9,862,816)	(7,280,222)
Repurchases of ordinary shares	(7,022,242)	(11,413,180)	(3,020,368)
Treasury shares used to settle share-based compensation awards	207,139	197,419	437,774

Balance at end of period	(27,893,680)	(21,078,577)	(9,862,816)

Employee Benefit Trust:
Balance at beginning of period	(846,491)	(833,189)	(1,277,347)
New shares purchased	—	(600,000)	—
Employee Benefit Trust shares used to settle share-based compensation awards	572,460	586,698	444,158

Balance at end of period	(274,031)	(846,491)	(833,189)

Total shares outstanding at end of period	204,003,471	210,246,114	221,475,177

Two Employee Benefit Trusts have been established in connection with the Company’s discretionary share option plans and long-term incentive plans. Dividends due on shares held by the Employee Benefit Trusts are waived in accordance with the provisions of the trust deeds. At July 31, 2023, the shares held in trusts had a market value of $44 million (2022: $107 million).

Share Repurchases

Share repurchases are being made under an authorization that allows up to $3.0 billion in share repurchases. As of July 31, 2023, the Company has completed $2.5 billion of the total announced $3.0 billion share repurchase program. The Company is currently purchasing shares under an irrevocable and non-discretionary arrangement with $84 million in accrued repurchases remaining as of July 31, 2023, which is recorded as a current liability in the consolidated balance sheet.

Note 15:

Share-based compensation

Background

The Ferguson Group International Sharesave Plan 2019 (the “2019 ISP”), the Ferguson Group Ordinary Share Plan 2019 (the “OSP”), the Ferguson Group Performance Ordinary Share Plan 2019 (the “POSP”), and the Ferguson Group Long Term Incentive Plan 2019 (the “LTIP”) were amended by the Board in July 2023 to include specific limits on the number of ordinary shares that can be awarded under the subject plan. As amended, the number of ordinary shares that can be awarded under the 2019 ISP, the OSP, the POSP and the LTIP are 12,000, 300,000, 1,200,000, and 200,000 ordinary shares, respectively. Additionally, notwithstanding these share limits, the Ferguson Group International Sharesave Plan 2011, the 2019 ISP and the LTIP provide guidelines to determine the maximum number of ordinary shares that can be granted under each plan. Under these plans, the Company cannot grant equity awards that would result in the issuance of ordinary shares that, when aggregated with awards issued and outstanding under all of the Company’s other equity plans, would exceed 10% of the Company’s issued ordinary share capital (adjusted for share issuance and cancellation) in any rolling 10-year period. In addition, as applicable, the Company is committed to not issuing new shares or reissuing treasury shares to executives under these equity plans that, when aggregated with issued and outstanding awards held by executives under all of the Company’s other equity plans, would exceed 5% of the issued ordinary share capital of the Company (adjusted for share issuance and cancellation) in any rolling 10-year period.

Share-based compensation awards

Awards granted under the OSP vest over a period of time (“time vested”), typically three years. Dividends do not accrue during the vesting period. The fair value of the award is derived from the closing share price on the date of grant.

Awards granted under the POSP vest at the end of a three-year performance cycle (“performance vested”). The number of ordinary shares that vest vary with the Company’s performance against an adjusted operating profit measure. Dividends do not accrue during the vesting period. The fair value of the award is derived from the share price on the date of grant.

Awards granted under the LTIP vest at the end of a three-year performance period. For grants awarded prior to fiscal 2023, the number of ordinary shares that vest will vary based on Company measures of inflation-indexed earnings per share (“EPS”), cash flow and total shareholder return (“TSR”) compared to a peer company set. Based on the performance conditions of these awards granted prior to fiscal 2023, these LTIP grants are treated as liability-settled awards. As such, the fair value of these awards is initially determined at the date of grant, and is remeasured at each balance sheet date until the liability is settled. Dividends accrue during the vesting period. As of July 31, 2023 and 2022, the total liability recorded in connection with these grants was $13 million and $11 million, respectively.

In the first quarter of fiscal 2023, the Company granted awards under the LTIP in which the ordinary shares to be issued upon vesting vary based on fixed measures of Company defined EPS and return on capital employed (“ROCE”), as well as TSR compared to a peer company set. Dividend equivalents accrue during the vesting period. Based on these defined performance conditions, these grants are treated as equity-settled awards (“LTIP, equity-settled”) with the fair value determined on the date of grant. Specifically, the fair value of such awards that vest based on achievement of the EPS and ROCE measures was equal to the closing share price on the date of grant. The fair value of the awards that vest based on TSR was determined using a Monte-Carlo simulation, which estimated the fair value based on the Company’s share price activity relative to the peer comparative set over the expected term of the award, risk-free interest rate, expected dividends, and the expected volatility of the shares of the Company and that of the peer company set.

The following table summarizes the share-based incentive awards activity for fiscal 2023:

	Number of Shares	Weighted Average grant date fair value
Outstanding as July 31, 2022	1,576,554	$100.03
Time vested grants	119,470	100.71
Performance vested grants	279,310	100.71
LTIP, equity settled grants	37,676	91.84
Share adjustments based on performance	(138,795)	103.24
Vested	(620,200)	75.74
Forfeited	(95,342)	112.83

Outstanding at July 31, 2023	1,158,673	$111.57

The following table relates to time vested, performance vested and long-term incentive awards activity:

	For the years ended July 31,
(In millions, except per share amounts)	2023	2022	2021
Fair value of awards vested	$67	$94	$60
Weighted average grant date fair value per share granted	$99.95	$134.88	$98.53

The following table relates to all share-based compensation awards:

	For the years ended July 31,
(In millions)	2023	2022	2021
Share-based compensation expense (within SG&A)	$51	$57	$77
Income tax benefit	11	20	20

Total unrecognized share-based payment expense for all share-based payment plans was $52 million at July 31, 2023, which is expected to be recognized over a weighted average period of 1.5 years.

Employee share purchase plan

The Ferguson Group Employee Share Purchase Plan 2021 provides for a limit of 20 million ordinary shares that can be awarded under the plan subject to certain guidelines set forth in the plan that are consistent with the limits as described above.

As of July 31, 2023, 19.6 million ordinary shares remain available for allotment under the rules of the Ferguson Group Employee Share Purchase Plan 2021. The exercise price per ordinary share will be prescribed by the Board for each offering period and may not be less than 85% of the lesser of the market value of an ordinary share on the date of grant and the market value of an ordinary share on the date of exercise. During fiscal 2023, there were approximately 151,034 shares purchased under the employee share purchase plan at an average price of $111.75.

Note 16:

Acquisitions

The Company acquired the following businesses during fiscal 2023. Each of the acquired businesses are engaged in the distribution of plumbing and heating products and was acquired to support growth, primarily in the United States. While many of our acquisitions are structured as asset transactions, the Company substantially purchased the acquiree’s business and therefore all transactions have been accounted for as a business combination pursuant to ASC 805.

Name	Date of acquisition	Country of incorporation	Acquired%
Monark Premium Appliance	August 2022	USA	100%
Guarino Distributing Company, L.L.C.	November 2022	USA	100%
Airefco, Inc.	December 2022	USA	100%
Power Process Equipment, Inc.	December 2022	USA	100%
Pipelines, Inc.	January 2023	USA	100%
S.G. Torrice, LLC	June 2023	USA	100%
Bruce Supply Corp.	July 2023	USA	100%
Kennedy Culvert & Supply Company	July 2023	USA	100%

The following table summarizes the preliminary purchase price allocations for the assets acquired and liabilities assumed in regards to the Company’s acquisitions occurring in fiscal 2023 and 2022:

	Acquisitions occurring in
(In millions)	2023	2022
Intangible assets:
Trade names and brands	$9	$27
Customer relationships	207	282
Other	4	17
Operating lease right-of-use assets	66	65
Property, plant and equipment	11	11
Inventories	180	139
Receivables and other assets	134	91
Cash and cash equivalents	3	18
Lease liabilities	(66)	(65)
Trade and other payables	(80)	(68)
Deferred tax	—	(17)
Provisions	(4)	(1)

Total	464	499
Goodwill	198	224

Consideration	$662	$723

Satisfied by:
Cash	$619	$668
Deferred consideration	43	55

Total consideration	$662	$723

The fair values of the assets acquired in fiscal 2023 are considered preliminary and are based on management’s best estimates. Further adjustments may be necessary in connection with acquisitions completed in fiscal 2023 when additional information becomes available about events that existed at the date of acquisition. Amendments to fair value estimates may be made to these figures during the measurement period following the date of acquisition. There were no material adjustments in fiscal 2023 related to the closing of the measurement period of acquisitions made in fiscal 2022. As of the date of this Annual Report, the Company has made all known material adjustments related to acquisitions in fiscal 2023.

The fair value estimates of intangible assets are considered non-recurring, Level 3 measurements within the fair value hierarchy and are estimated as of each respective acquisition date.

The goodwill on these acquisitions is attributable to the anticipated profitability of the new markets and product ranges to which the Company has gained access and additional profitability, operating efficiencies and other synergies available in connection with existing markets. All goodwill acquired during fiscal 2023 is in the United States segment with all goodwill expected to be deductible for tax purposes.

Deferred consideration represents the expected payout due to certain sellers of acquired businesses that is subject to either 1) a contractual settle-up period or 2) a contingency related to contractually defined performance metrics. If the deferred consideration is contingent on achieving performance metrics, the liability is estimated using assumptions regarding the expectations of an acquiree’s ability to achieve the contractually defined performance metrics over a period of time that typically spans one to three years. When ultimately paid, deferred consideration is reported as a cash outflow from financing activities.

The businesses acquired in fiscal 2023 contributed $238 million to net sales and $3 million to the Company’s income before income tax, including acquired intangible asset amortization, transaction and integration costs for the period between the date of acquisition and July 31, 2023. Acquisition costs in fiscal 2023 was $5 million (2022: $10 million). Acquisition costs are expensed as incurred and included in SG&A in the Company’s consolidated statements of earnings.

The net outflow of cash in respect of the purchase of businesses is as follows:

	For the years ended July 31,
(In millions)	2023	2022
Purchase consideration	$619	$668
Cash and cash equivalents acquired	(3)	(18)

Cash consideration paid, net of cash acquired	616	650
Deferred and contingent consideration paid for prior years’ acquisitions(1)	34	22

Net cash outflow in respect of the purchase of businesses	$650	$672

(1)	Included in other financing activities in the consolidated statements of cash flows

Pro forma disclosures

If each acquisition had been completed on the first day of the prior fiscal year, the Company’s unaudited pro forma net sales would have been:

	Year ended July 31,
(In millions)	2023	2022
Pro forma net sales	$30,299	$29,354

The impact on income before income tax in fiscal 2023 and 2022, including additional intangible asset amortization, transaction and integration costs, would not be material.

The unaudited pro forma results presented herein do not necessarily represent financial results that would have been achieved had the acquisition actually occurred at the beginning of the prior fiscal year.

Note 17:

Discontinued operations and disposals

On January 29, 2021, the Company disposed of the shares in its U.K. business, Wolseley UK Limited. As such, the disposal group has been presented as a discontinued operation.

The results from discontinued operations, which have been included in the consolidated statements of earnings are as follows:

	Year ended July 31,
(In millions, except per share amounts)	2022	2021
Net sales	$—	$1,138
Cost of sales	—	(879)

Gross profit	—	259
Selling, general and administrative expenses	—	(194)
Depreciation and amortization	—	(11)
Gain (loss) on disposal of business, net	23	(200)

Income (loss) before income tax	23	(146)
Provision for income taxes	—	(12)

Income (loss) from discontinued operations	$23	($158)

Earnings per share—Basic	$0.11	($0.70)
Earnings per share—Diluted	$0.10	($0.70)

In fiscal 2022, the gain on disposal of business comprised a gain on the sale of land in connection with the Company’s former Nordic operations that were disposed of in a prior year, generating $24 million in cash flow from investing activities.

In fiscal 2021, the net loss on disposal of business primarily related to the disposal of the U.K. business, Wolseley UK Limited, comprising a loss on disposal of $449 million of the U.K. business, partially offset by a $235 million gain from the reclassification of currency translation adjustments from accumulated other comprehensive loss into income following the abandonment of former financing subsidiaries, as well as a $14 million gain on a prior year’s disposal of assets.

The Company had no material activity related to discontinued operations in fiscal 2023.

Note 18:

Related party transactions

For fiscal 2023, the Company purchased $27 million (2022: $22 million and 2021: $24 million) of delivery, installation and related administrative services from companies that are, or are indirect wholly owned subsidiaries of companies that are, controlled or significantly influenced by a Ferguson Non-Employee Director. No material amounts are due to such companies. The services are purchased on an arm’s-length basis.

Ferguson plc

Condensed Consolidated Statements of Earnings

(unaudited)

	Three months ended January 31,		Six months ended January 31,
(In millions, except per share amounts)	2024	2023	2024	2023
Net sales	$6,673	$6,825	$14,381	$14,756
Cost of sales	(4,644)	(4,763)	(10,021)	(10,273)

Gross profit	2,029	2,062	4,360	4,483
Selling, general and administrative expenses	(1,469)	(1,432)	(2,981)	(2,941)
Depreciation and amortization	(83)	(81)	(163)	(162)

Operating profit	477	549	1,216	1,380
Interest expense, net	(44)	(47)	(89)	(88)
Other expense, net	—	(7)	(3)	(5)

Income before income taxes	433	495	1,124	1,287
Provision for income taxes	(111)	(121)	(283)	(318)

Net income	$322	$374	$841	$969

Earnings per share—Basic	$1.58	$1.81	$4.13	$4.66
Earnings per share—Diluted	$1.58	$1.80	$4.12	$4.64
Weighted average number of shares outstanding:
Basic	203.4	207.1	203.6	207.9
Diluted	203.9	207.8	204.2	208.8

See accompanying Notes to the Condensed Consolidated Financial Statements.

Ferguson plc

Condensed Consolidated Statements of Comprehensive Income

(unaudited)

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Net income	$322	$374	$841	$969
Other comprehensive income (loss):
Foreign currency translation adjustments	21	18	(14)	(18)
Pension adjustments, net of tax expense of ($2) ($3), ($2) and ($1), respectively.	4	8	5	7

Total other comprehensive income (loss), net of tax	25	26	(9)	(11)

Comprehensive income	$347	$400	$832	$958

See accompanying Notes to the Condensed Consolidated Financial Statements.

Ferguson plc

Condensed Consolidated Balance Sheets

(unaudited)

	As of
(In millions, except share amounts)	January 31, 2024	July 31, 2023
Assets
Cash and cash equivalents	$639	$601
Accounts receivable, less allowances of $37 and $27, respectively	3,092	3,597
Inventories	3,968	3,898
Prepaid and other current assets	891	953
Assets held for sale	26	28

Total current assets	8,616	9,077
Property, plant and equipment, net	1,675	1,595
Operating lease right-of-use assets	1,523	1,474
Deferred income taxes, net	300	300
Goodwill	2,264	2,241
Other intangible assets, net	755	783
Other non-current assets	554	524

Total assets	$15,687	$15,994

Liabilities and shareholders’ equity
Accounts payable	$2,985	$3,408
Short-term debt	150	55
Current portion of operating lease liabilities	379	366
Other current liabilities	1,274	1,600

Total current liabilities	4,788	5,429
Long-term debt	3,595	3,711
Long-term portion of operating lease liabilities	1,165	1,126
Other long-term liabilities	721	691

Total liabilities	10,269	10,957

Shareholders’ equity:
Ordinary shares, par value 10 pence: 500,000,000 shares authorized, 232,171,182 shares issued	30	30
Paid-in capital	842	809
Retained earnings	9,018	8,557
Treasury shares, 29,168,420 and 27,893,680 shares, respectively at cost	(3,575)	(3,425)
Employee Benefit Trusts, 0 and 274,031 shares, respectively at cost	—	(46)
Accumulated other comprehensive loss	(897)	(888)

Total shareholders’ equity	5,418	5,037

Total liabilities and shareholders’ equity	$15,687	$15,994

See accompanying Notes to the Condensed Consolidated Financial Statements.

Ferguson plc

Condensed Consolidated Statements of Shareholders’ Equity

(unaudited)

	Three Months Ended January 31, 2024
(In millions, except per share data)	Ordinary Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Employee Benefit Trusts	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance at October 31, 2023	$30	$828	$8,858	($3,433)	($1)	($922)	$5,360
Share-based compensation	—	12	—	—	—	—	12
Net income	—	—	322	—	—	—	322
Cash dividends declared ($0.79) per share	—	—	(160)	—	—	—	(160)
Other comprehensive income	—	—	—	—	—	25	25
Share repurchases	—	—	—	(143)	—	—	(143)
Shares issued under employee share plans	—	—	(2)	1	—	—	(1)
Other		2	—		1		3

Balance at January 31, 2024	$30	$842	$9,018	($3,575)	$—	($897)	$5,418

	Six months ended January 31, 2024
(In millions, except per share data)	Ordinary Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Employee Benefit Trusts	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance at July 31, 2023	$30	$809	$8,557	($3,425)	($46)	($888)	$5,037
Share-based compensation	—	31	—	—	—	—	31
Net income	—	—	841	—	—	—	841
Cash dividends declared ($1.54) per share	—	—	(312)	—	—	—	(312)
Other comprehensive loss	—	—	—	—	—	(9)	(9)
Share repurchases	—	—	—	(176)	—	—	(176)
Shares issued under employee share plans	—	—	(68)	26	45	—	3
Other	—	2	—	—	1	—	3

Balance at January 31, 2024	$30	$842	$9,018	($3,575)	$—	($897)	$5,418

	Three Months Ended January 31, 2023
(In millions, except per share data)	Ordinary Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Employee Benefit Trusts	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance at October 31, 2022	$30	$773	$8,129	($2,897)	($47)	($867)	$5,121
Share-based compensation	—	16	—	—	—	—	16
Net income	—	—	374	—	—	—	374
Other comprehensive income	—	—	—	—	—	26	26
Cash dividends declared ($2.66) per share	—	—	(552)	—	—	—	(552)
Share repurchases	—	—	—	(260)	—	—	(260)
Shares issued under employee share plans	—	—	(6)	6	—	—	—

Balance at January 31, 2023	$30	$789	$7,945	($3,151)	($47)	($841)	$4,725

	Six months ended January 31, 2023
(In millions, except per share data)	Ordinary Shares	Paid-in Capital	Retained Earnings	Treasury Shares	Employee Benefit Trusts	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
Balance at July 31, 2022	$30	$760	$7,594	($2,782)	($107)	($830)	$4,665
Share-based compensation	—	29	—	—	—	—	29
Net income	—	—	969	—	—	—	969
Other comprehensive loss	—	—	—	—	—	(11)	(11)
Cash dividends declared ($2.66) per share	—	—	(552)	—	—	—	(552)
Share repurchases	—	—	—	(375)	—	—	(375)
Shares issued under employee share plans	—	—	(66)	6	60	—	—

Balance at January 31, 2023	$30	$789	$7,945	($3,151)	($47)	($841)	$4,725

See accompanying Notes to the Condensed Consolidated Financial Statements.

Ferguson plc

Condensed Consolidated Statements of Cash Flows

(unaudited)

(In millions)	Six months ended January 31,
	2024	2023
Cash flows from operating activities:
Net income	$841	$969
Depreciation and amortization	163	162
Share-based compensation	24	27
Change in deferred income taxes	(6)	(38)
(Increase) decrease in inventories	(52)	237
Decrease in receivables and other assets	565	512
Decrease in accounts payable and other liabilities	(626)	(634)
Decrease in income taxes payable	(40)	(63)
Other operating activities	(6)	3
Net cash provided by operating activities of continuing operations	863	1,175
Net cash used in operating activities of discontinued operations	—	(4)

Net cash provided by operating activities	863	1,171
Cash flows from investing activities:
Purchase of businesses acquired, net of cash acquired	(67)	(179)
Capital expenditures	(192)	(242)
Other investing activities	28	(4)

Net cash used in investing activities	(231)	(425)
Cash flows from financing activities:
Purchase of treasury shares	(250)	(564)
Repayments of debt	(1,155)	(1,880)
Proceeds from debt	1,125	1,950
Change in bank overdrafts	6	4
Cash dividends	(305)	(403)
Other financing activities	(18)	(13)

Net cash used in financing activities	(597)	(906)

Change in cash, cash equivalents and restricted cash	35	(160)
Effects of exchange rate changes	—	19
Cash, cash equivalents and restricted cash, beginning of period	669	785

Cash, cash equivalents and restricted cash, end of period	$704	$644

Supplemental Disclosures:
Cash paid for income taxes	$330	$419
Cash paid for interest	97	83
Accrued capital expenditures	6	7
Accrued dividends	161	156

See accompanying Notes to the Condensed Consolidated Financial Statements.

Ferguson plc

Notes to the Condensed Consolidated Financial Statements

(unaudited)

Note 1: Summary of significant accounting policies

Background

Ferguson plc (the “Company”) (NYSE: FERG; LSE: FERG) is a public company limited by shares incorporated in Jersey under the Companies (Jersey) Law 1991 (as amended). The Company is a value-added distributor in North America providing expertise, solutions and products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We exist to make our customers’ complex projects simple, successful and sustainable. Ferguson is headquartered in the United Kingdom (“U.K.”), with its operations and associates solely focused on North America and managed from Newport News, Virginia. The Company’s registered office is 13 Castle Street, St Helier, Jersey, JE1 1ES, Channel Islands.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements and notes to the condensed consolidated financial statements are presented in accordance with the rules and regulations of the SEC and accounting principles generally accepted in the United States of America (“U.S. GAAP”), but do not include all disclosures normally required in annual consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements contain all normal recurring adjustments necessary to present fairly the financial position, results of operations and cash flows for the interim periods presented. The July 31, 2023 condensed consolidated balance sheet was derived from the audited financial statements.

For the six months ended January 31, 2023 and to conform to current period presentation, the Company has disaggregated the total change in income taxes within the cash flows from operating activities to reflect the changes in deferred income taxes separately from the changes in income taxes payable.

These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in this registration statement. The financial results for the interim periods may not be indicative of the financial results for the entire fiscal year.

Use of estimates

The preparation of the Company’s interim condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions affecting certain reported amounts. Actual results may differ from those estimates.

Cash, cash equivalents and restricted cash

Cash and cash equivalents include cash on hand, deposits with banks with original maturities of three months or less and overdrafts to the extent there is a legal right of offset and practice of net settlement with cash balances.

Restricted cash primarily consists of deferred consideration for business combinations, subject to various settlement agreements, and is recorded in prepaid and other current assets in the Company’s condensed consolidated balance sheets.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the condensed consolidated balance sheets compared with amounts shown in the condensed consolidated statements of cash flows.

	As of
(In millions)	January 31, 2024	July 31, 2023
Cash and cash equivalents	$639	$601
Restricted cash	65	68

Total cash, cash equivalents and restricted cash	$704	$669

Supplier finance program

In October 2023, the Company began a supplier financing program with a third party wherein certain shipping and logistics providers in the United States can opt to receive early payment at a nominal discount. The Company’s standard payment terms under this program is 45 days. All outstanding payables related to the supplier finance program are classified within accounts payable within our unaudited consolidated balance sheets and were $32 million as of January 31, 2024.

Recently issued accounting standard updates (“ASU”)

In November 2023, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” This ASU expands public entities’ required segment disclosures, including disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items and interim disclosures of a reportable segment’s profit or loss and assets. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its disclosures.

In December 2023, the FASB issued ASU No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures. This ASU provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in this ASU are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The Company is currently evaluating the ASU to determine the impact on its disclosures.

Recent accounting pronouncements pending adoption that are not discussed above are either not applicable, or will not have, or are not expected to have, a material impact on our consolidated financial condition, results of operations, cash flows or related disclosures.

Note 2: Revenue and segment information

The Company reports its financial results of operations on a geographical basis in the following two reportable segments: United States and Canada. Each segment generally derives its revenues in the same manner. The Company uses adjusted operating profit as its measure of segment profit. Adjusted operating profit is defined as profit before tax, excluding central and other costs, restructuring costs, impairments and other charges, amortization of acquired intangible assets, net interest expense, as well as other items typically recorded in net other (expense) income such as (loss)/gain on disposal of businesses, pension plan changes/closure costs and amounts recorded in connection with the Company’s interests in investees. Certain income and expenses are not allocated to the Company’s segments and, thus, the information that management uses to make operating decisions and assess performance does not reflect such amounts.

Segment details were as follows:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Net sales:
United States	$6,364	$6,504	$13,693	$14,036
Canada	309	321	688	720

Total net sales	$6,673	$6,825	$14,381	$14,756

Adjusted operating profit:
United States	$525	$579	$1,291	$1,424
Canada	9	14	32	47
Central and other costs	(14)	(11)	(30)	(25)
Corporate restructurings(1)	(8)	—	(8)	—
Amortization of acquired intangible assets	(35)	(33)	(69)	(66)
Interest expense, net	(44)	(47)	(89)	(88)
Other expense, net	—	(7)	(3)	(5)

Income before income taxes	$433	$495	$1,124	$1,287

(1)

For the three and six months ended January 31, 2024, corporate restructuring costs related to incremental costs in connection with establishing a new corporate structure to domicile our ultimate parent company in the United States.

Our products are delivered through a common network of distribution centers, branches, specialist sales associates, counter service, showroom consultants and e-commerce. The Company recognizes revenue when a sales arrangement with a customer exists, the transaction price is fixed or determinable, collection of consideration is probable and the Company has satisfied its performance obligation per the sales arrangement. The majority of the Company’s revenue originates from sales arrangements with a single performance obligation to deliver products, whereby the performance obligations are satisfied when control of the product is transferred to the customer which is the point the product is delivered to, or collected by, the customer.

The Company determined that disaggregating net sales by end market at the segment level achieves the disclosure objective to depict how the nature, amount, timing, and uncertainty of revenue and cash flows may be impacted by economic factors. The disaggregated net sales by end market are as follows:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
United States:
Residential	$3,299	$3,420	$7,039	$7,422
Non-residential:
Commercial	2,122	2,114	4,592	4,533
Civil/Infrastructure	508	508	1,141	1,146
Industrial	435	462	921	935

Total Non-residential	3,065	3,084	6,654	6,614

Total United States	6,364	6,504	13,693	14,036
Canada	309	321	688	720

Total net sales	$6,673	$6,825	$14,381	$14,756

No sales to an individual customer accounted for more than 10% of net sales during any of the periods presented.

The Company is a value-added distributor in North America of products from infrastructure, plumbing and appliances to HVAC, fire, fabrication and more. We offer a broad line of products, and items are regularly added to and removed from the Company’s inventory. Accordingly, it would be impractical to provide sales information by product category due to the way the business is managed, and the dynamic nature of the inventory offered.

Note 3: Weighted average shares

The following table presents the reconciliation of our basic to diluted weighted average number of shares outstanding:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Basic weighted average shares	203.4	207.1	203.6	207.9
Effect of dilutive shares(1)	0.5	0.7	0.6	0.9

Diluted weighted average shares	203.9	207.8	204.2	208.8

Excluded anti-dilutive shares	—	0.1	0.1	0.1

(1)	Represents the potential dilutive impact of share-based awards.

Note 4: Income tax

Ferguson manages its affairs so that it is centrally managed and controlled in the U.K. and therefore has its tax residency in the U.K. The provision for income taxes consists of provisions for the U.K. plus non-U.K. tax rate differentials with respect to other locations in which Ferguson’s operations are based. Accordingly, the consolidated income tax rate is a composite rate reflecting earnings in various locations and the applicable rates.

The Company’s tax provision for each period presented was calculated using an estimated annual tax rate, adjusted for discrete items occurring during the applicable period to arrive at an effective tax rate. The effective income tax rates for the relevant periods were as follows:

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Effective tax rate, continuing operations	25.6%	24.4%	25.2%	24.7%

During the three and six months ended January 31, 2024, there have been no material changes to the Company’s unrecognized tax benefits when compared to those items disclosed in the Annual Report.

Note 5: Debt

The Company’s debt obligations consisted of the following:

	As of
(In millions)	January 31, 2024	July 31, 2023
Variable-rate debt:
Receivables Facility	$75	$50
Term Loan	500	500
Fixed-rate debt:
Private placement notes	850	905
Unsecured senior notes	2,350	2,350

Subtotal	$3,775	$3,805
Less: current maturities of debt	(150)	(55)
Unamortized discounts and debt issuance costs	(19)	(22)
Interest rate swap—fair value adjustment	(11)	(17)

Total long-term debt	$3,595	$3,711

Variable rate debt

The Company maintains a Receivables Securitization Facility (the “Receivables Facility”) that consists of funding for up to $1.1 billion, including a swingline for up to $100 million in same day funding. As of January 31, 2024, $75 million in borrowings were outstanding under the Receivables Facility. There was no significant change in interest rates from those disclosed in the Annual Report.

The Company’s Credit Agreement, dated October 7, 2022 (the “Term Loan Agreement”), provides for term loans (“Term Loan”) in an aggregate principal amount of $500 million. There was no significant change in interest rates from those disclosed in the Annual Report.

The Company maintains a revolving credit facility (the “Revolving Facility”) that has aggregate total available credit commitments of $1.35 billion. As of January 31, 2024, no borrowings were outstanding under the Revolving Facility.

Fixed rate debt

In November 2023, the Company repaid $55 million related to the 3.30% private placement notes that matured. In November 2024, an additional $150 million of such notes will mature.

Other

The Company was in compliance with all debt covenants that were in effect as of January 31, 2024.

Note 6: Assets and liabilities at fair value

The Company has not changed its valuation techniques for measuring fair value of any financial assets or liabilities during the periods presented. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other debt instruments, such as the receivables securitization facility and term loans, approximated their fair values as of January 31, 2024 and July 31, 2023.

The Company’s derivatives (interest rate swaps which are considered fair value hedges) and investments in equity instruments are carried at fair value on the condensed consolidated balance sheets (Level 2 and Level 3 fair value inputs, respectively) and are not material. The notional amount of the Company’s outstanding fair value hedges was $300 million and $355 million as of January 31, 2024 and July 31, 2023, respectively. The notional value of fair value hedges decreased in connection with the repayment of $55 million related to the 3.30% private placement notes that matured in November 2023.

Carrying amounts and the related estimated fair value (Level 2) of the Company’s long-term debt were as follows:

	January 31, 2024		July 31, 2023
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Unsecured senior notes	$2,332	$2,269	$2,330	$2,195
Private placement notes	849	832	904	871

Note 7: Commitments and contingencies

The Company is, from time to time, involved in various legal proceedings considered to be normal course of business in relation to, among other things, the products that we supply, contractual and commercial disputes and disputes with employees. Provision is made if, on the basis of current information and professional advice, liabilities are considered probable. In the case of unfavorable outcomes, the Company may benefit from applicable insurance protection. The Company does not expect any of its pending legal proceedings to have a material adverse effect on its results of operations, financial position or cash flows.

Note 8: Accumulated other comprehensive loss

The change in accumulated other comprehensive loss was as follows:

(In millions, net of tax)	Foreign currency translation	Pensions	Total
Balance at July 31, 2023	($429)	($459)	($888)

Other comprehensive loss before reclassifications	(35)	(2)	(37)
Amounts reclassified from accumulated other comprehensive loss	—	3	3

Other comprehensive (loss) income	(35)	1	(34)

Balance at October 31, 2023	(464)	(458)	(922)

Other comprehensive income before reclassifications	21	2	23
Amounts reclassified from accumulated other comprehensive loss	—	2	2

Other comprehensive income	21	4	25

Balance at January 31, 2024	($443)	($454)	($897)

(In millions, net of tax)	Foreign currency translation	Pensions	Total
Balance at July 31, 2022	($420)	($410)	($830)

Other comprehensive loss before reclassifications	(36)	(3)	(39)
Amounts reclassified from accumulated other comprehensive loss	—	2	2

Other comprehensive loss	(36)	(1)	(37)

Balance at October 31, 2022	(456)	(411)	(867)

Other comprehensive income before reclassifications	18	6	24
Amounts reclassified from accumulated other comprehensive loss	—	2	2

Other comprehensive income	18	8	26

Balance at January 31, 2023	($438)	($403)	($841)

Amounts reclassified from accumulated other comprehensive loss related to pension and other post-retirement items include the related income tax impacts. Such amounts consisted of the following:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Amortization of actuarial losses	$3	$3	$7	$6
Tax benefit	(1)	(1)	(2)	(2)

Amounts reclassified from accumulated other comprehensive loss	$2	$2	$5	$4

Note 9: Retirement benefit obligations

The Company maintains pension plans in the U.K. and Canada. The components of net periodic pension cost, which are included in Other expense, net in the condensed consolidated statements of earnings, were as follows:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Interest cost	($15)	($13)	($30)	($25)
Expected return on plan assets	15	12	30	24
Amortization of net actuarial losses	(3)	(3)	(7)	(6)

Net periodic cost	($3)	($4)	($7)	($7)

The impact of exchange rate fluctuations is included on the amortization line above.

Note 10: Shareholders’ equity

The following table presents a summary of the Company’s share activity:

	Three months ended January 31,		Six months ended January 31,
	2024	2023	2024	2023
Ordinary shares:
Balance at beginning of period	232,171,182	232,171,182	232,171,182	232,171,182
Change in shares issued	—	—	—	—

Balance at end of period	232,171,182	232,171,182	232,171,182	232,171,182

Treasury shares:
Balance at beginning of period	(28,382,963)	(24,069,674)	(27,893,680)	(21,078,577)
Repurchases of ordinary shares	(794,755)	(1,601,423)	(1,492,153)	(4,592,520)
Treasury shares used to settle share-based compensation awards	9,298	51,162	217,413	51,162

Balance at end of period	(29,168,420)	(25,619,935)	(29,168,420)	(25,619,935)

Employee Benefit Trusts:
Balance at beginning of period	(20,819)	(284,562)	(274,031)	(846,491)
Employee Benefit Trust shares used to settle share-based compensation awards	—	958	253,212	562,887
Shares sold upon termination of Employee Benefit Trust	20,819	—	20,819	—

Balance at end of period	—	(283,604)	—	(283,604)

Total shares outstanding at end of period	203,002,762	206,267,643	203,002,762	206,267,643

Two Employee Benefit Trusts had been previously established in connection with the Company’s discretionary share award plans and long-term incentive plans. As of January 31, 2024, each of these trusts has been terminated with all shares disbursed or sold. The proceeds from shares sold upon termination of the Employee Benefit Trusts were $4 million and included in other financing activities in the statement of cash flow.

Share Repurchases

Share repurchases are being made under an authorization that allows up to $3.0 billion in share repurchases. As of January 31, 2024, the Company has completed $2.7 billion of the total announced authorized program. The Company is currently purchasing shares under a revocable purchase arrangement with repurchases recorded directly to treasury shares as incurred.

Note 11: Share-based compensation

Following adoption by the board of directors of the Company (the “Board”), the Ferguson plc 2023 Omnibus Equity Incentive Plan (the “New Plan”) was approved by the shareholders of the Company at the annual general meeting on November 28, 2023, and became effective as of September 21, 2023, the date of the Board’s adoption of the New Plan. The New Plan provides for the issuance of up to 6,750,000 of the Company’s ordinary shares, subject to the share recycling and adjustment provisions as provided under the New Plan. All new share-based compensation awards granted subsequent to November 28, 2023 will be granted under the New Plan. No new awards will be granted under the Ferguson Group Ordinary Share Plan 2019, Ferguson Group Performance Ordinary Share Plan 2019 or the Ferguson Group Long Term Incentive Plan 2019 (the “Prior Plans”).

The Company grants share-based compensation awards that can be broadly characterized by the underlying vesting conditions as follows:

•	Time vested awards (“time vested”) typically vest at the end of three years. The fair value of these awards are based on the closing share price on the date of grant.

•

Performance vested awards (“performance vested”) vest at the end of three-year performance cycles. The number of ordinary shares issued varies based upon the Company’s performance against an adjusted operating profit measure. The fair value of the award is based on the closing share price on the date of grant.

•

Long-term incentive awards granted to Executive Directors (“LTI-ED”) vest at the end of three-year performance cycles. The number of ordinary shares issued varies based upon multiple performance metrics as described below.

For LTI-ED awards granted prior to fiscal 2023, the number of ordinary shares to be issued upon vesting will vary based on Company measures of inflation-indexed earnings per share (“EPS”), cash flow and total shareholder return (“TSR”) compared to a peer company set. Based on the performance conditions of these awards granted prior to fiscal 2023, these awards are treated as liability-settled awards. As such, the fair value of these awards are initially determined at the date of grant and are remeasured at each balance sheet date until the liability is settled. Dividend equivalents accrue during the vesting period. As of January 31, 2024 and July 31, 2023, the total liability recorded in connection with these grants was $6 million and $13 million, respectively.

In fiscal 2024 and 2023, the Company granted LTI-ED awards in which the ordinary shares to be issued upon vesting vary based on fixed measures of Company defined EPS and return on capital employed (“ROCE”), as well as TSR compared to a peer company set. Dividend equivalents accrue during the vesting period. Based on the performance conditions of these awards, such grants are treated as equity-settled awards (“LTI-ED, equity-settled”) with the fair value determined on the date of grant. Specifically, the fair value of such awards that vest based on achievement of the EPS and ROCE measures are equal to the closing share price on the date of grant. The fair value of the awards that vest based on TSR were determined using a Monte-Carlo simulation, which estimate the fair value based on the Company’s share price activity relative to the peer comparative set over the expected term of the award, risk-free interest rate, expected dividends, and the expected volatility of the shares of the Company and that of the peer company set.

The following table summarizes the share-based compensation awards activity for the six months ended January 31, 2024:

	Number of shares	Weighted average grant date fair value
Outstanding at July 31, 2023	1,158,673	$111.57
Time vested awards	111,285	160.64
Performance vested awards	209,280	158.10
LTI-ED, equity-settled awards	32,050	149.37
Share adjustments based on performance	(23,413)	41.67
Vested	(469,978)	98.79
Forfeited	(14,515)	121.33

Outstanding at January 31, 2024	1,003,382	$135.40

The following table relates to time vested, performance vested and LTI-ED award activity:

Six months ended January 31,
(In millions, except per share amounts)	2024
Fair value of awards vested	$77
Weighted average grant date fair value per share granted	$158.11

The following table relates to all share-based compensation awards:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Share-based compensation expense (within SG&A)	$11	$15	$24	$27
Income tax benefit	3	4	6	7

The total unrecognized share-based compensation expense at January 31, 2024 was $74 million and is expected to be recognized over a weighted average period of 2.2 years.

Note 12: Acquisitions

The Company acquired three businesses during the six months ended January 31, 2024. Each of the acquired businesses is engaged in the distribution of plumbing and heating related products and was acquired to support growth. In each of the Company’s acquisitions, the Company has substantially purchased the acquiree’s business and therefore all transactions have been accounted for as a business combination pursuant to FASB Accounting Standards Codification (ASC) 805.

The following table summarizes the preliminary purchase price allocation for the assets acquired and liabilities assumed in regards to the Company’s acquisitions:

(In millions)
Intangible assets:
Customer relationships	$42
Other	1
Cash and cash equivalents	1
Trade and other receivables	7
Inventories	23
Right of use assets	11
Trade and other payables	(16)
Lease liabilities	(11)
Deferred tax	(3)
Other	(1)

Total	54
Goodwill	27

Consideration	$81

Satisfied by:
Cash	$68
Deferred consideration	$13

Total consideration	$81

The fair values of the net assets acquired are considered preliminary and are based on management’s best estimates. Further adjustments may be necessary in connection with acquisitions completed in a prior period when additional information becomes available about events that existed at the date of acquisition. Amendments to fair value estimates may be made to these figures during the measurement period following the date of acquisition. There were no material adjustments in the current fiscal year that related to the closing of the measurement period of acquisitions made in the prior fiscal year. As of the date of this Quarterly Report, the Company has made all known material adjustments related to acquisitions in fiscal 2024.

The fair value estimates of intangible assets are considered non-recurring, Level 3 measurements within the fair value hierarchy and are estimated as of each respective acquisition date.

The goodwill on these acquisitions is attributable to the anticipated profitability of the new markets and product ranges to which the Company has gained access and additional profitability, operating efficiencies and other synergies available in connection with existing markets. All goodwill acquired during the six months ended January 31, 2024 is in the United States segment with $15 million of goodwill expected to be deductible for tax purposes.

Deferred consideration represents the expected payout due to certain sellers of acquired businesses that is subject to either 1) a contractual settle-up period or 2) a contingency related to contractually defined performance metrics. If the deferred consideration is contingent on achieving performance metrics, the liability is estimated using assumptions regarding the expectations of an acquiree’s ability to achieve the contractually defined performance metrics over a period of time that typically spans one to three years. When ultimately paid, deferred consideration is reported as a cash outflow from financing activities.

The businesses acquired during the year-to-date period of fiscal 2024 contributed $4 million to net sales and $4 million in losses to the Company’s income before income tax, including acquired intangible asset amortization, transaction and integration costs for the period between the applicable date of acquisition and January 31, 2024. Acquisition costs during the six months ended January 31, 2024 were not material. Acquisition costs are expensed as incurred and included in SG&A in the Company’s consolidated statements of earnings.

The net outflow of cash related to business acquisitions is as follows:

(In millions)	Six months ended January 31, 2024
Purchase consideration	$68
Cash, cash equivalents and bank overdrafts acquired	(1)

Cash consideration paid, net of cash acquired	67
Deferred and contingent consideration(1)	20

Net cash outflow in respect of the purchase of businesses	$87

(1)	Included in other financing activities in the Condensed Consolidated Statements of Cash Flows.

Pro forma disclosures

If each acquisition had been completed on the first day of the prior fiscal year, the Company’s unaudited pro forma net sales would have been:

	Three months ended January 31,		Six months ended January 31,
(In millions)	2024	2023	2024	2023
Pro forma net sales	$6,700	$6,858	$14,442	$14,822

The impact on income before income tax, including additional amortization, transaction costs and integration costs would not be material in the three and six months ended January 31, 2024 and 2023.

These unaudited pro forma results do not necessarily represent financial results that would have been achieved had the acquisition actually occurred at the beginning of the prior fiscal year.

Note 13: Related party transactions

For the three and six months ended January 31, 2024, the Company purchased $2 million and $8 million, respectively, compared with $6 million and $13 million in the same periods of fiscal 2023, respectively, of delivery, installation and related administrative services from a company that is, or is an indirect wholly-owned subsidiary of a company that is, controlled or significantly influenced by a Ferguson Non-Employee Director. The services were purchased on an arm’s-length basis. In December 2023, this related party relationship ended. As such, we do not expect any future services provided by this company to constitute a related party transaction. No material amounts are due to any related party entities.

ANNEX A:

MERGER AGREEMENT

Execution version

DATED: 29 FEBRUARY 2024

FERGUSON PLC

and

FERGUSON (JERSEY) 2 LIMITED

and

FERGUSON ENTERPRISES INC.

MERGER AGREEMENT

THIS AGREEMENT is made on 29 February 2024

BETWEEN:

(1)	FERGUSON PLC, a public company incorporated in Jersey (registered number 128484) whose registered office is at 13 Castle Street, St. Helier, JE1 1ES, Jersey (“Ferguson”);

(2)	FERGUSON (JERSEY) 2 LIMITED, a private company incorporated in Jersey (registered number 152861) whose registered office is at 13 Castle Street, St. Helier, JE1 1ES, Jersey (“MergerSub”); and

(3)

FERGUSON ENTERPRISES INC., a Delaware corporation organised in the state of Delaware whose registered office is at 1521 Concord Pike, Suite 201, Wilmington, County of New Castle Delaware 19803, United States of America (“New TopCo”).

WHEREAS:

(A)	As at the date of this Agreement, the authorised share capital of Ferguson is £50,000,000 divided into 500,000,000 ordinary shares of £0.10 each.

(B)

As at the date of this Agreement, the authorised share capital of MergerSub is £10,000 divided into 10,000 ordinary shares of £1.00 each, of which 1 ordinary share has been issued to New TopCo (as defined below) and is fully paid.

(C)	Each of Ferguson and MergerSub are limited liability companies incorporated under the Law (as defined below).

(D)

Each of Ferguson and MergerSub intend to merge with the other in accordance with the provisions of Part 18B (Mergers) of the Law, with Ferguson being the Company that survives the Merger (as defined below), becoming a wholly owned subsidiary of New TopCo, and each Ferguson Shareholder receiving shares of common stock of New TopCo on a one-for-one basis for each ordinary share held in the capital of Ferguson by such Ferguson Shareholder immediately preceding the Merger Record Time.

(E)	The Merger will be proposed to the Ferguson Shareholders and can only proceed if the Ferguson Shareholders approve the Merger by a two-thirds majority of votes cast.

(F)

This Agreement is entered into between the Companies (as defined below) and New TopCo (together with the Companies, the “parties” and each a “party”) as a merger agreement, among other things, for the purposes of Article 127D of the Law.

IT IS HEREBY AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Authority”	any governmental, administrative, supervisory, competition, regulatory, taxation, judicial, determinative, disciplinary or enforcement body, authority, agency, board, department, body, official, court or tribunal of any jurisdiction and whether supranational, national, regional or local and any tax authority;

“Business Day”	means any day other than Saturday or Sunday on which banks in London, Jersey and the State of New York are open for the transaction of normal banking business;

the “Code”	means the U.S. Internal Revenue Code of 1986;

the “Companies”	means together, Ferguson and MergerSub and each a “Company”;

“Creditors”	means creditors, who, after the directors of the relevant company have made reasonable enquiries, are known to have a claim against the company exceeding £5,000;

“Effective Date”	means the date on which the last entry on the register of companies in Jersey is made under Article 127FM of the Law in relation to the Merger, being, August 1, 2024;

“FCA”	means the Financial Conduct Authority;

“Ferguson Shareholders”	means all shareholders of Ferguson whose name appear on the Register at the relevant time;

the “Law”	means the Companies (Jersey) Law 1991;

“Merged Company”	means Ferguson, continuing and surviving with the New Name, New Status and the same registered office on and from the Effective Date;

“Merger”	means the merger of Ferguson and MergerSub in accordance with this Agreement and pursuant to Part 18B (Mergers) of the Law;

“Merger Record Time”	means 6:00 pm Eastern Time, on July 31, 2024;

“New Certificate of Incorporation”	means the certificate of incorporation to be issued by the registrar of companies to the Merged Company altered to reflect the New Name and New Status;

“New Memorandum and Articles”	means the new memorandum and articles of association of the Merged Company to be adopted with effect on and from the Effective Date;

“New Name”	means Ferguson (Jersey) Limited;

“New Status”	means the change of status of Ferguson from a public limited company to a private limited company;

“New TopCo”	means Ferguson Enterprises Inc., a Delaware corporation and the shareholder of MergerSub;

“New TopCo Common Stock”	has the meaning ascribed to it in Clause 2.2.5;

“Overseas Shareholders”	means Ferguson Shareholders, other than those persons who are citizens, residents or nationals of Jersey, the United Kingdom and/or the United States; and

“Register”	means the register of members of Ferguson.

1.2	In this Agreement, unless the context otherwise requires:

1.2.1

references to legislation include a reference to such legislation as from time to time amended or re-enacted (whether before or after the date of this Agreement) and, where such legislation has re-enacted or replaced any other legislation, such other legislation;

1.2.2

references to a “person” include a natural person, partnership, company, association, joint venture, consortium, organisation, foundation, trust, government or state (in each case whether or not having separate legal personality);

1.2.3	the singular shall include the plural and vice versa and references to any gender or the neuter include a reference to the other gender and the neuter;

1.2.4

references to Clauses, Recitals or Schedules, or to a paragraph or Part of a Schedule, are (respectively) to clauses, recitals or schedules, or to a paragraph or a part of a schedule, of or to this Agreement; and references in a Schedule to a paragraph or Part are (respectively) to a paragraph or Part of that Schedule;

1.2.5	references to a “party” or the “parties” shall include its or their successors and permitted assigns;

1.2.6	any reference to this Agreement or to any other document is a reference to this Agreement or that other document as amended, varied, supplemented, replaced, restated or novated at any time; and

1.2.7

any reference to something being “in writing” or “written” shall include a reference to that thing being produced by any legible and non-transitory substitute for writing (including in electronic form) or partly in one manner and partly in another.

1.3	The table of contents and headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.4	The Schedule(s) comprise schedule(s) to this Agreement and form part of this Agreement.

2.	MERGER

2.1	The Companies hereby agree that, with effect on and from the Effective Date:

2.1.1	the Companies shall merge under Part 18B (Mergers) of the Law;

2.1.2	the secretary of MergerSub shall deliver all statutory records and the company seal(s) (if any) of MergerSub to the Merged Company to keep with the records of the Merged Company; and

2.1.3	subject to the issue of the New Certificate of Incorporation, the Merged Company shall become a private company and be named Ferguson (Jersey) Limited.

2.2	Pursuant to, and as required by the provisions of, Article 127D of the Law, the parties hereby agree that with effect on and from the Effective Date:

2.2.1	the Merged Company shall be the survivor body, and shall continue to be a company incorporated under the Law (and therefore MergerSub shall cease to be incorporated as a separate company);

2.2.2	the persons who shall be directors of the Merged Company are set out in Schedule 1;

2.2.3	the existing memorandum and articles of association of Ferguson shall be altered and replaced by the New Memorandum and Articles for the Merged Company as set out in Schedule 2;

2.2.4

the authorised share capital of the Merged Company shall be £10,000 divided into 10,000 ordinary shares of £1.00 each (as set out in the New Memorandum and Articles as set out in Schedule 2) and 1 share of £1.00 in the capital of the Merged Company shall be issued to New TopCo;

2.2.5	each share of common stock, par value $0.0001 per share, of New TopCo (the “New TopCo Common Stock”) issued and outstanding immediately preceding the Effective Date shall be cancelled;

2.2.6

each ordinary share of £0.10 each in the capital of Ferguson issued and outstanding at the Merger Record Time shall automatically be cancelled without any repayment of capital, and New TopCo will issue as consideration therefor new duly authorised, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each ordinary share held in the capital of Ferguson by such Ferguson Shareholder immediately preceding the Merger Record Time;

2.2.7	all shares in the capital of Ferguson held in treasury will be automatically cancelled; and

2.2.8	the secretary of the Merged Company shall be Katherine McCormick.

2.3

New TopCo covenants it shall take all necessary steps (including obtaining all corporate and regulatory approvals, as applicable) to ensure that on the Effective Date, it will issue new duly authorised, validly issued, fully paid and non-assessable shares of New TopCo Common Stock to each Ferguson Shareholder on a one-for-one basis for each ordinary share held in the capital of Ferguson by such Ferguson Shareholder immediately preceding the Merger Record Time.

2.4

New TopCo covenants it shall take all necessary steps (including entering into stock cancellation agreements with its stockholders) to ensure that on the Effective Date and prior to the issuance contemplated by Clause 2.3 above, each share of New TopCo Common Stock issued and outstanding immediately preceding the Effective Date will be cancelled.

2.5	The Companies hereby acknowledge that with effect on and from the Effective Date and in accordance with the Law:

2.5.1	all property and rights to which each Company was entitled immediately before the Effective Date shall become the property and rights of the Merged Company;

2.5.2

the Merged Company shall become subject to all and any criminal and civil liabilities, and all contracts, debts and other obligations, to which each of the Companies was subject immediately before the Effective Date; and

2.5.3	all actions and other legal proceedings which, immediately before the Effective Date, were pending by or against either of the Companies may be continued by or against the Merged Company.

3.	LEGAL REQUIREMENTS

The provisions of Clause 2.3 shall be subject to any prohibition or condition imposed by applicable law or regulation. Without prejudice to the generality of the foregoing, if, in respect of any Overseas Shareholder, New TopCo is advised that the issuance of New TopCo Common Stock pursuant to Clause 2.3 would or might infringe any applicable law or regulation or require New TopCo to obtain any governmental or other consent or effect any registration, filing or other formality with which, in the opinion of New TopCo, it would be unable to comply or which it regards as unduly onerous, then New TopCo may in its sole discretion take such action(s) as it considers may be necessary or desirable in order to prevent any such infringement from occurring and/or any such requirement from arising (as the case may be). Such action(s) may include (but shall not be limited to) New TopCo determining that New TopCo Common Stock shall not be issued to such Overseas Shareholder under Clause 2.3, but shall instead be issued to a nominee appointed by New TopCo, as trustee for such Overseas Shareholder, on terms that they shall, as soon as reasonably practicable following the Effective Date, be sold on behalf of such Overseas Shareholder at the best price which can reasonably be obtained at the time of sale and the net proceeds of such sale shall (to the extent permitted by applicable law and regulation and after the deduction of all expenses and commissions, including any amount in respect of value added tax payable thereon) be paid to such Overseas Shareholder by sending a cheque or warrant to such Overseas Shareholder as soon as reasonably practicable. No party, nor any nominee referred to in this Clause 3 or any broker or agent of any of them shall have any liability (save in the case of fraud) for any loss arising as a result of the timing or terms of any such sale.

4.	TAX MATTERS

The parties intend that, for United States federal income tax purposes, (i) the transactions occurring pursuant to this Agreement will qualify as both a “reorganization” within the meaning of Section 368(a) of the Code and as an exchange described in Section 351(a) of the Code and (ii) with respect to the Merger, this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and Ferguson, MergerSub and New TopCo will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code. No party will take any action that is inconsistent with such treatment.

5.	SATISFACTION OF REQUIREMENTS FOR THE MERGER

5.1

The parties acknowledge that Part 18B (Mergers) of the Law sets out various requirements for a merger to be completed, which must be satisfied before any application is made to the Jersey Registrar of Companies to complete the Merger.

5.2

Each of the Companies undertakes to use all reasonable endeavours to ensure that all relevant requirements under Part 18B (Mergers) of the Law for the Merger that relate to it are satisfied as soon as reasonably practicable.

5.3

Prior to the Effective Date, the parties shall use all reasonable endeavours to procure that they receive written consent to act as a director of the Merged Company, with effect on and from the Effective Date, from each of the proposed directors of the Merged Company, as set out in paragraph 1 of Schedule 1.

5.4	The parties agree and acknowledge that the Merger is conditional upon satisfaction, approval or waiver of the following conditions:

5.4.1

Ferguson having given notice to all of its Creditors (if any) in accordance with Article 127FC(1) of the Law and having published the contents of such notice in accordance with Article 127FC(5) of the Law, and each applicable date as set out in Article 127FJ(3) of the Law having passed;

5.4.2

MergerSub having given notice to all of its Creditors (if any) in accordance with Article 127FC(1) of the Law and having published the contents of such notice in accordance with Article 127FC(5) of the Law, and each applicable date as set out in Article 127FJ(3) of the Law having passed;

5.4.3	the date as set out in Article 127FJ(3)(a) of the Law having passed (if applicable);

5.4.4	the delivery to the Jersey Registrar of Companies of all documents required in accordance with Article 127FJ of the Law for the purposes of effecting the Merger;

5.4.5

no order by any court or other tribunal of competent jurisdiction being entered or in effect and no law being adopted or effective, in each case that temporarily or permanently prohibits, enjoins or makes illegal the consummation of the Merger;

5.4.6	no suit, action or proceeding being brought by any Authority, and remaining pending, that seeks an order that would prohibit, enjoin or make illegal the consummation of the Merger;

5.4.7	all material consents and authorizations of, filings or registrations with, and notices to, any Authority required to consummate the Merger, having been obtained or made;

5.4.8	the approval of the Merger by a special resolution of Ferguson Shareholders;

5.4.9	the approval of the Merger by a special resolution of the shareholder of MergerSub;

5.4.10

the filing and approval of a UK prospectus with respect to the common stock of New TopCo by the FCA, and such UK prospectus having been made available to the public in accordance with the Prospectus Regulation Rules of the FCA; and

5.4.11

the registration statement on Form S-4 in connection with the offer and issuance of the common stock of New TopCo to be issued in the Merger shall be effective under the Securities Act of 1933, as amended and there shall be no stop order suspending such effectiveness.

6.	REPRESENTATIONS & WARRANTIES

6.1

Each party warrants that, as at the date of this Agreement (it being understood that the representations and warranties provided under Clauses 6.1.1 and 6.1.2 of this Agreement are subject to the satisfaction or waiver of the conditions set forth in this Agreement):

6.1.1	it has the power and authority required to enter into this Agreement and perform fully its obligations under it in accordance with its terms;

6.1.2	neither the entry into this Agreement nor the implementation of the transactions contemplated by it will result in:

(a)	violation or breach of any provision of its memorandum and articles of association or other constitutional documents;

(b)	a violation or breach of any applicable laws or regulations or of any order, decree, judgment, decision or requirement of any Authority applicable to it; or

(c)	a requirement for it to obtain any consent or approval of, or give any notice to or make any registration with, any Authority which has not been obtained or made;

6.1.3

this Agreement constitutes valid and legally binding obligations of the parties enforceable in accordance its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defence of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to, as to enforceability, the discretion of the court from which such relief may be sought and general principles of equity;

6.1.4	it is not the subject of any bankruptcy proceedings in any jurisdiction nor have any steps to commence any such proceedings been instigated in any jurisdiction; and

6.1.5	it is not insolvent or unable to pay its debts as they fall due.

7.	CHANGE OF STATUS

The Companies hereby agree that, pursuant to Article 16 of the Law, Ferguson shall change its status to become a private company with effect on and from the Effective Date.

8.	CHANGE OF NAME

The Companies hereby agree that, pursuant to Article 14 of the Law, the name of Ferguson shall change to Ferguson (Jersey) Limited with effect on and from the Effective Date.

9.	TERMINATION

In the event that any of the condition precedents under Clause 5 are not satisfied within 180 days of the date of this Agreement, any party may, notwithstanding that it has been approved by the shareholders of both or either of the Companies, terminate this Agreement by serving written notice on the other parties.

10.	MISCELLANEOUS

10.1

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the parties. The expression “variation” shall include any variation, amendment, supplement, deletion or replacement however effected, and cognates shall be construed accordingly.

10.2

Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

10.3

Save as otherwise expressly provided in this Agreement, each of the parties shall be responsible for its own costs and expenses incurred in connection with the negotiation, execution and carrying into effect of this Agreement.

10.4

If any provision of this Agreement is held to be invalid or unenforceable, then such provision shall (so far as it is invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement. The parties shall then use all reasonable endeavours to replace any such invalid or unenforceable provision by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid or unenforceable provision.

10.5

No failure or delay by a party in exercising any right or remedy provided by law or under or pursuant to this Agreement to such party shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single, partial or defective exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

10.6

The rights and remedies of each party under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

10.7

The rights and remedies of a party under this Agreement shall not be affected, and the liabilities of other parties under this Agreement to such party shall not be released, discharged or impaired, by any event or matter whatsoever, other than a specific and duly authorised written waiver or release by such party.

10.8	Unless and to the extent otherwise expressly provided in this Agreement, a person who is not a party to this Agreement shall have no right to enforce any of its terms.

10.9

Any notices, instructions, demands, acknowledgements or requests to be given by any of the parties shall be in writing and may be served by being left or posted or sent by facsimile to the registered office of the party for which it was intended. Notice given in person shall be effective when delivered. A notice so posted shall be deemed to be served on the day after the day of posting, and in proving service by post it shall be sufficient to prove that an envelope containing the notice was duly addressed, stamped and posted. A notice sent by facsimile shall be deemed to be served contemporaneously unless delivered outside normal business hours in which case it shall be deemed to have been received at the next time after delivery when normal business hours commence.

10.10

This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original and which shall together (but not otherwise) constitute one and the same instrument.

11.	GOVERNING LAW AND JURISDICTION

11.1	This Agreement shall be governed by and construed in accordance with the laws of Jersey.

11.2

The parties agree that the Courts of Jersey shall have non-exclusive jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement and for such purposes submit to the jurisdiction of the Courts of Jersey.

SCHEDULE 1

DIRECTORS

1.	The persons who are proposed to be directors of the Merged Company in accordance with Clause 2 are as follows:

S/N	NAME	ADDRESS
1.	Ian Graham	13 Castle Street, St. Helier, JE1 1ES, Jersey

2.	Katherine McCormick	13 Castle Street, St. Helier, JE1 1ES, Jersey

3.	Julia Mattison	13 Castle Street, St. Helier, JE1 1ES, Jersey

4.	Paul Brooks	13 Castle Street, St. Helier, JE1 1ES, Jersey

SCHEDULE 2

NEW MEMORANDUM AND ARTICLES

COMPANIES (JERSEY) LAW 1991

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

FERGUSON (JERSEY) LIMITED

a par value limited company

Company number: 128484

Incorporated the 8 th day of March 2019

COMPANIES (JERSEY) LAW 1991 (the “Law”)

MEMORANDUM OF ASSOCIATION

OF

FERGUSON (JERSEY) LIMITED

(the “Company”)

a par value limited company

1.	INTERPRETATION

Words and expressions contained in this Memorandum of Association have the same meanings as in the Law.

2.	COMPANY NAME

The name of the Company is Ferguson (Jersey) Limited.

3.	TYPE OF COMPANY

3.1	The Company is a private company.

3.2	The Company is a par value company.

4.	NUMBER OF SHARES

The share capital of the Company is £10,000 divided into 10,000 shares of £1.00 each.

5.	LIABILITY OF MEMBERS

The liability of a member arising from the holding of a share in the Company is limited to the amount (if any) unpaid on it.

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

FERGUSON (JERSEY) LIMITED

a par value limited company

COMPANIES (JERSEY) LAW 1991

ARTICLES OF ASSOCIATION

OF

FERGUSON (JERSEY) LIMITED

a par value limited company

1.	INTERPRETATION

1.1	In these Articles, unless the context or law otherwise requires, the following words and expressions shall have the meanings respectively assigned to them below:

1.1.1	these “Articles” means these Articles of Association in their present form or as from time to time amended;

1.1.2	“Auditors” means the auditors (if any) of the Company appointed pursuant to these Articles;

1.1.3

“Bankrupt” and “Bankruptcy” include the meanings ascribed to those words by Article 8 of the Interpretation (Jersey) Law, 1954 as well as any other state of bankruptcy, insolvent winding up, administration, receivership, administrative receivership or similar status under the laws of any relevant jurisdiction;

1.1.4

“Clear Days” means in relation to the period of a Notice that period excluding the day when the Notice is served or deemed to be served and the day for which it is given or on which it is to take effect;

1.1.5	“Company” means the company incorporated under the Law in respect of which these Articles have been registered;

1.1.6	“Directors” means the directors of the Company for the time being;

1.1.7	“Holder” means in relation to shares the Member whose name is entered in the Register as the holder of the shares;

1.1.8	“the Law” means the Companies (Jersey) Law 1991 and any subordinate legislation from time to time made thereunder, including any statutory modifications or re-enactments for the time being in force;

1.1.9	“Member” means the subscribers to the Memorandum of Association of the Company and any other Person whose name is entered in the Register as the Holder of shares in the Company;

1.1.10	“Month” means calendar month;

1.1.11

“Nominated Person” means any Person who: (a) is eligible to be appointed as a nominated person of the Company under the Financial Services (Disclosure and Provision of Information) (Jersey) Law 2020; (b) has consented to such appointment; and (c) is under and in accordance with that law (i) specified as appointed as nominated person in the application to the Jersey Financial Services Commission to register the Company or (ii) appointed as such by the Directors;

1.1.12	“Notice” means a notice in Writing unless otherwise specifically stated;

1.1.13	“Office” means the registered office of the Company;

1.1.14	“Officer” includes a Secretary but otherwise has the meaning ascribed to it in the Law;

1.1.15	“Ordinary Resolution” means a resolution of the Company in general meeting adopted by a simple majority of the votes cast at that meeting;

1.1.16	“Paid Up” includes credited as paid up;

1.1.17	“Persons” includes associations and bodies of persons, whether corporate or unincorporate;

1.1.18	“Present”:

(a)

in relation to general meetings of the Company and to meetings of the Holders of any class of shares includes present by attorney or by proxy or in the case of a corporate shareholder by representative; and

(b)

in relation to Virtual Meetings means present by means of participating in a communication in accordance with the Law and, in relation to physical meetings at which Virtual Attendance is permitted, includes present by way of Virtual Attendance in accordance with the Law, but a Member shall not be regarded as Present at a meeting unless the Member is entitled to attend and vote at that meeting;

1.1.19	“Register” means the register of Members required to be kept pursuant to Article 41 of the Law;

1.1.20	“Seal” means the common seal of the Company;

1.1.21

“Secretary” means any Person appointed to perform any of the duties of secretary of the Company (including an assistant or deputy secretary) and in the event of two or more Persons being appointed as joint secretaries any one or more of the Persons so appointed;

1.1.22

“Signed” includes a signature or representation of a signature affixed by mechanical or other means or any other means of signifying agreement permitted by law and where a document is to be signed by a company, an association or a body of Persons the word “Signed” shall be construed as including the signature of a duly authorised representative on its behalf as well as any other means by which it would normally execute the document;

1.1.23	“Special Resolution” means a resolution of the Company passed as a special resolution in accordance with the Law;

1.1.24

“Virtual Attendance” means the attendance at a meeting by Persons entitled to do so solely by means of participating in a communication in accordance with the Law where certain other Persons entitled to do so attend that meeting by being physically present together at a meeting place;

1.1.25

“Virtual Meeting” means a meeting at which all Persons (being Persons entitled to participate in that meeting) participate in that meeting solely by means of participating in a communication in accordance with the Law; and

1.1.26	“in Writing” includes written, printed, telexed, electronically transmitted or represented or reproduced by any other mode of representing or reproducing words in a visible form.

1.2	Save as defined herein and unless the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Law.

1.3	In these Articles, unless the context or law otherwise requires:

1.3.1	words and expressions which are cognate to those defined in Article 1.1 shall be construed accordingly;

1.3.2	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

1.3.3	words importing the singular number only shall be construed as including the plural number and vice versa;

1.3.4	words importing one gender only shall be construed as including each other gender;

1.3.5	the word “dividend” has the meaning ascribed to the word “distribution” in Article 114 of the Law;

1.3.6

references to enactments are to such enactments as are from time to time modified, re-enacted or consolidated and shall include any enactment made in substitution for an enactment that is repealed; and

1.3.7	references to a numbered Article are to the Article so numbered of these Articles.

1.4	The clause and paragraph headings in these Articles are for convenience only and shall not be taken into account in the construction or interpretation of these Articles.

2.	SHARE CAPITAL

2.1	The share capital of the Company is as specified in the Memorandum of Association and the shares of the Company shall have the rights and be subject to the conditions contained in these Articles.

2.2

Without prejudice to any special rights for the time being conferred on the Holders of any shares or class of shares (which special rights shall not be varied or abrogated except with such consent or sanction as is hereinafter provided) any share or class of shares in the capital of the Company may be issued with such preferred, deferred or other special rights or such restrictions whether in regard to dividends, return of capital, voting or otherwise as the Company may from time to time by Ordinary Resolution determine.

2.3	The Company may issue fractions of shares in accordance with and subject to the provisions of the Law provided that:

2.3.1	a fraction of a share shall be taken into account in determining the entitlement of a Member as regards dividends or on a winding up; and

2.3.2	a fraction of a share shall not entitle a Member to a vote in respect thereof.

2.4	Subject to the provisions of the Law, the Company may from time to time:

2.4.1	issue; or

2.4.2	convert any existing non-redeemable shares (whether issued or not) into,

shares which are to be redeemed or are liable to be redeemed at the option of the Company or at the option of the Holder thereof and on such terms and in such manner as may be determined by Special Resolution.

2.5	Subject to the provisions of the Law, the Company may purchase its own shares (including redeemable shares) including by the purchase of depositary certificates in respect of such shares.

2.6

Subject to the provisions of these Articles, the unissued shares for the time being in the capital of the Company shall be at the disposal of the Directors who may allot, grant options over or otherwise dispose of them to such Persons at such times and generally on such terms and conditions as they think fit.

2.7

The Company may apply its shares or capital money either directly or indirectly in payment of a commission, discount or allowance to a Person. Any such commission, discount or allowance may be satisfied by the payment of cash and/or by the allotment of fully or partly paid shares or in any other way.

2.8

Except as otherwise provided by these Articles or by law, no Person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise any equitable, contingent, future or partial interest in any share or any interest in any fraction of a share or any other right in respect of any share except an absolute right to the entirety thereof in the Holder.

3.	SHARE PREMIUM ACCOUNT

3.1

Except as provided in Article 3.2, where the Company issues shares at a premium, the amount or value (as determined by the Directors) of any premiums shall be transferred, as and when the premiums are Paid Up, to a share premium account which shall be kept in the books of the Company in the manner required by the Law. The sums for the time being standing to the credit of the share premium account shall be applied only in accordance with the Law.

3.2

Where the Law permits the Company to refrain from transferring any amount to a share premium account, that amount need not be so transferred; but the Directors may if they think fit nevertheless cause all or any part of such amount to be transferred to the relevant share premium account.

3.3

The Company acting by the Directors may transfer an amount to a share premium account of the Company from any other account of the Company (other than the capital redemption reserve or the nominal capital account).

4.	ALTERATION OF SHARE CAPITAL

4.1	The Company may by Special Resolution alter its share capital as stated in the Memorandum of Association in any manner permitted by the Law.

4.2	Any new shares created on an increase or other alteration of share capital shall be issued upon such terms and conditions as the Company may by Ordinary Resolution determine.

4.3

Any capital raised by the creation of new shares shall, unless otherwise provided by the conditions of issue of the new shares, be considered as part of the original capital and the new shares shall be subject to the provisions of these Articles with reference to the payment of calls, transfer and transmission of shares, lien or otherwise applicable to the existing shares in the Company.

4.4	Subject to the provisions of the Law, the Company may by Special Resolution reduce its capital accounts in any way.

5.	VARIATION OF RIGHTS

5.1

Whenever the capital of the Company is divided into different classes of shares the special rights attached to any class may (unless otherwise provided by the terms of issue of the shares of that class) be varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding up:

5.1.1	with the consent in Writing of the Holders of two-thirds of the issued shares of that class; or

5.1.2	with the sanction of a special resolution passed at a separate meeting of the Holders of shares of that class.

5.2

To every such separate meeting all the provisions of these Articles and of the Law relating to general meetings of the Company or to the proceedings thereat shall apply mutatis mutandis except that the necessary quorum shall be two Persons holding or representing at least one-third in nominal amount of the issued shares of that class but so that if at any adjourned meeting of such Holders a quorum as above defined is not Present those Holders who are Present shall be a quorum.

5.3

The special rights conferred upon the Holders of any shares or class of shares issued with preferred, deferred or other special rights shall (unless otherwise expressly provided by the conditions of issue of such shares) be deemed not to be varied by the creation or issue of further shares ranking after or pari passu therewith.

5.4

For the purposes of these Articles (including any separate class meeting), the Directors may treat two or more or all the classes of share as forming one class of share if the Directors consider that such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of share.

6.	REGISTER OF MEMBERS

6.1

The Directors shall maintain or cause to be maintained a Register in the manner required by the Law. The Register shall be kept at the Office or at such other place in Jersey as the Directors from time to time determine.

6.2	The Company shall not be required to enter the names of more than four joint Holders in the Register.

7.	SHARE CERTIFICATES

7.1	Every Member shall be entitled:

7.1.1

without payment upon becoming the Holder of any shares to one certificate for all the shares of each class held by it and upon transferring a part only of the shares comprised in a certificate to a new certificate for the remainder of the shares so comprised; or

7.1.2	upon payment of such reasonable sum for each certificate as the Directors shall from time to time determine to several certificates each for one or more of its shares of any class.

7.2

Every certificate shall be issued within two Months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) and shall be executed by the Company. A certificate may be executed:

7.2.1	if the Company has a Seal, by causing a seal of the Company to be affixed to the certificate in accordance with these Articles; or

7.2.2	whether or not the Company has a Seal, by the signature on behalf of the Company of either two Directors or one Director and the Secretary.

Every certificate shall further specify the shares to which it relates and the amount Paid Up thereon and if so required by the Law the distinguishing numbers of such shares.

7.3

The Company shall not be bound to issue more than one certificate in respect of a share held jointly by several Persons and delivery of a certificate for a share to one of several joint Holders shall be sufficient delivery to all such Holders.

7.4

If a share certificate shall be worn out, defaced, lost or destroyed a duplicate certificate may be issued on payment of such reasonable fee and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company in relation thereto as the Directors think fit.

8.	LIEN

8.1

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all monies (whether presently payable or not) called or payable at a fixed time in respect of that share. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable thereon or in respect thereof. The Directors may resolve that any share shall for such period as they think fit be exempt from the provisions of this Article.

8.2

The Company may sell in such manner as the Directors think fit any shares on which the Company has a lien but no sale shall be made unless the monies in respect of which such lien exists or some part thereof are or is presently payable nor until fourteen Clear Days have expired after a Notice stating and demanding payment of the monies presently payable and giving Notice of intention to sell in default shall have been served on the Holder for the time being of the shares or the Person entitled thereto by reason of the death, Bankruptcy or incapacity of such Holder.

8.3

To give effect to any such sale the Directors may authorise some Person to execute an instrument of transfer of the shares sold to the purchaser thereof. The purchaser shall be registered as the Holder of the shares so transferred and it shall not be bound to see to the application of the purchase money nor shall its title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

8.4

The net proceeds of such sale after payment of the costs of such sale shall be applied in or towards payment or satisfaction of the debt or liability in respect of which the lien exists so far as the same is presently payable and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the shares prior to the sale) be paid to the Person entitled to the shares at the time of the sale.

9.	CALLS ON SHARES

9.1

The Directors may subject to the provisions of these Articles and to any conditions of allotment from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and each Member shall (subject to being given at least fourteen Clear Days’ Notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on its shares.

9.2	A call may be required to be paid by instalments.

9.3	A call may before receipt by the Company of any sum due thereunder be revoked in whole or in part and payment of a call may be postponed in whole or in part.

9.4	A Person upon whom a call is made shall remain liable for calls made upon it notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

9.5	A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

9.6	The joint Holders of a share shall be jointly and severally liable to pay all calls and all other payments to be made in respect of such share.

9.7

If a sum called in respect of a share is not paid before or on the day appointed for payment thereof the Person from whom the sum is due may be required to pay interest on the sum from the day appointed for payment thereof to the time of actual payment at a rate determined by the Directors but the Directors shall be at liberty to waive payment of such interest wholly or in part.

9.8

Any sum which by or pursuant to the terms of issue of a share becomes payable upon allotment or at any fixed date whether on account of the nominal value of the share or by way of premium shall for the purposes of these Articles be deemed to be a call duly made and payable on the date on which by or pursuant to the terms of issue the same becomes payable and in case of non-payment all the relevant provisions of these Articles as to payment of interest, forfeiture, surrender or otherwise shall apply as if such sum had become due and payable by virtue of a call duly made and notified.

9.9	The Directors may on the issue of shares differentiate between the Holders as to the amount of calls to be paid and the times of payment.

9.10

The Directors may if they think fit receive from any Member an advance of monies which have not yet been called on its shares or which have not yet fallen due for payment. Such advance payments shall, to their extent, extinguish the liability in respect of which they are paid. The Company may pay interest on any such advance, at such rate as the Directors think fit, for the period covering the date of payment to the date (the “Due Date”) when the monies would have been due had they not been paid in advance. For the purposes of entitlement to dividends, monies paid in advance of a call or instalment shall not be treated as paid until the Due Date.

10.	FORFEITURE OF SHARES

10.1

If a Member fails to pay any call or instalment of a call on or before the day appointed for payment thereof the Directors may at any time thereafter during such time as any part of such call or instalment remains unpaid serve a Notice on it requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued and any costs, charges and expenses which may have been incurred by the Company by reason of such non-payment.

10.2

The Notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of such Notice) on or before which the payment required by the Notice is to be made and the place where payment is to be made and shall state that in the event of non-payment at or before the time appointed and at the place appointed the shares in respect of which the call was made will be liable to be forfeited.

10.3

If the requirements of any such Notice as aforesaid are not complied with any share in respect of which such Notice has been given may at any time thereafter before payment of all calls and interest due in respect thereof has been made be forfeited by a resolution of the Directors to that effect and such forfeiture shall include all dividends which shall have been declared on the forfeited shares and not actually paid before the forfeiture.

10.4

When any share has been forfeited in accordance with these Articles, Notice of the forfeiture shall forthwith be given to the Holder of the share or the Person entitled to the share by transmission as the case may be and an entry of such Notice having been given and of the forfeiture with the date thereof shall forthwith be made in the Register opposite to the entry of the share but no forfeiture shall be invalidated in any manner by any omission or neglect to give such Notice or to make such entry as aforesaid.

10.5

The Directors may, at any time after serving a Notice in accordance with Article 10.1, accept from the Member concerned the surrender of such shares as are the subject of the Notice, without the need otherwise to comply with the provisions of Articles 10.1 to 10.4. Any such shares shall be surrendered immediately and irrevocably upon the Member delivering to the Company the share certificate for the shares and such surrender shall also constitute a surrender of all dividends declared on the surrendered shares but not actually paid before the surrender. The Company shall, upon such surrender forthwith make an entry in the Register of the surrender of the share with the date thereof but no surrender shall be invalidated in any manner by any omission or neglect to make such entry as aforesaid.

10.6

A forfeited or surrendered share shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the Person who was before forfeiture or surrender the Holder thereof or entitled thereto or to any other Person upon such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or other disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited or surrendered share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the share to that Person.

10.7

A Member whose shares have been forfeited or surrendered shall cease to be a Member in respect of the forfeited or surrendered shares and shall (if it has not done so already) surrender to the Company for cancellation the certificate for the shares forfeited or surrendered. Notwithstanding the forfeiture or the surrender such Member shall remain liable to pay to the Company all monies which at the date of forfeiture or surrender were presently payable by it in respect of those shares with interest thereon at the rate at which interest was payable before the forfeiture or surrender or at such rate as the Directors may determine from the date of forfeiture or surrender until payment, provided that the Directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or surrender or for any consideration received on their disposal.

10.8

A declaration under oath by a Director or the Secretary (or by an Officer of a corporate Secretary) that a share has been duly forfeited or surrendered on a specified date shall be conclusive evidence of the facts therein stated as against all Persons claiming to be entitled to the share. The declaration and the receipt of the Company for the consideration (if any) given for the share on the sale re-allotment or disposal thereof together with the certificate for the share delivered to a purchaser or allottee thereof shall (subject to the execution of an instrument of transfer if the same be so required) constitute good title to the share. The Person to whom the share is sold, re-allotted or disposed of shall be registered as the Holder of the share and shall not be bound to see to the application of the consideration (if any) nor shall its title to the share be affected by any irregularity in or invalidity of the proceedings in respect of the forfeiture, surrender, sale, re-allotment or disposal of the share.

11.	TRANSFER OF SHARES

11.1	Save as otherwise permitted under the provisions of the Law, all transfers of shares shall be effected using an instrument of transfer.

11.2	The instrument of transfer of any share shall be in Writing in any usual common form or any form approved by the Directors.

11.3

The instrument of transfer of any share shall be Signed by or on behalf of the transferor and in the case of an unpaid or partly paid share by the transferee. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof.

11.4

The Directors may in their absolute discretion and without assigning any reason therefor refuse to register the transfer of a share including without limitation a transfer of shares to a Person of whom they do not approve and a transfer of a share on which the Company has a lien.

11.5	The Directors may also refuse to register the transfer of a share unless the instrument of transfer:

11.5.1

is lodged at the Office or at such other place as the Directors may appoint accompanied by the certificate for the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

11.5.2	is in respect of only one class of shares; and

11.5.3	is in favour of not more than four transferees.

11.6

If the Directors refuse to register a transfer of a share they shall within two Months after the date on which the instrument of transfer was lodged with the Company send to the proposed transferor and transferee Notice of the refusal.

11.7

All instruments of transfer relating to transfers of shares which are registered shall be retained by the Company but any instrument of transfer relating to transfers of shares which the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

11.8	The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods as the Directors may determine.

11.9

Unless otherwise decided by the Directors in their sole discretion no fee shall be charged in respect of the registration of any instrument of transfer or other document relating to or affecting the title to any share.

11.10

In respect of any allotment of any share the Directors shall have the same right to decline to approve the registration of any renouncee of any allottee as if the application to allot and the renunciation were a transfer of a share under these Articles.

12.	TRANSMISSION OF SHARES

12.1

In the case of the death of a Member the survivor or survivors where the deceased was a joint Holder and the executors or administrators of the deceased where he/she was a sole or only surviving Holder shall be the only Persons recognised by the Company as having any title to his/her interest in the shares but nothing in this Article shall release the estate of a deceased joint Holder from any liability in respect of any share which had been jointly held by him/her.

12.2

Any Person becoming entitled to a share in consequence of the death, Bankruptcy or incapacity of a Member may upon such evidence as to his/her title being produced as may from time to time be required by the Directors and subject as hereinafter provided elect either to be registered himself/herself as the Holder of the share or to have some Person nominated by him/her registered as the Holder thereof.

12.3

If the Person so becoming entitled shall elect to be registered himself/herself he/she shall deliver or send to the Company a Notice Signed by him/her stating that he/she so elects. If he/she shall elect to have another Person registered he/she shall testify his/her election by an instrument of transfer of the share in favour of that Person. All the limitations restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such Notice or instrument of transfer as aforesaid as if it were an instrument of transfer executed by the Member and the death, Bankruptcy or incapacity of the Member had not occurred.

12.4

A Person becoming entitled to a share by reason of the death, Bankruptcy or incapacity of a Member shall be entitled to the same dividends and other advantages to which he/she would be entitled if he/she were the Holder of the share except that he/she shall not before being registered as the Holder of the share be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company provided always that the Directors may at any time give Notice requiring any such Person to elect either to be registered himself/herself or to transfer the share and if the Notice is not complied with within one Month such Person shall be deemed to have so elected to be registered himself/herself and all the restrictions on the transfer and transmission of shares contained in these Articles shall apply to such election.

13.	GENERAL MEETINGS

13.1	Unless the Company by Special Resolution otherwise determines, the Company shall not be required to hold annual general meetings.

13.2

The Directors may whenever they think fit and upon a requisition of Members pursuant to the provisions of the Law the Directors shall forthwith proceed to convene a general meeting for a date not later than two Months after the receipt of the requisition. If there are not sufficient Directors to convene the general meeting any Director or any Member may convene such a meeting.

13.3

At any general meeting called pursuant to a requisition unless such meeting is called by the Directors no business other than that stated in the requisition as the objects of the meeting shall be transacted.

14.	CLASS MEETINGS

Save as otherwise provided in these Articles, all the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every class meeting. A Director who is entitled to receive Notice of general meetings of the Company in accordance with Article 15.5 shall also be entitled, unless he/she has notified the Secretary in Writing of his/her contrary desire, to receive Notice of all class meetings. At any class meeting the Holders of shares of the relevant class shall have one vote in respect of each share of that class held by them.

15.	NOTICE OF GENERAL MEETINGS

15.1	At least fourteen Clear Days’ Notice shall be given of every general meeting, including without limitation, every general meeting called for the passing of a Special Resolution.

15.2	A meeting of the Company shall notwithstanding that it is called by shorter Notice than that specified in Article 15.1 be deemed to have been duly called if it is so agreed:

15.2.1	in the case of a meeting called as the annual general meeting by all the Members entitled to attend and vote thereat; and

15.2.2

in the case of any other meeting by a majority in number of the Members having a right to attend and vote at the meeting being a majority together holding not less than the minimum percentage of voting rights prescribed by the Law.

15.3

Every Notice shall specify the day and the time of the meeting and the general nature of the business to be transacted and in the case of an annual general meeting shall specify the meeting as such. The Notice shall also specify:

15.3.1	in the case of a physical meeting, the meeting place of the meeting;

15.3.2	in the case of a Virtual Meeting, the information required by Article 15.4; and

15.3.3	in the case of a physical meeting at which Virtual Attendance is permitted, the information required by Article 15.4 in respect of such Virtual Attendance.

15.4

The Notice of a general meeting to be held as a Virtual Meeting, or of a general meeting to be held as a physical meeting at which Virtual Attendance is permitted, shall specify in respect of attendance at such meeting by means of participating in a communication:

15.4.1	the means of communication by participating in which Persons are able to attend such meeting;

15.4.2	the manner in which such Persons may be required to authenticate their identity or eligibility so to attend such meeting; and

15.4.3	any special provisions in connection with the exercise of votes by such Persons who so attend such meeting.

15.5

Subject to the provisions of these Articles and to any restrictions imposed on any shares, Notice of every general meeting shall be given to all the Members, to all Persons entitled to a share in consequence of the death, Bankruptcy or incapacity of a Member, to the Auditors (if any) and to every Director who has notified the Secretary in Writing of his/her desire to receive Notice of general meetings.

15.6

In every Notice calling a meeting of the Company there shall appear with reasonable prominence a statement that a Member entitled to attend and vote is entitled to appoint one or more proxies to attend and vote instead of him/her and that a proxy need not also be a Member.

15.7	The accidental omission to give Notice of a meeting to or the non-receipt of Notice of a meeting by any Person entitled to receive Notice shall not invalidate the proceedings at that meeting.

16.	PROCEEDINGS AT GENERAL MEETINGS

16.1

The business of an annual general meeting shall be to receive and consider the accounts of the Company and the reports of the Directors and Auditors (if any), to elect Directors (if proposed), to elect Auditors (if proposed) and fix their remuneration, to sanction a dividend (if thought fit so to do) and to transact any other business of which Notice has been given.

16.2

No business shall be transacted at any general meeting except the adjournment of the meeting unless a quorum of Members is Present at the time when the meeting proceeds to business. Such quorum shall consist of not less than two Members Present but so that not less than two individuals will constitute the quorum, provided that if at any time all of the issued shares in the Company with voting rights are held by one Member such quorum shall consist of that Member Present.

16.3

The board of Directors may resolve to enable Persons entitled to attend a general meeting to do so by participating in any means of communication (including communication by electronic means) by which in accordance with the Law such Persons are deemed to be Present at a meeting with the other Persons participating in such communication. The Members so Present at a Virtual Meeting or so attending (and thus Present) by way of Virtual Attendance shall be counted in the quorum for, and entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid, if the chairperson of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that all Members Present are able to:

16.3.1

communicate with one another so that each Member participating in the communication can hear what is said by any other of them such that they are deemed in accordance with the Law to be Present at a meeting with the other Persons participating in such communication; and

16.3.2	participate in the business for which the meeting has been convened,

and such a meeting shall be deemed to be a general meeting of the Company for the purposes of these Articles notwithstanding any other provisions of these Articles and all of the provisions of these Articles and of the Law relating to general meetings of the Company and to the proceedings thereat shall apply mutatis mutandis to every such meeting.

16.4

In the case of a Virtual Meeting, the general meeting shall be deemed to take place at the place at which the chairperson of the meeting is physically present. In the case of a physical meeting at which Virtual Attendance is permitted, the general meeting shall be deemed to take place at the physical meeting place of that meeting (irrespective of whether the chairperson of the meeting is physically present at such physical meeting place, or is present by way of Virtual Attendance).

16.5

If within half-an-hour from the time appointed for the meeting a quorum is not Present or if during the meeting a quorum ceases to be Present the meeting shall stand adjourned to the same day in the next week at the same time and (in the case of a physical meeting, whether or not Virtual Attendance is permitted) place or to such other time and (in the case of a physical meeting, whether or not Virtual Attendance is permitted) place as the Directors shall determine and if at such adjourned meeting a quorum is not Present within half-an-hour from the time appointed for the holding of the meeting those Members Present shall constitute a quorum.

16.6

The chairperson (if any) of the Directors shall preside as chairperson at every general meeting of the Company or if there is no such chairperson or if he/she shall not be present, whether physically present or by way of Virtual Attendance at a physical meeting where Virtual Attendance is permitted, or by participating in a Virtual Meeting, within fifteen minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors so present shall select one of their number present to be chairperson of the meeting.

16.7

If at any meeting no Director is willing to act as chairperson or if no Director is present, whether physically present or by way of Virtual Attendance at a physical meeting where Virtual Attendance is permitted, or by participating in a Virtual Meeting, within fifteen minutes after the time appointed for holding the meeting, the Members Present shall choose one of their number so Present to be chairperson of the meeting.

16.8

The chairperson may with the consent of any meeting at which a quorum is Present (and shall if so directed by the meeting) adjourn the meeting from time to time and (in the case of a physical meeting, whether or not Virtual Attendance is permitted) from place to place but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for thirty days or more, Notice of the adjourned meeting shall be given as in the case of the original meeting. Save as aforesaid it shall not be necessary to give any Notice of any adjourned meeting or of the business to be transacted at an adjourned meeting.

16.9

At every general meeting, the chairperson may determine the method for casting and counting votes, being such method as appears to him/her to be practicable and reasonable in the circumstances. The chairperson’s decision in this regard shall be final unless an objection is raised by a Member Present before or on the declaration of the result of the vote. In the event that such an objection is raised, each resolution to which it relates shall be put to the vote or (as the case may be) put again to the vote according to a procedure, being consistent in all respects with the voting rights of the Members Present, determined by a majority of Members Present who are entitled to vote thereon and the result of the vote shall be determined accordingly.

16.10	In the event of an equality of votes at any general meeting the chairperson shall not be entitled to a second or casting vote.

16.11

Anything which may be done at a general meeting of the Company (save for the passing of a resolution removing the Auditors) may be done by a resolution in Writing passed by all the Members who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a general meeting. A resolution in Writing pursuant to this Article 16.11 shall be deemed to be passed when all the relevant Members have in accordance with the Law and Article 16.12 signified agreement to the resolution. The Directors may determine the date by which such resolution in Writing must be passed if it is not to lapse.

16.12

A resolution in Writing may consist of several instruments in the same form each Signed by or on behalf of one or more Members. A resolution in Writing may be sent or submitted to Members in hard copy or electronic form or in such other manner as the Directors may resolve. A Member signifies its agreement to a resolution in Writing when the Company receives from the Member (or from someone acting on the Member’s behalf) a document (sent or submitted in hard copy or electronic form or in such other manner as the Directors may resolve) which identifies the resolution to which it relates and indicates agreement to the resolution. A member’s agreement to a resolution in Writing, once signified, may not be revoked.

17.	VOTES OF MEMBERS

17.1

Subject to any special rights restrictions or prohibitions as regards voting for the time being attached to any shares as may be specified in the terms of issue thereof or these Articles, every Member Present shall have one vote for each share of which it is the Holder.

17.2

In the case of joint Holders of any share such Persons shall not have the right of voting individually in respect of such share but shall elect one of their number to represent them and to vote whether personally or by proxy in their name. In default of such election the Person whose name appears first in order in the Register in respect of such share shall be the only Person entitled to vote in respect thereof.

17.3

A Member in respect of whom an order has been made by any court having jurisdiction (whether in Jersey or elsewhere) in matters concerning legal incapacity or interdiction may vote by his/her attorney, curator, receiver or other Person authorised in that behalf appointed by that court and any such attorney, curator, receiver or other Person may vote by proxy. Evidence to the satisfaction of the Directors of the authority of such attorney, curator, receiver or other Person may be required by the Directors prior to any vote being exercised by such attorney, curator, receiver or other Person.

17.4

No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by it in respect of shares in the Company of which it is Holder or one of the joint Holders have been paid.

17.5

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the meeting whose decision shall be final and conclusive.

17.6	On a poll, a Member entitled to more than one vote need not, if it votes, use all its votes or cast all the votes it uses in the same way.

17.7

The Directors may at the expense of the Company send by post or otherwise to the Members instruments of proxy (with or without provision for their return prepaid) for use at any general meeting or at any separate meeting of the Holders of any class of shares of the Company either in blank or nominating in the alternative any one or more of the Directors or any other Persons. If for the purpose of any meeting invitations to appoint as proxy a Person or one or more of a number of Persons specified in the invitations are issued at the Company’s expense they shall be issued to all (and not to some only) of the Members entitled to be sent a Notice of the meeting and to vote thereat by proxy.

17.8

The instrument appointing a proxy shall be in Writing in any common form or as approved by the Directors and shall be under the hand of the appointor or of its attorney duly authorised in Writing or if the appointor is a corporation either under seal or under the hand of a duly authorised officer, attorney or other representative. A proxy need not be a Member.

17.9

The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is Signed shall be deposited at the Office or at such other place as is specified for that purpose by the Notice convening the meeting not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the Person named in the instrument proposes to vote. In calculating the period referred to in the foregoing of this Article 17.9, no account shall be taken of any part of a day that is not a “working day” within the meaning of Article 96(4B) of the Law. The Directors may specify in the Notice convening the meeting such other regulations as they think fit: (a) permitting a copy of any such proxy, power of attorney or other authority to be deposited in any manner or form in place of the original, including by email or other electronic form; and (b) requiring any such copy to be certified as a true copy in any manner or form. An instrument of proxy which is not deposited in the manner so required shall be valid only if it is approved by all the other Members who are Present at the meeting.

17.10	Unless the contrary is stated thereon the instrument appointing a proxy shall be as valid as well for any adjournment of the meeting as for the meeting to which it relates.

17.11

A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or incapacity of the principal or revocation of the proxy or of the authority under which the proxy was executed provided that no Notice in Writing of such death, incapacity or revocation shall have been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which such vote is cast.

18.	CORPORATE MEMBERS

18.1

Subject to the provisions of the Law, any body corporate which is a Member may by resolution of its directors or other governing body authorise such Person(s) as it thinks fit to act as its representative(s) at any meeting of Members (or of any class of Members) and the Person(s) so authorised shall be entitled to exercise on behalf of the body corporate which he/she/they represent(s) the same powers as that body corporate could exercise if it were an individual.

18.2

Where (a) Person(s) is/are authorised to represent a body corporate at a general meeting of the Company the Directors or the chairperson of the meeting may require him/her/them to produce a certified copy of the resolution from which he/she/they derive(s) his/her/their authority.

19.	DIRECTORS

19.1

The Company may by Ordinary Resolution determine the maximum and minimum number of Directors and unless and until otherwise so determined, and subject to the provisions of the Law, the minimum number of Directors shall be one.

19.2

A Director need not be a Member but provided he/she has notified the Secretary in Writing of his/her desire to receive Notice of general meetings in accordance with Article 15.5 he/she shall be entitled to receive Notice of any general meeting and, subject to Article 14, all separate meetings of the Holders of any class of shares in the Company. Whether or not a Director is entitled to receive such Notice, he/she may nevertheless attend and speak at any such meeting.

20.	ALTERNATE DIRECTORS

20.1

Any Director (other than an alternate Director) may at his/her sole discretion and at any time and from time to time appoint any other Director or any other Person (other than one disqualified or ineligible by law to act as a director of a company) as an alternate Director to attend and vote in his/her place at any meetings of Directors at which he/she is not personally present. Each Director shall be at liberty to appoint under this Article more than one alternate Director provided that only one such alternate Director may at any one time act on behalf of the Director by whom he/she has been appointed.

20.2

An alternate Director while he/she holds office as such shall be entitled to receive Notice (which need not be in Writing) of all meetings of Directors and of all meetings of committees appointed by the Directors of which his/her appointor is a member and to attend and to exercise all the rights and privileges of his/her appointor at all such meetings at which his/her appointor is not personally present and generally to perform all the functions of his/her appointor as a Director in his/her absence.

20.3

An alternate Director shall ipso facto vacate office if and when his/her appointment expires or the Director who appointed him/her ceases to be a Director of the Company or removes the alternate Director from office by Notice under his/her hand served upon the Company.

20.4

An alternate Director shall be entitled to be paid all travelling and other expenses reasonably incurred by him/her in attending meetings. The remuneration (if any) of an alternate Director shall be payable out of the remuneration payable to the Director appointing him/her as may be agreed between them.

20.5

Where a Director acts as an alternate Director for another Director he/she shall be entitled to vote for such other Director as well as on his/her own account, but no Director shall at any meeting be entitled to act as alternate Director for more than one Director.

20.6	A Director who is also appointed an alternate Director shall be considered as two Directors for the purpose of making a quorum of Directors when such quorum shall exceed two.

21.	POWERS OF DIRECTORS

21.1

The business of the Company shall be managed by the Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not by the Law or these Articles required to be exercised by the Company in general meeting.

21.2

The Directors’ powers shall be subject to the provisions of these Articles, to the provisions of the Law and to such regulations (being not inconsistent with the aforesaid regulations or provisions) as may be prescribed by the Company in general meeting but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

21.3

The Directors may by power of attorney, mandate or otherwise appoint any Person to be the agent of the Company for such purposes and on such conditions as they determine including authority for the agent to delegate all or any of his/her powers.

22.	DELEGATION OF DIRECTORS’ POWERS

22.1

The Directors may delegate any of their powers to committees consisting of such Director or Directors and/or such other Person or Persons as they think fit. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to such Director or Directors and/or other Person or Persons as such committee thinks fit (whether or not such Director(s) or other Person(s) act as a committee) all or any of the powers delegated and may be made subject to such conditions as the Directors may specify, and may be revoked or altered.

22.2

The meetings and proceedings of any such committee consisting of two or more Persons shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under this Article.

22.3

The Directors may from time to time make such regulations as they think fit regulating the meetings and proceedings of any such committee consisting of two or more Persons that are not inconsistent with these Articles.

23.	APPOINTMENT OF DIRECTORS

23.1

Where these Articles are adopted by the Company either upon incorporation or for any other reason prior to the appointment of the first Directors, the first Directors of the Company shall be appointed in Writing by the subscribers to the Memorandum of Association or by a majority of them. Any Director so appointed, and any Director duly holding office prior to the adoption of these Articles, shall continue to hold office until he/she resigns or is disqualified or removed in accordance with the provisions hereof.

23.2

The Directors shall have power at any time and from time to time to appoint any Person (other than one disqualified or ineligible by law to act as a director of a company) to be a Director either to fill a casual vacancy or as an addition to the existing Directors provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors. Any Director so appointed shall hold office until he/she resigns or is disqualified or removed in accordance with the provisions of these Articles.

23.3	The Company may by Ordinary Resolution:

23.3.1	appoint any Person (other than one disqualified or ineligible by law to act as a director of a company) as a Director; and

23.3.2	remove any Director from office.

23.4

If the Company has no Directors and, by virtue of death or Bankruptcy or incapacity, no Member is capable of acting, the Person entitled to a share or the relevant shares in consequence of the death, Bankruptcy or incapacity of the last Member to have died or to have become Bankrupt or incapacitated has the right, by Notice in Writing, to appoint a Person to be a Director.

23.5	The Company shall keep or cause to be kept a register of particulars with regard to its Directors in the manner required by the Law.

24.	RESIGNATION, DISQUALIFICATION AND REMOVAL OF DIRECTORS

24.1	The office of a Director shall be vacated if the Director:

24.1.1	resigns his/her office by Notice to the Company;

24.1.2	ceases to be a Director by virtue of any provision of the Law or he/she becomes prohibited or disqualified by law from being a Director;

24.1.3	becomes Bankrupt or makes any arrangement or composition with his/her creditors generally;

24.1.4	becomes of unsound mind; or

24.1.5	is removed from office by Ordinary Resolution passed pursuant to Article 23.3.2.

25.	REMUNERATION AND EXPENSES OF DIRECTORS

25.1	The Directors shall be entitled to such remuneration as the Directors may determine subject to any limitation as the Company may by Ordinary Resolution determine.

25.2

The Directors shall be paid out of the funds of the Company their travelling, hotel and other expenses properly and necessarily incurred by them in connection with their attendance at meetings of the Directors or Members or otherwise in connection with the discharge of their duties.

26.	EXECUTIVE DIRECTORS

26.1

The Directors may from time to time appoint one or more of their number to the office of managing director or to any other executive office under the Company on such terms and for such periods as they may determine.

26.2

The appointment of any Director to any executive office shall be subject to termination if he/she ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him/her and the Company.

26.3

The Directors may entrust to and confer upon a Director holding any executive office any of the powers exercisable by the Directors upon such terms and conditions and with such restrictions as they think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke withdraw alter or vary all or any of such powers.

27.	DIRECTORS’ INTERESTS

27.1

A Director who has, directly or indirectly, an interest in a transaction entered into or proposed to be entered into by the Company or by a subsidiary of the Company which to a material extent conflicts or may conflict with the interests of the Company and of which he/she is aware, shall disclose to the Company the nature and extent of his/her interest.

27.2	For the purposes of Article 27.1:

27.2.1

the disclosure shall be made at the first meeting of the Directors at which the transaction is considered after the Director concerned becomes aware of the circumstances giving rise to his/her duty to make it or, if for any reason he/she fails to do so at such meeting, as soon as practical after the meeting, by Notice in Writing delivered to the Secretary;

27.2.2

the Secretary, where the disclosure is made to it shall inform the Directors that it has been made and shall in any event table the Notice of the disclosure at the next meeting of the Directors after it is made;

27.2.3

a disclosure to the Company by a Director in accordance with Article 27.1 that he/she is to be regarded as interested in a transaction with a specified Person is sufficient disclosure of his/her interest in any such transaction entered into after the disclosure is made; and

27.2.4	any disclosure made at a meeting of the Directors shall be recorded in the minutes of the meeting.

27.3

Subject to the provisions of the Law, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his/her office of Director for such period and on such terms as to tenure of office, remuneration and otherwise as the Directors may determine.

27.4

Subject to the provisions of the Law, and provided that he/she has disclosed to the Company the nature and extent of any of his/her material interests in accordance with Article 27.1, a Director notwithstanding his/her office:

27.4.1	may be a party to or otherwise interested in any transaction or arrangement with the Company or in which the Company is otherwise interested;

27.4.2

may be a director or other officer of or employed by or a party to any transaction or arrangement with or otherwise interested in any body corporate promoted by the Company or in which the Company is otherwise interested;

27.4.3

shall not by reason of his/her office be accountable to the Company for any benefit which he/she derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit; and

27.4.4

may act by himself/herself or his/her firm in a professional capacity for the Company and he/she or his/her firm shall be entitled to remuneration for professional services as if he/she were not a Director.

28.	PROCEEDINGS OF DIRECTORS

28.1	The Directors may meet together for the despatch of business adjourn and otherwise regulate their meetings as they think fit.

28.2

A Director may at any time and the Secretary at the request of a Director shall summon a meeting of the Directors by giving to each Director and alternate Director not less than twenty-four hours’ Notice of the meeting provided that any meeting may be convened at shorter Notice and in such manner as each Director or his/her alternate Director shall approve and provided further that unless otherwise resolved by the Directors Notices of Directors’ meetings need not be in Writing.

28.3	Questions arising at any meeting shall be determined by a majority of votes.

28.4	In the case of an equality of votes the chairperson shall have a second or casting vote.

28.5

A meeting of the Directors at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors. Wherever two or more Directors hold office the quorum necessary for the transaction of the business of the Directors shall be two or such greater number as may be fixed by the Directors. Where the quorum is two or more Directors, an alternate Director shall be counted in a quorum but so that not less than two individuals will constitute the quorum. Where only one Director is in office he/she may, subject to Articles 28.6 and 28.8, exercise alone all the powers and discretions for the time being exercisable by the Directors.

28.6

A Director notwithstanding his/her interest may be counted in the quorum present at any meeting of the Directors at which any contract or arrangement in which he/she is interested is considered and, provided he/she has made the disclosure required by Article 27.1, he/she may vote in respect of any such contract or arrangement except those concerning his/her own terms of appointment.

28.7

If a Director is by any means in communication with one or more other Directors so that each Director participating in the communication can hear what is said by any other of them each Director so participating in the communication is deemed to be present at a meeting of the Directors with the other Directors so participating notwithstanding that all the Directors so participating are not present together in the same place.

28.8

The continuing Directors or Director may act notwithstanding any vacancies in their number but if the number of Directors is less than the number fixed as the quorum or becomes less than the number required by the Law the continuing Directors or Director may act only for the purpose of filling vacancies or of calling a general meeting of the Company. If there are no Directors or no Director is able or willing to act then any Member or the Secretary may summon a general meeting for the purpose of appointing Directors.

28.9

The Directors may from time to time elect from their number, and remove, a chairperson and/or deputy chairperson and/or vice-chairperson of the board of Directors and determine the period for which they are to hold office.

28.10

The chairperson, or in his/her absence the deputy chairperson, or in his/her absence the vice-chairperson, shall preside at all meetings of the Directors but if no such chairperson, deputy chairperson or vice-chairperson be elected or if at any meeting the chairperson, deputy chairperson or vice-chairperson be not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be the chairperson of the meeting.

28.11

A resolution in Writing Signed by: (a) all the Directors entitled to receive Notice of a meeting of Directors; or (b) subject to any regulations made by the Directors under Article 22 all the Directors or other Persons entitled to receive Notice of a meeting of a committee appointed by the Directors, shall be valid and effectual as if it had been passed at a meeting of the Directors or of a committee appointed by the Directors duly convened and held and may consist of several documents in like form each Signed by one or more Directors but a resolution Signed by an alternate Director need not also be Signed by his/her appointor and if it is Signed by a Director who has appointed an alternate Director it need not be Signed by the alternate Director in that capacity.

28.12

All acts done bona fide by any meeting of Directors or of a committee appointed by the Directors or by any Person acting as a Director shall notwithstanding that it is afterwards discovered that there was some defect in the appointment of any such Director or committee or Person acting as aforesaid or that they or any of them were disqualified or had vacated office or were not entitled to vote be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director or a member of a committee appointed by the Directors and had been entitled to vote.

29.	MINUTE BOOK

29.1	The Directors shall cause to be entered in books kept for the purpose:

29.1.1	the minutes of all proceedings at general meetings, class meetings, Directors’ meetings and meetings of committees appointed by the Directors;

29.1.2	all resolutions in Writing passed in accordance with these Articles;

29.1.3	every memorandum in Writing of a Sole Member-Director Contract (as defined in Article 29.3) which is drawn up pursuant to Article 29.3;

29.1.4	every record in Writing of a Sole Member’s Decision (as defined in Article 29.4); and

29.1.5	all such other records as are from time to time required by the Law or, in the opinion of the Directors, by good practice to be minuted or retained in the books of the Company.

29.2

Any minutes of a meeting if purporting to be Signed by the chairperson of the meeting at which the proceedings were had or by the chairperson of the next succeeding meeting shall be conclusive evidence of the proceedings.

29.3

This Article 29.3 applies where the Company has only one Member and that Member is also a Director. If the Company, acting otherwise than in the ordinary course of its business, enters into a contract with such Member (a “Sole Member-Director Contract”) and that Sole Member-Director Contract is not in Writing, the terms thereof shall be:

29.3.1	set out in a memorandum in Writing;

29.3.2	recorded in the minutes of the first meeting of the Directors following the making of the contract; or

29.3.3	recorded in such other manner or on such other occasion as may for the time being be permitted or required by the Law.

29.4

This Article 29.4 applies where the Company has only one Member and that Member has taken a decision which may be taken by the Company in general meeting and which has effect in law as if agreed by the Company in general meeting (a “Sole Member’s Decision”). A Sole Member’s Decision may (without limitation) be taken by way of resolution in Writing but if not so taken, the sole Member shall provide the Company with a record in Writing of its decision as soon as practicable thereafter.

30.	SECRETARY

30.1	The Secretary shall be appointed by the Directors for such term at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by the Directors.

30.2

Anything required or authorised to be done by or to the Secretary may if the office is vacant or there is for any other reason no secretary capable of acting be done by or to any assistant or deputy secretary or if there is no assistant or deputy secretary capable of acting by or to any Person authorised generally or specifically in that behalf by the Directors.

30.3	The Company shall keep or cause to be kept at the Office a register of particulars with regard to its Secretary in the manner required by the Law.

31.	NOMINATED PERSON

The appointment of a Nominated Person shall be for such term at such remuneration and upon such conditions as the Directors may, as the case may be retrospectively, think fit, and the appointment of any Nominated Person may or shall be revoked by the Directors in accordance with the Financial Services (Disclosure and Provision of Information) (Jersey) Law 2020.

32.	THE SEAL

32.1

The Directors may determine that the Company shall have a Seal. Subject to the Law, if the Company has a Seal the Directors may determine that it shall also have an official seal for use outside of Jersey and an official seal for sealing securities issued by the Company or for sealing documents creating or evidencing securities so issued.

32.2

The Directors shall provide for the safe custody of all seals and no seal shall be used except by the authority of a resolution of the Directors or of a committee appointed by the Directors authorised in that behalf by the Directors.

32.3

The Directors may from time to time make such regulations as they think fit determining the Persons and the number of such Persons who shall sign every instrument to which a seal is affixed and until otherwise so determined every such instrument shall be Signed by one Director and by the Secretary or by a second Director.

32.4	The Company may authorise an agent appointed for the purpose to affix any seal of the Company to a document to which the Company is a party.

33.	AUTHENTICATION OF DOCUMENTS

33.1

Any Director or the Secretary or any Person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the constitution of the Company (including the Memorandum of Association and these Articles), any resolutions passed by the Company or the Directors and any books, records, documents and accounts relating to the business of the Company and to certify copies thereof or extracts therefrom as true copies or extracts.

33.2

Where any books, records, documents or accounts of the Company are situated elsewhere than at the Office the local manager or other Officer or the company having the custody thereof shall be deemed to be a Person appointed by the Directors for the purposes set out in Article 33.1.

34.	DIVIDENDS

34.1

Subject to the provisions of the Law, the Company may by Ordinary Resolution declare dividends in accordance with the respective rights of the Members but no dividend shall exceed the amount recommended by the Directors.

34.2	Subject to the provisions of the Law, the Directors may if they think fit from time to time pay to the Members such interim dividends as they may determine.

34.3

If at any time the share capital of the Company is divided into different classes the Directors may pay such interim dividends in respect of those shares which confer on the Holders thereof deferred or non-preferred rights as well as in respect of those shares which confer on the Holders thereof preferential rights with regard to dividend.

34.4	Subject to the provisions of the Law, the Directors may also pay half-yearly or at other suitable intervals to be settled by them any dividend which may be payable at a fixed rate.

34.5

Provided the Directors act bona fide they shall not incur any personal liability to the Holders of shares conferring a preference for any damage that they may suffer by reason of the payment of an interim dividend on any shares having deferred or non-preferred rights.

34.6

Subject to any particular rights or limitations as to dividend for the time being attached to any shares as may be specified in these Articles or upon which such shares may be issued, all dividends shall be declared apportioned and paid pro rata according to the number of shares in issue on which the dividend is paid (otherwise than in advance of calls).

34.7

The Directors may before recommending any dividend set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors be applicable for any purpose to which such sums may be properly applied and pending such application may at the like discretion be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

34.8	The Directors may carry forward to the account of the succeeding year or years any balance which they do not think fit either to dividend or to place to reserve.

34.9

A general meeting declaring a dividend may, on the recommendation of the Directors, by Ordinary Resolution direct that payment of such dividend shall be satisfied wholly or in part by the distribution of specific assets and in particular of Paid-Up shares or debentures of any other company and the Directors shall give effect to such resolution. In respect of any interim dividend the Directors may, subject to approval by Ordinary Resolution, determine that payment of such dividend be satisfied in the same manner. Where any difficulty arises in regard to the distribution the Directors may settle the same as they think expedient and in particular may:

34.9.1	issue certificates representing part of a shareholding or fractions of shares and may fix the value for distribution of such specific assets or any part thereof;

34.9.2	determine that cash payment shall be made to any Members on the basis of the value so fixed in order to adjust the rights of Members;

34.9.3	vest any specific assets in trustees upon trust for the Persons entitled to the dividend as may seem expedient to the Directors; and

34.9.4

generally make such arrangements for the allotment, acceptance and sale of such specific assets or certificates representing part of a shareholding or fractions of shares or any part thereof or otherwise as they think fit.

34.10

Any resolution of the Company declaring, or any resolution of the Directors to make or pay, a dividend on the shares of any class, or any resolution of the Directors for the payment of a fixed dividend on a date prescribed for the payment thereof may specify that the same shall be payable to the Persons registered as the Holders of shares of the class concerned at the close of business on a particular date notwithstanding that it may be a date prior to that on which the resolution is passed (or as the case may be that prescribed for payment of a fixed dividend) and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered but without prejudice to the rights inter se in respect of such dividend of transferors and transferees of any shares of the relevant class.

34.11

The Directors may deduct from any dividend or other monies payable to any Member on or in respect of a share all sums of money (if any) presently payable by it to the Company on account of calls or otherwise in relation to the shares of the Company.

34.12	Any dividend or other monies payable in respect of a share may be paid by:

34.12.1

any direct debit, bank or other funds transfer system to the Holder or Person entitled to payment and in the case of joint Holders to any one of such joint Holders, or to such other Person as the Holder or joint Holders may in Writing direct;

34.12.2

cheque or warrant sent through the post to the registered address of the Member or Person entitled thereto and in the case of joint Holders to any one of such joint Holders, or to such other Person and to such address as the Holder or joint Holders may in Writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent or to such other Person as the Holder or joint Holders may in Writing direct; or

34.12.3

any other method approved by the Directors and agreed (in such form as the Directors think appropriate) by the Holder or Person entitled to payment and in the case of joint Holders any one of such joint Holders, and payment by any such means shall be a good discharge to the Company. Every such payment shall be sent at the risk of the Person entitled to the money represented thereby.

34.13	All unclaimed dividends may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed. No dividend shall bear interest as against the Company.

34.14

Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall if the Directors so resolve be forfeited and cease to remain owing by the Company and shall thenceforth belong to the Company absolutely.

35.	CAPITALISATION OF PROFITS

The Directors may with the authority of an Ordinary Resolution or, if required by the Law, a Special Resolution:

35.1

subject as hereinafter provided, resolve that it is desirable to capitalise any undistributed profits of the Company (including profits carried and standing to any reserve or reserves) not required for paying any fixed dividends on any shares entitled to fixed preferential dividends with or without further participation in profits or to capitalise any sum carried to reserve as a result of the sale or revaluation of the assets of the Company (other than goodwill) or any part thereof or to capitalise any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

35.2

appropriate the profits or sum resolved to be capitalised to the Members in the proportion in which such profits or sum would have been divisible amongst them had the same been applicable and had been applied in paying dividends and to apply such profits or sum on their behalf either in or towards paying up any amount for the time being unpaid on any shares held by such Members respectively or in paying up in full either at par or at such premium as the said resolution may provide any unissued shares or debentures of the Company such shares or debentures to be allotted and distributed credited as fully Paid Up to and amongst such Members in the proportions aforesaid or partly in one way and partly in the other provided that the share premium account and the capital redemption reserve and any unrealised profits may for the purposes of this Article only be applied in the paying up of unissued shares to be allotted to Members credited as fully Paid Up;

35.3

make all appropriations and applications of the profits or sum resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures if any and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provision by the issue of certificates representing part of a shareholding or fractions of shares or by payments in cash or otherwise as they think fit in the case of shares or debentures becoming distributable in fractions; and

35.4

authorise any Person to enter on behalf of all the Members entitled to the benefit of such appropriations and applications into an agreement with the Company providing for the allotment to them respectively credited as fully Paid Up of any further shares or debentures to which they may be entitled upon such capitalisation and any agreement made under such authority shall be effective and binding on all such Members.

36.	ACCOUNTS AND AUDIT

36.1	The Company shall keep accounting records which are sufficient to show and explain the Company’s transactions and are such as to:

36.1.1	disclose with reasonable accuracy at any time the financial position of the Company at that time; and

36.1.2	enable the Directors to ensure that any accounts prepared by the Company comply with requirements of the Law.

36.2	The Directors shall prepare accounts of the Company made up to such date in each year as the Directors shall from time to time determine in accordance with and subject to the provisions of the Law.

36.3

No Member shall (as such) have any right to inspect any accounting records or other book or document of the Company except as conferred by the Law or authorised by the Directors or by Ordinary Resolution of the Company.

36.4

The Directors or the Company by Ordinary Resolution may from time to time appoint Auditors for any period or periods to examine the accounts of the Company and to report thereon in accordance with the Law.

37.	NOTICES, OTHER DOCUMENTS AND INFORMATION

37.1

In the case of joint Holders of a share all Notices, other documents or information shall be given or provided to that one of the joint Holders whose name stands first in the Register in respect of the joint holding and any Notice, document or information so given or provided shall be deemed for all purposes given or provided to all the joint Holders.

37.2

A Notice, other document or information may be given or provided to any Person: (a) either personally; or (b) by sending it: (i) by post to it at its registered address; (ii) by electronic means to the address specified for that purpose by the intended recipient (generally or specifically); or (iii) by such other means as the Company may in its absolute discretion determine. Where a Notice, other document or information is sent:

37.2.1

by post, service of the Notice, other document or information shall be deemed to be effected by properly addressing prepaying and posting a letter containing or accompanied by the Notice, other document or information and to have been effected one Clear Day after the day it was posted;

37.2.2

in electronic form, service of the Notice, other document or information shall be deemed to be effected by properly addressing and sending it in such electronic form (as the case may be by or by attachment to an email) and to have been effected one Clear Day after the day it was sent and shall be deemed received by the intended recipient on that day notwithstanding that the Company becomes aware that such Person has failed to receive such Notice, other document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such Notice, other document or information by post to that Person.

37.3	Any Member Present at any meeting of the Company shall for all purposes be deemed to have received due Notice of such meeting and where requisite of the purposes for which such meeting was convened.

37.4

Subject to Articles 37.5 and 37.10, the Directors may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of Notices, other documents (including forms of proxy appointment) or information by the Company to Members or Persons entitled by transmission and by Members or Persons entitled by transmission to the Company.

37.5

A Notice, other document or information may be given or provided by the Company to the Persons entitled to a share in consequence of the death, Bankruptcy or incapacity of a Member by sending or delivering it in any manner authorised by these Articles for the giving or providing of a Notice or other document or information to a Member addressed to them by name or by the title of representatives of the deceased or trustee of the Bankrupt or curator of the Member or by any like description at the address if any supplied for that purpose by the Persons claiming to be so entitled. Until such an address has been supplied a Notice, other document or information may be given or provided in any manner in which it might have been given or provided if the death, Bankruptcy or incapacity had not occurred. If more than one Person would be entitled to receive a Notice, other document or information in consequence of the death, Bankruptcy or incapacity of a Member, a Notice, other document or information given or provided to any one of such Persons shall be deemed for all purposes given or provided to all such Persons.

37.6

Notwithstanding any of the provisions of these Articles any Notice, other document or information to be given or provided by the Company to a Director or to a Member may be given or provided in any manner agreed in advance by any such Director or Member.

37.7

Any amendment or revocation of a notification given to the Company or agreement under this Article shall only take effect if in Writing, signed (or authenticated by electronic means) by the Member and on actual receipt by the Company thereof.

37.8	A Notice or other document or information sent to the Company by electronic means shall not be treated as received by the Company if it is rejected by computer virus protection arrangements.

37.9

Where these Articles require or permit a Notice or other document to be authenticated by a person by electronic means, to be valid it must incorporate the electronic signature or personal identification details of that person, in such form as the Directors may approve, or be accompanied by such other evidence as the Directors may require to satisfy themselves that the document is genuine.

37.10

Where a member of the Company has received a Notice, other document or information from the Company otherwise than in hard copy form, it is entitled to require the Company to send to it a version of the Notice, other document or information in hard copy form within 21 days of the Company receiving the request.

38.	WINDING UP

38.1

Subject to any particular rights or limitations for the time being attached to any shares as may be specified in these Articles or upon which such shares may be issued if the Company is wound up, the assets available for distribution among the Members shall be apportioned and distributed pro rata according to the number of shares in issue.

38.2

If the Company is wound up, the Company may with the sanction of a Special Resolution and any other sanction required by the Law divide the whole or any part of the assets of the Company among the Members in specie and the liquidator or where there is no liquidator the Directors may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members and with the like sanction vest the whole or any part of the assets in trustees upon such trusts for the benefit of the Members as the liquidator or the Directors (as the case may be) with the like sanction determine but no Member shall be compelled to accept any assets upon which there is a liability.

39.	INDEMNITY

39.1

In so far as the Law allows, every present or former Officer of the Company shall be indemnified out of the assets of the Company against any loss or liability incurred by him/her by reason of being or having been such an Officer.

39.2

The Directors may without sanction of the Company in general meeting authorise the purchase or maintenance by the Company for any Officer or former Officer of the Company of any such insurance as is permitted by the Law in respect of any liability which would otherwise attach to such Officer or former Officer.

40.	NON-APPLICATION OF STANDARD TABLE

The regulations constituting the Standard Table prescribed pursuant to the Law shall not apply to the Company and are hereby expressly excluded in their entirety.

AS WITNESS the hands of the parties or their duly authorised representatives the day and year first above written

Signed by William Brundage	)

for and on behalf of	)

FERGUSON PLC	)	/s/ William Brundage

Director

Signed by Ian Graham	)

for and on behalf of	)

FERGUSON (JERSEY) 2 LIMITED	)	/s/ Ian Graham

Director

Signed by Ian Graham	)

for and on behalf of	)

FERGUSON ENTERPRISES INC.	)	/s/ Ian Graham

Corporate Secretary/Authorized Officer

ANNEX B:

FORM OF NEW TOPCO PROPOSED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FERGUSON ENTERPRISES INC.

The undersigned, being an authorized officer of Ferguson Enterprises Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST: The name of the Corporation is Ferguson Enterprises Inc. The Corporation was incorporated by the filing of its original certificate of incorporation with the Delaware Secretary of State on February 5, 2024 (the “Original Certificate of Incorporation”).

SECOND: The Amended and Restated Certificate of Incorporation restates and integrates and further amends the Original Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Amended and Restated Certificate of Incorporation”).

THIRD: The Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this [•]th day of [•], 2024.

FERGUSON ENTERPRISES INC.

By:
Name:
Title:

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FERGUSON ENTERPRISES INC.

ARTICLE ONE

The name of the corporation is Ferguson Enterprises Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware 19803. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 500,000,000 shares, consisting of two classes as follows:

1.	100,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”); and

2.	499,900,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions, for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this certificate of incorporation (as it may be amended, restated, modified and/or supplemented from time to time, the “Certificate of Incorporation”) and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock and the holders of Preferred Stock shall not be entitled to vote on any matter except as required by law or provided in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred

Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board from time to time out of assets or funds of the Corporation legally available therefor.

(c) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and subject to the right, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock as to distributions upon dissolution or liquidation or winding up of the Corporation, the remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock equally on a per share basis. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (c).

ARTICLE FIVE

Section 1. Board of Directors. Except as otherwise provided in this Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 2. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of the directors shall be determined from time to time by resolution adopted by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. For the avoidance of doubt, a decrease in the number of directors effective upon the election of directors at an annual meeting shall not be deemed to shorten the term of any incumbent director who is not reelected at such annual meeting.

Section 3. Election and Term of Office. Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors shall be elected to hold office until the first annual meeting of stockholders held after such director’s election or appointment and, unless the number of directors is reduced effective at such annual meeting in accordance with ARTICLE FIVE, Section 2, until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification or removal. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended, restated, modified and/or supplemented from time to time, the “Bylaws”) shall so provide.

Section 4. Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director, even though less than a quorum of the Board. Any director appointed in accordance with the preceding sentence of this Section 4 shall hold office until the first annual meeting of the stockholders held after such director’s appointment for the purpose of electing directors and, unless the number of directors is reduced effective at such annual meeting in accordance with ARTICLE FIVE, Section 2, until such Director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 5. Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, directors may be removed with or without cause upon the affirmative vote of stockholders representing a majority of the voting power of the then outstanding shares of the Corporation entitled to vote generally in the election of directors, at a meeting of the Corporation’s stockholders called for that purpose. Any director may resign at any time upon notice in writing or by electronic transmission to the Corporation.

Section 6. Rights of Holders of Preferred Stock. Notwithstanding the provisions of ARTICLE FIVE of this Certificate of Incorporation, whenever the holders of one or more series of Preferred Stock shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be subject to the rights of such series of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SIX

Section 1. Limitation of Liability. To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Section 2. Indemnification. To the fullest extent permitted by the DGCL, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through provisions in the Bylaws, agreements with such directors, officers, agents or other persons, votes of stockholders or disinterested directors, or otherwise.

Section 3. Amendments. Neither the amendment nor repeal of this ARTICLE SIX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this ARTICLE SIX, nor, to the fullest extent permitted by law, any modification of the relevant provisions of the DGCL or any other law shall: (i) eliminate, reduce or otherwise adversely affect any right or protection of a current or former director, officer or agent of the Corporation (or any other person to which the DGCL permits the Corporation to provide indemnification) existing at the time of such amendment, repeal, adoption or modification with respect to any acts or omissions of such director, officer, agent or other person that occurred or allegedly occurred prior to, such amendment, repeal or modification; or (ii) increase the liability of a current or former director, officer or agent of the Corporation (or any other person to which the DGCL permits the Corporation to provide indemnification) with respect to any acts or omissions of such director, officer, agent or other person that occurred or allegedly occurred prior to, such amendment, repeal or modification. For the avoidance of doubt, if the DGCL or any other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers of the Corporation, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law as so amended.

ARTICLE SEVEN

Section 1. Action by Written Consent. Any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders, and the power of stockholders to act by consent without a meeting is specifically denied; provided, however, that any action required or permitted to be taken solely by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent so provided in the resolutions creating such series of Preferred Stock.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of law, special meetings of stockholders of the Corporation for any purpose or purposes shall be called only in compliance with and subject to the requirements, limitations and procedures as may be set forth in the Bylaws.

Section 3. Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by law, the Bylaws may be amended, altered or repealed, and new bylaws may be made by, (i) the Board or (ii) the stockholders by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, which vote shall be in addition to any vote of the holders of any class or series of shares of the Corporation required herein (including any certificate of designation relating any series of Preferred Stock).

Section 4. Amendments to this Certificate of Incorporation. The Corporation hereby reserves the right at any time and from time to time to amend, alter or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation.

ARTICLE EIGHT

Section 1. Exclusive Forum.

(a) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) by, or other wrongdoing by, any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation arising out of or relating to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, (v) any action asserting a claim against the corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL or (vii) any action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware. For the avoidance of doubt, this Section 1(a) of ARTICLE EIGHT shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Corporation or any director, officer, employee or agent of the Corporation.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this ARTICLE EIGHT.

ARTICLE NINE

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by law, in any way be affected or impaired thereby.

ANNEX C:

FORM OF NEW TOPCO PROPOSED BYLAWS

AMENDED AND RESTATED

BYLAWS

OF

FERGUSON ENTERPRISES INC.

A Delaware Corporation

ARTICLE I

Offices

Section 1.1 Registered Office and Registered Agent. The registered office and registered agent of Ferguson Enterprises Inc. (the “Corporation”) is designated in the Amended and Restated Certificate of Incorporation of the Corporation (as amended, restated, modified and/or supplemented from time to time, the “Certificate of Incorporation”).

Section 1.2 Other Offices. The Corporation may have other offices, both inside and outside the State of Delaware, as the board of directors of the Corporation (the “Board”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

Section 2.1 Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either inside or outside the State of Delaware, or in whole or in part by means of remote communication as authorized under the General Corporation Law of the State of Delaware (“DGCL”), as shall be designated from time to time by resolution of the Board and stated in the notice of meeting. If no designation is so made, the place of meeting shall be the principal executive offices of the Corporation.

Section 2.2 Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting in accordance with these bylaws (as amended, restated, modified and/or supplemented from time to time, the “Bylaws”) shall be held at such date, time and place, if any, as shall be determined by the Board and stated in the notice of the meeting. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

Section 2.3 Special Meetings.

(a) Purpose. Special meetings of stockholders for any purpose or purposes shall be called only:

(i) by the Chair of the Board (as defined below) or the Chief Executive Officer (as defined below) of the Corporation;

(ii) by the Corporate Secretary (as defined below) of the Corporation, within 10 calendar days after receipt of a request in writing or by electronic transmission of a majority of the members of the Board then in office; or

(iii) by the Corporate Secretary of the Corporation, in accordance with Section 2.3(c) and Section 2.5 of these Bylaws, after receipt of one or more valid written demands to call a special meeting of the stockholders in accordance with, and subject to, this Section 2.3 from stockholders of record who collectively Own (as defined below), in the aggregate, at least 15% of the voting power of the outstanding shares of the Corporation (the “Requisite Percentage”) then entitled to vote on the matter or matters to be brought before the proposed special meeting (any meeting called pursuant to this clause (iii), a “Stockholder Requested Special Meeting”) (each such stockholder of record, a “Requesting Stockholder”).

(b) Notice. A request to the Corporate Secretary for a Stockholder Requested Special Meeting (a “Special Meeting Request”) shall be delivered to the Corporate Secretary at the Corporation’s principal executive offices and signed and dated by each of the Requesting Stockholders entitled to vote on the matter or matters proposed to be brought before the proposed special meeting that collectively Own the Requisite Percentage, or by one or more Qualified Representatives (as defined below) of such Requesting Stockholders, requesting the Stockholder Requested Special Meeting and shall set forth:

(i) a brief description of each matter of business desired to be brought before the Stockholder Requested Special Meeting;

(ii) the reasons for conducting such business at the Stockholder Requested Special Meeting;

(iii) the text of any proposal or business to be considered at the Stockholder Requested Special Meeting (including the text of any resolutions proposed to be considered and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);

(iv) the information required by Section 2.12(b) of these Bylaws (for stockholder nominations), Section 2.12(c) of these Bylaws (for all other stockholder proposals), as applicable, Section 2.12(d) and Section 2.12(f) of these Bylaws, which in each case, for the avoidance of doubt, shall be further updated and supplemented in compliance with Section 2.13(a) of these Bylaws;

(v) evidence reasonably satisfactory to the Corporation that the Requesting Stockholders collectively Own the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Corporate Secretary; and

(vi) as to each Requesting Stockholder, an affidavit by each such person (A) stating the number of shares of the Corporation then entitled to vote on the matter or matters to be brought before the Stockholder Requested Special Meeting that it Owns as of the date such Special Meeting Request was signed and (B) agreeing to (1) continue to Own at least such number of shares of the Corporation then entitled to vote on the matter or matters proposed to be brought before the Stockholder Requested Special Meeting through the date of the Stockholder Requested Special Meeting and (2) update and supplement such affidavit and the information provided pursuant to Sections 2.3(b)(iv) and 2.3(b)(v) of these Bylaws; provided that in the event of any decrease in the number of shares of the Corporation entitled to vote on the matter or matters proposed to be brought before the Stockholder Requested Special Meeting Owned by such person at any time before the Stockholder Requested Special Meeting, such person’s Special Meeting Request shall be deemed to have been revoked with respect to such shares of the Corporation comprising such reduction and shall not be counted towards the calculation of the Requisite Percentage.

(c) Time and Date. A Stockholder Requested Special Meeting shall be held at such date and time as may be fixed by the Board; provided, however, that the date of any such Stockholder Requested Special Meeting (the “Stockholder Requested Special Meeting Date”) shall be not more than 90 days after a valid Special Meeting Request is received by the Corporate Secretary (or, in the event of any litigation related to the validity of the Special Meeting Request, 90 days after the final, non-appealable resolution of such litigation). At any Stockholder Requested Special Meeting, the chair of the meeting, or in advance of any such meeting, the Board, shall determine whether all requirements set forth in this Section 2.3 have been satisfied and, if not, such Stockholder Requested Special Meeting shall not be held. Notwithstanding the foregoing, a Stockholder Requested Special Meeting shall not be held if:

(i) the Special Meeting Request does not comply with this Section 2.3;

(ii) the Board has called or calls for an annual or special meeting of the stockholders to be held within 90 days after the Corporate Secretary receives the Special Meeting Request and the Board determines in good faith that the business of such meeting includes (among any other matters properly brought before the meeting) the business specified in the Special Meeting Request;

(iii) the stated business to be brought before the Stockholder Requested Special Meeting is not a proper subject for stockholder action under applicable law;

(iv) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within 90 days prior to the receipt by the Corporate Secretary of the Special Meeting Request (and, for purposes of this Section 2.3(c)(iv), the election of directors shall be deemed a Similar Item with respect to all items of business involving the election or removal of directors);

(v) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”); or

(vi) the Special Meeting Request is delivered during the period commencing 90 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders and ending on the date of the next annual meeting.

(d) Revocation. A Requesting Stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Corporate Secretary.

(e) Cancellation. The Board, in its discretion, may cancel a Stockholder Requested Special Meeting if, at any time, the Requesting Stockholders own less than the Requisite Percentage, whether as a result of a revocation pursuant to Section 2.3(d) of these Bylaws, a deemed revocation pursuant to Section 2.3(b)(vi) of these Bylaws or otherwise.

(f) Definitions. For the purposes of this Section 2.3, a stockholder or beneficial owner shall be deemed to “Own” only those outstanding shares of the Corporation as to which such person possesses both (i) the full voting and investment rights pertaining to such shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its Affiliates in any transaction that has not been settled or closed, (B) borrowed by such person or any of its Affiliates for any purposes, (C) purchased by such person or any of its Affiliates pursuant to an agreement to resell or (D) subject to any option, warrant, forward contract, swap, contract of sale or other derivative or similar agreement entered into by such person or any of its Affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or Affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or Affiliate. A stockholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person shall be deemed to continue to Own shares during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five Business Days’ (or less) notice, and has delegated any voting power only by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the person. The determination of the extent to which a stockholder or beneficial owner “Owns” any shares of the Corporation for these purposes shall be made by the Board, which determination shall be conclusive and binding on the Corporation and the stockholders. The terms “Owned,” “Ownership” and other variations of the word “Own” shall have a corresponding meaning. As used in these Bylaws, the terms “Affiliate(s)” and “Associate(s)” shall have the meanings attributed to such terms in Rule 12b-2 under the Exchange Act.

Section 2.4 Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and, except as provided in this Section 2.4, notice need not be given of any such adjourned meeting if the time, place, if any, thereof and the means of remote communication, if any, are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.5 Notice. Notice of the place (if any), date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than 10 days nor more than 60 days before the meeting (unless a different time is specified by law, the Certificate of Incorporation or these Bylaws) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Except as otherwise provided herein or permitted by applicable law, notice to stockholders shall be in writing and delivered personally or mailed to the stockholders at their address appearing on the books of the Corporation. Without limiting the manner by which notice otherwise may be given effectively to stockholders, notice of meetings may be given to stockholders by means of electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.6 Stockholders List. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of the Corporation registered in the name of each stockholder not later than the tenth day before each meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list was provided with the notice of the meeting; or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Section 2.7 Quorum. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, at each meeting of the stockholders, a majority in voting power of the outstanding shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. The chair of the meeting shall have the power to recess, reschedule, postpone and/or adjourn meetings of stockholders for any (or no) reason from time to time and, if a quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall also have the power, by the affirmative vote of a majority in voting power of the outstanding shares of the Corporation present in person or represented by proxy and entitled to vote at the meeting, to adjourn the meeting from time to time, in the manner provided in Section 2.4 of these Bylaws, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting reconvened at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.8 Organization. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the Chair of the Board or such other officer of the Corporation designated by the Board, shall act as chair of, and preside at, the meeting. The Corporate Secretary or, in the Corporate Secretary’s absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chair of the meeting, may include, without limitation, the following:

(a) the establishment of an agenda or order of business for the meeting;

(b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting;

(c) rules and procedures for maintaining order at the meeting and the safety of those present;

(d) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies, or such other persons as the chair of the meeting shall determine;

(e) restrictions on entry to the meeting after the time fixed for the commencement thereof;

(f) limitations on the time allotted to questions or comments by participants; and

(g) restrictions on the use of cell phones, audio or video recording devices and other devices at the meeting.

The chair of the meeting’s rulings on procedural matters shall be final.

Section 2.9 Voting; Proxies.

(a) General. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall be entitled to one vote, in person or by proxy, for each share of the Corporation held by such stockholder. Voting at meetings of stockholders need not be by written ballot.

(b) Election of Directors. Unless otherwise required by law, the Certificate of Incorporation or these Bylaws, each director nominee shall be elected by a majority of the votes cast with respect to such director nominee’s election at any meeting for the election of directors at which a quorum is present; provided that director nominees shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors in a Contested Election (as defined below). For purposes of these Bylaws, a “majority of the votes cast” means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee, and “abstentions” and “broker non-votes” shall not be counted as votes cast with respect to that director nominee’s election, and a “Contested Election” means an election of directors at a meeting of stockholders at which a quorum is present where (x) the Corporate Secretary receives notice that one or more stockholders have proposed to nominate one or more persons for election or re-election to the Board, which notice purports to be in compliance with the advance notice requirements for stockholder nominations set forth in these Bylaws, irrespective of whether the Board at any time determines that any such notice is not in compliance with such requirements, and (y) such nomination or nominations have not been formally and irrevocably withdrawn by such stockholder or stockholders on or prior to the date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission (the “SEC”).

(c) Other Matters. Unless a different or minimum vote is required or provided for such matter by law, applicable stock exchange rule or other applicable rule, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the required vote for such matter, any matter, other than the election of directors, brought before any meeting of stockholders at which a quorum is present shall be decided by the affirmative vote of the majority in voting power of outstanding shares of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the matter.

(d) Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Such authorization must be in writing and executed by the stockholder or his or her authorized officer, director, employee or agent. To the extent permitted by law, a stockholder may authorize another person or persons to act for him, her or it as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that the electronic transmission either sets forth or is submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. A copy, facsimile transmission or other reliable reproduction of a writing or transmission authorized by this Section 2.9(d) may be substituted for or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Corporate Secretary a revocation of the proxy or a new proxy bearing a later date.

Section 2.10 Inspectors at Meetings of Stockholders. In advance of any meeting of the stockholders, the Corporation shall appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors may appoint or retain other persons or entities to assist the inspector or inspectors in the performance of their duties. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspector or inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election. When executing the duties of inspector, the inspector or inspectors shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at the meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots.

Section 2.11 Fixing the Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of stockholders entitled to notice of or to vote at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.12 Advance Notice of Stockholder Nominations and Proposals.

(a) Annual Meetings. At a meeting of the stockholders, only such nominations of persons for the election of directors and such other business shall be conducted as shall have been properly brought before the meeting. The number of nominees a Proposing Stockholder (as defined below) may nominate on its own behalf (or in the case of one or more Proposing Stockholders giving the notice on behalf of a beneficial owner, the number of nominees such Proposing Stockholders may collectively nominate for election on behalf of such beneficial owner) for election at the annual meeting shall not exceed the number of directors to be elected at such annual meeting. To be properly brought before an annual meeting, nominations or such other business must be:

(i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or any duly authorized committee thereof;

(ii) otherwise properly brought before the meeting by or at the direction of the Board or any duly authorized committee thereof; or

(iii) otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record of the Corporation at the time the notice provided for in this Section 2.12 is delivered to the Corporate Secretary, on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and at the time of such meeting, who is entitled to vote at the meeting, and who complies with the procedures set forth in this Section 2.12 and Section 2.13(a) of these Bylaws.

In addition, any proposal of business (other than the nomination of persons for election to the Board) must be a proper matter for stockholder action. For business (including, but not limited to, director nominations) to be properly brought before an annual meeting by a stockholder pursuant to Section 2.12(a)(iii) of these Bylaws, a Proposing Stockholder must have given timely notice thereof pursuant to this Section 2.12 in writing to the Corporate Secretary. To be timely, a Proposing Stockholder’s notice for an annual meeting must comply with the requirements of this Section 2.12 (including the updating and supplementing requirements set forth under Section 2.13(a) of these Bylaws) and must be delivered to the principal executive offices of the Corporation: (A) if such meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting, not later than the close of business on the 90th day, nor earlier than the 120th day prior to the first anniversary of the previous year’s annual meeting (which prior year’s annual meeting shall, for purposes of the Corporation’s first annual meeting of stockholders to be held in 2024, be deemed to have occurred on November 28, 2023); and (B) with respect to any other annual meeting of stockholders, including in the event that no annual meeting was held in the previous year, not earlier than the 120th day prior to the annual meeting and not later than the close of business on the later of: (1) the 90th day prior to the annual meeting and (2) the 10th day following the first date of Public Disclosure (as defined below) of the date of such meeting. In no event shall the Public Disclosure of any adjournment, recess, rescheduling or postponement of an annual meeting commence a new notice time period (or extend any notice time period). Notwithstanding anything in this paragraph to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no Public Disclosure by the Corporation naming all of the nominees for director proposed by the Board or specifying the size of the increased Board at least 10 days prior to the last day a Proposing Stockholder may deliver a notice of nominations in accordance with the third sentence of this paragraph, a Proposing Stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which Public Disclosure of such increase is first made by the Corporation.

Solely for the purposes of Section 2.3, Section 2.12 and Section 2.13 of these Bylaws: (a) “Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by law or executive order to be closed in New York, New York; (b) the “close of business” means 5:00 p.m. local time at the Corporation’s principal executive offices, and if an applicable deadline falls on the “close of business” on a day that is not a Business Day, then the applicable deadline shall be deemed to be the close of business on the immediately preceding Business Day; (c) “delivered” shall mean and require both (i) hand delivery, overnight courier service or by United States certified or registered mail, return receipt requested, in each case to the Corporate Secretary at the principal executive offices of the Corporation, and (ii) email or electronic transmission to the Corporate Secretary; (d) “Holder(s)” means a Proposing Stockholder and/or the beneficial owner, if any, on whose behalf any business (including, but not limited to, director nominations) is proposed to be brought at any meeting of the stockholders of the Corporation; (e) “Proposing Stockholder” means a stockholder or stockholders of record intending to propose any business (including, but not limited to, director nominations) at any meeting of the stockholders of the Corporation, including, but not limited to, any Requesting Stockholder; (f) “Public Disclosure” shall mean a disclosure made in a press release reported by the Dow Jones News Services, The Associated Press or a comparable national news service or in a document filed by the Corporation with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act; (g) “Qualified Representative” of a stockholder means a duly authorized officer, director, employee or agent of such stockholder or a person authorized by a writing executed in compliance with Section 2.9(d) of these Bylaws and delivered to the Corporation prior to the presentation of such matters at the meeting; (h) “Short Interest” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any Holder or any Stockholder Associated Person, on the one hand, and any person, on the other hand, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any class or series of the shares of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Holder or any Stockholder Associated Person with respect to any class or series of the shares or other securities of the Corporation, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class or series of the shares or other securities of the Corporation; and (i) “Stockholder Associated Person” of any Holder means (y) any Affiliate or Associate of such Holder, and (z) any member of the immediate family of such Holder sharing the same residence as such Holder.

(b) Stockholder Nominations. For the nomination of any person or persons for election to the Board pursuant to Section 2.12(a)(iii) or Section 2.12(e) of these Bylaws, to be in proper form, a Proposing Stockholder’s notice to the Corporate Secretary must set forth or include, as to each individual, if any, whom the Proposing Stockholder proposes to nominate for election or reelection to the Board:

(i) the name, age, business address and residential address of such proposed nominee;

(ii) a complete biography and statement of such person’s qualifications, including the principal occupation or employment of such proposed nominee (at present and for the past five years);

(iii) the Specified Information of such proposed nominee and any Affiliate or Associate of such proposed nominee;

(iv) a complete and accurate description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person, on the one hand, and such proposed nominee, on the other hand (at present and for the past three years), including, without limitation, a complete and accurate description of all direct and indirect compensation and other monetary agreements, arrangements and understandings between such proposed nominee and such parties (including all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws, including Item 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such proposed nominee were a director or executive officer of such registrant);

(v) a complete and accurate, signed written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Corporate Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) and a written statement and agreement (in the form provided by the Corporate Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) executed by such proposed nominee acknowledging that such person:

(A) consents to being named in any proxy statement as a nominee and to serving as a director if elected,

(B) intends to serve as a director for the full term for which such person is standing for election,

(C) makes the following representations: (1) that such person, in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable rules of the exchanges upon which the securities of the Corporation are listed and all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and (2) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, and (3) that the proposed nominee is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification (“Compensation Arrangement”) that has not been disclosed to the Corporation in connection with such person’s nomination for director or service as a director; and

(vi) all other information relating to such proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(vii) a statement whether such proposed nominee, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board;

(viii) the first date of contact between any Holder and/or Stockholder Associated Person, on the one hand, and such proposed nominee, on the other hand, with respect to the Corporation (including the names of the individuals involved in such contact); and

(ix) the amount and nature of any direct or indirect economic or financial interest, if any, of such proposed nominee, or of any immediate family member of such proposed nominee sharing the same residence as such proposed nominee, in any funds or vehicles managed by, under common management with, or affiliated with any Holder or Stockholder Associated Person.

(c) Other Stockholder Proposals. For all business other than director nominations, to be in proper form, a Proposing Stockholder’s notice to the Corporate Secretary must set forth as to each matter the Proposing Stockholder proposes to bring before the meeting:

(i) a brief description of the business desired to be brought before the meeting;

(ii) the reasons for conducting such business at the meeting;

(iii) the text of any proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment);

(iv) any material interest of such Holder or Stockholder Associated Person in such business, including any anticipated benefit therefrom to such Holder or Stockholder Associated Person;

(v) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and

(vi) any other information relating to such stockholder and beneficial owner, if any, on whose behalf the proposal is being made, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(d) Information about Holders. In addition, for all business (including director nominations), to be in proper form, a Proposing Stockholder’s notice to the Corporate Secretary must set forth or include, as to each of the Holders:

(i) the name and address of the Proposing Stockholder as they appear on the Corporation’s books and of any other Holder and any Stockholder Associated Person;

(ii) a description of any agreement, arrangement or understanding (whether written or oral) with respect to the applicable nomination and/or proposal between or among the Proposing Stockholder or the beneficial owner, if any, on whose behalf the applicable nomination and/or proposal is being made and any of their Affiliates or Associates;

(iii) the class and number of shares of the Corporation which are directly or indirectly held of record or beneficially owned by each Holder and any Stockholder Associated Person (beneficially and of record); provided, that for purposes of this Section 2.12, any such person shall in all events be deemed to beneficially own any shares of the Corporation as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both);

(iv) a description of any short position, profits interest, option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Corporation or with a value derived in whole or in part from the value of any class of shares of the Corporation, or any derivative or synthetic arrangement having the characteristics of a long position in any class of shares of the Corporation, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class of shares of the Corporation, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class of shares of the Corporation, whether or not such instrument, contract or right shall be subject to settlement in the underlying class of shares of the Corporation, through the delivery of cash or other property, or otherwise, and without regard to whether the Holder and any Stockholder Associated Person may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation (any of the foregoing, a “Derivative Instrument”) directly or indirectly owned or held, including beneficially, by each Holder and any Stockholder Associated Person, and any Short Interest held by each Holder or any Stockholder Associated Person within the last twelve (12) months in any class or series of the shares or other securities of the Corporation;

(v) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Corporation;

(vi) any rights to dividends or payments in lieu of dividends on the shares of the Corporation owned beneficially by each Holder or any Stockholder Associated Person that are separated or separable from the underlying shares of stock or other security of the Corporation;

(vii) any proportionate interest in shares of stock or other securities of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company or other entity in which any Holder or any Stockholder Associated Person is a general partner or directly or indirectly beneficially owns an interest in a general partner, is the manager, managing member or directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or other entity;

(viii) any direct or indirect legal, economic or financial interest (including Short Interest) of each Holder and each Stockholder Associated Person, if any, in the outcome of any vote to be taken at any meeting of stockholders of the Corporation with respect to any matter that is related, directly or indirectly, to any nomination or business proposed by any Holder under these Bylaws;

(ix) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Corporation (subclauses (iii)–(ix) of this Section 2.12(d) shall be referred to as the “Specified Information”);

(x) a certification that each Holder and any Stockholder Associated Person, has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares or other securities of the Corporation and such person’s acts or omissions as a stockholder of the Corporation;

(xi) a representation that the Proposing Stockholder is a holder of record of shares of the Corporation entitled to vote at the meeting, will continue to be a stockholder of record of the Corporation entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons and/or propose the business specified in the notice;

(xii) a representation as to whether the Proposing Stockholder intends or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s shares required to elect such proposed nominees and/or approve or adopt any other business proposed to be brought and/or (y) otherwise to solicit proxies from stockholders in support of such nominations or other business proposed to be brought;

(xiii) the information and statement required by Rule 14a-19(b) of the Exchange Act (or any successor provision);

(xiv) the names and addresses of other stockholders (including beneficial owners) known by any Holder or Stockholder Associated Person to provide financial or otherwise material support with respect to such proposals and/or nominations (it being understood that delivery of a revocable proxy with respect to such proposal or nomination shall not in itself require disclosure under this clause (xiv)), and to the extent known the class or series and number of all shares of the Corporation owned beneficially or of record by each such other stockholder or other beneficial owner;

(xv) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any;

(xvi) any other information relating to any Holder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement and form or proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the business proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(xvii) a representation by the Proposing Stockholder as to the accuracy of the information set forth in the notice; and

(xviii) a representation by the Proposing Stockholder confirming its intention to notify the Corporation of any defects in, and otherwise update and supplement, the information provided to the Corporation pursuant to this Section 2.12 as required by Section 2.13(a) of these Bylaws.

(e) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Business transacted at any special meeting of stockholders shall be limited to the purpose(s) stated by the persons(s) calling the special meeting or, in the case of a Stockholder Requested Special Meeting, the purpose(s) stated in the Special Meeting Request(s); provided, however, that nothing herein shall prohibit the Board of Directors from submitting matters to the stockholders at any special meeting. In the event that a special meeting of stockholders is called for the purpose of electing one or more directors to the Board, nominations of persons for election to the Board may be made at such special meeting:

(i) by or at the direction of the Board or any committee thereof;

(ii) by the Requesting Stockholder who submitted a valid Special Meeting Request relating to such meeting in accordance and in compliance with Section 2.3 of these Bylaws, but, for the avoidance of doubt, solely to the extent specified; or

(iii) by any stockholder of the Corporation (other than any Requesting Stockholder who submitted a valid Special Meeting Request relating to such meeting in accordance and in compliance with Section 2.3 of these Bylaws that included the election of directors in such valid Special Meeting Request) who (x) is a stockholder of record (I) at the time the notice provided for in this Section 2.12(e) is delivered to the Corporate Secretary, (II) on the record date for the determination of stockholders entitled to notice of and to vote at such meeting and (III) at the time of such meeting, (y) is entitled to vote at the meeting and (z) delivers a proper and timely notice that complies with the requirements of this Section 2.12 and Section 2.13(a) of these Bylaws to the Corporate Secretary at its principal executive offices not earlier than on the 120th day prior to such special meeting and not later than the close of business on the later of: (I) the 90th day prior to such special meeting or (II) the 10th day following the date of the first Public Disclosure of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the Public Disclosure of an adjournment, recess, rescheduling or postponement of a special meeting commence a new time period (or extend any notice time period). For the avoidance of doubt, the number of nominees a Proposing Stockholder may nominate for election on its own behalf (or in the case of one or more Proposing Stockholders giving the notice on behalf of a beneficial owner, the number of nominees such Proposing Stockholders may collectively nominate for election on behalf of such beneficial owner) at the special meeting shall not exceed the number of directors to be elected at such special meeting.

(f) Additional Information. The Corporation and the Board may, as a condition to any business (including, but not limited to, director nominations) being deemed properly brought before a meeting of stockholders, require any Holder or any proposed nominee to deliver to the Corporate Secretary within five Business Days of any such request (x) such other information as may be reasonably requested by the Board to determine (I) whether such proposed nominee is qualified under the Certificate of Incorporation, these Bylaws, the rules and regulations of any stock exchange applicable to the Corporation, or any law or regulation applicable to the Corporation to serve as a director of the Corporation and (II) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert,” or otherwise meets heightened standards of independence under applicable law, stock exchange rule or regulation or any publicly disclosed corporate governance guideline or committee charter of the Corporation or (y) such other information that the Board reasonably determines could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Section 2.13 Updates and Supplements; Effect of Noncompliance.

(a) Updates and Supplements. To be considered timely and in proper form, a Proposing Stockholder’s notice pursuant to Section 2.12 of these Bylaws and any Special Meeting Request (including the accompanying the affidavit) shall be further updated and supplemented, if necessary, so that the information provided or required to be provided therein shall be true and correct as of the record date for the applicable meeting and as of the date that is 15 days prior to the applicable meeting or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement shall be delivered to the Corporate Secretary at the principal executive offices of the Corporation not later than five days after the later of the record date for the applicable meeting and the date of the first Public Disclosure of such record date in the case of the update and supplement required to be made as of the record date, and not later than 10 days prior to the date for the applicable meeting or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of 15 days prior to the applicable meeting or any adjournment, recess, rescheduling or postponement thereof. In addition, if the Proposing Stockholder has delivered to the Corporation a notice relating to director nominations or the Special Meeting Request relates to director nominations, the Proposing Stockholder or Requesting Stockholder, as applicable, shall deliver to the Corporation not later than 10 days prior to the date of the meeting or any adjournment, recess, rescheduling or postponement thereof, evidence reasonably satisfactory to the Corporation that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or under any other provision of these Bylaws or enable or be deemed to permit a stockholder who has previously submitted notice hereunder or under any other provision of these Bylaws to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

(b) Effect of Noncompliance. Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to be elected at any meeting of stockholders of the Corporation to serve as directors and only such other business shall be conducted at a meeting as shall be brought before the meeting in accordance with the procedures set forth in these Bylaws. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at any meeting of stockholders, the chair of the meeting, or in advance of any such meeting, the Board, shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws. If any proposed nomination was not made or proposed in compliance with these Bylaws, or other business was not made or proposed in compliance with these Bylaws, then except as otherwise required by law, the chair of the meeting, or in advance of any such meeting, the Board, shall have the power and duty to declare that such nomination or other business was not properly brought before the meeting and in accordance with the provisions of these Bylaws, and that such nomination shall be disregarded or that such proposed other business shall not be transacted. Notwithstanding anything in these Bylaws to the contrary, unless otherwise required by law, if a stockholder intending to propose business or make nominations at a meeting of stockholders pursuant to Section 2.3 and/or Section 2.12 of these Bylaws does not provide the information required under Section 2.12 or Section 2.13(a) to the Corporation or such stockholder (or a Qualified Representative of the such stockholder) does not appear at the meeting to present the proposed business or nominations, such business or nominations shall not be considered, notwithstanding that proxies in respect of nominations or other business may have been received by the Corporation. For the avoidance of doubt, if a stockholder provides notice pursuant to Rule 14a-19(b) under the Exchange Act and such stockholder subsequently either (x) notifies the Corporation that such stockholder no longer intends to solicit proxies in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19 under the Exchange Act (or fails to timely provide evidence reasonably satisfactory to the Corporation that the stockholder has satisfied the requirements of Rule 14a-19 under the Exchange Act), then the nomination of such nominee for election or reelection to the Board will be disregarded and no vote on the election of such proposed nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation).

(c) Rule 14a-8. Section 2.12 and Section 2.13 of these Bylaws shall not apply to a proposal proposed to be made by a stockholder if the stockholder has notified the Corporation of the stockholder’s intention to present the proposal in compliance with Rule 14a-8 under the Exchange Act and such proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such meeting.

ARTICLE III

Directors

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these Bylaws or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.2 Number of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of the directors shall be determined from time to time by resolution adopted by the Board. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. For the avoidance of doubt, a decrease in the number of directors effective upon the election of directors at an annual meeting shall not be deemed to shorten the term of any incumbent director who is not reelected at such annual meeting.

Section 3.3 Resignation. Any director may resign at any time by notice given in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later effective date or upon the happening of an event or events as is therein specified.

Section 3.4 Majority Voting Resignation Policy.

(a) Subject to the rights of the holders of any series of Preferred Stock then outstanding, in order for any incumbent director to become a nominee of the Board for further service on the Board, such person must submit an irrevocable resignation, which resignation shall become effective upon (A) that person not receiving a majority of the votes cast in an election that is not a Contested Election (an “Unsuccessful Incumbent”), and (B) acceptance by the Board of that resignation in accordance with the policies and procedures adopted by the Board for such purpose. For the avoidance of doubt, the irrevocable resignation required by this Section 3.4(a) would be deemed to have been submitted by a person who timely executes and delivers an appointment letter or similar agreement, in such form as determined by the Corporation from time to time, that provides for the resignation of such person in accordance with the provisions of this Section 3.4.

(b) The Board, acting on the recommendation of the Nominations & Governance Committee, shall no later than 90 days following certification of the stockholder vote, determine whether to accept the resignation of an Unsuccessful Incumbent. The Nominations & Governance Committee, in making its recommendation, and the Board, in acting on such recommendation, may consider any factors or other information that they determine to be appropriate and relevant.

(c) Any director whose resignation is being considered pursuant to this Section 3.4 will not participate in the Nominations and Governance Committee recommendation or Board consideration regarding whether or not to accept such director’s resignation. If the resignation of a member of the Nominations and Governance Committee is under consideration with respect to the same election, then the independent directors who were elected at such election will consider the tendered resignations and will recommend to the Board whether to accept or reject them. If less than three independent directors were re-elected, then the entire Board (other than the director whose resignation is being considered) shall consider the tendered resignations.

Section 3.5 Fees and Expenses. Directors shall receive such fees for their services on the Board and any committee thereof and such reimbursement of their expenses incurred in connection with the discharge of their duties as directors as may be fixed or determined by the Board.

Section 3.6 Regular Meetings. Regular meetings of the Board may be held without notice at such times and at such places as may be determined from time to time by the Board.

Section 3.7 Special Meetings. Special meetings of the Board may be held at such times and at such places as may be determined by the (i) Chair of the Board, (ii) Chief Executive Officer, (iii) lead independent director (if one exists) or (iv) Corporate Secretary on the request in writing or by electronic transmission of a majority of the directors then in office, or the sole director, as the case may be, in each case on at least 24 hours’ notice to each director given by one of the means specified in Section 3.10 of these Bylaws, other than by mail, or on at least two days’ notice if given by mail. The notice need not state the purposes of the special meeting and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.8 Remote Meetings. Board or Board committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.8 shall constitute presence in person at such meeting.

Section 3.9 Adjourned Meetings. A majority of the directors present at any meeting of the Board, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours’ notice of any adjourned meeting of the Board shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.10 of these Bylaws other than by mail, or at least two days’ notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.10 Notices. Subject to Section 3.7, Section 3.9 and Section 3.11 of these Bylaws, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation or these Bylaws, such notice shall be deemed given effectively if given in person or by telephone, by mail addressed to such director at such director’s address as it appears on the records of the Corporation, facsimile, e-mail or by other means of electronic transmission.

Section 3.11 Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof, in writing or by electronic transmission, given by the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special Board or Board committee meeting need be specified in any waiver of notice.

Section 3.12 Organization. At each regular or special meeting of the Board, the Chair of the Board or, in his or her absence, another director or officer selected by the Board, shall preside. The Corporate Secretary shall act as secretary at each meeting of the Board. If the Corporate Secretary is absent from any meeting of the Board, an assistant secretary of the Corporation shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the Corporate Secretary and all assistant secretaries of the Corporation, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.13 Quorum of Directors. Except as otherwise provided by these Bylaws, the Certificate of Incorporation or required by applicable law, the presence of a majority of the total number of directors on the Board shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board.

Section 3.14 Action by Majority Vote. Except as otherwise provided by these Bylaws, the Certificate of Incorporation, or required by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board.

Section 3.15 Action by Written Consent. Unless otherwise restricted by the Certificate of Incorporation, these Bylaws or applicable law, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all directors or members of such Board committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.

Section 3.16 Chair of the Board. The Board shall elect one of its members to be its chair (the “Chair of the Board”), which may be an executive chair or a non-executive chair, and shall fill any vacancy in the position of Chair of the Board at such time and in such manner as the Board shall determine. The Board may at any time remove the Chair of the Board from such office. Except as otherwise provided in these Bylaws, the Chair of the Board shall preside at all meetings of the Board and of stockholders. The Chair of the Board shall perform such other duties and services as shall be assigned to or required of the Chair of the Board by the Board.

Section 3.17 Committees of the Board. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board. Unless the Board provides otherwise, at all meetings of such committee, a majority of the members of the committee then serving shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board provides otherwise, each committee designated by the Board may make, alter and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures, each committee shall conduct its business in the same manner as the Board conducts its business pursuant to this Article III.

Section 3.18 Newly Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors and vacancies on the Board resulting from death, resignation, disqualification, removal or other cause shall only be filled by the affirmative vote of a majority of the remaining directors then in office or by a sole remaining director, even though less than a quorum of the Board. Any director appointed in accordance with the preceding sentence of this Section 3.18 shall hold office until the first annual meeting of the stockholders held after such director’s appointment for the purpose of electing directors and, unless the number of directors is reduced effective at such annual meeting in accordance with the Certificate of Incorporation and Section 3.2 of these Bylaws, until such Director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Section 3.19 Removal. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

ARTICLE IV

Officers

Section 4.1 Position and Election. The officers of the Corporation shall be appointed by the Board and shall include a chief executive officer (the “Chief Executive Officer”), a president (the “President”), a chief financial officer (the “Chief Financial Officer”), a treasurer (the “Treasurer”), a chief legal officer (the “Chief Legal Officer”), a corporate secretary (the “Corporate

Secretary”), as well as such other officers as the Board (or any other officer to whom such authority has been delegated by the Board) may from time to time determine including, but not limited to, one or more vice presidents, treasurers, assistant treasurers and assistant secretaries. To the extent authorized by the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer and the Corporate Secretary may appoint such other officers as determined appropriate. Any two or more offices may be held by the same person.

Section 4.2 Term of Office; Removal; Resignation. Each officer of the Corporation shall hold office until such officer’s successor is elected and qualified or until such officer’s earlier death, resignation, or removal in the manner provided in these Bylaws and in any employment agreement that the Corporation enters into with such officer. Any officer may be removed, either with or without cause, by the Board or, except in the case of any officer elected by the Board, by any superior officer upon whom such power may be conferred by the Board. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission of his or her resignation in accordance with the provisions of his or her employment agreement, if any. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled by an appointment made by the Board.

Section 4.3 Powers and Duties. The powers and duties of the officers of the Corporation shall be as provided from time to time by resolution of the Board (or any other officer to whom such authority has been delegated by the Board). In the absence of such determination, the respective officers shall have the powers and shall discharge the duties customarily and usually held and performed by like officers of corporations similar in organization and business purposes to the Corporation subject to the control of the Board.

Section 4.4 Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board may deem sufficient, the Chief Executive Officer or the Board may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V

Certificates of Stock and Their Transfer

Section 5.1 Certificates Representing Shares.

(a) The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board. Any uncertificated shares may be evidenced by a book-entry system maintained by the registrar of such stock.

(b) Any certificates representing shares of stock shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation, which shall include, without limitation, the Chief Executive Officer, the President, the Treasurer and the Corporate Secretary, as well as such other officers as the Board may from time to time determine including, but not limited to, one or more presidents, vice presidents, treasurers, assistant treasurers and assistant secretaries. Any or all such signatures may be facsimiles. In the event that any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, the certificate may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

(c) If the Board chooses to issue shares of stock without certificates, the Corporation, if required by the DGCL, shall, within a reasonable time after the issuance or transfer of shares without certificates, send the stockholder of the Corporation a written statement of the information required by the DGCL. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates; provided, however, that the use of such system by the Corporation is permitted by applicable law.

Section 5.2 Transfer of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books administered by or on behalf of the Corporation only by the direction of the registered holder thereof or such person’s attorney, lawfully constituted in writing, and, in the case of certificated shares, upon the surrender to the Corporation or its transfer agent or other designated agent of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued; provided, however, that such surrender shall not be required in any case in which the officers of the Corporation shall determine to waive such requirement.

Section 5.3 Transfer Agents and Registrars. The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.4 Lost, Stolen or Destroyed Certificates. The Corporation may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen or destroyed certificate. A new certificate or uncertificated shares of stock may be issued in the place of any certificate previously issued by the Corporation that has become mutilated upon the surrender by such owner of such mutilated certificate. When authorizing such issue of a new certificate or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

General Provisions

Section 6.1 Seal. The Corporation may adopt a corporate seal, which shall be adopted (and may be revised from time to time) by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board.

Section 6.2 Fiscal Year. The fiscal year of the Corporation shall end on July 31 of each year or such other date as may be fixed from time to time by the Board.

Section 6.3 Execution of Documents. The Board shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation. Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine. In the absence of such designation referred to in the first sentence of this Section 6.3, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.

Section 6.4 Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account and minute books, may be maintained on any information storage device, method or one or more electronic networks or databases (including one or more distributed electronic networks or databases) at such place or places, whether inside or outside of the State of Delaware, as may from time to time be designated by the Board; provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the DGCL. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 6.5 Emergency Bylaws. This Section 6.5 shall be operative during any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL or any other similar emergency condition (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, or other similar emergency condition, if a quorum cannot be readily convened for a meeting, the director or directors in attendance at a meeting of the Board or a standing committee thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors of the Corporation to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate. Except as the Board may otherwise determine, during any Emergency, the Corporation and its directors and officers may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

Section 6.6 Severability. If any provision of these Bylaws shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of these Bylaws and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

ARTICLE VII

Indemnification, Advancement of Expenses and Insurance

Section 7.1 Right to Indemnification In Proceedings Other than Proceedings by or in the Right of the Corporation. Each person who was or is made a party or is threatened to be made a party to or participant in, or otherwise becomes involved in, any Proceeding (as defined below), other than a Proceeding by or in the right of the Corporation, shall be indemnified by the Corporation to the Fullest Extent Permitted By Applicable Law (as defined below) against all Losses (as defined below) and Expenses (as defined below) actually and reasonably incurred by such person, or on such person’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal Proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 7.2 Right to Indemnification in Proceedings by or in the Right of the Corporation. Each person who was or is made a party or is threatened to be made a made a party to or participant in, or otherwise becomes involved in, any Proceeding brought by or in the right of the Corporation shall be indemnified by the Corporation to the Fullest Extent Permitted By Applicable Law against all Expenses actually and reasonably incurred by such person, or on such person’s behalf, in connection with such Proceeding or any claim, issue or matter therein, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Chancery Court of the State of Delaware or the court in which such Proceeding was brought shall determine that such person is fairly and reasonably entitled to such indemnification.

Section 7.3 Indemnification of Expenses. To the extent that the Indemnitee (as defined below) is successful, on the merits or otherwise, in defense of any Proceeding, the Indemnitee shall be indemnified to the Fullest Extent Permitted By Applicable Law, against all Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection therewith. If the Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by the Indemnitee or on the Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.3 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, on substantive or procedural grounds, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7.4 Advancement of Expenses. The Corporation shall advance, to the Fullest Extent Permitted By Applicable Law, all Expenses incurred by or on behalf of the Indemnitee in connection with any Proceeding within thirty (30) days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee. The Indemnitee shall qualify for advances upon the execution and delivery to the Corporation of an Indemnification Agreement, which shall constitute an undertaking providing that the Indemnitee undertakes to repay the amounts advanced by the Corporation, if and only to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Corporation. Unless otherwise determined by the Board of Directors, no other form of undertaking shall be required other than the execution of an Indemnification Agreement. Any advances and undertakings to repay pursuant to the Indemnification Agreement shall be unsecured and interest free.

Section 7.5 Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, member, manager, employee, agent or fiduciary of another Enterprise, against any Expenses or Losses asserted against them and incurred by them in any such capacity, or arising out of their Corporate Status, whether or not the Corporation would have the power to indemnify such person against such Expenses or Losses under the DGCL.

Section 7.6 Service for Subsidiaries. Any person serving as a director, officer, partner, trustee, member, manager, employee, agent or fiduciary of any Enterprise, at least 50% of whose equity interests are owned, directly or indirectly, by the Corporation shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 7.7 Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain, at the request of the Corporation, a director, officer, partner, trustee, member, manager, employee, agent or fiduciary of any Enterprise, shall be conclusively presumed to have relied on the rights to indemnity, advancement of Expenses and other rights contained in this Article VII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advancement of Expenses conferred in this Article VII shall apply to claims made against an Indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment or repeal of this Article VII that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not eliminate, reduce or otherwise adversely affect any such right or protection with respect to any Proceeding involving any action or omission that occurred or allegedly occurred prior to such amendment or repeal.

Section 7.8 Contract Rights; Continuation of Rights of Indemnification; Rights Subject to Indemnification Agreement. All rights to indemnification and advancement of Expenses under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. The rights to indemnification and to the advancement of Expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation or under any statute, agreement, vote of stockholders or disinterested directors or otherwise; provided that, if the Indemnitee and the Corporation are parties to an Indemnification Agreement, for so long as such Indemnification Agreement is in effect, the rights and obligations of the Corporation and the Indemnitee with respect to indemnification and the advancement of Expenses under such Indemnification Agreement shall supersede and replace the rights to indemnification and advancement provided to such Indemnitee under these Bylaws, and such Indemnitee shall have no rights of indemnification and to the advancement of expenses except as provided in such Indemnification Agreement, which are incorporated into these Bylaws by reference and made a part hereof.

Section 7.9 Savings Clause. To the Fullest Extent Permitted By Applicable Law, if this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance Expenses to each person entitled to indemnification under this Article VII as to all Expenses and Losses actually and reasonably incurred or suffered by such person and for which indemnification and advancement of Expenses is available to such person pursuant to this Article VII to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated. Any repeal or amendment of this Article VII or, to the Fullest Extent Permitted By Applicable Law, repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way eliminate, reduce or otherwise adversely affect any rights to indemnification and advancement of Expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any Proceeding arising out of, or relating to, any actions or omissions that occurred or alleged to have occurred prior to the final adoption of such repeal, amendment or modification.

Section 7.10 Definitions. Solely for the purpose of this Article VII:

(a) “Corporate Status” means the status of a person who is or was a director or officer, of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, member, manager, employee, agent or fiduciary of any other Enterprise.

(b) “Enterprise” means the Corporation and any corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise that the Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, partner, member, manager, employee, agent or fiduciary.

(c) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(d) “Expenses” means all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever and shall specifically include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in, or otherwise participating in, a Proceeding, or responding to, or objecting to, a request to provide discovery in any Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and any federal, state, local or foreign taxes imposed on a person as a result of the actual or deemed receipt of any payments under this Article VII, as well as all reasonable attorneys’ fees and all other expenses incurred by or on behalf of the Indemnitee in connection with preparing and submitting any requests or statements for indemnification, advancement, contribution or any other right provided by this Article VII. Expenses, however, shall not include amounts paid in settlement by the Indemnitee or the amount of judgments or fines against the Indemnitee.

(e) “Fullest Extent Permitted By Applicable Law” includes, but is not limited to: (i) to the fullest extent permitted by the applicable provision of the DGCL, or the corresponding provision of any amendment to or replacement of the DGCL, and (ii) to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted hereafter that increase the extent to which a corporation may indemnify its directors and officers.

(f) “Indemnitee” means a person entitled to be indemnified by the Corporation pursuant to Article VII of these Bylaws.

(g) “Indemnification Agreement” means any agreement between the Corporation and an Indemnitee providing Indemnitee with rights to indemnification and advancement of expenses incurred in defending any Proceeding brought against the Indemnitee by virtue of Indemnitee’s Corporate Status, whether now existing or hereafter entered into.

(h) “Losses” means all liabilities, judgments, fines, penalties, costs, losses, excise taxes or penalties under ERISA, amounts paid in settlement (including all interest assessments and other charges paid or payable in connection with or in respect of such liabilities, losses, judgements, fines, excise taxes, penalties and costs) and other amounts that the Indemnitee reasonably incurs and that result from, arise in connection with or are by reason of the Indemnitee’s Corporate Status.

(i) any references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any Indemnitee shall stand in the same position under this Article VII with respect to the resulting or surviving corporation as they would have with respect to such constituent corporation if its separate existence had continued.

(j) any reference to an “officer” of the Corporation shall be deemed to refer exclusively to the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Chief Legal Officer and the Corporate Secretary appointed pursuant to Article IV of these Bylaws, and to any other officer of the Corporation appointed by the Board pursuant to Article IV of these Bylaws, including, without limitation, any “executive officer” or “Section 16 officer,” and any reference to an officer of any other Enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the certificate of incorporation and bylaws or equivalent organizational documents of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other Enterprise, but not an officer thereof as described in the preceding sentence, has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be such an officer of the Corporation or of such other Enterprise shall not result in such person being constituted as, or being deemed to be, such an officer of the Corporation or of such other Enterprise for purposes of this Article VII.

(k) “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought by or in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative, in which the Indemnitee was, is or will be involved as a party, potential party, non-party witness or otherwise, by reason of the Indemnitee’s Corporate Status or by reason of any action taken by the Indemnitee or of any inaction on the Indemnitee’s part while acting in the Indemnitee’s Corporate Status, in each case whether or not the Indemnitee is acting or serving in any such capacity at the time any liability or expense is incurred for which indemnification can be provided under these Bylaws, but excluding one initiated by an Indemnitee to enforce the Indemnitee’s rights under this Article VII.

ARTICLE VIII

Amendments

Section 8.1 Amendments. In furtherance and not in limitation of the powers conferred by law, these Bylaws may be amended, altered or repealed, and new bylaws may be made by, (i) the Board or (ii) the stockholders by the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of the Corporation entitled to vote thereon, voting together as a single class, which vote shall be in addition to any vote of the holders of any class or series of shares of the Corporation required in the Certificate of Incorporation (including any certificate of designation relating any series of Preferred Stock); provided that any proposal by a stockholder to amend these Bylaws will be subject to the provisions of Article II of these Bylaws, except as otherwise required by law.

ANNEX D:

CERTIFICATES OF DIRECTORS OF FERGUSON PLC AND MERGER

SUB REGARDING LIABILITIES BEFORE AND UP TO MERGER

FERGUSON PLC

(the “Company”)

Article 127E(5) Certificate

Considering that: (1) it is proposed that the Company merges with and into Ferguson (Jersey) 2 Limited, with the Company surviving (the “Merger”), under Part 18B (Mergers) of the Companies (Jersey) Law 1991 (the “Law”); and (2) a resolution has been passed by the directors of the Company in respect of the Merger (the “Resolution”) under and in the terms of Article 127E(1) of the Law and, in accordance with Article 127E(5) of the Law, no notice has yet been given of a meeting of the Company as mentioned in that Article 127E(1), nor has a form of special resolution (to approve the merger agreement) yet been provided to the members of the Company:

We, being each of the directors of the Company who voted in favour of the Resolution HEREBY STATE for the purposes of and in accordance with Article 127E(5) of the Law that:

1.

in accordance with Article 127E(2) of the Law, having made full inquiry into the affairs of the Company, each of us reasonably believes that the Company is, and will remain until the Merger is completed, able to discharge its liabilities as they fall due; and

2.

the grounds for the statement at 1 above are our consideration of all relevant facts and circumstances known to us, including the prospects of the Company, the amount and character of the financial resources that will in our view be available to the Company and the current intentions of the directors regarding the business of the Company.

We confirm that we are all the directors of the Company who voted in favour of the Resolution.

This certificate may be signed in counterpart.

Dated: 29 February 2024

/s/ Geoffrey Drabble	/s/ Kevin Murphy
GEOFFREY DRABBLE	KEVIN MURPHY

/s/ William Brundage	/s/ Alan Murray
WILLIAM BRUNDAGE	ALAN MURRAY

/s/ Kelly Baker	/s/ Catherine Halligan
KELLY BAKER	CATHERINE HALLIGAN

/s/ Brian May	/s/ James S. Metcalf
BRIAN MAY	JAMES S. METCALF

/s/ Thomas Schmitt	/s/ Nadia Shouraboura
THOMAS SCHMITT	NADIA SHOURABOURA

/s/ Suzanne Wood
SUZANNE WOOD

FERGUSON (JERSEY) 2 LIMITED

(the “Company”)

Article 127E(5) Certificate

Considering that: (1) it is proposed that the Company merges with and into Ferguson plc, with Ferguson plc surviving (the “Merger”), under Part 18B (Mergers) of the Companies (Jersey) Law 1991 (the “Law”); and (2) a resolution has been passed by the directors of the Company in respect of the Merger (the “Resolution”) under and in the terms of Article 127E(1) of the Law and, in accordance with Article 127E(5) of the Law, no notice has yet been given of a meeting of the Company as mentioned in that Article 127E(1), nor has a form of written special resolution (to approve the merger agreement) yet been provided to the members of the Company:

We, being each of the directors of the Company who voted in favour of the Resolution HEREBY STATE for the purposes of and in accordance with Article 127E(5) of the Law that:

1.

in accordance with Article 127E(2) of the Law, having made full inquiry into the affairs of the Company, each of us reasonably believes that the Company is, and will remain until the Merger is completed, able to discharge its liabilities as they fall due; and

2.

the grounds for the statement at 1 above are our consideration of all relevant facts and circumstances known to us, including the prospects of the Company, the amount and character of the financial resources that will in our view be available to the Company and the current intentions of the directors regarding the business of the Company.

We confirm that we are all the directors of the Company who voted in favour of the Resolution.

This certificate may be signed in counterpart.

Dated: 24 February 2024

/s/ Ian Graham
IAN GRAHAM

/s/ William Brundage
WILLIAM BRUNDAGE

ANNEX E:

CERTIFICATE OF DIRECTORS OF FERGUSON (JERSEY)

LIMITED REGARDING ABILITY TO CARRY ON BUSINESS FOLLOWING MERGER

E-1

Article 127E(6) Certificate

in relation to the proposed merger of Ferguson plc and Ferguson (Jersey) 2 Limited

In this certificate:

the “Companies”	means, together, Ferguson plc and Ferguson (Jersey) 2 Limited, and “Company” shall be construed accordingly;

the “Law”	means the Companies (Jersey) Law 1991, as amended;

the “Merged Company”	means Ferguson plc, with the new name Ferguson (Jersey) 2 Limited and new status as a private company;

the “Merger”	means the proposed merger of Ferguson plc with and into Ferguson (Jersey) 2 Limited with Ferguson plc surviving; and

the “Merger Agreement”	means the merger agreement in respect of the Merger.

Considering that: (1) it is proposed that the Companies merge under Part 18B (Mergers) of the Law and the Merged Company will be the body resulting from the Merger; and (2) in accordance with Article 127E(6) of the Law no notice has yet been given of a meeting of either Company as mentioned in Article 127E(1) of the Law, nor has a special resolution or a form of written special resolution yet been passed by or provided to the members of either Company:

We, being each of the persons who under Article 127E(7) of the Law must sign this certificate, being each of the persons proposed to be the directors of the Merged Company as a merged body in the form of Merger Agreement, HEREBY STATE for the purposes of and in accordance with Article 127E(6) of the Law that:

1.

in the opinion of each of us, the Merged Company will be able to continue to carry on business and discharge its liabilities as they fall due: (a) on and immediately after the completion of the Merger; and (b) if later, until 12 months after the signing of this certificate; and

2.

the grounds for the opinion at 1 above are our consideration of all relevant facts and circumstances known to us, and our current intentions regarding the business of the Merged Company and having particular regard to: (a) the prospects of the Merged Company as a merged body; (b) the proposals in the Merger Agreement with respect to the management of the Merged Company’s business; and (c) the amount and character of the financial resources that will, in the view of each person signing, be available to the Merged Company as a merged body.

We confirm that we are all the persons who under Article 127E(7) of the Law must sign this certificate, being each of the persons proposed to be the directors of the merged body in the form of Merger Agreement.

This certificate may be signed in counterpart.

Dated: 29 February 2024

E-2

/s/ Ian Graham	/s/ Katherine McCormick
IAN GRAHAM	KATHERINE MCCORMICK

/s/ Julia Mattison	/s/ Paul Brooks
JULIA MATTISON	PAUL BROOKS

E-3